As filed with the Securities and Exchange Commission on November 12, 2004

Registration No. 333-117582

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO.1 TO

FORM F-4 REGISTRATION STATEMENT Under The Securities Act of 1933	FORM S-4 REGISTRATION STATEMENT Under The Securities Act of 1933
New ASAT (Finance) Limited (as issuer) (and the Guarantors identified below) (Exact name of Registrant as specified in its charter)	ASAT, Inc. (as U.S. guarantor) (Exact name of Registrant as specified in its charter)
Cayman Islands (State or other jurisdiction of incorporation or organization)	California (State or other jurisdiction of incorporation or organization)
3674 (Primary Standard Industrial Classification Code Number)	3674 (Primary Standard Industrial Classification Code Number)
Not Applicable (I.R.S. Employer Identification Number)	77-0202559 (I.R.S. Employer Identification Number)
14th Floor, 138 Texaco Road Tsuen Wan, New Territories Hong Kong (011) (852) 2408-7811	6701 Koll Center Parkway Suite 200 Pleasanton, CA 94566 (925) 398-0400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

CT Corporation System 111 Eighth Avenue New York, New York 10011 (212) 894-8940 (Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Harry R. Rozakis 14th Floor, 138 Texaco Road Tsuen Wan, New Territories Hong Kong (011) (852) 2408-7811	John A. Fore, Esq. Michael A. Occhiolini, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this registration statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (1)
9.25% Senior Notes due 2011	$150,000,000	100%	$150,000,000	$19,005 (2)
Guarantees of 9.25% Senior Notes due 2011 (3)	$—(4)	—(4)	—(4)	—(4)

(1)	Represents the maximum principal amount of 9.25% Senior Notes due 2011 that may be issued pursuant to the exchange offer described in this registration statement. The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(2)	Previously paid.
(3)	The guarantors are ASAT Holdings Limited, ASAT Limited, ASAT, Inc. and Timerson Limited and have each guaranteed the notes being registered.
(4)	Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee is payable for the guarantees of the notes.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

ADDITIONAL REGISTRANTS (GUARANTORS)

(Exact name of additional registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification Number)	(Address, including zip code, and telephone number, including area code, of additional Registrant’s principal executive offices)
ASAT Holdings Limited	Cayman Islands	3674	Not Applicable	14th Floor, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong, (011) (852) 2408-7811
ASAT Limited	Hong Kong	3674	Not Applicable	14th Floor, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong, (011) (852) 2408-7811
Timerson Limited	Hong Kong	3674	Not Applicable	14th Floor, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong, (011) (852) 2408-7811

The information in this prospectus is not complete and may be changed. We may not offer these securities for exchange until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November 12, 2004

Prospectus

$150,000,000

Offer To Exchange

9.25% Senior Notes due 2011, Registered under the Securities Act for

All Outstanding 9.25% Senior Notes due 2011

of

New ASAT (Finance) Limited

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM

NEW YORK CITY TIME, ON             , 2004, UNLESS EXTENDED

TERMS OF THE EXCHANGE OFFER:

•	We are offering to exchange $150,000,000 aggregate principal amount of registered 9.25% Senior Notes due 2011, which we refer to as the exchange notes, for all of our original unregistered 9.25% Senior Notes due 2011, which we refer to as the original notes, that were issued on January 26, 2004.

•	We are also offering to exchange the guarantees associated with the original notes by ASAT Holding Limited, ASAT Limited, ASAT, Inc. and Timerson Limited, which we refer to as the original guarantees, for the guarantees associated with the exchange notes by the same guarantors, which we refer to as the exchange guarantees.

•	The terms of the exchange notes will be substantially identical to the original notes, except that the exchange notes will not be subject to transfer restrictions or registration rights relating to the original notes.

•	We do not intend to list the exchange notes on any United States securities exchange or arrange for them to be quoted on any United States quotation system.

You should carefully review the procedures for tendering the original notes beginning on page 41 of this prospectus. You should also review the section entitled “Description of Notes” that begins on page 99 for more information about the exchange notes to be issued in this exchange offer and the original notes.

This investment involves risks. See the section entitled “ Risk Factors” that begins on page 12 for a discussion of the risks that you should consider prior to tendering your original notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated     , 2004.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information provided in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. We are not offering to exchange the original notes for exchange notes in any jurisdiction where the offer is not permitted. We do not claim the accuracy of the information in this prospectus as of any date other than the date stated on the cover.

USE OF KEY TERMS

In this prospectus, the terms “we,” “us,” “our,” “our company,” “Company” and “ASAT” refer, as the context requires, either individually or collectively, to ASAT Holdings Limited (“ASAT Holdings”) and also to ASAT Limited (“ASAT HK”), ASAT, Inc. (“ASAT US”), ASAT (Finance) LLC (“ASAT (Finance)”), Timerson Limited (“Timerson”), ASAT (Cayman) Limited (“ASAT Cayman”), ASAT Korea Limited (“ASAT Korea”), ASAT GmbH (“ASAT Germany”), ASAT (S) Pte Ltd. (“ASAT Singapore”), New ASAT (Finance) Limited (“New ASAT (Finance)” or the “issuer”), Newhaven Holdings Limited (“Newhaven”), RBR Trading Holding (Curaçao) N.V. (“RBR Antilles”) and R.B.R. Trading Holding B.V. (“RBR Netherlands”) which are each, direct or indirect, wholly owned subsidiaries of ASAT Holdings. Since ASAT S.A. has been under court administration since November 20, 2001, we no longer consolidate its financial results with our financial statements.

A “Glossary of Semiconductor Terms” sets out definitions of technical terms used in this prospectus.

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SUMMARY

The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read this prospectus in its entirety for specific terms of the exchange notes we are offering in exchange for the original notes, as well as detailed information regarding our business and results of operations. We publish our financial statements in United States dollars, which are referred to as “Dollars” and “$” and all financial information in this prospectus is presented in United States dollars, unless specifically indicated otherwise.

Overview of ASAT

We are an independent provider of semiconductor assembly and test services. We are a leading developer of advanced packages and have recently achieved significant growth in chipscale packages, including the Fine Pitch Ball Grid Array, or fpBGA and Leadless Plastic Chip Carrier, or LPCC package families. We are an acknowledged early developer of the “quad flat pack no lead” or QFN package, as evidenced by our U.S. patents covering this technology. LPCCs, a QFN package, is our fastest growing package family both in units and in net sales.

We work closely with customers to design and provide advanced assembly and test solutions for each new product generation. Our sales offices and representatives are located in the United States, Germany, Hong Kong, Japan, Singapore and South Korea, allowing us to work directly with customers at their facilities to provide effective package design and customer service. Our top three customers (in alphabetical order) by net sales for the July 2004 quarter were: Analog Devices, Broadcom and Infineon.

New ASAT (Finance) Limited

New ASAT (Finance) Limited was incorporated in the Cayman Islands on November 7, 2003, as an exempted company with limited liability under the Companies Law (2003 Revision) of the Cayman Islands. New ASAT (Finance) Limited is the issuer of the notes. It is a wholly owned subsidiary of ASAT Limited and was recently formed to issue the notes. New ASAT (Finance) is a holding company and is not expected to have any material operations or assets. The principal executive office for New ASAT (Finance) is located at 14th Floor, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong. The registered office of New ASAT (Finance) in the Cayman Islands is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Our telephone number in Hong Kong is (852) 2408-7811 and the telephone number for our registered office in the Cayman Islands is (1-345) 949-8066.

ASAT Holdings

ASAT Holdings was incorporated in the Cayman Islands on October 20, 1999, as an exempted company with limited liability under the Companies Law (2003 Revision) of the Cayman Islands. ASAT Holdings is one of the guarantors of the Notes. The principal executive office for ASAT Holdings is located at 14th Floor, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong. ASAT Holdings’ registered office in the Cayman Islands is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Our telephone number in Hong Kong is (852) 2408-7811 and the telephone number for our registered office in the Cayman Islands is (1-345) 949-8066. Our Internet address is www.asat.com. The information contained in or linked to our website is not, and is not intended to be, a part of this prospectus.

Corporate Structure

For a more detailed description of our corporate structure, including some additional non-material subsidiaries of ASAT Holdings Limited, see the section entitled “Organizational Structure” beginning on page 92.

The Exchange Offer

The Initial Offering of Original Notes	On January 26, 2004, we issued in a private placement 9.25% Senior Notes due 2011 to the initial purchaser. We refer to these notes as the original notes in this prospectus. When we refer to the original notes in the prospectus we are also referring to the associated original guarantees.

Registration Rights Agreement	Pursuant to the registration rights agreement among New ASAT (Finance), the guarantors and the initial purchaser entered into in connection with the initial private placement, New ASAT (Finance) and the guarantors have agreed to offer to exchange the original notes for up to $150.0 million aggregate principal amount of 9.25% Senior Notes due 2011 that are being offered pursuant to this prospectus. We refer to the notes issued for the original notes in this exchange offer as the exchange notes. When we refer to the exchange notes in this prospectus we are also referring to the associated exchange guarantees. We have filed this registration statement to meet our obligation under this registration rights agreement. If either New ASAT (Finance) or any guarantor fails to satisfy these obligations under the registration rights agreement, it is required to pay liquidated damages to holders of the original notes under specified circumstances. See “Description of Notes—Exchange Offer; Registration Rights; Liquidated Damages.”

The Exchange Offer	We are offering to exchange the exchange notes, which have been registered under the Securities Act, for the same aggregate principal amount of the original notes.

The original notes may be tendered only in $1,000 increments. We will exchange the applicable exchange notes for all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration date of the exchange offer.

The exchange notes will evidence the same debt as the original notes and will be issued under and entitled to the benefits of the same indenture that governs the original notes. Holders of the original notes do not have any appraisal or dissenter rights in connection with the exchange offer. Because we have registered the exchange notes, the exchange notes will not be subject to transfer restrictions, and holders of original notes that have tendered and had their original notes accepted in the exchange offer will have no registration rights.

If You Fail to Exchange Your Original Notes

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the original notes and indenture governing those notes. In general, you may not offer or sell your original notes unless they are registered under the federal securities laws or are sold in a transaction exempt from or not subject to the registration requirements of the federal securities laws and applicable state securities laws.

Procedures for Tendering Notes

If you wish to tender your original notes for exchange notes and you hold your original notes in book-entry form, you must request your participant of the Depository Trust Company, or DTC, to, on your behalf, instead of physically completing and signing the letter of transmittal and delivering the letter and your original notes to the exchange agent, electronically transmit an acceptance through DTC’s Automated Tender Offer Program, or ATOP. If your original notes are held in book-entry form and therefore registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your original notes pursuant to this exchange offer.

If you wish to tender your original notes for exchange notes and you hold your original notes in certificated form, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions, and

•  send the letter of transmittal, as directed in the instructions, together with any other required documents, to the exchange agent either (1) with the original notes to be tendered, or (2) in compliance with the specified procedures for guaranteed delivery of the original notes.

Please do not send your letter of transmittal or certificates representing your original notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Resale of the Exchange Notes	Except as provided below, we believe that the exchange notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• the exchange notes are being acquired in the ordinary course of business,

•  you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer,

• you are not an affiliate of ASAT,

• you are not a broker-dealer tendering original notes acquired directly from us for your account, and

• you are not prohibited by law or any policy of the SEC from participating in the exchange offer.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us. The SEC has not considered this exchange offer in the context of a no-action letter. We cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any exchange notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Record Date	We mailed this prospectus and the related offer documents to the registered holders of the original notes on , 2004.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we decide to extend the expiration date. However, the latest time and date to which the exchange offer may be extended is at 5:00 p.m., New York City time, on , 2004.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions. This exchange offer is not conditioned upon any minimum principal amount of the original notes being tendered.

Exchange Agent	The Bank of New York is serving as exchange agent for the exchange offer.

Withdrawal Rights	You may withdraw the tender of your original notes at any time before the expiration date of the exchange offer. You must follow the withdrawal procedures as described under the heading “The Exchange Offer—Withdrawal of Tenders.”

Federal Income Tax Considerations	The exchange of original notes for the exchange notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See “U.S. Federal Income Tax Considerations.”

Listing on Singapore Exchange Securities Trading Limited	The exchange notes issued in exchange for the original notes in the exchange offer will be listed on the Singapore Exchange Securities Trading Limited, or SGX-ST.

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes for the original notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

The Exchange Notes

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that the exchange notes will be registered under the Securities Act. As a result, the exchange notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and liquidated damages provisions contained in the original notes. The exchange notes represent the same debt as the original notes for which they are being exchanged. Both the original notes and the exchange notes are governed by the same indenture. References to the original notes and the exchange notes in this prospectus shall be deemed to include the applicable guarantees associated with such original notes or exchange notes, as the case may be. In addition, all references to the 12.5% senior notes refer to the 12.5% Senior Notes due 2006 issued by ASAT (Finance) in October 1999.

Issuer	New ASAT (Finance) Limited, a Cayman Islands company.

Guarantees	Payments on the notes will be irrevocably and unconditionally guaranteed, subject to the guarantee release of provisions of the indenture for the notes, on a joint and several, senior unsecured basis by ASAT Holdings and all of its existing and future subsidiaries, subject to limited exceptions set forth in this prospectus. As of the date of this prospectus, ASAT Holdings Limited, ASAT Limited, Timerson Limited and ASAT, Inc. are guarantors of the notes. As of the date of this prospectus, the following non-material subsidiaries of ASAT Holdings are not guarantors on the notes: ASAT (Finance) LLC, ASAT (Cayman) Limited, ASAT Korea Limited, ASAT GmbH, ASAT (S) Pte Ltd., Newhaven Holdings Limited, RBR Trading Holding (Curaçao) N.V., R.B.R. Trading Holding B.V. and ASAT S.A. If we cannot make payments on the notes when they are due, the guarantors must make them instead. Under specified circumstances set forth in this prospectus, the guarantees may be released without the consent of the holders of the notes. See “Description of Notes—Brief Description of the Notes and the Guarantees” and “—Certain Covenants—Guarantors.”

Notes Offered	$150,000,000 aggregate principal amount of 9.25% Senior Notes due 2011.

Maturity Date	February 1, 2011.

Interest Rate and Payment Dates	Interest on the notes will be payable at the rate of 9.25% per year, payable every six months in cash in arrears on February 1 and August 1 of each year, beginning August 1, 2004.

Ranking of the Notes	The notes and the guarantees will be unsecured senior debt obligations of the issuer and the guarantors. The notes and the guarantees will:

• be effectively subordinated to all of our existing and future secured debt, including any new credit agreement, to the extent of the value of the assets securing this debt;

• be effectively subordinated to all existing and future debt and other liabilities of non-guarantor subsidiaries, including trade payables;

• rank on the same basis with all current and future unsubordinated unsecured debt of the issuer and the guarantors; and

• be senior in right of payment to all subordinated debt of the issuer and the guarantors.

As of July 31, 2004, we had no outstanding secured indebtedness and $150.0 million of outstanding original notes, and our non-guarantor subsidiaries had approximately $48 thousand of outstanding liabilities, excluding intercompany liabilities, which are effectively senior to the notes and the guarantees. See “Use of Proceeds.”

We are permitted, subject to specified limitations, to incur additional debt, some or all of which may be senior debt and some of which may be secured debt under the indenture for the notes.

Optional Redemption	Prior to February 1, 2008, we may redeem some or all of the notes at a redemption price equal to the sum of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, additional amounts, if any, and liquidated damages, if any, plus a “make-whole” premium specified in this prospectus.

We may redeem the notes, in whole or in part, on or after February 1, 2008, at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, additional amounts, if any, and liquidated damages, if any, to, but excluding, the redemption date.

Prior to February 1, 2007, we will be permitted under the indenture to redeem up to 35% of the notes with the proceeds of certain sales of equity at the price listed in “Description of Notes—Optional Redemption.”

We may redeem all, but not part, of the notes if there are specified changes in tax laws, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the redemption date.

Change of Control	Upon the occurrence of change of control events, you may require us to repurchase all or a portion of your notes at 101% of the principal amount, plus accrued and unpaid interest, additional amounts, if any, and liquidated damages, if any, to, but excluding the repurchase date. See “Description of Notes—Certain Covenants—Repurchase of Notes at the Option of the Holder Upon a Change of Control.”

Covenants	The indenture governing the notes will contain covenants that will limit, among other things, our ability to:

• pay dividends, redeem capital stock and make certain other restricted payments or investments;

• incur additional indebtedness or issue certain equity interests;

• merge, consolidate or sell all or substantially all of our assets;

• issue or sell capital stock of some of our subsidiaries;

• sell or exchange assets or enter into new businesses;

• create liens on assets; and

• enter into certain transactions with affiliates or related persons.

All of these limitations are subject to exceptions and qualifications described under “Description of Notes.”

Registration Rights	If we fail to satisfy our registration obligations under the registration rights agreement, we are required to pay liquidated damages to the holders of the original notes. As of the date hereof, we are accruing liquidated damages for failing to meet our requirements under the registration rights agreement. See “Description of Notes—Exchange Offer; Registration Rights; Liquidated Damages.”

Listing

The original notes were admitted to the Official List of the SGX-ST on February 25, 2004. The original notes trade on the SGX-ST in a minimum board lot size of $150,000. The SGX-ST assumes no responsibility for the correctness of any of the statements made or opinions expressed or reports contained herein. Admission to the Official List of the SGX-ST and quotation of any original notes on the SGX-ST is not to be taken as an indication of the merits of New ASAT (Finance), its subsidiaries, its associated companies or such notes.

The approval of the original notes for admission to the Official List of the SGX-ST includes the admission for listing of the exchange notes, and no further application to the SGX-ST for the listing of the exchange notes will be necessary. We will give notice to the SGX-ST of the registered exchange offer prior to its commencement and of the results of such registered exchange offer and make available at the offices of the Singapore Paying Agent all documentation relating to the registered exchange offer. Holders may surrender their original notes in certificated form for exchange notes at the offices of the Singapore Paying Agent.

Trustee, Registrar, Principal Paying Agent and Transfer Agent	The Bank of New York. See “Description of Notes—Methods of Receiving Payments on the Notes.”

Singapore Paying Agent	DBS Bank Ltd. See “Description of Notes—Methods of Receiving Payments on the Notes.”

Governing Law	The notes and the indenture are governed by the laws of the State of New York.

See the section entitled “Risk Factors” that begins on page 11 for a discussion of the risks that you should consider prior to tendering your original notes in the exchange offer.

In this prospectus, all references to fiscal years are to our fiscal years ended April 30, thus the fiscal year 2004 refers to the fiscal year ended on April 30, 2004. In addition, references to the April quarter are to the three months ended April 30, references to the July quarter are to the three months ended July 31, references to the October quarter are to the three months ended October 31 and references to the January quarter are to the three months ended January 31. Thus, the July 2004 quarter refers to the three months ended July 31, 2004, the April 2004 quarter refers to the three months ended April 30, 2004, the January 2004 quarter refers to the three months ended January 31, 2004, and the October 2003 quarter refers to the three months ended October 31, 2003 .

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Fiscal Year Ended April 30,					Three Months Ended July 31, 2004
	2000	2001	2002	2003	2004
Ratio of earnings to fixed charges(1)	2.96	2.16	—	—	—	—

(1)	The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For purposes of calculating the ratios, “earnings” consists of income (loss) before income taxes plus fixed charges, and “fixed charges” consists of interest expense including amortization of debt discount and debt issuance costs and the interest portion within rental expenses which is estimated as one-third of the rental expenses relating to operating leases. Earnings for the fiscal years ended April 30, 2002, 2003 and 2004 and for the three months ended July 31, 2004 were not sufficient to cover fixed charges. The coverage deficiency was approximately $113.8 million, $114.3 million, $16.7 million and $4.8 million, respectively.

RISK FACTORS

Prospective participants in the exchange offer should carefully consider all of the information contained in this prospectus, including the risks and uncertainties described below. Except with respect to the risk factors associated with the exchange offer, the risk factors set forth below are generally applicable to the original notes as well as the exchange notes.

Risk Factors Associated with the Exchange Offer

If you fail to follow the exchange offer procedures, your notes will not be accepted for exchange.

We will not accept your notes for exchange if you do not follow the exchange offer procedures. We will issue exchange notes as part of this exchange offer only if:

•	either your DTC participant on your behalf timely complies with the applicable book-entry transfer provisions of DTC’s ATOP,

•	you timely deliver your original notes, a properly completed and duly executed letter of transmittal and all other required documents, or

•	you comply with the guaranteed delivery procedures for tendering your notes if you hold your notes in physical form.

Therefore, if you want to tender your original notes, please allow sufficient time to ensure timely delivery. If we do not either receive your DTC participant’s ATOP acceptance or your original notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your notes, we will not accept your original notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange. If there are defects or irregularities with respect to your tender of original notes, we will not accept your original notes for exchange unless we decide in our sole discretion to waive such defects or irregularities.

If you fail to exchange your original notes for exchange notes, they will continue to be subject to the existing transfer restrictions and you may not be able to sell them.

We did not register the original notes, nor do we intend to do so following the exchange offer. Original notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. As a result, if you hold original notes after the exchange offer, you may not be able to sell them. To the extent any original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes that remains outstanding after the exchange offer may be adversely affected due to a reduction in market liquidity.

Because there is no established trading market for the exchange notes in the United States, you may not be able to resell them.

The exchange notes will constitute a new issue of securities with no established trading market in the United States. We cannot assure you that an active market will exist for the exchange notes or that any trading market that does develop will be liquid. We do not intend to apply to list the exchange notes for trading on any U.S. securities exchange or to arrange for quotation on any U.S. automated dealer quotation system.

The trading market for the exchange notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes; and

•	prevailing interest rates and general economic conditions.

Historically, the market for non-investment grade debt has been subject to substantial volatility in prices. The market for the notes, if any, may be subject to similar volatility. Prospective investors in the notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time.

Risk Factors Related to Investment in the Exchange Notes

The terms of the notes will contain covenants limiting our financial and operating flexibility.

Covenants under the exchange notes will restrict our ability to, among other things:

•	pay dividends, redeem capital stock and make certain other restricted payments or investments, including loans, guarantees and advances;

•	incur additional indebtedness, including guarantees, or issue certain equity interests;

•	merge, consolidate or sell all or substantially all of our assets;

•	issue or sell capital stock of some of our subsidiaries;

•	sell or exchange assets or enter into new businesses;

•	create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	create liens on assets; and

•	enter into particular types transactions with affiliates or related persons.

All of these limitations are subject to exceptions and qualifications described under “Description of Notes.”

Our ability to comply with covenants under the exchange notes may be affected by events beyond our control, including prevailing economic, financial and industry conditions. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in an acceleration of our indebtedness under the exchange notes and cross-defaults under other indebtedness which we may in the future incur. Any such acceleration or cross-default could require us to repay or repurchase debt, together with accrued interest, prior to the date it otherwise is due, which could adversely affect our financial condition.

Even if we are able to comply with all applicable covenants, these restrictive covenants could limit our ability to pursue our growth plan, restrict our flexibility in planning for, or reacting to, changes in our business and industry and increase our vulnerability to general adverse economic and industry conditions. We may enter into additional financing arrangements in the future, which could further restrict our flexibility.

We will require a significant amount of cash to fund operating and capital expenditures and to service our debt.

Our ability to fund operating and capital expenditures and to service debt will depend significantly on our ability to generate cash from operations. For the fiscal year ended April 30, 2002, the earnings to fixed charges deficiency was $113.8 million. For the fiscal year ended April 30, 2003, the earnings to fixed charges deficiency was $114.3 million. For the fiscal year ended April 30, 2004, the earnings to fixed charges deficiency was $16.7 million. For the three months ended July 31, 2004, the earnings to fixed charges deficiency was $4.8 million. We will need to continue generating cash flow at current levels to meet our future debt service requirements. However, we cannot assure you that we will be able to do so.

Our ability to generate cash is subject to general economic, financial, competitive, industry and other factors and conditions, many of which are outside our control. In particular, our operations are subject to cyclical downturns and price and demand volatility in the semiconductor industry. If we cannot service our debt, we may have to, among other things, reduce capital and research and development expenditures, sell assets, restructure our debt, including the notes, or raise equity. We might not be able to take these actions or they may not be successful. Our ability to take many of these steps may be subject to approval by future creditors in addition to holders of the notes.

Our indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

We have a significant amount of indebtedness. As of July 31, 2004, we had no outstanding secured indebtness and $150.0 million of outstanding original notes. Despite our current debt levels, the terms of the indenture governing the notes do not prohibit us or our subsidiaries from incurring substantially more debt. Under the indenture, we are able to incur debt under the debt incurrence ratio described in the second paragraph under the covenant “Description of Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock”. Under this ratio test, we will be able to incur additional debt if on the incurrence date our “consolidated coverage ratio,” as defined in the indenture, for the prior four full fiscal quarters immediately preceding the incurrence date for which financial statements are available, after giving effect on a pro forma basis to such incurrence, and, to the extent set forth in definition of “consolidated coverage ratio,” as defined in the indenture, the use of proceeds of such incurrence, would be at least 2.5 to 1.0. In addition to debt that we are able to incur under the debt incurrence ratio test, if any, we also permitted to incur specific categories of debt under the indenture, including secured credit facility debt in an amount equal to the greater of (1) $20 million and (2) the sum of 80% of the accounts receivable plus 50% of inventory of ASAT Holdings and its consolidated subsidiaries. The notes and guarantees will be effectively subordinated to all of our existing and future secured debt, including under a secured credit facility, to the extent of the value of the assets securing such indebtedness and will be effectively subordinated to all existing and future debt and other liabilities of non-guarantor subsidiaries, including trade payables. See “Description of Notes.” If new debt is added to our consolidated debt level, the related risks that we now face could intensify.

Covenants in the agreements governing debt we may incur in the future may materially restrict our operations, including our ability to incur debt, pay dividends, make certain investments and payments, and encumber or dispose of assets. In addition, financial covenants contained in agreements relating to our future debt, including those under a credit agreement, could lead to a default in the event our results of operations do not meet our plans. A default under one debt instrument may also trigger cross-defaults under our other debt instruments. An event of default under any debt instrument, if not cured or waived, could have a material adverse effect on us. Any new debt that we incur in the future could have important consequences to holders of the notes. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our debt;

•	limit our flexibility to react to changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage to any of our competitors that have less debt;

•	require us to meet additional financial covenants; and

•	limit, along with other restrictive covenants, among other things, our ability to borrow additional funds.

We cannot assure you that our business will generate cash in an amount sufficient to enable us to service our debt, including the notes, or to fund our other liquidity needs. In addition, we may need to refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture governing the notes.

If we undergo a change of control, we must offer to buy back the notes for a price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, additional amounts, if any, and liquidated damages, if any. Any new financing arrangement that we may enter into in the future may require repayment upon a change of control and further prohibit us from repurchasing the notes until we first repay the new debt in full. If a change of control occurs, we cannot assure you that we will have sufficient funds to satisfy these other debt obligations and repurchase the notes. See “Description of Notes—Certain Covenants—Repurchase of the Notes at the Option of the Holder Upon a Change of Control.”

U.S. and foreign statutes allow courts, under specific circumstances, to void the guarantees and require holders of the notes to return payments received from us or the guarantors.

Our creditors or the creditors of our guarantors could challenge the guarantees as fraudulent conveyances or on other grounds. The delivery of the guarantees could be found to be a fraudulent transfer and declared void if a U.S. or foreign court determined that the guarantor delivered the guarantee with the intent to hinder, delay or defraud its existing or future creditors, the guarantor did not receive fair consideration for the delivery of the guarantee or the guarantor was insolvent at the time it delivered the guarantee. If a U.S. or foreign court declares the guarantees to be void, or if the guarantees must be limited or voided in accordance with their terms, any claim you may make against us for amounts payable on the notes would be unsecured and subordinated to the debt of our guarantors, including trade payables.

In addition, under U.S. or foreign bankruptcy or applicable insolvency laws, if certain bankruptcy or insolvency proceedings were initiated by or against us within specified periods of time and we were insolvent at the time of such payment, all or a portion of such payment could be voided as a preferential transfer and the recipient of such payment could be required to return such payment to us or a fund for the benefit of our creditors. Under U.S. bankruptcy laws, the preference period would be 90 days after we made any payment with respect to the notes.

The guarantees are subject to certain defenses that may limit your right to receive payment on the notes.

The guarantees provide the holders of the notes with a direct claim against the assets of the guarantors. However, enforcement of the guarantees against any guarantor would be subject to certain “suretyship” defenses available to guarantors generally. Enforcement could also be subject to other defenses available to the guarantors in special situations. To the extent that the guarantees are not enforceable, the notes would be effectively subordinated to all liabilities of the guarantors, including trade payables of such guarantors.

In addition, if a guarantor becomes a debtor in a case instituted under applicable bankruptcy laws or encounters other financial difficulty, its obligations may, depending on the law applicable in the bankruptcy of the relevant guarantor, be subject to review under fraudulent transfer and other laws. Under those laws, a court could avoid the guarantor’s obligations under its guarantee if it concludes that the guarantor incurred its obligations for less than reasonably equivalent value or fair consideration at a time when the guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business.

The obligations of each guarantor under its guarantee of the notes will be limited in a manner intended to cause it not to be a fraudulent transfer under applicable law. However, a U.S. or foreign court may not give the holder of the notes the benefit of this provision.

Our ability to make payments under the guarantees and an intercompany loan, and thus New ASAT (Finance)’s ability to make payments under the notes, is dependent on our future operating performance.

New ASAT (Finance) is a finance subsidiary that has been established to issue notes and to loan the proceeds to ASAT HK pursuant to an intercompany loan. Other than the receivable from the intercompany loan, New ASAT (Finance) does not have any significant assets and does not now, and is not expected to, have any operations other than those relating to acting as issuer of the notes. New ASAT (Finance)’s ability to meet its financial obligations under the notes will depend on payments under the intercompany loan. These payments and our ability to satisfy our obligations under the guarantees will depend on our future operating performance, which is subject to prevailing economic conditions, industry cycles and financial, business and other factors, many of which are beyond our control. There can be no assurance that our business will continue to generate cash flows at or above current levels. If we are unable to generate sufficient cash flows from operations to service the intercompany loan, we may be required, among other things, to seek additional financing in the debt market, to refinance or restructure all or a portion of our indebtedness, to sell selected assets or to reduce or delay planned capital expenditures or acquisitions. There can be no assurance that any of these measures will enable us to service our indebtedness under the intercompany loan or meet our obligations under the guarantees, or that any such financing, refinancing or sale of assets would be available on economically favorable terms. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources”.

We can designate a subsidiary guarantor as a non-guarantor subsidiary, and your right to receive payment on the notes and the guarantees will be effectively subordinated to the obligations of our non-guarantor subsidiaries subject to specific limitations in the indenture.

New ASAT (Finance) can designate any of the subsidiary guarantors to be “designated non-guarantor subsidiaries” as long as we comply with the requirements described in the section entitled “Description of Notes—Certain Covenants—Guarantors” and the terms of the indenture, including the requirement that such subsidiary’s book value not exceed the greater of $2.0 million and 5% of net tangible assets, as defined in the indenture. If a guarantor that is a restricted subsidiary is designated as a designated non-guarantor subsidiary, then the liabilities of that subsidiary will become effectively senior to the notes and that non-guarantor subsidiary will have no obligations to guaranty or service the notes.

Our right to receive any assets of our non-guarantor subsidiaries upon their bankruptcy, liquidation, dissolution, reorganization or similar proceeding, and therefore your right to participate in those assets, will be effectively subordinated to the claims of these non-guarantor subsidiaries’ creditors, including trade creditors. In addition, even if New ASAT (Finance) or the guarantors were a creditor of one or more of these subsidiaries, the rights of New ASAT (Finance) and the guarantors as creditors would be subordinated to any security interest in the assets of these non-guarantor subsidiaries and any debt of these non-guarantor subsidiaries senior to that held by us or the guarantors. As a result, the notes and the guarantees will be effectively subordinated to all liabilities, including trade payables, of our current or future non-guarantor subsidiaries.

Our non-guarantor subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due on the notes or the notes guarantees. Our non-guarantor subsidiaries have no obligation to provide us or the guarantors with funds for our payment obligations, whether by dividend, distribution, loan or other payments. Our cash flow and our ability to service our debt, including the notes, may depend in part on the earnings of our non-guarantor subsidiaries and on the distribution of earnings, loans or other payments to us by these non-guarantor subsidiaries. In addition, the ability of these non-guarantor subsidiaries to make any dividend, distribution, loan or other payment to us could be subject to statutory or contractual restrictions. These types of restrictions could impair our ability to make scheduled interest and principal payments on the notes to the extent we depend in part on the cash flow of these non-guarantor subsidiaries to meet our obligations.

In addition, under the indenture governing the notes, non-guarantor restricted subsidiaries are permitted to incur substantial amounts of additional debt. We and our restricted subsidiaries are also permitted to make an unlimited amount of investments in non-guarantor restricted subsidiaries under the indenture so long as we comply with the section entitled “Description of Notes—Certain Covenants—Guarantors” and the terms of the indenture. As a result, the notes would be effectively subordinated to this additional debt that may be incurred by the non-guarantor restricted subsidiaries. In addition, if we or our restricted subsidiaries invest additional amounts in non-guarantor restricted subsidiaries, in the event of a bankruptcy, liquidation, reorganization or other winding up of any of the non-guarantor restricted subsidiaries, assets that otherwise could be used to satisfy our obligations under the notes will first be used to satisfy the liabilities of the non-guarantor restricted subsidiaries.

If we redeem your notes you will have no right to receive further interest payments on the notes.

We may redeem the notes, in whole or in part, on or after February 1, 2008, at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, additional amounts, if any, and liquidated damages, if any, to, but excluding, the redemption date. Prior to February 1, 2007, we will be permitted under the indenture to redeem up to 35% of the notes with the proceeds of certain sales of equity at the price listed in “Description of Notes—Optional Redemption.” If we redeem your notes, we will pay you the redemption prices set forth in this prospectus, plus accrued and unpaid interest, additional amounts, if any, and liquidated damages, if any, to, but excluding, the redemption date, which may be less than the then current market price of the notes, and thereafter you will not have any right to receive further interest on the notes.

Judgments against us may be difficult or impossible to enforce in foreign jurisdictions.

Since a large portion of our assets are located outside the U.S., a substantial portion of which is being moved to Dongguan, China, it may not be possible to effect service of process within the U.S. or elsewhere outside of China upon most of our directors and officers, including with respect to matters arising under U.S. or foreign securities or other applicable laws. In addition, any judgments obtained in the U.S. against us, including judgments with respect to the payment of principal, premium, interest, or other amounts payable with respect to the notes may be not collectible within the U.S. Moreover, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States, the United Kingdom, Japan or most western countries. Our Hong Kong counsel, Heller Ehrman White & McAuliffe, has also advised us that Hong Kong has no arrangement for the reciprocal enforcement of judgments within the U.S. As a result, if holders of notes intend to enforce a judgment obtained in the U.S. against our assets located outside the U.S., they may be subject to re-examination of the merits of the action by a foreign court and face additional procedures and other difficulties which would not be required for enforcement of such judgment in the U.S. Enforcing such judgments may be difficult or impossible. See “Enforceability of Civil Liabilities.”

You may be unable to pursue claims against Arthur Andersen & Co, our former independent accountants.

Arthur Andersen & Co, or Andersen, has not agreed to the use of its audit report in, or participated in the preparation of, this prospectus and registration statement. As a result, your ability to seek damages from Andersen in connection with the exchange offer will be limited. Moreover, your recovery of any damages that may be obtained will be limited as a result of Andersen’s financial condition and other matters relating to the various civil and criminal lawsuits involving Andersen. The inability of Andersen to satisfy any claims arising from the provision of auditing services to us may impede our access to the capital markets after completion of this offering.

Risks Relating to Our Business

Our business is and will continue to be substantially affected by the highly cyclical nature of the semiconductor industry, which cyclicality is beyond our control.

Our business is substantially affected by market conditions in the semiconductor industry, which is highly cyclical. The industry has been subject to significant downturns characterized by reduced product demand, increased competition and declines in average selling prices and margins. Semiconductor industry conditions are often affected by manufacturing over-capacity and declining demand and reduced pricing in end-user markets.

Beginning in the fourth quarter of calendar year 2000, the semiconductor industry experienced a severe downturn. Accordingly, our customers cut back production orders, reflecting inventory corrections and lower demand experienced in their end-user markets. This downturn had a very pronounced and adverse effect on our sales and financial performance. In particular, we suffered the adverse implications of declining average selling prices, or ASPs, for assembled units. In part, this decline in ASPs reflected a shift in product mix to lower cost devices. However, a significant part of this decline in ASPs resulted from external pricing pressures throughout the downturn. In the event of future ASPs declines, we will need to continue to expand our production capacity and through-put to maintain or increase our revenues.

We believe the semiconductor industry began a modest recovery in the second quarter of calendar year 2002 and the overall demand for semiconductors has picked up significantly since the second quarter of calendar year 2003 and continued through the first quarter of calendar 2004. However, in the July 2004 quarter the semiconductor industry experienced another downturn, and our net sales were down 12 percent in the July 2004 quarter compared with the April 2004 quarter. If this or any other future downturn in the semiconductor industry proves to be similarly severe as the last downturn, our business, financial condition and results of operations would be adversely affected and further erode our cash position. In that regard, if such a downturn were to reoccur, we may be required to seek new financing. We may not be able to obtain any new financing on acceptable terms or at all. We may also be required to reduce our capital expenditures, which in turn could hinder our ability to implement our business plan, including the move of a substantial portion of our manufacturing facilities to Dongguan, China, and to maintain our competitiveness. Because of the downturn in the industry and the uncertainty of the recent gradual recovery, we continue to re-evaluate our product mix and the direction of our business. This re-evaluation as a result of the downturn led to significant write-down of property, plant and equipment in the amount of $81.8 million for the year ended April 30, 2003, and may necessitate additional write-downs in the future.

Our ability to rapidly develop and successfully bring to market advanced technologies and services is important to maintaining our competitive position and profitability.

The semiconductor industry is characterized by rapid technological developments and our research and development efforts may not yield commercially viable packages or test services to keep up with these technological changes. Any inability to meet our customers’ schedules for new product introductions could affect our revenue, growth and future customer relationships. Our customers seek advanced and quick time-to-market assembly and test capabilities for their increasingly complex end-user applications. Failure to advance our designs and process technologies successfully and in a timely manner could have a material adverse effect on our competitiveness and our profitability. Technological advances typically lead to rapid and significant decreases in prices for older products. Extended reliance on older products would reduce our gross margins and profitability, as prices decline in the face of newer, higher performance products.

We could be required to incur significant capital expenditures for manufacturing technology and equipment to remain competitive.

Semiconductor manufacturing has historically required, and in the future is likely to continue to require, a constant upgrading of process technology to remain competitive, as new and enhanced semiconductor processes are developed which permit the manufacture of smaller, more efficient and more powerful semiconductor devices. Our assembly and test facilities have required and will continue to require significant investments in manufacturing technology and equipment in the future. We have made substantial capital expenditures and installed significant production capacity to support new technologies and increase production volume. In addition, in connection with Phase II of our move to Dongguan, China, we expect to increase our capital expenditures in order to implement this move. Even though we cannot presently estimate the amount of this increase in capital expenditures beyond our fiscal year 2005, it could be significant. We currently intend to fund these capital expenditures with proceeds from the sale of the original notes and existing cash resources and positive cash flow generated from the savings, if any, expected to be realized from reductions in cost structure associated with the move of our manufacturing operations to Dongguan, China. However, we cannot assure you that we will have sufficient capital resources to make further necessary investments in manufacturing technology and equipment. In addition, due to the long lead-times involved in the pre-deployment development and product qualification activities that must precede a new product release, we may be called upon to make substantial investments in both package design efforts and in new manufacturing equipment well in advance of our being able to record appreciable revenues derived from those new products. Further, during each stage of the long qualification process required by customers for our products, which could take up to six months to complete, there is a substantial risk that we will have to abandon a potential assembly or test service which is no longer marketable or technologically feasible or competitive and in which we have invested significant resources. Even if we are able to qualify new packages, a significant amount of time will have elapsed between our investment in new packages and the receipt of any related revenues.

Because our industry is highly competitive and many of our competitors have greater operating and financial resources, we may not be able to secure new customers or maintain our customer base.

The semiconductor packaging and test industry is highly competitive, with more than 40 independent providers of semiconductor assembly services worldwide. We believe our principal competitors include Advanced Semiconductor Engineering, Inc., Amkor Technology, Inc., ChipPAC, Inc., Carsem Semiconductor Sdn. Bhd. (a division of the Hong Leong Group), Siliconware Precision Industries Co., Ltd. and ST Assembly Test Services Ltd. Many of our competitors have greater operating capacity, financial resources than we do and have proven research and development and marketing capabilities. If demand for semiconductor assembly and test services were to continue to increase, our competitors would be at an advantage capturing this increased demand by utilizing their greater financial resources to more rapidly increase capacity. Many of our competitors also have established relationships with many large semiconductor companies that are current or potential customers of us. Further, lengthy qualification periods and a familiarity between potential customers and their current assembly service providers may limit our ability to secure new customers.

We also compete indirectly with the in-house assembly and test service resources of many of our largest customers, the integrated device manufacturers, or IDMs. These IDM customers may decide to shift some or all of the assembly and test services to internally sourced capacity.

Due to this highly competitive environment, we may experience difficulties in securing business from new customers, additional business from our existing customers or even maintaining our current level of business with our existing customers. In addition, if the trend for semiconductor companies to outsource their packaging needs does not continue, we may not be able to maintain our customer base.

If any of our competitors grow through acquisitions and we are unable to similarly grow, we may have difficulties competing against those competitors in terms of volume production, price competitiveness and array of services.

Some of our competitors with greater financial resources have been able to grow through acquisitions. There have been instances where one of our competitors has acquired the entire back end assembly operations of an IDM. A recent example occurred when Amkor acquired a substantial portion of the IBM assembly and test operations in China and Singapore. As a result of growth through acquisitions, these competitors may have increased capacity and may be better positioned to increase their market share by decreasing prices. Additionally, as a result of such acquisitions, these competitors may be able to provide a broader array of services. If we are unable to grow our business through acquisitions, we may have difficulties competing successfully against these competitors. A recent example of such merger and acquisition activities among our competitors would be the announced acquisition of ChipPAC, Inc. by ST Assembly Test Services Ltd. In addition, the indenture that governs the notes requires us to comply with certain covenants that limit our ability to enter into mergers or consolidations.

We face risks associated with potential acquisitions, investments, strategic partnerships or other ventures, including whether we can identify opportunities, complete the transactions and integrate the other parties into our business.

We believe that the semiconductor packaging industry may undergo consolidation, both with regard to consolidation among independent assembly service providers and with respect to the outsourcing of in-house assembly capacity of semiconductor IDMs. We believe it may become increasingly important to acquire or make investments in complementary businesses, facilities, technologies, services or products, or enter into strategic partnerships with parties who can provide access to those assets, if appropriate opportunities arise. From time to time we have had discussions with companies regarding our acquiring, investing in or partnering with their businesses, products, services or technologies, and we regularly engage in such discussions in the ordinary course of our business. We may not be able to identify suitable acquisition, investment or strategic partnership candidates, which may place us at a disadvantage if our competitors are able to grow their market share through acquisitions. If we do identify suitable candidates, we may not be able to complete those transactions on commercially acceptable terms or at all. If we acquire another company, we could have difficulty in integrating that company’s personnel, products, operations and technology. In addition, the key personnel of the acquired company may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

Our assembly processes are complex and prone to error, which may create defects and adversely affect production yields.

Assembly services are prone to human error and equipment malfunction. Defective packages may also result from:

•	improper programming of customer specified manufacturing instructions;

•	contaminants in the manufacturing environment;

•	equipment deviations from process specifications;

•	the use of defective raw materials; or

•	defective vendor provided leadframes or component parts.

These factors have periodically contributed to lower production yields and may continue to do so, particularly in connection with any expansion of capacity or change in processing steps. In addition, our production yields on new packaging technologies could be lower during the period necessary for us to develop the requisite expertise and experience with these processes. Any failure by us to maintain high quality standards or acceptable production yields, if significant and sustained, could result in the delays in shipments, increased costs or cancellation of orders, which could have a material adverse effect on our business, financial condition and results of operations.

In order to meet customer demands for one stop design, assembly and test services, we may be required to add new test equipment, which can be very capital intensive and may not result in expected revenues and/or margins.

We provide our customers with one stop package design, assembly and test services. Many of our customers seek to do business with independent assemblers who can provide a full range of assembly and semiconductor test services, particularly testing of mixed-signal semiconductors which perform both analog and digital functions. In order to satisfy such customer demands, we may be called upon to acquire additional test equipment capacity, which could require us to increase our capital expenditures on test equipment. Additionally, the use of mixed-signal test equipment involves complex software programming and the use of sophisticated and expensive equipment operated by a highly skilled workforce. However, customers requesting these types of test services are typically not willing to commit to the utilization of such additional capacity beyond their short-term forecasts. If these customers do not place these expected orders or we experience a general decrease in demand for our test services, we could have excess capacity and low utilization rates for our test equipment, which could increase our costs and negatively affect our expected revenues and/or margins. In addition, any failure by us to provide one stop design, assembly and test services could result in the loss of customers or sales of our services, which could have a material adverse effect on our business, financial condition and results of operations.

We have been operating at a net loss for each year since the fiscal year ended April 30, 2002.

We have been operating at a net loss for each year since the fiscal year ended April 30, 2002. Our net loss for the fiscal year ended April 30, 2002 was $102.8 million. Our net loss for the fiscal year ended April 30, 2003 was $99.1 million. Our net loss for the fiscal year ended April 30, 2004 was $16.7 million. Our net loss for the July 2004 quarter was $4.8 million. We cannot assure you that we will return to profitability.

Our principal market is in the communications sector which is subject to fluctuating demand and continuous downward pressure on selling prices.

A significant percentage of our net sales is derived from customers who use our assembly or test services for semiconductor devices used in the communications sector. For the fiscal year 2004, sales to the communications sector comprised 61% of total net sales, while the average selling price of communication products appears to have stabilized in fiscal year 2004. This sector has been subject to extreme fluctuations in demand and, as a result, in the past we have experienced a prolonged industry-wide slowdown in demand in the communications sector, with this sector’s average selling prices having decreased by 15% in fiscal year 2003. Historically, the average selling price of communications products has continued to decrease, and the resulting pricing pressure on services provided by us has led to reductions in our net sales and decreasing margins. For the past three years, we have embarked upon a strategy to diversify our customer base and reduce dependency on the communications sector. Some of the other market sectors in which we seek to diversify our customer base include the consumer, personal computer and data processing and automotive/industrial sectors. However decreasing average selling prices could also affect products in these sectors. Moreover, the execution of our strategy continues to take time and may ultimately not be successfully implemented, especially if other independent assembly and test companies were to focus on the same market sectors that we have targeted. If we are unable to successfully implement our diversification strategy, our financial condition and results of operations could be materially adversely affected.

We may be unable to meet the increased demands of our customers, which could have a negative impact on our results of operations.

Our facilities historically had sufficient assembly and test services capacity to meet the demands of our customers. Beginning in the July 2003 quarter, there was a significant increase in overall semiconductor demand for some of our products and services, and in the April 2004 quarter our assembly processes were nearly at full capacity with a utilization rate of approximately 80% per quarter. A utilization rate of greater than 80% is considered to be operating effectively at full capacity due to the downtime required to change shifts and service machinery. Running equipment at full capacity for a lengthy period of time can have a negative impact on quality and cause bottle-necks in product through put which can result in missed scheduled delivery dates. Moreover, because the semiconductor assembly and test services business requires investment in expensive capital equipment and is characterized, from time to time, by intense demand, limited supply and long delivery cycles, we may not be able to readily increase our operating capacity. This would lead to a loss of sales of our assembly and test services, which could ultimately lead to a loss in market share and have a negative impact on our results of operations.

Our profitability has in past periods been affected by low capacity utilization rates, which are significantly influenced by factors outside of our control.

As a result of the capital intensive nature of our business, our operations are characterized by high fixed costs. Consequently, insufficient utilization of installed capacity can negatively affect our profitability. For example, in fiscal year 2003, our capacity utilization rates ranged from averages of approximately 42% to 67% per month for our assembly operations as a result of the weak demand for our assembly and test services resulting from the prolonged downturn in the semiconductor industry. If we experience low capacity utilization in future periods, our financial condition and results of operations could be adversely affected.

We generate a significant amount of revenue from a limited number of customers. The loss of, or reduced purchases by, one or more of our larger customers may have an adverse effect on our results of operations.

For the three months ended July 31, 2004, our top five largest customers by net sales accounted for approximately 52.9% of net sales, and our top ten largest customers by net sales accounted for approximately 69.7% of net sales. Our largest customer for that period by net sales accounted for approximately 17.6% of net sales. For the fiscal year ended April 30, 2004, our top five largest customers by net sales accounted for approximately 56.8% of net sales and our top ten largest customers by net sales accounted for approximately 74.3% of net sales. Our largest customer for that same year by net sales accounted for approximately 19.0% of net sales. For the year ended April 30, 2003, our top five customers by net sales accounted for approximately 63.2% of net sales and our top ten customers by net sales and accounted for approximately 77.5% of net sales. For the year ended April 30, 2003, our largest customer for that same period by net sales accounted for approximately 25.1% of net sales. If any key customer were to significantly reduce its purchases from us, our results of operations would likely be adversely affected. While sales to major customers may vary from period to period, a major customer that permanently discontinues or significantly reduces its purchases from us could be difficult to replace.

In line with industry practice, new customers usually require us to pass a lengthy and rigorous qualification process that can take up to six months at a significant cost to the customer. As a result, customers are reluctant to qualify new assembly and test service providers and it may be difficult for us to attract new major customers and/or break into new markets. In addition, if we fail to qualify packages with potential customers or customers with which we have recently become qualified do not use our services, then our customer base could become more concentrated with an even more limited number of customers accounting for a significant portion of our revenues. Furthermore, we believe that once a semiconductor company has selected a particular assembly and test company’s services, the semiconductor company generally relies on that vendor’s packages for specific applications and, to the extent possible, subsequent generations of that vendor’s packages. Accordingly, it may be difficult to achieve significant sales from a customer once it selects another vendor’s assembly and test services.

Because a significant portion of our production is in Asia, we are vulnerable to weaknesses in the economies of Asian countries.

Most of our important suppliers of raw materials, leadframes and the semiconductor chips delivered to us for assembly and test are located in Asia. Substantially all our customers are United States or European multinational companies and nearly 100% of our invoices are billed in U.S. Dollars. We estimate that approximately 48.0% of our net sales during the July 2004 quarter and 49.2% of our net sales during the year ended April 30, 2004 represented packages shipped to distribution centers and destinations within Asia. These factors raise a number of financial, operational and business risks, including:

•	exposure to regional economic and political developments;

•	changes in local intellectual property laws and commercial laws;

•	the imposition of local currency controls;

•	adverse changes in local tax law, customs duties and procedures and the like;

•	transportation difficulties; and

•	unfavorable changes to import/export regulations and procedures.

These factors could adversely affect both our operations and the operations of our suppliers and customers. In addition, the sharp economic downturn in Asia in recent years adversely affected our business by reducing demand for our customers’ products in Asia. Future economic downturns in Asia or elsewhere would likely be detrimental to our business, financial condition and result of operations.

In moving our assembly and test facilities from Hong Kong to Dongguan, China, we may experience unanticipated costs, delays or business interruptions, which could adversely affect our financial condition and results of operations.

In August 2002, we entered into a 15-year lease agreement and a 6-year management agreement with Dongguan Changan County Changshi Development Company, or Changshi, our development partner in the Zhenan Technology and Industrial Park, Changan County, Dongguan City in Dongguan, China. In August 2003, construction and finish of the interior and fixtures of our modern Phase I 180,000 square foot facility was completed by Changshi to our specifications. Upon completion we started moving assembly equipment to this newly built Phase I facility. We have completed our internal qualification and customer qualification runs for the LPCC, TAPP and fpBGA product lines at this new facility. For the three months ended July 31, 2004, we continued to make progress in ramping our Phase I facility towards volume production, which has increased the number of customers that have qualified their semiconductor components for assembly in Phase I facility. We believe that unit volume production in our Phase I facility will continue to increase in the October 2004 quarter. We anticipate that we will have transferred approximately one-half of our current installed assembly and test capacity, measured as of the April 2004 quarter, to China by the end of our January 2005 quarter.

In the July 2004 quarter, the construction on a 300,000 square foot Phase II factory building immediately adjacent to our Phase I facility commenced. As with our Phase I facility, in May 2004, we entered into a long-term lease agreement with Changshi to have this facility built to our specifications. The Phase II facility lease also includes the participation of the Changshi subsidiary, Dongguan Changan ASAT Semiconductor Assembly and Test Factory, that holds the subject land use rights. Under the terms of the lease agreement, we will lease the completed Phase II factory building from Changshi for a period of 15 years. In August 2004, we entered into an agreement to engage a third party vendor, Dongguan Wellmean Decoration Engineering Company Limited, or Wellmean, to complete the interior finish and fixtures in the Phase II factory building. The Phase II factory building is expected to house substantially all of the balance of our Hong Kong manufacturing operations plus provide space for the future expansion of our assembly and test operations. See “Business—Operations.”

We may experience unexpected costs or delays in moving our assembly and test equipment to or fully completing the interior finish and fixtures in the new facility during Phase I and/or II, which could have a material adverse impact on our financial condition and results of operations. In addition, we may not be able to achieve such results by such dates if our move is delayed for any reason, if we encounter other unexpected delays or if our customers fail to agree to qualify their products for assembly and/or test in this new facility. Any interruption in manufacturing or delays in shifting capacity to our China plant would have a material adverse impact on our financial condition and results of operations.

We have a new partner in China and do not have any significant experience working with this partner. Decisions that our partner makes in China with respect to our facility may not be consistent with our interests.

Our development partner in China, Changshi, is an entity established by the Dongguan government to develop and manage several newly designated industrial parks in Changshi prefecture Chang An town, Dongguan City, Guangdong Province. We believe that the interests of Changshi currently are aligned with our interests and their performance during the construction and completion of the interior finish and fixtures of the Phase I facility met or exceeded our expectations with respect to the quality and timeliness of the construction of the Phase I facility. However, Changshi may not continue to perform at these levels or at all during the course of constructing the Phase II facility. Moreover, pursuant to our agreements with Changshi, they must now assist us in operating the Phase I facility to our requirements over a period of several years. See “Business—Operations.” In that regard, we do not have any significant experience working with Changshi. As a result, we could experience difficulties in our relationship with Changshi, and the decisions made by Changshi may not be consistent with our interests, which in either case could be disruptive to our operations. In addition, if Changshi were to breach one or more of their agreements with us, we would be called upon to initiate binding arbitration in Beijing before the China International Economic and Trade Arbitration Commission. The outcome of any such arbitration would be controlled by Chinese law and could be time consuming and unfavorable to us.

Operating a new facility in China can be fraught with uncertainty and there can be no assurances that this China facility will bring intended benefits to us.

Many legal, operational and financial risks may prevent us from realizing our intended benefits in China in connection with our move of manufacturing operations to Dongguan, China. These risks include:

•	economic, political and social uncertainties in China;

•	changes in, or the arbitrary enforcement of, commercial laws, currency controls, import tariffs and duties, customs regulations, and taxation laws in China;

•	local infrastructure problems, such as electrical power interruptions, in an area that has only recently undergone a very rapid industrial development;

•	quality problems arising from the start up of new manufacturing processes by operators who lack experience with our sophisticated manufacturing equipment;

•	transportation difficulties that may be encountered in receiving supplies and/or in shipping finished products by land or by air;

•	an unwillingness or hesitancy on the part of customers to qualify their products in the new facility;

•	an inability to attract and retain sufficient and qualified engineering and management talent and resources;

•	measures which may be introduced to control inflation or deflation;

•	changes in the rate or method of taxation;

•	fluctuations in the value of the Chinese Renminbi currency;

•	modifications to fiscal, banking or monetary policies to reduce the rate of future growth in China; and

•	imposition of additional restrictions on currency conversion and remittances abroad.

While China’s economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy in China, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by governmental control over capital investments or changes in tax regulations applicable to us.

The economy in China has been transitioning from a planned economy to a more market-oriented economy. Despite recent transitions to a market-oriented economy, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over China’s economic growth through allocation of resources, controlling payment of foreign currency denominated obligations, setting monetary and banking policy and providing preferential treatment of particular industries or companies.

The Chinese legal system is based on written statutes. These statutes remain largely untested and prior court decisions interpreting them may be noted for reference but have limited precedential value. Since 1979, the Chinese government has promulgated laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve significant uncertainty. In addition, as the Chinese legal system develops, changes in such laws and regulations, their interpretation or their enforcement may lead to additional restrictions on our business.

With most of our operations conducted in two facilities in Hong Kong and with our new facility scheduled to become operational in Dongguan, China within the next few months, we are vulnerable to natural disasters, and other disruptive regional events, which could cause us to lose revenue and perhaps lose customers.

We currently conduct substantially all of our assembly operations in one of our facilities in Hong Kong and our test operations at another facility in Hong Kong and for the three months ended July 31, 2004, we continued to make progress in ramping our Phase I facility towards volume production. Significant damage or other impediments to any of these facilities, whether as a result of fire, weather, disease, civil strife, industrial strikes, breakdowns of equipment, difficulties or delays in obtaining imported spare parts and equipment, natural disasters, terrorist incidents, industrial accidents or other causes could temporarily disrupt or even shut down our operations, which would have an adverse effect on our financial condition and operating results. For example, our existing operations in Hong Kong and our future operations in Dongguan are both vulnerable to regional typhoons that can bring with them destructive winds and torrential rains which can in turn cause plant closures and transportation interruptions.

With respect to our facilities in Hong Kong, we maintain insurance, including business interruption insurance, against some, but not all, of these events. With respect to the facility in Dongguan, China, Changshi has procured insurance covering the buildings and public liability insurance and we have procured insurance covering the contents of the buildings and public liability insurance. Because significant commercial production has not started at the facility in Dongguan, neither we nor Changshi have procured business interruption insurance. We cannot assure you that our insurance or the insurance procured by Changshi would be adequate to cover any direct or indirect loss or liability resulting from those events.

Our new facility is scheduled to become operational in Dongguan, China within the next few months and any disruptions in available power supply in Dongguan could disrupt our operations, reduce our revenues and increase our expenses.

Approximately one-half of our current installed assembly and test capacity, measured as of the April 2004 quarter, is expected to be transferred to the Dongguan factory by the end of our January 2005 quarter. Our assembly and test operations in China are dependent on a reliable source of electrical power. For economic and continuous manufacturing operations, we are dependent on electrical power supplied by state run power generating facilities. Although we have installed back-up generators in our new China facility and have dedicated power lines and substations, we will remain dependent on state supplied electrical power. China is now experiencing an electrical power shortfall that is expected to increase in the near term as the imbalance between capacity and demand grows. The projected power shortfall is expected to be most acute in southern China, including Dongguan where the Company’s factory is located. In Dongguan, demand for power exceeded supply during most of calendar year 2003. Should our Dongguan facility be subject to rolling blackouts or should the power shortage result in brownouts of increased severity, our operations may suffer temporary shutdowns or be otherwise inconvenienced. We believe that the potential for blackouts and brownouts that could affect our operations at the Dongguan facility will be highest during warm weather conditions.

We currently have a dedicated hi-voltage supply line and dedicated 11K volt transformers on site supporting the Dongguan facility. This line should not be subject to rolling blackouts as a dedicated power source. In addition, we currently have back-up generators supporting our Dongguan facility that can provide short term emergency power in the event of a power blackout or shortage. However, no assurances can be given that the transformers or the generators will be able to provide adequate power during prolonged blackouts. If the transformers or the generators are unable to provide power during prolonged blackouts, we would be temporarily unable to continue operations at this facility. Phase II of our move to China is expected to include the installation of a separate supply line from an alternative power plant which we expect to provide independent and continuous back-up power. Nevertheless, no assurances can be given that this separate power line will be able to provide adequate power during prolonged blackouts. Any interruption in our ability to continue our operations at the Dongguan facility could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue and increased expenses, any of which would substantially harm our business and results of operations.

In addition to the above, if retail electricity prices rise dramatically in Dongguan, we would expect our expenses to increase and our operating results to be harmed.

We may not be able to continue to reduce our cost structure. Even if we do, it may not reduce our operating expenses by as much as we anticipate.

Beginning in 2001, in response to the severe downturn in the semiconductor sector, we began to reduce costs. Over the past ten quarters, or since the end of the January 2002 quarter, we have been implementing our corporate restructuring program in order to reduce our overall cost structure and improve profitability. We implemented cost savings measures, including reductions in material, labor, overhead and administrative costs. We continue to reduce our cost structure and have recently started the installation of the SAP enterprise resource planning solution and Camstar’s manufacturing tracking and execution system to enable us to implement improved business processes. We are also moving our assembly and test facilities from Hong Kong to a lower-cost facility in Dongguan, China. We cannot assure you that these cost saving measures will increase profitability or that any expected net savings will occur. During the remainder of calendar year 2004, we anticipate that there will be some additional expenses associated with commencing production in our China facility and in expanding our sales and marketing efforts in Asia and North America. In addition, with respect to our new information systems, there can be no assurances that we will not encounter delays, errors or cost-overruns or other adverse consequences in implementing such systems. As we upgrade our information systems, we may encounter difficulties in integrating such technology into our business and we may find that such new systems may not be appropriate for our business. If our new information systems prove to be inadequate or their implementation severely delayed, our business, financial condition and results of operations may be harmed.

We rely on the development and perfection of ownership interests in a substantial amount of intellectual property in our business. If we are unable to protect this intellectual property, we may lose advantages in innovation over our competitors.

We have patents, confidentiality agreements, collaborative agreements and other arrangements intended to protect certain of our proprietary manufacturing processes and product technologies. As of July 31, 2004, we had approximately two dozen issued U.S. patents. In addition, during the October 2003 quarter, we entered into a “quad flat pack no lead” chipscale package, or QFN, patent cross-license agreement with Amkor Technology, Inc. These protections and any future measures we take might not adequately cover or protect our intellectual property. In particular, our competitors may be able to develop similar or superior products or manufacturing technologies, and many of these competitors invest greater amounts of capital towards such development efforts than we do. As a result, our patent portfolio may not have the breadth or depth of that of some of our competitors. Also, we cannot assure you that the Asian countries in which we manufacture and market our products will protect our intellectual property rights to the same extent as does the United States. That could leave us vulnerable to willful patent infringement or to the theft of trade secret information. However, even if we have valid protections in place, we may not have sufficient financial and legal resources to protect or enforce our rights. Furthermore, because many of our products and technologies are not covered by any patents or pending patent applications, they are susceptible to independent duplication and/or reverse engineering by competitors.

We are vulnerable to intellectual property infringement claims by third parties and may need to enforce our intellectual property rights against third parties.

The semiconductor industry is characterized by frequent claims regarding patent infringement. From time to time, third parties may claim that we are infringing on their intellectual property rights, particularly regarding patent rights in the highly competitive and technology intensive semiconductor sector. Such claims could have a serious adverse effect on our business and financial condition.

If a third party were to bring a valid legal claim against us for patent infringement, we could be required to:

•	discontinue the use of any of our processes considered infringing;

•	cease the manufacture, use, import and sale of infringing products;

•	pay substantial royalties and/or damages;

•	develop non-infringing technologies; or

•	acquire licenses to the technology that we had allegedly infringed.

We may seek licenses from such parties, but they could either refuse to grant us a license or demand commercially unreasonable terms. We might not have sufficient resources both to pay for the licenses and to remain competitive. Such infringement claims could also cause us to incur substantial liabilities and to have to suspend or permanently cease the use of critical technologies or processes for the production and/or sale of major products.

We may also need to enforce our patents and other intellectual property rights against infringement by third parties. If we were called upon to defend against a claim of patent infringement, or were we compelled to litigate to assert our intellectual property rights, we could incur substantial legal and court costs and be required to consume substantial management time and engineering resources in the process.

We could be adversely affected by an adverse outcome in legal proceedings to which we are or in the future become subject.

We are or in the future may become involved in various intellectual property, product liability, commercial, environmental, and tax litigations and claims, government investigations and other legal proceedings that arise from time to time in the ordinary course of our business. Litigation is inherently unpredictable, and we could in the future incur judgments or enter into settlements of claims that could have a material adverse effect on our results of operations. We are currently subject to litigation with Motorola. If we are found to be liable, this could have an adverse affect on our financial condition and results of operations. See “Business—Legal Proceedings.”

Since May 2002, we have assembled a senior management team to implement our business strategy, but no assurances can be given that they will be able to successfully implement our business strategy. The loss of key executive officers and engineers could negatively impact our business prospects. In addition, our inability to retain key personnel at all levels would limit our ability to develop new and enhanced assembly and test services.

We depend on our ability to attract and retain highly skilled technical, managerial, sales and marketing personnel. Since May 2002, we have assembled a senior management team to implement our strategy and continue to turn-around the company. However, our senior management team has on average been with us for less than two years and there can be no assurance that this team will be able to implement our strategy successfully. In addition, competition for highly skilled technical, managerial, sales and marketing personnel is intense, particularly in Hong Kong and Southern China and the retention of skilled engineering personnel in our industry typically requires competitive compensation packages. In attracting and retaining such personnel, we may be required to incur significantly increased compensation costs. We cannot predict whether we will be successful in attracting and retaining the personnel we need to successfully develop and market new and enhanced assembly and test services in order to sustain our growth and profitability.

The loss of key suppliers or their failure to deliver sufficient quantities of materials on a timely basis could negatively impact our business prospects. Our inability to qualify second sources for certain suppliers could limit our production capabilities.

The principal materials used in our assembly process are polymer substrates, leadframes, gold wire and plastic molding compounds. In the ordinary course of business, we purchase most of our leadframes from QPL International Holdings Limited and its affiliates, or QPL, and our substrates from several suppliers in Japan, Korea and Hong Kong. To maintain competitive packaging operations, we must obtain from these suppliers, in a timely manner, sufficient quantities of acceptable quality materials and equipment at competitive prices. We purchase all of our materials on a purchase order basis and, have no long-term contracts with any suppliers. From time to time, particularly during industry upturns, vendors have extended lead times or limited the supply of required materials to us because of vendor capacity constraints and, consequently, we have experienced difficulty in obtaining acceptable materials on a timely basis. In addition, particularly during industry upturns, prices that we pay for materials may increase due to increased industry demand. This increase could negatively impact our operating results especially if we are unable to pass this cost on to our customers. Further, if any of our vendors, particularly QPL, were to cease operations for any reason, we may experience difficulty in obtaining acceptable materials from alternative vendors on a timely, cost-effective basis. For example, in the April 2004 quarter, an upstream vendor to one of our key suppliers announced the discontinuance of the production of metalized tape of a certain composition. This discontinuance forced the Company to send “end of life” notices to almost a dozen of its customers, several of whom were highly dependent on products assembled with the discontinued material.

Our customers may require us to complete a rigorous approval process with new vendors before we can utilize the new vendor. We cannot predict how much time this approval process will take to complete and we may not be able to utilize alternative sources on a timely or cost-effective basis. Our business and results could be negatively impacted if our ability to obtain sufficient quantities of materials and other supplies in a timely, cost-effective manner was substantially diminished or if there were significant increases in the cost of materials that we could not pass on to our customers.

Environmental, health and safety laws could impose material liability on us and our financial condition may be negatively affected if we are required to incur significant costs of compliance.

We are subject to environmental, health and safety laws in Hong Kong. These laws impose controls on our air and water discharges, on the storage, handling, discharge and disposal of chemicals, and on employee exposure to hazardous substances. If these laws were to change, they could require us to incur costs to maintain compliance and could impose liability to remedy the effects of hazardous substance contamination. Stricter enforcement of existing laws, the adoption of new laws or regulations or our failure to comply with these laws or regulations could cause us to incur material liabilities and require us to incur additional expense, curtail our operations and restrict our ability to grow.

Our operations in China will be required to comply with various Chinese environmental laws and regulations administered by the central and local government environmental protection bureaus, including any environmental rules introduced by the local Chinese governments in Dongguan, China. These laws impose controls on our air and water discharges, on the storage, handling, discharge and disposal of chemicals, and on employee exposure to hazardous substances and impose fees for the discharge of waste substances above prescribed levels, require the payment of fines for serious violations and provide that the Chinese national and local governments may at their own discretion close or suspend any facility which fails to comply with orders requiring it to cease or cure operations causing environmental damage. If these laws were to change, they could require us to incur costs to maintain compliance and could impose liability to remedy the effects of hazardous substance contamination. Stricter enforcement of existing laws, the adoption of new laws or regulations or our failure to comply with these laws or regulations could cause us to incur material liabilities and require us to incur additional expense, curtail our operations and restrict our ability to grow.

QPL has provided us with chemical waste disposal services in Hong Kong due to our respective manufacturing operations being located in the same building. QPL, as the landlord of our assembly facility in Tsuen Wan, Hong Kong has provided these services to us pursuant to a license issued to QPL by the Hong Kong government, which must be renewed by October 31 every other year. However, in June 2003 QPL relocated all of its manufacturing operations from our shared facility to its new facility in Dongguan, China. QPL has agreed to continue to renew this license for our benefit and we received a renewal license in November 2003. Any failure on the part of QPL to obtain or to maintain such a license could materially and adversely affect our operations.

We do not anticipate making material environmental capital expenditures in connection with our current operations or the construction of the new facilities in Dongguan, China. However, we cannot predict whether future environmental, health and safety laws in either Hong Kong or China will require additional capital expenditures or impose other process requirements upon us, curtail our operations, or restrict our ability to expand our operations. We could be subject to material liabilities if the government adopts new environmental, health and safety laws, we fail to comply with new or existing laws, or other issues relating to hazardous substances arise.

Recent changes in environmental laws and regulations applicable to manufacturers of electrical and electronic equipment are causing us to redesign certain products, and may increase our costs and expose us to liability.

The implementation of new environmental regulatory legal requirements, such as lead free initiatives, could impact our product designs and manufacturing processes. Such impacts could affect the timing of compliant product introductions, the cost of our products as well as their commercial success. For example, a recent directive in the European Union bans the use of lead and other heavy metals in electrical and electronic equipment beginning in 2006. As a result, in advance of this deadline, some of our customers selling products in Europe have begun demanding products from component manufacturers that do not contain these banned substances. Because most of our existing assembly processes utilize a tin-lead alloy as a soldering material in the manufacturing process, we must redesign some of our assembly processes and products to respond to the new legislation if we are to meet customer demand. This redesign is resulting in increased research and development and manufacturing and quality control costs. In addition, the products we assemble to comply with the new regulatory standards may not perform as well as our current products. Moreover, if we are unable to successfully and timely redesign existing products and introduce new products that meet the standards set by environmental regulation and our customers, sales of our products could decline, which could materially adversely affect our business, financial condition and results of operations.

Changshi hires our Dongguan employees and we expect these employees to unionize. If we encounter future labor problems, we may fail to deliver our products in a timely manner, which could adversely affect our revenues and profitability.

Pursuant to the terms of the contract services agreement with Changshi, Changshi began hiring engineering, managerial and direct labor employees for staffing Phase I of the Dongguan facility and these workers will be employees of Changshi. However, these workers will have been selected by us and will be under our direct supervision and control. The employment agreements, which include workplace rules, salaries and benefits, have been drafted and approved by us and we believe that they are fully compliant with the employment laws of the PRC. None of these employees or our other employees are currently represented by a union. However, we expect the workers in our Dongguan factory to unionize, even though we are not sure what percentage of this workforce will be affected. It is possible that the union will be subject to collective bargaining and wage agreements. These agreements could increase our labor costs in China and have an adverse impact on our operating results. In addition, once unionized, this workforce may undertake labor protests and work stoppages, which could also have an adverse impact on our operating results. We cannot assure you that any potential issues with the expected labor union or other employees will be resolved favorably for us in the future, that we will be successful in negotiating any potential wage and collective bargaining agreements, that we will not experience significant work stoppages in the future or that we will not record significant charges related to those work stoppages.

Some of our costs are denominated in foreign currencies and the continued depreciation of the U.S. dollar against such foreign currencies could increase these costs.

While substantially all of our revenues are U.S. dollar denominated, a portion of our costs are denominated in other currencies, primarily Hong Kong dollars and to a lesser extent Japanese yen. The Hong Kong dollar historically has accounted for the largest share of our costs. Because the exchange rate of the Hong Kong dollar to the U.S. dollar has remained close to the current linked rate of HK$7.80 = $1.00 since 1983, we have not experienced significant foreign exchange gains or losses associated with that currency. However, the Hong Kong government could change the linked rate or abandon the link altogether. The Japanese yen has fluctuated significantly against the dollar in recent years and may continue to fluctuate. The depreciation of the U.S. dollar against the Hong Kong dollar or Japanese yen would generally increase our Hong Kong dollar or Japanese yen expenses, which could have an adverse effect on our financial condition and results of operations.

Additionally, we expect that if our new manufacturing facilities in Dongguan, China become fully operational, our exposure to fluctuations in the value of the Chinese Renminbi will significantly increase since expenses related to the Dongguan facility will be paid in Renminbi. The value of the Renminbi fluctuates and is subject to change in China’s political and economic conditions. Since calendar year 1994, the conversion of Renminbi into foreign currencies, including Hong Kong and U.S. dollars, has been based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. However, the government of China could change or abandon its existing currency policy at its sole discretion. Recently, the Chinese government has been under increasing pressure from its trading partners to cause the Renminbi to appreciate against the U.S. dollar. If the Renminbi were to appreciate against the U.S. dollar, our costs relating to our planned China operations would increase resulting in lower potential margins from our China operations.

Economic, political and legal developments in Hong Kong could affect our business.

Our results of operations, financial position and prospects are subject to a significant degree to the economic, political and legal developments in Hong Kong. From July 1, 1997, Hong Kong became a Special Administrative Region of the People’s Republic of China when the People’s Republic of China resumed the exercise of sovereignty over Hong Kong. The basic policies of the People’s Republic of China regarding Hong Kong are embodied in the Basic Law of Hong Kong, which was adopted by the National People’s Congress of the People’s Republic of China on April 4, 1990 and came into effect on July 1, 1997. The Basic Law provides that Hong Kong will have a high degree of autonomy and enjoy executive, legislative and independent judicial power, including that of final adjudication, in accordance with the provisions of the Basic Law. Under the principle of “one country, two systems,” the socialist system and policies will not be practiced in Hong Kong, and the previous capitalist system and way of life shall remain unchanged for 50 years. There can be no assurance that economic, political and legal developments in Hong Kong will not adversely affect our operations.

Outbreaks of epidemics and communicable diseases in Hong Kong, China and other parts of Asia may disrupt our business operations, causing us to lose customers and revenue.

In early calendar year 2003, China, Hong Kong and certain other countries, largely in Asia, experienced the spread of the Severe Acute Respiratory Syndrome, or SARS, virus. The SARS virus was believed to have first originated in Southern China and then spread to Hong Kong before becoming an international health concern. The World Health Organization and several countries issued travel warnings against international travel to Hong Kong, China and several other Asian nations during the period of the alert. This severely curtailed customer visits to our facilities. In addition, we have been unable to obtain insurance coverage at commercially reasonable rates for business interruptions resulting from the spread of communicable diseases. In that regard, there can be no assurance that the SARS virus and/or a different or even more virulent influenza virus will not make a reappearance in the future. If such an outbreak were to occur in Hong Kong and China, and if the outbreak were to be prolonged, uncontrolled and/or associated with high mortality, our operations could be severely impacted, which may lead to plant closures and other emergency measures, which would have material adverse effect on our financial condition and results of operations. Furthermore, any outbreak in any of our premises or manufacturing plants could result in our management and employees being quarantined and our operations being required to be suspended.

We are controlled by two principal groups of shareholders and their interests may conflict with your interests.

Several private equity funds separately managed by or affiliated with JPMP Master Fund Manager L.P. (formerly Chase Capital Partners), Olympus Capital Holdings Asia Holdings and Orchid Hong Kong Investment Holdings, respectively, referred to as the “investor group” in this prospectus, collectively owned approximately 42% of the outstanding ordinary shares of ASAT Holdings as of July 31, 2004. The investor group has signed an agreement generally to vote in unison on certain matters. QPL and its controlling shareholder collectively owned approximately 43% of the ordinary shares of ASAT Holdings as of July 31, 2004. In addition, the investor group can acquire additional shares of ASAT Holdings from QPL in satisfaction of indemnification claims against QPL and under a credit support arrangement with creditors of QPL. The investor group and QPL together control ASAT Holdings’ board of directors, management and policies. The investor group and QPL are not obligated to provide any financing under their current shareholders’ agreement. The investor group and QPL are not obligated to exercise their rights as shareholders in the interests of ASAT Holdings or holders of the notes and may engage in activities that conflict with such interests. We have not established any procedures for resolving actual or perceived conflicts of interest between our principal shareholders and the holders of the notes. See “Major Shareholders and Related Party Transactions.” Furthermore, disagreements between the investor group and QPL which cannot be resolved could adversely affect the management of our company. QPL and the investor group are subject to a shareholders’ agreement and vote together on certain matters, including directors.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements and information that involve risks, uncertainties and assumptions. Forward-looking statements are all statements that concern plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact, including, but not limited to, those that are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “anticipates,” “projects” and similar expressions. Risks and uncertainties that could affect us include, without limitation, dependence on the highly cyclical nature of the semiconductor industry, our ability to rapidly develop and successfully bring to market advanced technologies and services, the incurrence of significant capital expenditures for manufacturing technology and equipment, the success of moving our assembly and test facilities from Hong Kong to Dongguan, operating new assembly and test facilities in China, our high leverage and the restrictive covenants contained in the agreements governing our indebtedness, fluctuating demand and continuous downward pressure on selling prices in the communications sector, inability to meet increased demands of customers, low capacity utilization rates, loss of a large customer, weaknesses in Asian economies, natural disasters, losses of power to our facilities in Dongguan, litigation with Motorola, environmental regulation, fluctuations in foreign currency, uncertainty as to demand from our customers over both the long- and short-term, competitive pricing and declines in average selling prices we experience, the timing and volume of orders relative to our production capacity, complexity in our assembly processes, the availability of financing, competition and the greater operating and financial resources of competitors, ability to successfully complete potential acquisitions and integrate other parties into our business, dependence on raw material, equipment suppliers and the enforcement of intellectual property rights by or against us and the possible difficulties in obtaining additional financing. Should one or more of such risks and uncertainties materialize, or should any underlying assumption prove incorrect, actual outcomes may vary materially from those indicated in the applicable forward-looking statements. Any forward-looking statement or information contained in this document speaks only as of the date the statement was made.

All of our forward-looking statements made herein and elsewhere are qualified in their entirety by the risk factors discussed in “Risk Factors” and other cautionary statements appearing in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus. These risk factors and statements describe circumstances which could cause actual results to differ materially from those contained in any forward-looking statement.

We do not intend to update or revise any forward-looking statements made herein to reflect actual results or changes in assumptions, future events or otherwise.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into in connection with the private offering of the original notes. We will not receive any cash proceeds from the issuance of the exchange notes. The original notes that are surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness.

The net proceeds of the offering of the sale of the original notes were approximately $143.6 million after deducting expenses and commissions. We used approximately $111.0 million of these proceeds to redeem our 12.5% senior notes with face value of $100.75 million in February 2004, in addition to accrued interest of $4.0 million and an early redemption premium of $6.3 million. Our 12.5% senior notes bore interest at the rate of 12.5% per year and were scheduled to mature on November 1, 2006. We plan to use the balance of the net proceeds from the sale of the original notes for general corporate purposes, working capital and capital expenditures, which may include costs incurred in relocating manufacturing operations to Dongguan, China and the purchase of assembly and test equipment to expand capacity.

EXCHANGE RATE INFORMATION

The Hong Kong dollar is freely convertible into other currencies (including the U.S. dollar). Since 1983, the Hong Kong dollar has effectively been officially pegged to the U.S. dollar at the rate of approximately HK$7.80 = US$1.00. However, the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be influenced by the forces of supply and demand in the foreign exchange market although the Hong Kong government, acting through the Hong Kong Monetary Authority, has a number of means by which it may act to maintain exchange rate stability. However, we cannot assure you that the Hong Kong government will maintain the peg at HK$7.80 to US$1.00 or at all. Exchange rates between the Hong Kong dollar and other currencies are influenced by the rate between the U.S. dollar and such other currencies.

SELECTED FINANCIAL DATA

The selected historical consolidated financial data below as of April 30, 2003 and 2004 and for the years ended April 30, 2002, 2003 and 2004 were derived from our audited consolidated financial statements for such periods, included elsewhere in this prospectus. The consolidated financial statements for the year ended April 30, 2002 were audited by Arthur Andersen & Co (“Andersen”) who has ceased operations. A copy of the report previously issued by Andersen on our financial statements as of April 30, 2002 and for the year then ended is included elsewhere in this prospectus. Such report has not been reissued by Andersen. The selected historical consolidated financial data below as of April 30, 2000, 2001 and 2002 and for the years ended April 30, 2000 and 2001 were derived from our audited consolidated financial statements for such periods, not included in this prospectus. The summary historical financial data as of July 31, 2004 and for the three months ended July 31, 2003 and 2004 have been derived from our unaudited condensed consolidated financial statements for such periods, included elsewhere in this prospectus. The summary historical financial data as of July 31, 2003 has been derived from our unaudited condensed consolidated financial statements for such period, not included in this prospectus. The financial information included in this prospectus does not reflect our results of operations, financial position and cash flows in the future and our past operating results are no guarantee of our future operating performance. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP. For a summary of our significant accounting policies and the basis of the presentation of our financial statements, refer to the notes to the audited financial statements included in this prospectus.

You should read the following information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes, included elsewhere in this prospectus.

	Fiscal Year Ended April 30,					Three Months Ended July 31,
	2000	2001	2002	2003	2004	2003	2004
	(In thousands of dollars, except for share and ADS data)
						(unaudited)
Statement of Operations Data:
Net sales	$312,131	$340,236	$102,408	$150,090	$214,674	$44,036	$55,549
Cost of sales	199,636	244,484	132,533	140,366	174,275	36,816	48,785

Gross profit (loss)	112,495	95,752	(30,125)	9,724	40,399	7,220	6,764

Operating expenses:
Selling, general and administrative expenses	26,453	37,631	30,368	24,215	24,775	5,808	6,719
Research and development	4,676	5,954	6,437	5,299	4,562	1,152	1,204
Reorganization expenses	—	2,603	2,327	713	—	—	—
Impairment of property, plant and equipment	12,340	—	—	81,807	2,387	—	—
Facilities charge	—	—	—	—	306	306	—
Non-recoverable and unutilized architectural cost	—	—	4,500	—	—	—	—
Write-off in relation to ASAT S.A.	—	—	24,285	—	—	—	—

Total operating expenses	43,469	46,188	67,917	112,034	32,030	7,266	7,923

Income (Loss) from operations	69,026	49,564	(98,042)	(102,310)	8,369	(46)	(1,159)
Other income (expense), net(1)	1,048	6,451	(1,499)	1,709	689	248	51
Charges on early extinguishment of debt (3)	—	(13,126)	—	—	—	—	—
Charges on early redemption of 12.5% senior notes (4)	—	—	—	—	(10,346)	—	—
Interest expense	(18,994)	(18,119)	(14,246)	(13,652)	(15,425)	(3,527)	(3,704)
Recapitalization costs(2)	(6,813)	—	—	—	—	—	—

Income (Loss) before income taxes	44,267	24,770	(113,787)	(114,253)	(16,713)	(3,325)	(4,812)
Income tax (expense) benefit	(9,558)	(5,350)	10,960	15,174	(4)	—	(5)

Net income (loss)	$34,709	$19,420	$(102,827)	$(99,079)	$(16,717)	$(3,325)	$(4,817)

Net income (loss) per share (basic and diluted)(5)	$0.06	$0.03	$(0.15)	$(0.15)	$(0.02)	$(0.01)	$(0.01)

Net income (loss) per ADS (basic and diluted)(5)	$0.30	$0.15	$(0.77)	$(0.74)	$(0.12)	$(0.03)	$(0.04)

Weighted average number of shares outstanding(5)	576,000,000	654,962,375	669,218,720	668,947,000	671,721,610	668,947,000	677,520,040
Weighted average number of ADSs outstanding(5)	115,200,000	130,992,475	133,843,744	133,789,400	134,344,322	133,789,400	135,504,008

	As of April 30,					As of July 31,
	2000	2001	2002	2003	2004	2003	2004
	(In thousands of dollars)
						(unaudited)
Balance Sheet Data (at end of year):
Cash and cash equivalents	$10,892	$79,880	$34,499	$25,775	$62,610	$28,602	$55,123
Total assets	283,481	403,503	277,398	165,170	227,019	172,470	220,214
Total debt (6)	198,217	97,837	98,131	98,705	150,000	98,851	150,000
Total shareholders’ equity	14,124	250,566	147,201	48,099	33,782	44,758	29,178

	Fiscal Year Ended April 30,					Three Months Ended July 31,
	2000	2001	2002	2003	2004	2003	2004
	(In thousands of dollars)
						(unaudited)
Other Data:
EBITDA(7)	$86,374	$75,556	$(60,238)	$(70,381)	$23,567	$6,020	$5,920
Net cash provided by (used in) operating activities	81,720	58,163	(28,864)	(2,342)	15,932	4,564	(2,230)
Net cash used in investing activities	(69,814)	(104,049)	(15,699)	(6,359)	(24,095)	(1,721)	(5,313)
Net cash (used in) provided by financing activities	(2,423)	114,874	(650)	—	45,033	—	82
Depreciation of property, plant and equipment and amortization of noncompete covenants	24,150	33,109	39,303	30,220	24,855	5,818	7,028
Amortization of deferred charges and debt discount	1,363	1,775	1,476	1,497	1,479	379	235
Capital expenditures	56,036	108,743	19,625	6,940	28,530	1,760	5,313

(1)	Other income (expense), net mainly consists of interest income, rental income, gain (loss) on disposal of property, plant and equipment, gain (loss) on disposal of other assets, unapplied payment from customers, bad debt recovered, legal claim, insurance claim and write-back of long outstanding payable balances. See Note 14 of the notes to our consolidated financial statements included in this prospectus.

(2)	Reflects costs incurred in connection with our recapitalization in October 1999.

(3)	Reflects charges incurred in connection with the early repayment of our $40.0 million bank term loan, the $17.0 million outstanding balance on our revolving credit facility and early redemption of 35% of our 12.5% senior notes, net of income tax benefit of $1.1 million in fiscal year 2001. In April 2002, FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” This Statement made revisions to the accounting for gains and losses from the extinguishment of debts to require that extinguishment of debts is no longer automatically eligible to be classified as an extraordinary item and must be retroactively restated into ordinary net income unless the loss qualifies as extraordinary under certain criteria. Accordingly, the Company reclassified the loss of $13.1 million on early extinguishment of debt in fiscal year 2001 as required by the standard.

(4)	Reflects charges incurred in connection with the early redemption of our remaining 12.5% senior notes, which included $6.3 million for the early redemption premium and $4.0 million for the non-cash write-off of deferred financing costs and debt discount in fiscal year 2004.

(5)	The computation of net income (loss) per share (basic and diluted) is calculated as the net income (loss) for the year divided by the weighted average number of shares outstanding during the year, as adjusted on a retroactive basis for periods presented prior to fiscal year 2001 to reflect the 576,000,000 ordinary shares issued and outstanding following a share dividend of 47 ordinary shares for each outstanding ordinary share, which we undertook contemporaneously with completion of the offering of our American Depository Shares (“ADS”). The computation of net income (loss) per share (basic and diluted) for the years ended April 30, 2001, 2002, 2003 and 2004 is based on a weighted average number of ordinary shares during the year in the amount of 654,962,375, 669,218,720, 668,947,000 and 671,721,610 respectively. The computation of net income (loss) per share (basic and diluted) for the three months ended July 31, 2003 and July 31, 2004 is based on a weighted average number of ordinary shares outstanding during the period of 668,947,000 and 677,520,040, respectively. Each ADS represents five ordinary shares.

(6)	Debt consists of bank debt, senior notes and capital lease obligations. At July 31, 2004 and April 30, 2004, debt included 9.25% senior notes. At July 31, 2003, April 30, 2003 and 2002, debt included the 12.5% senior notes. At April 30, 2001, debt included the 12.5% senior notes and capital lease obligations. At April 30, 2000, debt included the 12.5% senior notes, the term loan facility and the revolving credit facility.

(7)	“EBITDA” is defined in this prospectus as net income (loss), before interest expense, income tax (expense) benefit and depreciation of property, plant and equipment. EBITDA is presented because management believes that it will provide useful information to investors regarding our ability to service and/or incur debt and to meet our capital expenditure and working capital requirements. Management also uses EBITDA internally: (1) as a measure of the Company’s operational performance, (2) as a tool to make operating expense decisions, (3) as a tool to balance controllable and discretionary expenses against expected revenue trends, (4) for reviewing the financial results of the Company, and (5) for budget planning purposes. In addition, certain covenants contained in the indenture governing the 9.25% senior notes due 2011 refer to financial measurements that include EBITDA as a component of a specified ratio test. EBITDA should not be considered in isolation or as a substitute for operating income (loss), cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles in the United States of America or as a measure of ASAT’s profitability or liquidity.

The following charges were incurred in fiscal years ended April 30, 2000 to 2004, all of which have been reflected in the EBITDA figures:

In fiscal year ended April 30, 2004, the Company incurred $10.3 million charges on early redemption of 12.5% senior notes, $2.4 million impairment of property, plant and equipment and $306 thousand facilities charge.

In fiscal year ended April 30, 2003, the Company incurred $81.8 million non-cash impairment of property, plant and equipment, $3.0 million specific and non recurring inventory write down and $713 thousand reorganization expenses.

In fiscal year ended April 30, 2002, the Company incurred $24.3 million write-off in relation to ASAT S.A., $4.5 million non-recoverable and unutilized architectural cost, $4.0 million specific and non recurring inventory write down and $2.3 million reorganization expenses.

In fiscal year ended April 30, 2001, the Company incurred $13.1 million charges for the early extinguishment of debt, $2.6 million reorganization expenses, $2.2 million specific and non recurring inventory write down and $442 thousand amortization of noncompete covenants.

In fiscal year ended April 30, 2000, the Company incurred $12.3 million impairment of property, plant and equipment, $6.8 million recapitalization cost and $1.0 million amortization of noncompete covenants.

As a measure of our operating performance or liquidity, we believe that the most directly comparable measures to EBITDA are net income (loss) and net cash provided by (used in) operating activities. The following table reconciles our net income (loss) and net cash provided by (used in) operating activities to our definition of EBITDA on a consolidated basis for each of the five years ended April 30, 2000, 2001, 2002, 2003 and 2004 and for the three months ended July 31, 2003 and 2004.

	Fiscal Year Ended April 30,					Three Months Ended
	2000	2001	2002	2003	2004	July 31, 2003	July 31, 2004
	(In thousands of dollars)
						(Unaudited)
EBITDA(7)	$86,374	$75,556	$(60,238)	$(70,381)	$23,567	$6,020	$5,920
Add (Less):
Depreciation of property, plant and equipment	(23,113)	(32,667)	(39,303)	(30,220)	(24,855)	(5,818)	(7,028)
Income tax (expense) benefit	(9,558)	(5,350)	10,960	15,174	(4)	—	(5)
Interest expense including amortization of deferred charges and debt discount	(18,994)	(18,119)	(14,246)	(13,652)	(15,425)	(3,527)	(3,704)

Net income (loss)	34,709	19,420	(102,827)	(99,079)	(16,717)	(3,325)	(4,817)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property, plant and equipment and amortization on noncompete covenants	24,150	33,109	39,303	30,220	24,855	5,818	7,028
Amortization of deferred charges and debt discount	1,363	1,775	1,476	1,497	1,479	379	235
Stock-based compensation	—	—	—	—	284	—	62
Deferred income taxes	1,806	4,693	(11,505)	(15,180)	—	—	—
Loss (Gain) on disposal of property, plant and equipment	608	(392)	160	15	(83)	(39)	120
Loss on disposal of other assets	—	—	4,166	—	—	—	—
Write-off in relation to ASAT S.A.	—	—	24,285	—	—	—	—
Provision for doubtful accounts	(580)	(212)	1	—	—	—	—
Non-cash impairment of property, plant and equipment	12,340	—	—	81,807	2,337	—	—
Non-recoverable and unutilized architectural cost	—	—	4,500	—	—	—	—
Non-cash write-off of deferred charges	—	5,496	—	—	2,482	—	—
Non-cash write-off of debt discount	—	—	—	—	1,567	—	—
Cost incurred by QPL on behalf of ASAT	701	—	—	—	—	—	—
Others	156	(46)	—	—	—	—	—
Change in working capital, net	6,467	(5,680)	11,577	(1,622)	(272)	1,731	(4,858)

Net cash provided by (used in) operating activities	$81,720	$58,163	$(28,864)	$(2,342)	$15,932	$4,564	$(2,230)

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On January 26, 2004, we sold $150.0 million in aggregate principal amount at maturity of the original notes in a private placement. The original notes were sold to the initial purchasers who in turn resold the notes to a limited number of “Qualified Institutional Buyers,” as defined under Rule 144A of the Securities Act, and to non-U.S. persons in transactions outside the United States in reliance on Regulation S of the Securities Act. In connection with the sale of the original notes, New ASAT (Finance), the issuer of the original notes, the guarantors and the initial purchaser entered into a registration rights agreement. Under the registration rights agreement, New ASAT (Finance) and the guarantors have agreed to file within 90 days after the issue date of the original notes a registration statement regarding the exchange of the original notes for the exchange notes which are registered under the Securities Act. We have also agreed to use our reasonable efforts to cause the registration statement to become effective with the SEC within 180 days after the issue date of the original notes and to conduct this exchange offer. Through July 31, 2004, the total amount of liquidated damages accrued for exceeding such deadlines was $96,875, which amount we paid to holders of the original notes on the first regularly scheduled interest payment date. For a more detailed explanation of our obligations under the registration rights agreement, see the section entitled “Description of Notes—Exchange Offer; Registration Rights; Liquidated Damages.”

We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the exchange notes in the exchange offer in the ordinary course of your business;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer tendering original notes acquired directly from us for your own account; and

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act.

Resale of the Exchange Notes

Based on a previous interpretation by the Staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co. Incorporated (available June 5, 1991), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the representations set forth in “—Purpose and Effect of the Exchange Offer” apply to you.

If:

•	you are one of our “affiliates,” as defined in Rule 405 of the Securities Act;

•	you are a broker-dealer who acquired original notes in the initial private placement and not as a result of market-making activities or other trading activities; or

•	you acquire exchange notes in the exchange offer for the purpose of distributing or participating in the distribution of the exchange notes,

you cannot participate in the exchange offer or rely on the position of the staff of the SEC contained in the no-action letters mentioned above and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, which the broker-dealer acquired as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The obligors have agreed that for a period of not more than 270 days after consummation of the registered exchange offer to make available a prospectus meeting the requirements of the Securities Act to any participating broker-dealers for use in connection with any resale of any such exchange notes so acquired. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of exchange notes received in exchange for original notes which the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer. The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept original notes for exchange which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date for this exchange offer is 5:00 p.m., New York City time, on             , 2004, or such later date and time to which we, in our sole discretion, extend the exchange offer, subject to applicable law. However, the latest time and date to which we can extend the exchange offer is 5:00 p.m., New York City time, on             , 2004.

As of the date of this prospectus, $150.0 million in aggregate principal amount at maturity of the original notes are outstanding. This prospectus, together with the letter of transmittal, is being sent to all registered holders of the original notes on this date. There will be no fixed record date for determining registered holders of the original notes entitled to participate in the exchange offer. However, holders of the original notes must cause their original notes to be tendered by book-entry transfer or tender their certificates for the original notes before the expiration date of the exchange offer in order to participate in the exchange offer.

The approval of the original notes for admission to the Official List of the SGX-ST includes the admission for listing of the exchange notes, and no further application to the SGX-ST for the listing of the exchange notes will be necessary. The obligors will give notice to the SGX-ST of the registered exchange offer prior to its commencement and of the results of such registered exchange offer and make available at the offices of the Singapore Paying Agent all documentation relating to the registered exchange offer. Holders may surrender their original notes in certificated form for exchange notes at the offices of the Singapore Paying Agent. The original notes were admitted to the Official List of the SGX-ST on February 25, 2004.

The form and terms of the exchange notes being issued in the exchange offer are the same as the form and terms of the original notes except that:

•	the exchange notes being issued in the exchange offer will have been registered under the Securities Act;

•	the exchange notes being issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

•	the exchange notes being issued in the exchange offer will not contain the registration rights and liquidated damages provisions contained in the original notes.

The exchange notes will evidence the same debt as the original notes and will be issued under the same indenture, so the exchange notes and the original notes will be treated as a single class of debt securities under the indenture. The original notes and exchange notes will, however, have separate CUSIP numbers.

Outstanding original notes being tendered in the exchange offer must be in integral multiples of $1,000. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding original notes surrendered pursuant to the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of the original notes being tendered for exchange.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Original notes that are not tendered for exchange under the exchange offer will remain outstanding and will be entitled to the rights under the related indenture. Any original notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See “—Consequences of Failure to Exchange Outstanding Securities.” You do not have any approval or dissenters’ rights under the indenture in connection with the exchange offer.

We will be deemed to have accepted validly tendered original notes when, as and if we will have given oral or written notice of our acceptance of the validly tendered original notes to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered original notes are not accepted for exchange because of an invalid tender or the occurrence of other events set forth in this prospectus or otherwise, certificates for any unaccepted original notes will be returned, or, in the case of original notes tendered by book-entry transfer, those unaccepted original notes will be credited to an account maintained with The Depository Trust Company, or DTC, without expense to the tendering holder of those original notes promptly after the expiration date of the exchange offer. See “—Procedures for Tendering.”

Those who tender original notes in the exchange offer will not be required to pay brokerage commission or fees or, subject to the instruction in the letter of transmittal, transfer taxes with respect to the exchange under the exchange offer. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions

The expiration date is 5:00 p.m., New York City time on             , 2004, or such later date and time to which we, in our sole discretion, extend the exchange offer, subject to applicable law. However, the latest time and date to which we can extend the exchange offer is 5:00 p.m., New York City time, on             , 2004.

In case of an extension of the expiration date of the exchange offer, we will issue a press release or other public announcement no later than 9:00 a.m. Eastern time, on the next business day after the previously scheduled expiration date. Such notification may state that we are extending this exchange offer for a specified period of time, but in no event later than             , 2004.

Conditions to the Completion of the Exchange Offer; Amendments

We may not accept original notes for exchange and may terminate or not complete the exchange offer if:

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer;

•	any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

–	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

–	any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 10% in either the Dow Jones Industrial Average, the NASDAQ Index or the Standard & Poor’s 500 Index from the date of commencement of the exchange offer;

–	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

–	any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

–	a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer; or

–	if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

•	any tender or exchange offer, other than this exchange offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity;

•	any event or events occur that have resulted or may result, in our reasonable judgment, in a material adverse change in our business or financial condition; or

•	as the term “group” is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Exchange Act:

–	any person, entity or group acquires more than 5% of our outstanding shares of common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the exchange offer;

–	any such person, entity or group which had publicly disclosed such ownership prior to such date shall acquire additional common stock constituting more than 2% of our outstanding shares;

–	any new group shall have formed that beneficially owns more than 5% of our outstanding shares of common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or with such acceptance for exchange of existing notes;

•	any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939;

•	any governmental approval or approval by holders of the original notes has not been obtained if we, in our reasonable judgment, deem this approval necessary for the consummation of the exchange offer; or

•	there occurs a change in the current interpretation by the Staff of the SEC which permits the exchange notes to be issued in the exchange offer to be offered for resale, resold and otherwise transferred by the holders of the exchange notes, other than broker-dealers and any holder which is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes acquired in the exchange offer are acquired in the ordinary course of that holder’s business and that holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes to be issued in the exchange offer.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered original notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered original notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition (other than those dependent upon receipt of necessary governmental approvals) and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition (other than those dependent upon receipt of necessary governmental approvals) in whole or in part at any time prior to the expiration of the exchange offer in our discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time prior to the expiration of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose the waiver or amendment by means of a prospectus supplement that we will distribute to the registered holders of the original notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver or amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Procedures for Tendering

To effectively tender original notes by book-entry transfer to the account maintained by the exchange agent at DTC, holders of original notes must request a DTC participant to, on their behalf, in lieu of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance through DTC’s Automated Tender Offer Program (“ATOP”). DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An “agent’s message” is a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, as defined below, which states that DTC has received an express acknowledgment from the DTC participant tendering original notes on behalf of the holder of such original notes that such DTC participant has received and agrees to be bound by the terms and conditions of the exchange offer as set forth in this prospectus and the related letter of transmittal and that we may enforce such agreement against such participant. A timely confirmation of a book-entry transfer of the original notes into the exchange agent’s account at DTC, pursuant to the book-entry transfer procedures described below, as well as an agent’s message pursuant to DTC’s ATOP system, must be delivered to the exchange agent on or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

To effectively tender any original notes held in physical form, a holder of the original notes must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the letter of transmittal, and deliver such letter of transmittal or a facsimile thereof, together with the certificates representing such original notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

Holders of original notes whose certificates for original notes are not lost but are not immediately available or who cannot deliver their certificates and all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, or who cannot complete the procedures for book-entry transfer on or prior to the expiration date, may tender their original notes according to the guaranteed delivery procedures set forth in “—Guaranteed Delivery Procedures” below.

The method of delivery of the letter of transmittal, any required signature guarantees, the original notes and all other required documents, including delivery of original notes through DTC, and transmission of an agent’s message through DTC’s ATOP system, is at the election and risk of the tendering holders, and the delivery will be deemed made only when actually received or confirmed by the exchange agent. If original notes are sent by mail, it is suggested that the mailing be registered mail, properly insured, with return receipt requested, made sufficiently in advance of the expiration date, as desired, to permit delivery to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. Holders tendering original notes through DTC’s ATOP system must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such respective date.

No original notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all original notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

The tender by a holder of original notes, including pursuant to the delivery of an agent’s message through DTC’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

Holders of original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wish to tender must contact such registered holder promptly and instruct such registered holder how to act on such non-registered holder’s behalf.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, each an eligible institution, unless the original notes tendered pursuant to the letter of transmittal or a notice of withdrawal are tendered:

•	by a registered holder of original notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an eligible institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.

If the letter of transmittal is signed by a person other than the registered holder, the original notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holders’ name appears on the original notes.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered original notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all original notes not validly tendered or any original notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of original notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of original notes, nor shall any of them incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such irregularities have been cured or waived. Any original notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

Although we have no present plan to acquire any original notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any original notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any original notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

By tendering, each holder will represent to us that, among other things:

•	it is not an affiliate of ours;

•	the person acquiring the exchange notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and

•	neither the holder nor such other person is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes issued in the exchange offer.

If any holder or any such other person is an “affiliate,” as defined under Rule 405 of the Securities Act, of us, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of exchange notes to be acquired in the exchange offer, that holder or any such other person:

•	may not participate in the exchange offer;

•	may not rely on the applicable interpretations of the staff of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer who acquired its original notes as a result of market-making activities or other trading activities, and thereafter receives exchange notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes Issued in the Exchange Offer

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all original notes properly tendered and will issue exchange notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any original notes for exchange.

For each original note accepted for exchange, the holder will receive an exchange note registered under the Securities Act having a principal amount equal to that of the surrendered original note. As a result, registered holders of exchange notes issued in the exchange offer on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the original notes, from January 26, 2004. Original notes that we accept for exchange will cease to accrue interest from and after the date of completion of the exchange offer. Under the registration rights agreement, we may be required to make additional payments in the form of additional interest to the holders of the original notes under circumstances relating to the timing of the exchange offer.

In all cases, we will issue exchange notes in the exchange offer for original notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for such original notes or a book-entry confirmation of such original notes into the exchange agent’s account at DTC or certificates for such original notes;

•	an agent’s message or a properly completed and duly executed letter of transmittal; and/or

•	any other required documents.

If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered original notes, or if a holder submits original notes for a greater principal amount than the holder desires to exchange or a holder withdraws original notes, we will return such unaccepted, non-exchanged or withdrawn original note without cost to the tendering holder. In the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged original notes will be credited to an account maintained with DTC. We will return the original notes or have them credited to the DTC account promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will establish an account with respect to the original notes at DTC for purposes of this exchange offer. Any financial institution that is a participant in DTC’s ATOP systems may use DTC’s ATOP procedures to tender original notes. Such participant may make a book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. However, although delivery of original notes may be effected through a book-entry transfer at DTC, the letter of transmittal, or facsimile of the letter of transmittal, with any required signature guarantees, or an agent’s message pursuant to the ATOP procedures and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth in this prospectus on or prior to the expiration date of the exchange offer, or the guaranteed delivery procedures described below must be complied with. Delivery of documents to DTC will not constitute valid delivery to the exchange agent.

Guaranteed Delivery Procedures

If your certificates for original notes are not lost but are not immediately available or you cannot deliver your certificates and any other required documents to the exchange agent on or prior to the expiration date, or you cannot complete the procedures for book-entry transfer on or prior to the expiration date, you may nevertheless effect a tender of your original notes if:

•	the tender is made through an eligible institution;

•	prior to the expiration date of the exchange offer, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible institution a validly completed and duly executed notice of guaranteed delivery, substantially in the form provided with this prospectus, or an agent’s message with respect to guaranteed delivery which:

•	sets forth your name and address and the amount of your original notes tendered;

•	states that the tender is being made thereby; and

•	guarantees that within three NYSE trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of original notes may be properly withdrawn at any time prior 5:00 p.m., New York City time, on the expiration date of the exchange offer.

For a withdrawal of a tender to be effective, a written notice of withdrawal delivered by hand, overnight by courier or by mail, or a manually signed facsimile transmission, or a properly transmitted “Request Message”

through DTC’s ATOP system, must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. Any such notice of withdrawal must:

•	specify the name of the person that tendered the original notes to be properly withdrawn;

•	identify the original notes to be properly withdrawn, including the principal amount of such original notes;

•	in the case of original notes tendered by book-entry transfer, specify the number of the account at DTC from which the original notes were tendered and specify the name and number of the account at DTC to be credited with the properly withdrawn original notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such original notes exchanged for exchange notes;

•	other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which such original notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the original notes register the transfer of such original notes in the name of the person withdrawing the tender; and

•	specify the name in which such original notes are registered, if different from the person who tendered such original notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, and our determination shall be final and binding on all parties. Any original notes so properly withdrawn will be deemed not to have been validly tendered for exchange for purposes of this exchange offer. No exchange notes will be issued with respect to any withdrawn original notes unless the original notes so withdrawn are later tendered in a valid fashion. Any original notes that have been tendered for exchange but are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder, or, in the case of original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described above, such original notes will be credited to an account maintained with DTC for the original notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following the procedures described above at any time on or prior to the expiration date of the exchange offer.

Exchange Agent

The Bank of New York has been appointed as exchange agent for this exchange offer. Letters of transmittal, agent’s message or request messages through DTC’s ATOP system, notices of guaranteed delivery and all correspondence in connection with this exchange offer should be sent or delivered by each holder of original notes or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the exchange agent at the following address: The Bank of New York, Corporate Trust Operations, Reorganization Unit, 101 Barclay Street 7 East, New York, N.Y. 10286, Attention: Mr. William Buckley, telephone: (212)-815-5788, facsimile: (212)-298-1915. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. Delivery or facsimile to a party other than the exchange agent will not constitute valid delivery.

Fees and Expenses

The expenses of soliciting tenders pursuant to this exchange offer will be paid by us.

Except as described above, we will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. We will, however, pay the reasonable and customary fees and out-of-pocket expenses of the exchange agent, the trustee, and legal, accounting, and related fees and expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses incurred in forwarding copies of this prospectus and related documents to the beneficial owners of the original notes, and in handling or forwarding tenders for exchange.

We will also pay all transfer taxes, if any, applicable to the exchange of original notes pursuant to this exchange offer. If, however, original notes are to be issued for principal amounts not tendered or accepted for exchange in the name of any person other than the registered holder of the original notes tendered or if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of original notes pursuant to this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the consent and letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

The estimated cash expenses to be incurred in connection with the exchange offer are estimated in the aggregate to be approximately $            . These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.

Consequences of Failure to Exchange Outstanding Securities

Holders who desire to tender their original notes in exchange for exchange notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of original notes for exchange.

Original notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the original notes and the existing transfer restrictions set forth in the legend on the original notes. Except in limited circumstances with respect to specific types of holders of original notes, we will have no further obligation to provide for the registration under the Securities Act of such original notes. In general, original notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will take any action to register the original notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the original notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

Holders of the exchange notes issued in the exchange offer and any original notes which remain outstanding after completion of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion compares our results of operations for the three months ended July 31, 2003 and 2004 and for the fiscal years ended April 30, 2002, 2003 and 2004. You should read the following discussion and analysis in conjunction with the selected consolidated financial data, the consolidated financial statements, and the accompanying notes, and other financial information about ASAT which appear elsewhere in this prospectus. The following discussion includes various forward-looking statements that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for special information regarding our forward-looking statements.

Operating Environment and Overview

We are an independent provider of semiconductor assembly and test services. We offer assembly services for a broad range of semiconductor packages including chipscale and non-chipscale packages. We also provide semiconductor test services, particularly for mixed-signal semiconductors which perform both analog and digital functions.

We provide assembly and test services from our Hong Kong and Dongguan, China facilities. We also provide package design services and thermal and electrical modeling from both our Pleasanton, California and Hong Kong facilities. Our sales offices and representatives are strategically located in the United States, Germany, Hong Kong, Japan, South Korea and Singapore, allowing us to work directly with customers at their facilities to provide effective design, test and customer service. Through this network we are able to provide highly focused design and production services with rapid time-to-market design and production solutions.

As part of our overall strategy to remain competitive, we made a strategic decision to move our Hong Kong manufacturing operations to China in order to significantly reduce our costs and to provide better access the high-growth semiconductor market in China. We plan to conduct this move in two phases. To launch what we call Phase I of this transition of our operations to China, in August 2002, we entered into a 15-year lease agreement and a 6-year management agreement with Dongguan Changan County Changshi Development Company, or Changshi, our development partner in the Zhenan Technology and Industrial Park, Changan County, Dongguan City in Dongguan, China. In August 2003, construction and finish of the interior and fixtures of our modern Phase I 180,000 square foot facility was completed by Changshi to our specifications. Upon completion we started moving assembly equipment to this newly built Phase I facility. We have completed our internal qualification and customer qualification runs for the LPCC, TAPP and fpBGA product lines at this new facility. For the three months ended July 31, 2004, we continued to make progress in ramping our Phase I facility towards volume production, which has increased the number of customers that have qualified their semiconductor components for assembly in Phase I facility. We believe that unit volume production in our Phase I facility will continue to increase in the October 2004 quarter. We anticipate that we will have transferred approximately one-half of our current installed assembly and test capacity, measured as of the April 2004 quarter, to China by the end of our January 2005 quarter. In the July 2004 quarter, the construction on a 300,000 square foot Phase II factory building immediately adjacent to our Phase I facility commenced. As with our Phase I facility, in May 2004, we entered into a long-term lease agreement with Changshi to have this facility built to our specifications. The Phase II facility lease also includes the participation of the Changshi subsidiary, Dongguan Changan ASAT Semiconductor Assembly and Test Factory, that holds the subject land use rights. Under the terms of the lease agreement, we will lease the completed Phase II factory building from Changshi for a period of 15 years. In August 2004, we entered into an agreement to engage a third party vendor, Dongguan Wellmean Decoration Engineering Company Limited, to complete the interior finish and fixtures in the Phase II factory building. The Phase II factory building is expected to house substantially all of the balance of our Hong Kong manufacturing operations plus provide space for the future expansion of our assembly and test operations. See “Business—Operations.”

Industry Demand.    Our business is substantially affected by market conditions in the semiconductor industry. The semiconductor industry is highly cyclical. The industry experienced sustained growth during the first half of the 1990s as global demand for semiconductors expanded at an accelerated pace due to the increasing pervasiveness of semiconductor applications and increased demand for semiconductor components with greater functionality, increased speed and smaller size.

Through the first three quarters of calendar year 2000, the semiconductor industry experienced strong growth which allowed us to improve our production levels, revenue, gross margins and operating margins above our historical levels. Beginning in the fourth quarter of calendar year 2000, the semiconductor industry experienced a sudden and severe downturn. Accordingly, our customers cut back production orders, reflecting inventory corrections and lower demand experienced in their end-user markets. We experienced a semiconductor industry wide slowdown in demand in our end-user markets, primarily in the communications sector, which had historically accounted for approximately 75% to 80% of our sales prior to 2000. As a result, assembly utilization declined from a high of approximately 88% in the July 2000 quarter to an average of approximately 20% to 25% during the fiscal year ended April 30, 2002. We believe the semiconductor industry began a modest recovery in the second quarter of calendar year 2002 and the overall demand for semiconductors has improved since the second quarter of calendar year 2003 and continued through the first quarter of calendar 2004. Due to this recovery, utilization rates in earlier quarters increased to an average of approximately 71% in the July 2003 quarter, to an average of approximately 72% in the April 2004 quarter, given the recent increase in capacity. A utilization rate of greater than 80% is considered to be operating effectively at full capacity due to the downtime required to change shifts and service machinery.

However, in the July 2004 quarter the semiconductor industry experienced another downturn, and our net sales were down 12 percent in the July 2004 quarter compared with the April 2004 quarter. This decline in our net sales can be attributed to a variety of factors, including: excess capacity in the assembly and test industry and related price pressure, a significant shift in our product mix, and an inventory correction within the semiconductor industry. Based on customer forecasts and current market trends, we believe there may be decreased demand for our assembly and test services and we may experience a decrease in net sales as a result of continued excess capacity and the potential for further inventory corrections within the semiconductor industry. Although we believe this downturn will be a short-term trend, we will continue to monitor our expenditures, particularly our capital equipment expenditures, in light of current and anticipated industry-wide conditions.

Beginning in 2001, in response to the severe downturn in the semiconductor sector, we began to reduce costs. Over the past ten quarters, or since the end of the January 2002 quarter, we have been implementing our corporate restructuring program to increase our focus on developing advanced packages, diversifying our customer base, significantly improving our customer focus and reducing our costs. These strategies are being executed via our “Peak Performance Initiative” program which is designed to lower customers’ cost and risk while improving our profitability. Under this program, we have set internal goals focused on increasing shareholder value, providing superior customer service and remaining a technology leader. Our new technology introductions as well as the “Peak Performance Initiative” program have enabled us to re-engage former customers and increase sales. To implement the Peak Performance Initiative, our management seeks to establish company-wide and departmental goals with quantifiable milestones and deliverables which, if obtained, will help to ensure that we will meet or exceed our business objectives. If we return to profitability, the degree to which these goals and objectives of the Peak Performance Initiative have been achieved will be the measure against which our MBO (Management By Objectives) bonus plan will reward performance. Specific Peak Performance Initiative goals relate to, among other things, our financial performance, customer satisfaction, new product development, new customer development, manufacturing quality and conducting operations within budget.

Due to a variety of factors, our operating results, particularly our quarterly operating results, will vary. These factors could include: general economic conditions in the semiconductor industry, our progress in ramping the new China facility, the short-term nature of our customers’ commitments, capacity utilization, ability to meet increases in customer demands, intensive capital expenditures, erosion of the selling prices of packages, errors in assembly and test processes, reduced purchases by or losses of customers, changes in our product mix and timing of our receipt of semiconductor chips from our customers. See “Risk Factors.” You should read the following information in conjunction with our condensed financial statements and the related notes included in this prospectus.

Technology Migration.    The semiconductor industry is subject to technology migration as increasingly complex semiconductor applications with higher performance requirements and greater functionality are developed. Typically, the newest semiconductor applications with the highest performance initially demand the highest price. Pricing and margins on these products generally decline as they are replaced by newer products with enhanced performance characteristics. Accordingly, the semiconductor industry (including the assembly and test industry) must continually develop products with greater functionality and performance.

In the fiscal year 2004, as a result of our strategy to focus on our consumer base and other sectors, our sales of chipscale packages increased as a percentage of assembly sales. Our product families can be grouped into four categories: assembly services for CSP, non-CSP laminate packages and non-CSP leadframe packages and test services. The following table illustrates the sales by packages as percentage of total net sales in the fiscal years ended April 30, 2000, 2001, 2002, 2003 and 2004 and the three months ended July 31, 2003 and 2004.

	Fiscal Year Ended April 30,					Three Months Ended July, 31
	2000	2001	2002	2003	2004	2003	2004
	(unaudited)
Chipscale packages (CSP) assembly services	0%	1%	12%	31%	40%	32%	46%
Non-CSP laminate packages assembly services	36	46	32	21	17	20	13
Non-CSP leadframe packages assembly services	55	48	51	38	32	37	30

Subtotal for assembly services	91	95	95	90	89	89	89
Test services (1)	9	5	5	10	11	11	11

Total net sales	100%	100%	100%	100%	100%	100%	100%

(1)	Most of the revenue derived from test services comes from test services performed in connection with assembly services and the revenue generated from only test is not significant to us.

Pricing and Revenue Recognition.    Our pricing is significantly influenced by general demand in the semiconductor industry and by the sophistication of our assembly and test services. Other factors affecting pricing include the cost of components and raw materials, the order size, strength and history of our relationships with our customers and our capacity utilization. Revenues are recognized net of discounts from packaged semiconductors sold directly to customers when persuasive evidence of an arrangement exists, the price is fixed or determinable, delivery has occurred and services are rendered, and collectibility is reasonably assured.

Cost of Sales and Gross Profit.    The most significant components of cost of goods sold are raw materials, fixed manufacturing costs, labor and depreciation. Industry trends significantly affect the average selling price of our services. They also affect our raw material costs, which account for a majority of our cost of sales.

Impairment of Property, Plant and Equipment.    We routinely consider whether indicators of impairment of long-lived assets are present in accordance with Statements of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” For this purpose, assets are grouped at the lowest level for which separate cash flow information is available. For long-lived assets to be held and used, we determine whether the estimated undiscounted cash flows attributable to the assets in question are less than their carrying values. If such indicators are present, we recognize an impairment charge equal to the difference between the fair value and the carrying value of such assets. Fair value is best determined by quoted market prices in active markets. If quoted market prices are not available, other methods that can be used include discounted future cash flows or appraisals. If the assets determined to be impaired are to be held and used, we recognize an impairment loss based on the excess of the carrying amount of the assets over their respective fair value. The fair value of the asset then becomes the asset’s new carrying value, which we depreciate over the remaining estimated useful life of the asset. In the fiscal year ended April 30, 2003, we re-examined our business strategy to reflect the growing market demand for finer pitch technologies and to focus on high-end and advanced packaging solutions. During the year ended April 30, 2003, we conducted evaluations of our long-lived assets and recognized a total of $81.8 million of non-cash impairment charges in two separate fiscal quarters within the year to reduce the net book value of property, plant and equipment to its fair value. On December 20, 2003, the Company entered into a sale and purchase agreement with a third party to dispose of the Company’s factory building for test operation in Hong Kong for approximately $4.0 million. The final sale and purchase agreement was completed on February 21, 2004 and the Company now leases back a portion of the property under an operating lease for a monthly rental fee of approximately of $31 thousand. The lease term is three years commencing from February 21, 2004. As a result of the sales of the property in February 2004, an impairment charge of $2.4 million was recognized and recorded in the January 2004 quarter. We may incur impairment losses in future periods if factors influencing our estimates change or if our expectations for future revenues and of our ability to utilize our assets change. While our cash flow assumptions and estimated useful lives are consistent with our business plan, there is significant judgment involved in determining these cash flows.

Reorganization Expenses.    Due to the decline in demand in the end markets of the communications and computer sectors, many of our customers have initiated cost reduction programs. In response, we initiated a reorganization program, which included reductions in material costs, manufacturing labor and overhead, and administrative costs. For the fiscal years ended April 30, 2002 and 2003, we incurred $2.3 million and $713 thousand, respectively, in reorganization expenses in relation to our workforce reduction. We did not incur any reorganization expenses in the fiscal year ended in 2004 or during the July 2004 quarter.

Research and Development.    Because our new packaging technologies usually involve extensions and evolutions of existing technologies, we have been able to develop new products in recent years without significantly increasing our research and development expenditures. Our focus on working closely in the package design process with customers to develop packages for application specific standard products enables us to use our research and development resources efficiently. During our last three fiscal years, our research and development expenditures ranged between $4.6 million and $6.4 million to develop technologies that would satisfy our customers’ future requirements. During fiscal year 2004, our research and development expenditures were $4.6 million. During the July 2004 quarter our research and development expenditures were $1.2 million. We believe that by focusing our research and development resources on a few carefully selected and closely monitored projects, we will be able to both upgrade our assembly technology processes and continue to refine the development of our leading edge package technologies without increasing our year-over-year research and development expenditures. To help optimize the use of our research and development resources, we will continue to partner with our customers in the development of advanced technologies.

Customers.    For the July 2004 quarter and the year ended April 30, 2003 and 2004, our single largest customer accounted for approximately 17.6%, 25.1% and 19.0%, respectively, of net sales, our top ten customers accounted for approximately 69.7%, 77.5% and 74.3%, respectively, of net sales, and each of Analog Devices and Broadcom accounted for 10% or more of net sales in the July 2004 quarter, each of Analog Devices and Broadcom accounted for 10% or more of net sales in the fiscal year ended April 30, 2004 and each of Altera, Analog Devices and Broadcom accounted for 10% or more of net sales in the fiscal year ended April 30, 2003.

Quarterly Results of Operations

The following table sets forth ASAT’s results of operations as a percentage of net sales during the periods shown:

	Three Months Ended July 31,
	2003	2004
	(unaudited)
Net sales	100.0%	100.0%
Cost of sales	83.6%	87.8%
Gross profit	16.4%	12.2%
Selling, general and administrative	13.2%	12.1%
Research and development	2.6%	2.2%
Facilities charge	0.7%	—
Total operating expenses	16.5%	14.3%
Loss from operations	(0.1)%	(2.1)%

Three Months Ended July 31, 2004 Compared to Three Months Ended July 31, 2003

Net Sales.    Net sales increased by 26.1% to $55.5 million in the July 2004 quarter as compared to $44.0 million in the July 2003 quarter. The increase in net sales was primarily a result of increase in sales of our products incorporating CSP assembly technologies from $13.9 million in the July 2003 quarter to $25.6 million in the July 2004 quarter. Unit sales volumes for our patented LPCC product increased during the July 2004 quarter, as evidenced by 26% increase in unit sales volume as compared with the April 2004 quarter.

Net Sales from assembly services for the quarter ended July 31, 2004 were $49.8 million, an increase of 27.5% to the same period last year. Assembly revenue accounted for 89.7% and 88.8% of the total net sales for the quarter ended July 31, 2004 and 2003, respectively. Additionally, net sales from test services increased by 15.2% from $5.0 million to $5.7 million for the quarters ended July 31, 2003 and 2004, respectively.

Net sales from the communication sector were 58% and 61% for the quarters ended July 31, 2004 and 2003, respectively. Sales to industrial, automotive and others for the quarters ended July 31, 2004 and 2003 were 22% and 15%, respectively. We estimate that approximately 48.0% of our net sales during the quarter ended July 31, 2004 represented packages shipped to distribution centers with destinations within Asia compared with 45.8% in the same period last year.

We continue to diversify our customer base in the quarter ended July 31, 2004 and reduced the percentage of total revenue generated by our top three customers to 39.7% in the quarter ended July 31, 2004 from 50.2% in the quarter ended July 31, 2003. The top ten customers in the quarter ended July 31, 2004 accounted for 69.7% of total revenue compared with 76.8% in the same period last year.

Gross Profit.    Gross profit decreased to $6.8 million in the quarter ended July 31, 2004 from $7.2 million in the quarter ended July 31, 2003, despite net sales increased by $11.5 million. Gross margin was 12.2% in the quarter ended July 31, 2004 compared to 16.4% in the quarter ended July 31, 2003. Overall gross margin decreased due to the reduction in average selling prices and related price pressure and a significant shift in our product mix. The inventory write-off in the July 2004 quarter was $678 thousand compared with $456 thousand in the same period last year. In addition, the ramping up of the new China Phase I factory also contributed to the decrease in gross profit.

Selling, General and Administrative.    Selling, general and administrative expenses increased by 15.7% to $6.7 million in the July 2004 quarter as compared to $5.8 million in the July 2003 quarter, while net sales increased by 26.1% in the same period. The increase was primarily attributable to the increase in the size of the business during the past several quarters, as sales in the April 2004 quarter of $63.0 million were the highest since the end of the January 2001 quarter. We have already initiated key tactical and strategic programs centered on improving operating efficiencies and cost control.

Research and Development.    Research and development expenses remained approximately unchanged at $1.2 million for both the July 2003 and 2004 quarters. A significant portion of these expenditures was focused on further developing additional advanced semiconductor packaging technologies, such as TAPP and fully integrated System-In-Package (“SiP”) products.

Other Income, net.    Other income, net decreased from $248 thousand in the July 2003 quarter to $51 thousand in the July 2004 quarter. The decrease was mainly due to the net loss on disposal of property, plant and equipment of $120 thousand in the July 2004 quarter as compared to the net gain on disposal of property, plant and equipment of $39 thousand in the July 2003 quarter. Additionally, miscellaneous income decreased from $134 thousand in the July 2003 quarter to $15 thousand in the July 2004 quarter. Miscellaneous income in the July 2003 quarter was mainly represented by the recognition of $120 thousand in rental income. There was no such rental income during the July 2004 quarter.

Interest income, however, did increase from $77 thousand in the July 2003 quarter to $157 thousand in the July 2004 quarter. The increase in interest income was attributed to the increase in cash balance from the proceeds of the 9.25% senior notes due 2011. Cash and cash equivalents at July 31, 2004 and 2003 were $55.1 million and $28.6 million, respectively.

Interest expense.    Third party interest expense was $3.5 million in the July 2004 quarter, and $3.3 million in the July 2003 quarter, a $0.2 million increase. The July 2004 quarter interest expense was attributed to the issuance of the 9.25% senior notes due 2011 while the July 2003 interest expense was attributed to the 12.5% senior notes which was redeemed in February 2004.

Accumulated interest payments due on the 9.25% senior notes were made at July 31, 2004 and remain payable on a semi-annual basis, on August 1 and February 1 of each year thereafter during the term of the notes.

Fiscal Year Results of Operations

The following table sets forth ASAT’s results of operations as a percentage of net sales during the years shown:

	Fiscal Year Ended April 30,
	2000		2001	2002	2003	2004
Net sales	100.0%		100.0%	100.0%	100.0%	100.0%
Cost of Sales	64.0		71.9	129.4	93.5	81.2

Gross profit (loss)	36.0		28.1	(29.4)	6.5	18.8

Operating expenses:
Selling, general and administrative	8.5		11.1	29.7	16.1	11.5
Research and development	1.5		1.7	6.3	3.5	2.1
Reorganization expenses	—		0.8	2.3	0.5	—
Impairment of property, plant and equipment	3.9	(1)	—	—	54.5 (5)	1.1
Facilities charge	—		—	—	—	0.1
Non-recoverable and unutilized architectural costs	—		—	4.4 (3)	—	—
Write-off in relation to ASAT S.A.	—		—	23.7 (4)	—	—

Total operating expenses	13.9		13.6	66.4	74.6	14.8

Income (Loss) from operations	22.1		14.5	(95.8)	(68.1)	4.0
Other income (expense), net	0.3		1.9	(1.5)	1.1	0.3
Charges on early extinguishment of debt	—		(3.9)	—	—	—
Charges on early redemption of 12.5% senior notes	—		—	—	—	(4.8)
Interest expense	(6.1)		(5.3)	(13.9)	(9.1)	(7.2)
Recapitalization costs	(2.2	)(2)	—	—	—	—

Income (Loss) before income taxes	14.1		7.2	(111.2)	(76.1)	(7.7)
Income tax (expense) benefit	(3.1)		(1.6)	10.7	10.1	—

Net income (loss)	11.0%		5.6%	(100.5)%	(66.0)%	(7.7)%

(1)	Reflects a non-cash impairment charge of $12.3 million for property, plant and equipment in fiscal year 2000.
(2)	Reflects costs incurred in connection with our recapitalization in October 1999.
(3)	Reflects a non-recoverable charge of $4.5 million for previously incurred architectural costs on a land use right disposed in fiscal year 2002.
(4)	Reflects a write-off in relation to ASAT, S.A. in fiscal year 2002. ASAT, S.A.’s financial position and results of operations have not been consolidated into our financial statements since November 2001.
(5)	Reflects a non-cash impairment charge of $81.8 million for property, plant and equipment in fiscal year 2003.

Fiscal Year Ended April 30, 2004 Compared to Fiscal Year Ended April 30, 2003

Net Sales.    Net sales consist primarily of sales of our assembly services and test services. Net sales increased 43% to $214.7 million for the fiscal year 2004 from $150.1 million for the fiscal year 2003. This increase in net sales was primarily a result of increase in sales of our products to end-markets such as network search engines, MP3, video game, PDA, optical storage device, global positioning system, computing equipment and RF devices, an increase in sales of our products incorporating CSP technologies from $46.5 million for fiscal year 2003 to $86.6 million for fiscal year 2004, and an improvement in overall market conditions. Net sales from the communication sector were 61% and 63% for fiscal years 2004 and 2003, respectively. Sales to the computer peripherals market for fiscal year 2004 and 2003 were 8% and 4%, respectively. Sales volumes were increased by 40.1% in fiscal year 2004 as compared to fiscal year 2003.

Net sales from assembly services for the fiscal year 2004 were $191.9 million, an increase of 42% compared to last year. Assembly revenue accounted for 89.4% and 90.3% of the net sales for the year ended 2004 and 2003, respectively. Net sales from test services increased 57% to $22.8 million during fiscal year 2004 from $14.5 million during fiscal year 2003.

The top ten customers in the fiscal year 2004 accounted for 74.3% of net sales compared with 77.5% in the last year. We continued to diversify our customer base in the fiscal year 2004, and reduced the percentage of net sales generated by our top three customers to 45.4% in fiscal year 2004, from 51.0% in fiscal year 2003. We estimate that approximately 49.2% and 43.2% of our net sales during fiscal year 2004 and 2003, respectively represented packages shipped to distribution centers and destinations within Asia.

Gross Profit.    Gross profit for the year ended April 30, 2004 improved to $40.4 million compared with gross profit of $9.7 million in the last year. Gross margin was 18.8% for the year ended April 30, 2004 compared to 6.5% for the year ended April 30, 2003. This increase in gross margin was primarily due to economies of scale from increased unit volume production and the decrease in depreciation expenses as a result of an impairment charge taken on certain of our property, plant and equipment in fiscal year 2003 as well as a decrease in fixed manufacturing expenses and direct labor costs as a percentage of net sales. Depreciation expenses were 10.8% and 18.9% of total net sales for the years ended April 30, 2004 and 2003, respectively. Fixed manufacturing expenses as a percentage of net sales were reduced by 1.5% in the fiscal year ended April 30, 2004. Direct labor costs as a percentage of net sales were reduced by 2.2% in the fiscal year ended April 30, 2004. Continuous cost reduction efforts undertaken in conjunction with our “Peak Performance Initiative” program were reflected in these improved results. We recorded a $4.1 million non-cash inventory charge in the fiscal year ended April 30, 2003 as compared to a $1.4 million charge for the year ended April 30, 2004.

Selling, General and Administrative.    For the year ended April 30, 2004, selling, general and administrative expenses increased to $24.8 million or 11.5% of total net sales from $24.2 million or 16.1% of total net sales for the year ended April 30, 2003. The increase was primarily attributable to the growing of the business during the year.

Research and Development.    Research and development decreased slightly to $4.6 million or approximately 2.1% of total net sales for the fiscal year 2004 as compared to $5.3 million or approximately 3.5% of total net sales for the fiscal year 2003. A significant portion of these expenditures was focused on developing additional advanced semiconductor packaging technologies, such as thin array plastic packaging, or TAPP, and fully integrated systems-in-package, or SiP, products. We currently expect our research and development expenditures will be flat year over year.

Impairment of Property, Plant and Equipment.    On December 20, 2003, the Company entered into a sale and purchase agreement with a third party to dispose of the Company’s excess real property in Hong Kong for approximately $4.0 million. The final sale and purchase agreement was completed on February 21, 2004 and the Company now leases back a portion of the property under an operating lease for a monthly rental fee of approximately $31 thousand. The lease term is three years commencing from February 21, 2004. As a result of sale of the property, an impairment charge of $2.4 million was recognized and recorded in the January 2004 quarter. The annual expected depreciation savings from the property and equipment impairment charges expected to be recognized during fiscal year 2005 amounts to approximately $204 thousand.

In fiscal year 2003, the management re-examined the Company’s business strategy to reflect the growing market demand for finer pitch technologies and to focus on high-end and advanced packaging solutions. In line with the new business strategy and the continuous weakness in the semiconductor market and the economy, the Company recognized a total of $81.8 million non-cash impairment charges to reduce the net book value of the property, plant and equipment to its fair value.

Reorganization Expenses.    In continuation of the reorganization program initiated in 2001, headcount was reduced by 116 in 2003 and we incurred $713 thousand of reorganization expense (pre-tax) as severance payments. There were no reorganization expenses taken in the fiscal year ended April 30, 2004.

Other Income (Expense), Net.    Other income, net decreased from $1.7 million for the year ended April 30, 2003 to other income, net of $689 thousand for the year ended April 30, 2004. These decreases in other income, net were partly due to decreased interest income arising from investment of cash generated from operations net of debt repayment, plus interest earned on unspent proceeds from our initial public offering to date. Interest income was $468 thousand and $371 thousand for the years ended April 30, 2003 and 2004, respectively. In addition, there were legal claim of $200 thousand, write-back of long outstanding payable balances of $481 thousand and unapplied payment from customers of $360 thousand recorded in the fiscal year ended April 30, 2003. No such items were recorded in the fiscal year ended April 30, 2004.

Charges on Early Redemption of 12.5% Senior Notes.    This charge of $6.3 million represented a call premium for early redemption of the 12.5% senior notes and its related charge of $4.0 million for the non-cash write-off of deferred financing fees and debt discount. There was no such item during the year ended April 30, 2003.

Interest Expense.    Interest expense increased to $15.4 million during the year ended April 30, 2004 as compared to $13.6 million for the year ended April 30, 2003. Of the $15.4 million recorded in current year, $11.5 million was attributed to interest on the 12.5% senior notes which was redeemed in February 2004 from the proceeds of the private placement of the 9.25% senior notes due 2011, while $3.9 million was accrued for the 9.25% senior notes. Of the $15.4 million interest expense recorded during the year ended April 30, 2004, $14.4 million was attributed to interest on the 12.5% and 9.25% senior notes and $1.0 million was attributed to the amortization of the deferred charges. Of the $13.6 million recorded during the year ended April 30, 2003, $12.7 million was attributed to interest on the 12.5% senior notes and $0.9 million in interest was attributed to amortization of the deferred charges.

Income Taxes.    Income tax benefit decreased from $15.2 million for fiscal year 2003 to an income tax expense of $4 thousand for fiscal year 2004. During the year ended April 30, 2004 tax expense represented an effective tax rate of 0.0% compared with 13.3% effective tax benefit rate in the fiscal year ended April 30, 2003. The income tax expense for the year ended April 30, 2004 was mainly attributed to the U.S. and Korean operations, while the income tax benefit for the year ended April 30, 2003 was primarily related to the reversal of deferred tax liabilities related to the $81.8 million impairment charge on property, plant and equipment. The valuation allowance were decreased from $8.8 million in the fiscal year ended April 30, 2003 to $7.8 million in the fiscal year ended April 30, 2004 due to the increase in deferred tax liabilities. In light of the Company’s three years of cumulative losses, a severe industry downturn and continued poor visibility of customer demand, the Company determined that a valuation allowance representing substantially all of the Company’s deferred tax assets was still appropriate in the fiscal year ended April 30, 2004.

Fiscal Year Ended April 30, 2003 Compared to Fiscal Year Ended April 30, 2002

Net Sales.    Net sales increased by 46.6% to $150.1 million for the year ended April 30, 2003 compared with $102.4 million for the year ended April 30, 2002. Assembly sales increased 38.9% to $135.6 million in the fiscal year ended April 30, 2003 compared with $97.6 million in the fiscal year ended April 30, 2002. The increase in assembly revenues reflected an increase in sales volume and the improved market condition in assembly sales of legacy products, high thermal performance BGAs and fpBGAs, with particular strength in the wireless, broadband access and consumer market in the fiscal year ended April 30, 2003 compared with 2002. Test revenues in the fiscal year ended April 30, 2003 increased to $14.5 million compared with $4.8 million in the fiscal year ended April 30, 2002. Net sales from chipscale packages represented 34.3% of assembly sales in the fiscal year ended April 30, 2003 compared with 12.3% in the fiscal year ended April 30, 2002. We estimate that approximately 43.3% and 32.1% of our net sales during the year ended April 30, 2003 and the year ended April 30, 2002, respectively, represented packages shipped to distribution centers and destinations within Asia.

Cost of Sales and Gross Profit (Loss).    We achieved a gross profit of $9.7 million in the fiscal year ended April 30, 2003 compared with a gross loss of $30.1 million in the fiscal year ended April 30, 2002. Gross profit margin improved significantly in the fiscal year ended April 30, 2003 to a positive 6.5% compared to a negative margin of 29.4% in the fiscal year ended April 30, 2002. Overall gross margin increased primarily due to economies of scale from increased unit sales volume and the decrease in direct labor as percentage of sales, decreases in material costs as percentage of sales, decreases in fixed manufacturing costs and decreases in depreciation expenses after the impairment charge taken for certain of our property, plant and equipment in the fiscal year ended April 30, 2003. Tighter cost control was reflected in these results. Depreciation expenses as a percentage of net sales were 17.2% lower in the fiscal year ended April 30, 2003 than the year ended April 30, 2002, mainly due to the assets impairment charge mentioned above. Material costs as a percentage of net sales were reduced by 3.7% in the fiscal year ended April 30, 2003. Fixed manufacturing expense decreased by 15.8% due to asset impairments and workforce reductions. We also undertook approximately $4.0 million of non-cash write-offs of specific excess inventory for both fiscal years ended April 30, 2003 and 2002. We have put in place tighter purchasing and inventory controls in an effort to substantially reduce the accumulation of excess inventories in the future.

Reorganization Expenses.    In response to the industry downturn, we continued the reorganization program initiated in 2001, which included reductions in material costs, manufacturing labor and overhead, and administrative costs. Headcount was reduced by 116 and 1,046 in fiscal years ended April 30, 2003 and 2002, respectively. As a result of headcount reductions made in fiscal years ended April 30, 2003 and 2002, before tax severance charges were recognized in the amount of $713 thousand for the year ended April 30, 2003 and $2.3 million for the year ended April 30, 2002.

Selling, General and Administrative.    Selling, general and administrative expenses decreased to $24.2 million in the fiscal year ended April 30, 2003 from $30.4 million in the fiscal year ended April 30, 2002, a decrease of 20.3%. The decrease was primarily attributable to workforce and payroll reductions resulting from our cost reduction program as part of our “Peak Performance Initiatives” program.

Research and Development.    Research and development expenses decreased by 17.7% to $5.3 million in the fiscal year ended April 30, 2003 from $6.4 million in the fiscal year ended April 30, 2002. A significant portion of these expenditures, including additional staff costs and outside consulting services, was focused on developing additional advanced semiconductor packaging technologies, such as stacked die packages, TAPP and fully integrated SiP production, which were introduced to the market in the fiscal year 2003.

Non-recoverable and Unutilized Architectural Costs.    In the fiscal year ended April 30, 2002, we wrote off $4.5 million of non-recoverable and unutilized architectural costs which are associated with the previous construction plan for a factory in Henggang County, Shenzhen, China. Our plan to move to Henggang County, Shenzhen, China was abandoned in the fiscal year ended April 30, 2002 and we decided instead to move to Dongguan, China due to a number of factors, including the quality of our Chinese partner, lower capital expenditures, better infrastructure, the relatively inexpensive labor costs, the talented labor pool and the modern low-cost facility.

Write-off in Relation to ASAT S.A.    In addition to our cost reduction efforts, we took actions to evaluate our French subsidiary, ASAT S.A., as part of our corporate restructuring program. In October 2001, we elected to discontinue funding for this subsidiary, which we believed was no longer economically viable. ASAT S.A. has been operating under court protection since November 20, 2001 when it entered into court administration and is no longer under our operational control. Certain assets and investments in the amount of $24.3 million in ASAT S.A. were written off during the October 2001 quarter. Results of ASAT S.A. have not been consolidated into our consolidated financial statements since November 20, 2001.

Impairment of Property, Plant and Equipment.    In the fiscal year ended April 30, 2003, we re-examined our business strategy to reflect the growing market demand for finer pitch technologies and to focus on high-end packaging solutions. In line with our new business strategy and continuous weakness in the semiconductor market and the economy, we recognized a total $81.8 million non-cash impairment charges to reduce the carrying value of the property, plant and equipment to fair value since the projected cash flows generated from these assets no longer reflected their fair value.

Other Income (Expense), Net.    Other income, net was $1.7 million in the fiscal year ended April 30, 2003 compared with other expense, net of $1.5 million in the fiscal year ended April 30, 2002. Interest income arose from investment of cash generated from operations and unused proceeds from our initial public offering. In the fiscal year ended April 30, 2002, we sold our land use right in Shenzhen back to the government-related company from which the land use right was originally purchased, for a consideration of $3.8 million resulting in a net pre-tax loss of $4.2 million in other expenses.

Interest Expense.    Interest expense decreased to $13.6 million in the fiscal year ended April 30, 2003 from $14.2 million in the fiscal year ended April 30, 2002. Of the $13.6 million recorded in the fiscal year ended April 30, 2003, $12.7 million was attributed to interest on the 12.5% senior notes due November 2006. Additionally, $0.9 million in interest expense was attributed to amortization of the deferred charges arising upon issuance of the 12.5% senior notes. In the fiscal year ended April 30, 2002, interest expense was attributed to $13.3 million interest on the 12.5% senior notes, which were issued in the middle of the fiscal year ended April 30, 2000 and $0.9 million for the amortization of the deferred charges.

Income Taxes.    Income tax benefit was $15.2 million in the fiscal year ended April 30, 2003. This is compared to an income tax benefit for the year ended April 30, 2002 of $11.0 million. The fiscal year ended April 30, 2003 tax benefit represented an effective tax benefit rate of 13.3% compared with a 9.6% effective tax benefit rate in the fiscal year ended April 30, 2002. The primary source of the benefit was due to the increase in net operating loss carryforwards available to offset deferred tax liability. In addition, the increase was also attributable to the reversal of deferred tax liabilities related to the $81.8 million impairment charge taken on property, plant and equipment in the fiscal year ended April 30, 2003. The valuation allowances were increased from $3.9 million in the fiscal year ended April 30, 2002 to $8.8 million in the fiscal year ended April 30, 2003 due to the uncertainty surrounding the realizability of these benefits in future tax returns.

Liquidity and Capital Resources

Cash on hand, excluding restricted cash, at July 31, 2004 was $55.1 million and at the years ended April 30, 2002, 2003 and 2004 was $34.5 million, $25.8 million and $62.6 million, respectively.

Cash Provided by (Used in) Operating Activities.    For the quarter ended July 31, 2004, cash used in operating activities was $2.2 million primarily as a result of a net loss of $4.8 million and net cash used of $4.9 million resulting from changes in operating assets and liabilities, offset by $7.4 million in net non-cash operating expenses. Non-cash operating expenses included in net loss include depreciation and amortization, stock-based compensation expense and loss on the disposal of property, plant and equipment. For the quarter ended July 31, 2003, cash provided by operating activities was $4.6 million, as our net loss of $3.3 million was offset by $6.2 million in net non-cash operating expenses and net cash of $1.7 million provided by changes in net operating assets and liabilities. Non-cash operating expenses included in net loss in the quarter ended July 31, 2003 included depreciation and amortization and gain on disposal on property, plant and equipment.

Accounts receivable decreased $1.8 million from $26.4 million for the quarter ended April 30, 2004 to $24.6 million for the quarter ended July 31, 2004. This decrease in accounts receivable was primarily the result of the $7.5 million decrease in net sales for the quarter ended July 31, 2004 to $55.5 million, as compared with $63.0 million in the quarter ended April 30, 2004. If our net sales continue to decrease at the rate it has in the recent quarter, it is likely that our accounts receivable balance will also decrease.

Inventories decreased $1.3 million from $21.3 million for the quarter ended April 30, 2004 to $20.0 million for the quarter ended July 31, 2004, primarily due to lower level of purchase orders received from our customers and also based upon weaker forecasts received from our customers. In the future, our inventory levels will be determined based on these factors as well as marketplace conditions. The considerations are balanced against the risk of obsolescence or potential excess inventory levels.

In the quarter ended July 31, 2004 we made $7.1 million in interest payments to the 9.25% senior notes holders. There was no senior notes interest payments in the quarter ended July 31, 2003. We also paid $705 thousand as prepaid rent and management fees to the lessor of the Phase II factory building during the quarter ended July 31, 2004.

Our net cash provided by operating activities was $15.9 million for the year ended April 30, 2004, compared to net cash used in operating activities of $2.3 million and $28.9 million for the years ended April 30, 2003 and 2002, respectively. This increase in net cash provided by operating activities was primarily due to improvement in profitability from a loss from operations of $102.3 million and $98.0 million for the years ended April 30, 2003 and 2002, respectively to an income from operations of $8.4 million for the year ended April 30, 2004. Uses of cash for net working capital in the year ended April 30, 2004 included increases in accounts receivable and inventories, which were partially offset by increases in accounts payable, accrued liabilities and amount due to QPL and decreases in restricted cash balances. Inventories increased from $10.4 million at April 30, 2003 to $21.3 million at April 30, 2004 primarily as a result of us increasing inventory levels in order to meet greater demand projected in our customer forecasts. Accounts receivable balances increased from $18.2 million at April 30, 2003 to $26.4 million at April 30, 2004 mainly due to the 43 percent increase in net sales over the same period. Accounts payable and balances of amounts due to QPL increased as a result of additional purchases of raw materials made in response to stronger customer forecasts in fiscal year 2004. For the year ended April 30, 2003, cash interest expenses were $12.7 million compared to $10.3 million for the year ended April 30, 2004. In connection with the redemption of the 12.5% senior notes in the year ended April 30, 2004, the Company incurred and paid a cash redemption premium of $6.3 million.

Cash Used in Investing Activities.     Net cash used in investing activities was $5.3 million for the quarter ended July 31, 2004, compared to $1.8 million for the quarter ended July 31, 2003. This increase was due to capital expenditures of $5.3 million for the development of new operating systems and the acquisition of new assembly and test equipment for expansion of capacity to meet future customer demand, which compared to capital expenditures of $1.8 million during the quarter ended July 31, 2003.

Net cash used in investing activities was $24.1 million for the year ended April 30, 2004, compared to $6.4 million and $15.7 million for the years ended April 30, 2003 and 2002, respectively. This increase was primarily due to capital expenditures of $28.5 million for the purchase of new operating systems and the acquisition of new assembly and test equipment to meet growing customer demand during current year, which compared to capital expenditures of $6.9 million and $19.6 million during the years ended April 30, 2003 and 2002, respectively. The investing activities primarily were for the purchase of equipment and machinery to support the capital expenditure requirements of our business.

Cash Provided by (Used in) Financing Activities.    Net cash provided by financing activities was $82 thousand for the quarter ended July 31, 2004 as compared to $nil for the quarter ended July 31, 2003. Cash provided by financing activities during the quarter ended July 31, 2004 included proceeds from the exercise of stock options which amounted to $177 thousand. An additional $95 thousand in deferred financing expenses associated with the issuance of the 9.25% senior notes due 2011 was paid in the quarter ended July 31, 2004, which are being amortized over the life of the notes.

Net cash provided by financing activities was $45.0 million for the year ended April 30, 2004 as compared to $nil for the year ended April 30, 2003 and net cash used in financing activities of $650 thousand for the year ended April 30, 2002. Fiscal year 2004 included $150.0 million proceeds from the 9.25% senior notes offering. Out of the $150.0 million proceeds, $100.8 million were used to redeem the 12.5% Senior Notes in full on February 25, 2004, and $6.4 million was used to pay for debt issuance costs in connection with the new notes issued. In connection with the notes issuance, the Company recorded $6.4 million in deferred financing fees and expenses associated with the notes, which are being amortized as an yield adjustment over the life of the notes. In connection with the retirement of 12.5% senior notes, the Company incurred charges of approximately $10.3 million, including $6.3 million for the call premium and $4.0 million for a non-cash write-off of deferred financing fees and debt discount of the 12.5% senior notes. The charges were recorded on the same date when the 12.5% senior notes were redeemed on February 25, 2004. Fiscal year 2004 also included $2.2 million of proceeds from the exercise of stock options.

During the fiscal year ended April 30, 2002, we repurchased 780,000 ordinary shares at approximately $541 thousand under our ADS repurchase program previously announced in mid-January 2001. No material financing activities were taken in the fiscal year ended April 30, 2003.

Capital expenditures increased to $5.3 million for the quarter ended July 31, 2004 from $1.8 million in the quarter ended July 31, 2003. These expenditures for the quarter ended July 31, 2004 were incurred for the development of new operating systems and the acquisition of new assembly and test equipment for expansion of capacity to meet future customer demand. Capital expenditures increased to $28.5 million for the year ended April 30, 2004 from $6.9 million and $19.6 million for the years ended April 30, 2003 and 2002, respectively. These expenditures for fiscal year 2004 were incurred primarily to expand our chipscale packaging capacities and to expand our test capacities and for the purchase of new operating systems.

As of July 31, 2004, we had commitments for capital expenditures of approximately $7.4 million. We expect to incur $5.0 million to $7.0 million in capital expenditures in the October 2004 quarter. These plans are highly dependent on market conditions, and our actual capital expenditures may vary. The majority of this expenditure is expected to be used for new equipment in the China facility, assembly and test capacity expansion to meet future customer demand. The planned period expenditures currently include moving, transportation and related insurance costs in the range of $400 thousand to $650 thousand. We expect to finance these capital expenditure requirements with our existing cash resources.

We believe that our existing cash and cash equivalents and anticipated cash flow from operations based on current market conditions will be sufficient to meet our anticipated cash needs in the ordinary course of business for at least the next 18 months. If demand for our products decreases over the next few months or market conditions worsen, our cash flow from operations could be negatively impacted. If our cash flow is negatively impacted by a decrease in demand or market conditions or other factors, we may need to raise additional capital through the issuance of either debt or equity securities. However, we do not know whether additional financing will be available when needed, or that, if available, whether such financing will be on commercially reasonable terms.

Debt.    As of July 31, 2004, our total outstanding debt was $150.0 million for the 9.25% senior notes due 2011. As indicated above, the indenture that governs the senior notes requires the Company to comply with certain covenants, which in addition to limiting our ability to incur debt, limit our ability to:

•	Pay dividends, redeem capital stock and make certain other restricted payments or investments, including loans, guarantees and advances;

•	Incur additional indebtedness, including guarantees, or issue certain equity interests;

•	Merge, consolidate or sell all or substantially all of our assets;

•	Issue or sell capital stock of some of our subsidiaries;

•	Sell or exchange assets or enter into new businesses;

•	Create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

•	Create liens on assets; and

•	Enter into particular types transactions with affiliates or related persons.

Despite our current debt levels, the terms of the indenture governing the 9.25% senior notes do not prohibit us or our subsidiaries from incurring substantially more debt. Under the indenture that governs the 9.25% senior notes, we are able to incur debt under the debt incurrence ratio described in the second paragraph under the covenant “Description of Notes—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock”. Under this ratio test, we will be able to incur additional debt if on the incurrence date our “consolidated coverage ratio,” as defined in the indenture, for the prior four full fiscal quarters immediately preceding the incurrence date for which financial statements are available, after giving effect on a pro forma basis to such incurrence, and, to the extent set forth in definition of “consolidated coverage ratio,” as defined in the indenture, the use of proceeds of such incurrence, would be at least 2.5 to 1.0. In addition to debt that we are able to incur under the debt incurrence ratio test, if any, we also permitted to incur specific categories of debt under the indenture, including secured credit facility debt in an amount equal to the greater of (1) $20 million and (2) the sum of 80% of the accounts receivable plus 50% of inventory of ASAT Holdings and its consolidated subsidiaries. The 9.25% senior notes and guarantees will be effectively subordinated to all of our existing and future secured debt, including under a secured credit facility, to the extent of the value of the assets securing such indebtedness and will be effectively subordinated to all existing and future debt and other liabilities of non-guarantor subsidiaries, including trade payables. See “Description of Notes.”

Contractual Obligations.    The following table summarizes our existing contractual obligations for future debt repayments, lease obligations and capital expenditures as of July 31, 2004:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	$’000	$’000	$’000	$’000	$’000
Long-Term debt	150,000	—	—	—	150,000
Operating leases(1)	24,692	6,210	5,295	3,639	9,548
Capital expenditures(2)	7,446	7,446	—	—	—

Total	182,138	13,656	5,295	3,639	159,548

(1)	Operating leases

We lease certain land and buildings and equipment and machinery, under operating lease agreements expiring at various times through August 2018. The leased Hong Kong facility from QPL is under a three-year term which expires on March 31, 2007.

We also entered into a lease agreement of a manufacturing plant in Dongguan, China in August 2002 under which the lessor was responsible for the design, construction and completion of the interior finish and fixtures of the factory facilities. Under the terms of the lease, we are obligated to pay a monthly rental payment commencing 30 days after the date on which the lessor handed over the newly constructed facilities to us. The handover took place in August 2003. The lease term commenced in September 2003, and will continue for a term of 15 years.

From October 30, 2004 and during the term of the lease, we will have an option and a right of first refusal to purchase the factory facilities and the related land-use right at prices fixed in a predetermined schedule starting from October 2004 to October 2009 and thereafter at prices based on the then fair market value of the factory facilities and the related land-use right. Under a management services agreement, we are also required to pay approximately HK$6.1 million (equivalent to $779 thousand at an assumed exchange rate of HK$7.80 per $1.00) annually as a management services fee for a total of six years commencing in September 2003. In accordance with SFAS No. 13, “Accounting for Leases,” rental expenses and management fees related to this lease agreement are recognized on a straight-line basis over the lease term.

Future minimum lease payments under operating leases as of July 31, 2004 are as follows:

$’000
Fiscal year ending April 30:
2005 (the remainder of the fiscal year)	4,769
2006	5,551
2007	4,280
2008	2,162
2009	2,154
Thereafter	5,776

24,692

On May 7, 2004, we also entered into a lease agreement of another Phase II manufacturing plant in Dongguan, China. Under the terms of this lease agreement, the lessor is responsible for the design and construction of a second factory building immediately adjacent to our Phase I facility. We will lease the completed Phase II factory building from the lessor for a period of 15 years starting from the commencement date as defined in the lease. We are obligated to pay monthly payments of HK$1.4 million (approximately $179 thousand) for the first six years of the rental term and HK$700 thousand (approximately $90 thousand) per month for the seventh to fifteenth years of the rental term.

From October 31, 2008 and during the term of the lease, we have an option and a right of first refusal to purchase the factory building and the related land-use right at prices fixed in a predetermined schedule from

October 2008 to July 2011 and thereafter at prices based on the then fair market value of the factory building and the related land-use right. The lease payments, contingent upon completion of the construction by lessor, under the lease in respect of the Phase II factory building are as follows:

$’000
(unaudited)
First to Sixth rental years	12,888
Seventh to Fifteenth rental years	9,720

Total	22,608

On May 7, 2004, we also entered into a management services agreement with the lessor of Phase II factory building for a period of six years. We are obligated to pay monthly management fees of HK$639 thousand (approximately $82 thousand) starting from the Commencement Date as defined in the management services agreement.

As of July 31, 2004, a total HK$7.5 million (approximately $962 thousand) deposit was paid to the lessor of Phase II manufacturing plant. The amount is to be utilized for future lease and management fee payments starting from the Commencement Date as defined in the agreement.

The exchange rate assumed above is for HK$7.80 per $1.00.

(2)	As of July 31, 2004 and April 30, 2004, we had contracted for capital expenditures on property, plant and equipment of $7.4 million and $8.0 million, respectively.

Off-Balance Sheet Arrangements

Our off-balance sheet arrangements consist of our Phase I and Phase II lease agreements for manufacturing plants in Dongguan, China. We entered into the Phase I lease of a manufacturing plant in Dongguan, China in August 2002 under which the lessor was responsible for the design, construction and facilitization of the factory facilities. We are obligated to pay a monthly rental payment commencing 30 days after the date on which the lessor handed over the newly constructed facilities to us. The handover took place in August 2003. The lease term commenced in September 2003, and will continue for a term of 15 years. Under the terms of our Phase I lease, we are obligated to pay monthly rental payments of HK$1.4 million (approximately $179 thousand at an assumed exchange rate of HK$7.80 per $1.00) for the first six years of the rental term, HK$350,000 (approximately $45 thousand at an assumed exchange rate of HK$7.80 per $1.00) for the seventh to eleventh years and HK$385,000 (approximately $49 thousand at an assumed exchange rate of HK$7.80 per $1.00) for the twelfth to fifteenth years. From October 30, 2004 and during the term of the lease, we have an option and a right of first refusal to purchase the Phase I facility and the related land-use right at prices fixed in a predetermined schedule starting from October 2004 to October 2009 and thereafter at prices based on the then fair market value of the factory facility and the related land-use right. The highest price for the Phase I factory facility and the related land-use right listed on the predetermined schedule to the lease agreement is HK$108.4 million (approximately $13.9 million at an assumed exchange rate of HK$7.80 per $1.00), which is the amount that we would be obligated to pay if we were to exercise our option and right of first refusal under the Phase I lease in October 2004.

On May 7, 2004, we also entered into a lease agreement of another Phase II manufacturing plant in Dongguan, China. Under the terms of this lease agreement, the lessor is responsible for the design and construction of a second factory building immediately adjacent to our Phase I facility. We will lease the completed Phase II factory building from the lessor for a period of 15 years starting from the commencement date as defined in the lease. We are obligated to pay monthly payments of HK $1.4 million (approximately $179 thousand at an assumed exchange rate of HK$7.80 per $1.00) for the first six years of the rental term and HK $700 thousand (approximately $90 thousand at an assumed exchange rate of HK$7.80 per $1.00) per month for the seventh to fifteenth years of the rental term. From October 31, 2008 and during the term of the lease, we have an option and a right of first refusal to purchase the Phase II factory building and the related land-use right at prices fixed in a predetermined schedule starting from October 2008 to July 2011 and thereafter at prices based on the then fair market value of the factory facility and the related land-use right. The highest price for the Phase II factory building and the related land-use right listed on the predetermined schedule to the lease agreement is HK$60.0 million (approximately $7.7 million at an assumed exchange rate of HK$7.80 per $1.00), which is the amount that we would be obligated to pay if we were to exercise our option and right of first refusal under the Phase II lease in October 2008.

These arrangements enable us to lease the Phase I and Phase II facilities from a third party rather than finance the construction of the facilities ourselves. If we were to finance the construction of the Phase I and Phase II facilities, we would be required to recognize a liability for obligations we would undertake in connection with the financing.

Seasonality

Our operations are not generally subject to significant seasonal fluctuations, even though we typically experience a slight downturn in the period from the middle of the first fiscal quarter through the beginning of the second fiscal quarter of each year (June through August). We do not believe that seasonality has had a material effect on our business, financial condition or results of operations.

Related Party Transactions

In March 2001, we entered into a supply agreement with QPL Limited and Talent Focus Limited, an affiliate of QPL Limited, pursuant to which QPL Limited and Talent Focus Limited, as our preferred suppliers, agreed to supply leadframes based on our orders from time to time during the term of the contract. The contract expired on April 30, 2004. The prices for the leadframes provided to us under this expired contract were fair market value plus a premium of not less than 5% of fair market value. We believe that the 5% premium that paid to QPL for leadframe materials was fair and reasonable for a number of reasons, including: (i) we have been consistently granted priority for needed capacity for our orders even when QPL has been operating in an environment during which they must allocate product among their other customers, (ii) QPL engineers have consistently given us first priority to addressing quality or production related issues with us, (iii) QPL engineers have consistently worked closely with our engineers and production mangers to expeditiously design and manufacture leadframes to our customer specifications, (iv) the close proximity of the QPL manufacturing facilities to our assembly operations, first in Tsuen Wan and more recently in Dongguan, have resulted in the expeditious delivery of leadframes to us, and (v) QPL has been willing to hold inventory for us and/or our customers under our “just-in-time” inventory management system. Fair market value under this expired contract was determined by reference to the quotations obtained from two or more reputable vendors in the integrated circuit industry selected by us and approved by QPL Limited and Talent Focus Limited. Following the expiration of the supply agreement, we anticipate that we will continue to purchase a significant amount of our leadframe requirements from QPL from time to time on a purchase order basis. However, we expect that the pricing terms pursuant to which we purchase leadframes from QPL in the future will not include a premium over fair market value.

We have purchased a significant amount of our leadframe requirements from QPL, as well as, to a significantly lesser extent, other raw materials, tooling and spare parts. We purchased leadframe requirements, other raw materials, tooling and spare parts from QPL amounting to $8.6 million and $7.2 million for the three months ended July 31, 2004 and 2003, respectively, and $10.5 million, $22.0 million and $32.0 million for the years ended April 30, 2002, 2003 and 2004, respectively. We also lease office and assembly space from QPL under a three-year term lease agreement which expires on March 31, 2007 and obtain certain services from QPL, including chemical waste treatment and disposal services and repair and maintenance services. We paid rental expenses of $660 thousand and $774 thousand for the three months ended July 31, 2004 and 2003, respectively, and $3.1 million for each of the years ended April 30, 2002, 2003 and 2004, and paid administrative management and service fees of $241 thousand, $239 thousand, $148 thousand, $8 thousand and $nil for the years ended April 30, 2002, 2003 and 2004 and the three months ended July 31, 2003 and 2004, respectively. The expenses incurred by us in connection with these purchases, leased facilities and services from QPL totaled in the aggregate approximately $13.9 million, $25.3 million, $35.2 million, $8.0 million and $9.26 million in the fiscal years ended April 30, 2002, 2003 and 2004 and the three months ended July 31, 2003 and 2004, respectively.

In addition, we provide management information services and building facility services to QPL under a cost sharing agreement. We received services income from provision of such services of $319 thousand, $282 thousand, $128 thousand, $38 thousand and $28 thousand for the fiscal years ended April 30, 2002, 2003 and 2004 and the three months ended July 31, 2003 and 2004, respectively.

The amount due to QPL, which represented the net payable to QPL as a result of the above, was unsecured and interest free.

We purchased packing materials from Peak Plastic & Metal Products (International) Limited, or Peak Plastic, in the amount of $590 thousand for the year ended April 30, 2002. Mr. T. L. Li, one of our directors and shareholders, was a director of, and had an indirect equity interest in, Peak Plastic during the year ended April 30, 2001. Effective from October 2001, Mr. Li retired from the board of directors of Peak Plastic, and Peak Plastic ceased to be a related company to us.

For additional related party transactions, see Note 4 to our audited consolidated financial statements included in this prospectus.

Quantitative and Qualitative Disclosures About Market Risk

Substantially all of our costs, assets and liabilities have been denominated in either U.S. dollars or Hong Kong dollars. Substantially all our net sales are denominated and received in U.S. dollars. We purchase raw materials and machinery and equipment primarily in a mix of U.S. dollars and Japanese yen. Labor and administrative costs are incurred primarily in Hong Kong dollars and, to a lesser extent, U.S. dollars. Overall, we estimate that in the July 2004 quarter and the fiscal years 2003 and 2004, approximately 99% and 99%, respectively, of our marketing costs and operating expenses (excluding depreciation) were in Hong Kong or U.S. dollars. Following our recapitalization in 1999, substantially all borrowings have been in U.S. dollars.

The Hong Kong dollar historically has accounted for the largest share of our costs. Because the exchange rate of the Hong Kong dollar to the U.S. dollar has remained close to the current pegged rate of HK$7.80 = $1.00 since 1983, we have not experienced significant foreign exchange gains or losses associated with that currency. However, the Hong Kong government could change the pegged rate or abandon the peg altogether. Depreciation of the U.S. dollar against the Hong Kong dollar or Japanese yen would generally increase our Hong Kong dollar or Japanese yen expenses.

Additionally, we expect that if our new manufacturing facilities in Dongguan, China become fully operational, our exposure to fluctuations in the value of the Chinese Renminbi will significantly increase. The value of the Renminbi fluctuates and is subject to change in China’s political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including Hong Kong and U.S. dollars, has been based on rates set by the People’s Bank of China, which are set daily based on the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. However, the government of China could change or abandon its existing currency policy at its sole discretion. Recently, the Chinese government has been under increasing pressure from its trading partners to cause the Renminbi to appreciate against the U.S. dollar. If the Renminbi were to appreciate against the U.S. dollar, our costs relating to our planned China operations would increase.

Inflation

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not able to fully offset such higher costs through price increases. Our inability or failure to do so could adversely affect our business, financial conditions and results of operations.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments, including those related to allowance for doubtful accounts, revenues, inventories, asset impairments, income taxes, commitments and contingencies. We base our estimates and judgments on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates and judgments under different assumptions or conditions. A summary of our significant accounting policies used in the preparation of consolidated financial statements appears in Note 2 of the notes to the consolidated financial statements included in this prospectus.

The U.S. Securities and Exchange Commission has defined critical accounting policies as those that are both most important to the portrayal of our financial condition and results and which require our most difficult, complex or subjective judgments or estimates. Based on this definition, we believe our critical accounting policies include the policies of revenue recognition and risk of loss, inventory valuation, impairment of long-lived assets and deferred income taxes. For all financial statement periods presented, there have been no material modifications to the application of these critical accounting policies.

Revenue Recognition and Risk of Loss.    We do not take ownership of customer-supplied semiconductor wafers or die. Title and risk of loss remains with the customers for these materials at all times. Accordingly, the cost of the customer-supplied materials is not included in the consolidated financial statements. No revenue is recognized unless there is persuasive evidence that an arrangement exists, the price is fixed or determinable, delivery has occurred and services rendered and collectibility is reasonably assured. Revenue net of discount from the assembly and test of semiconductor products is recognized when title and risk of loss transfer to the customer, which transfer generally takes place when the product is shipped to the customer from our facility. For limited products that we manage for our customers in our facility, revenue is also only recognized when products are shipped from our facility to the location that is specified by the customers. Shipping and handling costs associated with product sales are included in cost of sales. Such policies are consistent with provisions in the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as revised by SAB No. 104, “Revenue Recognition”.

Inventory Valuation.    At each balance sheet date, we evaluate our ending inventories for obsolete and non-saleable items. This evaluation considers analyses of actual and projected future sales levels by product compared with inventories on hand, and evidence of customers’ expectation to buy back excess inventories as per our written supplier agreements. To project future sales, we make estimates based on customers’ forecasted demand and historical sales performance. In addition, we consider the need to write down to net realizable value other inventories we believe to be obsolete or non-saleable. Remaining inventory balances are adjusted to approximate the lower of cost or net realizable value. If future demand or market conditions are less favorable than our projections, we would consider additional inventory write-downs which would be reflected in cost of sales in the period a determination is made.

Impairment of Long-Lived Assets.    We routinely consider whether indicators of impairment of long-lived assets are present in accordance with Statements of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. For this purpose, assets are grouped at the lowest level for which separate cash flow information is available. For long-lived assets to be held and used, we determine whether the estimated undiscounted cash flows attributable to the assets in question are less than their carrying values. If such indicators are present, we recognize an impairment charge equal to the difference between the fair value and the carrying value of such assets. Fair value is best determined by quoted market prices in active markets. If quoted market prices are not available, other methods that can be used include discounted future cash flows or appraisals. If the assets determined to be impaired are to be held and used, we recognize an impairment charge to the extent the fair value attributable to the asset is less than the asset’s carrying value. The fair value of the asset then becomes the asset’s new carrying value, which we depreciate over the remaining estimated useful life of the asset. During fiscal year 2003, we conducted evaluations of our long-lived assets and recognized a total $81.8 million non-cash impairment charges in two separate fiscal quarters within the year to reduce the net book value of property, plant and equipment to its fair value. As a result of the sale of the factory building for test operation in February 2004 we recognized and recorded an impairment charge of $2.4 million in the January 2004 quarter. We may incur impairment losses in future periods if factors influencing our estimates change or if our expectations for future revenues and the ability to utilize our assets change. While our cash flow assumptions and estimated useful lives are consistent with our business plan, there is significant judgment involved in determining these cash flows.

In addition, we evaluate our asset utilization and consider whether certain long-lived assets should be either written off or held for disposal. Assets classified as held for disposal are separately presented and are measured at the lower of their depreciated cost or fair value less costs to sell. A loss is recognized for any initial or subsequent write-down to fair value less costs to sell. A gain is recognized for any subsequent increase in fair value less costs to sell, but not in excess of the cumulative loss previously recognized. A gain or loss not previously recognized that results from the sale of a long-lived asset is to be recognized at the date of sale.

Deferred Income Taxes.    We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. We need to make judgments to estimate future taxable income and consider prudent and feasible tax planning strategies in determining the need for a valuation allowance. In the event that we determine that we would not be able to realize all or part of our net deferred tax assets, an adjustment to the deferred tax assets would be charged to earnings in the period such determination is made. Likewise, if we later determine that it is more likely than not the net deferred tax assets would be realized, then the previously provided valuation allowance would be reversed. We provided a full valuation allowance against the deferred tax assets of subsidiaries in both the United States and Hong Kong as of April 30, 2003 and 2004 due to uncertainties surrounding the realizability of these benefits in future tax returns.

New Accounting Standards

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities (“VIEs”)” (“FIN No. 46”). The primary objective of FIN No. 46 is to provide guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights; such entities are known as VIEs. FIN No. 46 requires VIEs to be consolidated by the primary beneficiary of the VIEs and expands disclosure requirements for both VIEs that are consolidated as well as those within which an enterprise holds a significant variable interest. FIN No. 46 also explains how to identify variable interest entities and how an enterprise should assess its interest in an entity when deciding whether or not it will consolidate that entity.

The provisions of FIN No. 46 were applicable to variable interests in VIEs created after January 31, 2003. Variable interests in VIEs created before February 1, 2003, were originally subject to the provisions of FIN No. 46 no later than July 1, 2003. In October 2003, the FASB issued guidance that provided for a deferral of the effective date of applying FIN No. 46 to entities created before February 1, 2003, to no later than December 31,

2003. In addition, the deferral permitted a company to apply FIN No. 46 as of July 1, 2003, to some or all of the VIEs in which it held an interest, and the rest on December 31, 2003.

In December 2003, the FASB issued a revision to FIN No. 46 (“FIN No. 46R”), which clarifies and interprets certain of the provisions of FIN No. 46 without changing the basic accounting model in FIN No. 46. As a Foreign Private Issuer, the Company must apply the provisions of FIN No. 46R to those entities considered special purpose entities on January 1, 2004, and to other entities no later than December 31, 2004. The Company does not expect the adoption of the standard to have a material impact on the Company’s financial position or results of operations.

In December 2003, the FASB issued Statement of Financial Accounting Standards No. 132 (revised 2003) (“SFAS No. 132 (revised 2003)”), Employers’ Disclosures about Pensions and Other Postretirement Benefits – an amendment of FASB Statement No. 87, 88, and 106 which revises employers’ disclosures about pension plans and other postretirement benefits. It does not change the measurement or recognition of those plans required by SFAS No. 87, Employers’ Accounting for Pensions, SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. This Statement retains the disclosure requirements contained in SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits, which it replaces. It requires additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows, investment strategy, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The required information should be provided separately for pension plans and for other postretirement benefit plans. This Statement is effective for financial statements periods ending after December 15, 2003. The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

In December 2003, the Securities and Exchange Commission issued SAB No. 104, “Revenue Recognition”. SAB No. 104 supersedes SAB No. 101, “Revenue Recognition in Financial Statements”. SAB No. 104’s primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, superseded as a result of the issuance of Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). Additionally, SAB No. 104 rescinds the Securities and Exchange Commission’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (“the FAQ”) issued with SAB No. 101 that had been codified in Securities and Exchange Commission Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB No. 104. While the wording of SAB No. 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104. As a result, the adoption of this pronouncement did not have any impact on the Company’s consolidated financial statements.

OVERVIEW OF THE SEMICONDUCTOR ASSEMBLY AND TEST INDUSTRY

Semiconductor chips are used in virtually all electronic applications, ranging from automobiles to computers to communications equipment. As design and manufacturing technologies have improved and become more complex, smaller and less costly, prices of electronic products have decreased which has improved demand. These advances have also increased semiconductor content in electronic products, both in terms of the number of products using semiconductors and the number of semiconductors in each electronic product.

The semiconductor industry is characterized by strong long-term growth, with periodic and sometimes severe cyclical downturns. Due to a slowdown in the global economy, overcapacity in the semiconductor industry and worldwide inventory adjustment, the semiconductor industry experienced a sudden and severe downturn starting in the fourth quarter of calendar year 2000. We believe the semiconductor industry started to show signs of a modest recovery in the second quarter of calendar year 2002 and that the overall demand for semiconductors has picked up significantly since the second quarter of calendar year 2003 and continued through the first quarter of calendar 2004, primarily as a result of inventory replenishment and the introduction of new products. However, in the July 2004 quarter, the industry experienced another downturn primarily as a result of excess capacity in the assembly and test industry and related price pressure and an inventory connection within the semiconductor industry.

Semiconductor Manufacturing Process: Wafer Fabrication, Assembly and Test

The production of a semiconductor is a complex process that requires sophisticated engineering and manufacturing expertise. The production process can be broadly divided into three primary stages:

•	wafer fabrication,

•	assembly and processing of chips into finished semiconductor devices and

•	testing of these finished semiconductor devices.

Wafer Fabrication

The wafer fabrication process begins with the generation of a mask that defines the circuit patterns for the transistors and interconnect layers that will be formed on the raw silicon wafer. The transistors and other circuit elements are formed by repeating a series of steps in which a photosensitive material is first deposited on the wafer, the material is exposed to light through the mask in a photolithography process, and the unwanted material is etched away, leaving only the desired circuit pattern on the wafer. By stacking the various patterns, individual elements of the semiconductor chip are defined. Each wafer contains a number of individual chips. Wafer probe, the final step in the wafer fabrication process, involves electrically test each individual chip on the wafer in order to identify properly functioning chips for assembly.

Assembly

Fabricated wafers are then transferred to assembly facilities. Semiconductor assembly serves to protect the chip, facilitate its integration into electronic systems, limit electrical interference and enable the dissipation of heat from the device. In the assembly process, a wafer is diced into many individual chips which are then separated from the wafer and attached to a leadframe and/or substrate via an epoxy adhesive. Leads on the substrate typically are then connected by extremely fine gold wires to the input/output terminals on the chip through the use of automated machines known as wire bonders. Each chip is then encapsulated in a plastic molding compound, forming the package. The chip then goes through several additional finishing steps to prepare it for testing.

Test

Following assembly, each assembled device is tested utilizing sophisticated test equipment and programs which tests different operating specifications of the semiconductor, including functionality, voltage, current and timing. The completed devices are either shipped to the customers or to their final end-use destination.

The three primary steps of the semiconductor production process are illustrated below:

Outsourcing of Semiconductor Assembly and Test Services

Historically, vertically integrated semiconductor companies primarily manufactured semiconductors in their own facilities. Independent semiconductor assembly and test services were used only when semiconductor companies’ production requirements exceeded their capacity constraints. Fabless semiconductor companies, which emerged in the mid-1980s, outsource virtually every step of the semiconductor production process in order to focus entirely on semiconductor design. The ability to outsource nearly every step of the semiconductor manufacturing process has enabled fabless semiconductor companies to introduce new semiconductor product designs very quickly without committing significant amounts of capital and other resources to wafer fabrication, assembly and test.

We believe semiconductor companies are increasingly outsourcing their assembly and test services for a number of reasons:

Semiconductor Manufacturing is Increasingly Expensive.    Semiconductor assembly and test are complex processes requiring significant investment in equipment and facilities. Shorter product life cycles, increasing number of, and speed at which, new products are being introduced and the need to update or replace assembly and test equipment to accommodate new products and processes have made it more difficult for semiconductor companies to sustain the high levels of capacity utilization required to be cost competitive. Independent assembly and test providers, on the other hand, can use existing equipment at high utilization levels over a longer period of time by providing services for a broad range of customers.

Semiconductor Companies are Experiencing Increased Time-to-Market Pressures.    End-users are increasingly demanding more sophisticated products in a market in which product life cycles are becoming more compressed and manufacturers that are “first to market” can gain a significant advantage. As a result, semiconductor companies are increasingly seeking to shorten their time-to-market for new products. Having the right assembly and test technology and capacity in place is a critical factor in reducing time-to-market. Semiconductor companies frequently do not have the equipment or expertise to implement new assembly solutions and test services or sufficient time to develop these capabilities before introducing a new product into the market. For this reason, we believe semiconductor companies are increasingly utilizing the resources and capabilities of independent assembly and test companies to deliver their new products to market more quickly.

Advanced Semiconductor Applications Require Sophisticated Assembly Expertise and Technological Innovation.    Semiconductor companies are facing ever-increasing demands for miniaturization, integration of functions, higher lead counts for more connections and improved thermal and electrical performance from semiconductor packaging. As a result, semiconductor assembly and test are now viewed as enabling technologies requiring sophisticated expertise and technological innovation. Independent providers of assembly and test services have developed substantial expertise in semiconductor assembly and test technologies. Moreover, the multitude of assembly and test options required to support the proliferation of new semiconductor technologies makes it difficult for semiconductor companies to invest their time and resources in assembly research and development and capacity.

BUSINESS

Overview of ASAT

We are an independent provider of semiconductor assembly and test services. We are a leading developer of advanced packages and have recently achieved significant growth in chipscale packages, including the fpBGA and LPCC package families. We are an acknowledged early developer of the QFN package, as evidenced by our U.S. patents covering this technology. Today, LPCCs, a QFN package, is our fastest growing package family both in units and in revenue.

We work closely with customers to design and provide advanced assembly and test solutions for each new product generation. Our sales offices and representatives are located in the United States, Germany, Hong Kong, Japan, Singapore and South Korea, allowing us to work directly with customers at their facilities to provide effective package design and customer service. Through this network we are able to provide rapid time-to-market and highly focused design and production solutions. During the year ended April 30, 2004, we shipped products to over 100 customers and many of our top customers are among the world’s largest semiconductor companies. Our top three customers (in alphabetical order) by net sales for the July 2004 quarter were Analog Devices, Broadcom and Infineon.

Over the past decade, we believe integrated semiconductor companies have increasingly outsourced the assembly and test of semiconductors to third parties, such as ASAT, in order to focus their capital on their core businesses and lower the costs of assembly and test.

The semiconductor industry has been highly cyclical and beginning in the fourth quarter of calendar year 2000 experienced a sudden and severe downturn. After a prolonged downturn, we believe the semiconductor industry began a modest recovery in the second quarter of calendar year 2002 which appears to have accelerated in calendar year 2003 and continued through the first quarter of calendar 2004. However, in the July 2004 quarter, the semiconductor industry experienced another downturn, and our net sales were down 12 percent in the July 2004 quarter compared with the April 2004 quarter. This decline in our net sales can be attributed to a variety of factors, including: excess capacity in the assembly and test industry and related price pressure, a significant shift in our product mix, and an inventory correction within the semiconductor industry. Based on customer forecasts and current market trends, we believe there may be decreased demand for our assembly and test services and we may experience a decrease in net sales as a result of continued excess capacity and the potential for further inventory corrections within the semiconductor industry. We will continue to monitor our expenditures, particularly our capital equipment expenditures, in light of current and anticipated industry-wide conditions.

Beginning in 2001, in response to the severe downturn in the semiconductor sector, we began to reduce costs. Over the past ten quarters, or since the end of the January 2002 quarter, we have undergone significant changes as we have made progress in implementing our corporate restructuring program to increase our focus on developing advanced packages, diversifying our customer base, significantly improving our customer focus and reducing our costs.

With respect to our organizational structure, we have an experienced management team that was put in place beginning in May 2002. With respect to customers, we have recently implemented a comprehensive customer service program with our sales force and are leveraging our leading products to diversify our customer base to include the consumer and personal computer/data processing segments. As a part of implementing this customer service program, we have hired a highly qualified individual to lead the customer service organization in the newly created position of Vice President of Global Customer Service. Additionally, we have created a new Global Customer Service team by combining our field sales customer service organization and the factory customer organization. Where appropriate we have hired additional key contributors to enhance the capability of this new team. We believe that this new customer service program will better meet our customer needs, better align our service goals, simplify certain operations and procedures, stream-line internal communications and customer visibility, and allow for the identification, pursuit and attainment of shared business objectives and goals among appropriately empowered personnel. With respect to costs, we have started the installation of a modern cost management information and control system which is expected to further reduce material costs, manufacturing labor costs, overhead costs and administrative costs. We have purchased and are installing the SAP enterprise resource planning software and the Camstar manufacturing tracking and execution system which will be the platforms to further enhance our customer service and cost containment efforts.

Furthermore, as part of our corporate restructuring program, we made a strategic decision to move substantially all of our Hong Kong manufacturing operations to China in order to significantly reduce our costs and to provide better access the high-growth semiconductor market in China. We plan to conduct this move in two phases. To launch what we call Phase I of this transition of our operations to China, in August 2002, we entered into a 15-year lease agreement and a 6-year management agreement with Changshi, our development partner in the Zhenan Technology and Industrial Park, Changan County, Dongguan City in Dongguan, China. In August 2003, construction and finish of the interior and fixtures of a modern Phase I 180,000 square foot facility was completed by Changshi to our specifications. Upon completion we started moving assembly equipment to this newly built Phase I facility. We have completed our internal qualification and customer qualification runs for the LPCC, TAPP and fpBGA product lines at this new facility. For the three months ended July 31, 2004, we continued to make progress in ramping our Phase I facility towards volume production, which has increased the number of customers that have qualified their semiconductor components for assembly in Phase I facility. We believe that unit volume production in our Phase I facility will continue to increase in the October 2004 quarter. We anticipate that we will have transferred approximately one-half of our current installed assembly and test capacity, measured as of the April 2004 quarter, to China by the end of our January 2005 quarter. In the July 2004 quarter, the construction on a 300,000 square foot Phase II factory building immediately adjacent to our Phase I facility commenced. As with our Phase I facility, in May 2004, we entered into a long-term lease agreement with Changshi to have this facility built to our specifications. The Phase II facility lease also includes the participation of the Changshi subsidiary, Dongguan Changan ASAT Semiconductor Assembly and Test Factory, that holds the subject land use rights. Under the terms of the lease agreement, we will lease the completed Phase II factory building from Changshi for a period of 15 years. In August 2004, we entered into an agreement to engage a third party vendor, Dongguan Wellmean Decoration Engineering Company Limited, to complete the interior finish and fixtures in the Phase II factory building. The Phase II factory building is expected to house substantially all of the balance of our Hong Kong manufacturing operations plus provide space for the future expansion of our assembly and test operations.

Semiconductor packaging protects the enclosed semiconductor chip and provides a network of connections between the chip and a printed circuit board. Non-CSP leadframe packages are a distinct packaging family type in that the chip is first attached to a metallic leadframe and then electrical interconnects (usually with fine gold bonding wires) are provided between the chip’s active components and the corresponding leadframe electrical contacts. The chip and leadframe are then encapsulated in plastic leaving external metal leads from the leadframe exposed and surrounding the edge of the package. These exposed leads will enable the device to be electrically connected to the circuit board on which it will be mounted. By contrast, in non-CSP laminate packages, the chip is mounted on a plastic substrate (not on a metallic leadframe) to which it is electrically connected (usually with fine gold bonding wires) to printed metallic interconnect circuitry that is in turn electrically connected to the printed circuit board via solder balls which have been incorporated as electrical contacts on the bottom of the package. Chipscale packages include both leadframe and laminate based packages and are typically used in high-end packaging of semiconductors for applications that require small device footprints and high electrical and thermal performance characteristics.

Business Strategy

Our overall strategy is to grow market share, focus on margins, lower costs and improve profitability. The principal elements of this strategy include:

•

Continue to Introduce Advanced Package Families to Serve Our Customers.    We intend to maintain a leadership position in the introduction of high growth advanced packaging technologies to meet our customers’ increasing needs for packages with smaller package dimensions, lower cost, and increased reliability and electrical function. We work closely with customers early in their product development cycle to understand their new semiconductor designs and packaging needs to design advanced packaging solutions for each new product generation. This relationship enables us to proactively anticipate our customers’ needs and to quickly bring the resulting package technologies to market. Through joint development programs with our customers, as well as through our own internal development efforts, we continue to make advances in package development that satisfy our customers’ needs. We remain focused on providing comprehensive and timely solutions to all of our customers’ assembly and test requirements. We believe that our TAPP product, which was recently adopted as a JEDEC standard for the next operation QFN package, best exemplifies this leadership.

•	Diversify Customer Base. In response to the economic downturn, continue to diversify, our customer base. For the year ended April 30, 2004, we generated approximately 61%, 14%, 17% and 8% of our revenues from the communications, consumer, industrial/auto and personal computer/data processing market segments of the semiconductor industry, respectively. For the three months ended July 31, 2004, we generated approximately 58%, 13%, 22% and 7% of our revenues from the communications, consumer, industrial/auto and personal computer/data processing market segments of the semiconductor industry, respectively. We are focused on expanding our business by generating more revenues from the high growth consumer and personal computer/data processing segments, in order to complement our communications revenues, which historically generated approximately 75% to 80% of our revenues prior to 2000 and approximately 60% to 70% of our revenues in more recent years. We plan on accomplishing this diversification by seeking new customers in these sectors, particularly those with advanced packaging needs across multiple market sectors and by leveraging existing customer relationships to sell to a broader array of market sectors. In addition, we believe that there is a discernible long-term trend towards semiconductor companies outsourcing their assembly and test services. We plan to continue to capitalize on this trend in implementing our diversification strategy.

•	Maintain Core and Value Added Services. We are a service business, and in that regard we offer an array of basic and value added services. Our core competencies as a service business are semiconductor package design, assembly and test. We provide assembly services for leaded, leadless and substrate based semiconductor packages. As part of our manufacturing service portfolio, we perform semiconductor component test, while maintaining a strong position in radio frequency, or RF, and mixed signal test. Manufacturing customer products to a clearly defined set of performance metrics is fundamental to the service we provide and we plan to continue to meet these goals. These metrics include but are not limited to yield, cycle time, on time delivery and cost. To complement our manufacturing services we also provide (and plan to continue to expand) design, logistic and package development services. Each of these services is managed in a way that differentiates us from our peers and allows us to deliver to our customers our services at a lower cost and lower risk. In addition, we have a globally dispersed customer service organization. Our customer service personnel are our direct link to the production control and purchasing organizations of our customers. These relationships are critical to our maintaining manufacturing volumes in our factory.

•

Move of Assembly and Test Facilities to Dongguan, China.    In August 2003, the construction and finish of the interior and fixtures of a modern Phase I 180,000 square foot facility was completed by Changshi to our specifications. Upon completion we started moving assembly equipment to this newly built Phase I facility. We have completed our internal qualification and customer qualification runs for the LPCC, TAPP and fpBGA product lines at this new facility. For the three months ended July 31, 2004, we continued to make progress in ramping our Phase I facility towards volume production, which has increased the number of customers that have qualified their semiconductor components for assembly in Phase I facility. We believe that unit volume production in our Phase I facility will continue to increase in the October 2004 quarter. We anticipate that we will have transferred approximately one-half of our current installed assembly and test capacity, measured as of the April 2004 quarter, to China by the end of our January 2005 quarter. In the July 2004 quarter, the construction on a 300,000 square foot Phase II factory building immediately adjacent to our Phase I facility commenced. As with our Phase I facility, in

May 2004, we entered into a long-term lease agreement with Changshi to have this facility built to our specifications. The Phase II facility lease also includes the participation of the Changshi subsidiary, Dongguan Changan ASAT Semiconductor Assembly and Test Factory, that holds the subject land use rights. Under the terms of the lease agreement, we will lease the completed Phase II factory building from Changshi for a period of 15 years. In August 2004, we entered into an agreement to engage a third party vendor, Dongguan Wellmean Decoration Engineering Company Limited, to complete the interior finish and fixtures in the Phase II factory building. The Phase II factory building is expected to house substantially all of the balance of our Hong Kong manufacturing operations plus provide space for the future expansion of our assembly and test operations. The China facility is not earmarked to manufacture our “legacy” products but will be tasked from the outset with the assembly and test of leading edge package types, such as our LPCC and fpBGA products. We anticipate benefiting from the reduced cost of manufacturing in China and from a stable and highly motivated workforce. We expect to benefit from the close proximity between the new facility in Dongguan and our customers, as well as to our administrative and engineering offices, which continue to be in Hong Kong. We believe that the facility in Dongguan will serve as a gateway into the rapidly growing China market.

•	Continue to Reduce Our Cost Structure. We have made significant reductions to operating and administrative costs over the past nine quarters, or since the end of the January 2002 quarter, as part of our overall corporate restructuring program. In addition, our move to China should result in significantly reduced costs, primarily from lower manufacturing and labor costs. Furthermore, we continue to improve our technology in order to lower processing and materials costs and monitor our capital expenditures. Our information technology initiatives should enable us to automate processes, further reduce costs and react more effectively to market changes.

Semiconductor Packages

We offer assembly services for a broad range of semiconductor packaging including chipscale (small) and non-chipscale (large) packages. Most of the revenue derived from test services comes from test services performed in connection with assembly services and the revenue generated from only test is not significant to us. The following tables set forth the breakdown of net sales by product category and as a percentage of total net sales for the years indicated:

	Fiscal Year Ended April 30,					Three Months Ended July 31,
	2000	2001	2002	2003	2004	2003	2004
	(In thousands of dollars) (unaudited)
Net Sales:
Chipscale packages (CSP) assembly services	$466	$2,317	$11,976	$46,540	$86,567	$13,902	$25,649
Non-CSP laminate packages assembly services	110,777	157,790	33,170	31,281	35,887	8,949	7,352
Non-CSP leadframe packages assembly services	173,190	162,219	52,465	57,747	69,468	16,229	16,841

Subtotal for assembly services	284,433	322,326	97,611	135,568	191,922	39,080	49,842
Test services	27,698	17,910	4,797	14,522	22,752	4,956	5,707

Total net sales	$312,131	$340,236	$102,408	$150,090	$214,674	$44,036	$55,549

	Fiscal Year Ended April 30,					Three Months Ended July 31,
	2000	2001	2002	2003	2004	2003	2004
	(As percentage) (unaudited)
Net Sales:
Chipscale packages (CSP) assembly services	0%	1%	12%	31%	40%	32%	46%
Non-CSP laminate packages assembly services	36	46	32	21	17	20	13
Non-CSP leadframe packages assembly services	55	48	51	38	32	37	30

Subtotal for assembly services	91	95	95	90	89	89	89
Test services	9	5	5	10	11	11	11

Total net sales	100%	100%	100%	100%	100%	100%	100%

Semiconductors devices are an integral component in a wide variety of everyday products, including telecommunications systems, personal computers, consumer electronics, office equipment and automotive products. Semiconductor packages are critical to the chip’s performance and functionality and facilitate the integration of the semiconductor device into the end-product. We offer a wide range of semiconductor packages for a broad spectrum of electronic products. Our products and services can be grouped into four categories: chipscale packages (CSP), non-CSP laminate packages, non-CSP leadframe packages and test services. In the chipscale package category, we have been recognized for our leadership position in advanced technology, most notably for our LPCC and TAPP product families.

Chipscale Packages (CSP)

Our chipscale packages have advanced thermal and electrical characteristics. These advanced characteristics are necessary to maximize the performance of high frequency semiconductor chips used in sophisticated end-products. The chipscale packages are slightly larger than a semiconductor chip, which allow reduced package inductance and enhanced electrical performance. Chipscale packages are designed for high pin count semiconductors that require dense ball arrays in very small package sizes, such as wireless telephones, personal digital assistants, video cameras, digital cameras and pagers. We currently offer fpBGA, LPCC and TAPP chipscale packages.

fpBGA™.    Fine Pitch BGA, or fpBGA, is one of the most widely used semiconductor packages in the industry and is found in a wide range of device applications such as memory, application specific integrated circuits (ASICs), logic, analog, RF devices and small programmable logic devices or PLDs. The end user applications for this package type are primarily mobile phones and pagers, notebook computers, personal digital assistants, or PDAs, or other wireless/portable personal computing systems. fpBGA packages offer a cost-effective packaging option for integrated circuit devices for a wide range of I/O counts while meeting the market’s increasing requirements for small, light and thin package configurations. We offer several enhanced fpBGA packages, such as the Thermal fpBGA, which is a strip mold compatible array with an imbedded heatsink which offers higher density and lower cost solutions for products with high operating temperatures.

LPCC.    The Leadless Plastic Chip Carrier, or LPCC, is our patented version of the industry standard “quad flat pack, no lead device” known widely as the QFN plastic package. The QFN, is a new class of advanced packaging that was largely developed internally by ASAT in calendar 1998. Our LPCCs are designed for use in mobile communications, particularly cell phones, analog to digital and digital to analog circuits, and the power management circuits widely used in consumer electronics. These packages are based on a new technology which relies on conventional leadframes as the base material. Unlike traditional metal leadframe packages, however, the leads in LPCC packages do not protrude from the package but are flat with the package surface. Additionally, LPCCs are chipscale packages with a high density lead count with an improved thermal and electrical performance that is similar to PBGAs, a combination that enhances board level performance. LPCCs can be manufactured using conventional tooling and therefore do not require large scale capital expenditures for manufacture.

TAPP.    Our Thin Array Plastic Packaging, or TAPP, is another of our proprietary product technology packages which provides metallic contacts to the circuit board that allows high density circuitry in a small footprint package. We believe TAAP is the next generation of leadframe based chipscale packaging technology which will allow semiconductors to operate at higher frequencies with greater thermal management in smaller and thinner packages at a relatively lower cost compared to industry standard QFN packaging technologies ASICs.

Non-CSP Laminate Packages

Non-CSP laminate packages are characterized by a semiconductor chip mounted on an organic, often plastic resin, substrate. After the electrical bonding pads on the semiconductor chip have been wire bonded to the corresponding electrical leads on or within the substrate, the upper surface of the substrate, including the semiconductor chip, is encapsulated in a protective package. Non-CSP laminate package technology is used in high performance applications, including hand held consumer products, enterprise networks, digital video disk players, home video game machines, wireless products, PDAs and video cameras, computing platforms and high speed telecommunications switching stations and routers and consumer electronic products.

PBGA.    Plastic BGA, or PBGA, is a popular non-CSP laminate package technology which was first developed to accommodate the increasingly high lead counts required for advanced semiconductors and to provide an increased circuit density per unit area. In a PBGA package, the semiconductor chip is placed on top of a laminate (plastic or tape) substrate rather than directly onto a metallic leadframe. The chip is connected to the circuitry in the substrate by a series of fine gold wires that are bonded to the top of the substrate near its edges. On the bottom of the substrate is a grid of solder balls that connect the packaged device to a printed circuit board.

TBGA.    Our patented Tape BGA, or TBGA, packages offer superior thermal management and enhanced electrical performance in a laminate substrate type configuration. The TBGA also allows for a higher routing density than our conventional PBGA packages. These packages are designed for use in complex semiconductor products such as high speed test systems, wireless communications systems and networking systems.

Flip Chip Packages.    Like conventional PBGA products, flip chip packages use solder balls to connect to the printed circuit board. Within the flip chip package, however, the chip is connected to these balls by the use of an array of solder bumps on the active surface of the chip as opposed to the traditional method used in PBGA of wire bonding the chip to the interconnects to the solder balls. To attach the chip to the electrical interconnects imbedded in the laminate substrate, the chip is flipped over so that the active surface and the solder bumps align directly with the corresponding electrical bonding pads on the substrate. This method of attachment further improves thermal and electrical performance of the chip and enables a higher density of interconnections which facilitates smaller packages. Flip chip technology can be used in a wide array of applications ranging from consumer products to highly sophisticated ASICs, digital signal processors and memory packages. Flip chip technology is considered by many in the semiconductor industry to be the next generation of PBGA packaging technology. We introduced our flip chip packages to our customers during the fiscal year 2002.

Non-CSP Leadframe Packages

Non-CSP leadframe packages are characterized by a semiconductor chip mounted on a metallic leadframe which together are encapsulated in a plastic mold compound with metal leads surrounding the perimeter of the package. As a first step in the manufacturing process, the chip is attached to a leadframe, which is usually performed for multiple devices on a single “multi-site” carrier used in assembly. The electrical contacts for the active elements, ground and power leads in the chip are then wire bonded to corresponding electrical leads on the leadframe. The chip is then encapsulated in a plastic package, with the ends of the leadframe protruding from the edges of the package to enable electrical connection to a printed circuit board. This packaging type has evolved from packages designed to be plugged into the printed circuit board by inserting the leads into holes on the printed circuit board to the more modern surface mount design, in which the leads or pins are soldered directly to the surface of the printed circuit board. Specific packaging customization and evolutionary improvements are continually being engineered to improve electrical and thermal performance, reduce the size of packages and enable multi-chip package assembly capability.

Non-CSP leadframe packages are used in almost every electronics application, including automobiles, household appliances, desktop and notebook computers and telecommunications products. We offer several types of non-CSP leadframe packages to satisfy the variations in our customers’ end-products such as our Quad Flat Package (QFP). We have introduced a new process technology which allows some of our non-CSP leadframe packages to achieve MSL-1 capability. This capability also translates into the highest reliability in plastic packaging today. This will allow customers to store products that we assemble with an almost unlimited shelf life. We also provide additional non-CSP leadframe packages, such as EDQUAD and MSP, which enable advanced thermal and electrical characteristics. These advanced characteristics are necessary to maximize the performance of high frequency semiconductor chips used in sophisticated end-products.

EDQUAD.    Our patented Enhanced Dissipation QUAD, or EDQUAD, technology for non-CSP leaded products offers what we believe to be the highest thermal and electrical performance in conventional leaded plastic packages. This group of packages is designed specifically for high performance applications where large semiconductor die with a low to medium high number of I/O’s are required to be packaged in standard plastic leaded packages.

MSP.    We have developed advanced Multi-System in a Package or MSP technology. Using modern design tools, numerous integrated circuit chips, passive components and discrete devices can be designed into a standard or custom package. This capability will allow designers to conserve board space as well as to improve the performance of critical circuitry. This technology enables a high degree of flexible customized design, shorter electrical paths and high packaging density while allowing a wide range of functional applications.

Test Services

We provide a wide array of test services for digital logic, analog and mixed signal products and have recently expanded our RF test capabilities. Test is the final stage in the semiconductor production process and involves using sophisticated test equipment and programs to electronically test different operating specifications of the encapsulated semiconductor device, including electrical functionality, and conformance to voltage, current and timing parameters. We are able to test semiconductor chips upon initial delivery from the foundry as well as when they are packaged and ready for integration into the end-product. We have engineers and test personnel located globally who work closely with customers at their facilities to develop test programs and provide test services.

Digital Test.    We test a variety of digital semiconductors, including high performance semiconductors used in personal computers, disk drives, modems and networking systems. Specific digital semiconductors tested include digital signal processors, field programmable gate arrays, microcontrollers, central processing units and ASICs.

Analog.    We test a variety of devices applicable to the analog device market, including power controller products, switches and amplifier products. The majority of these products are utilized in portable consumer applications such as laptop computers, personal digital assistants and cell phones.

Mixed-Signal Test.    We specialize in mixed-signal test, which we began providing over ten years ago. We test a variety of mixed-signal semiconductors, including those used in communications applications such as network routers and switches; broadband products such as internet and set-top boxes; mobile telecommunications products such as cell phones and wireless networks and consumer electronics products such as personal digital assistants and video games. Mixed-signal test involves testing both analog and digital functions on a single chip. Mixed-signal semiconductors require a large number of parameters to be tested and a more precise level of measurement of the analog functions. This in turn requires specialized test equipment and a high degree of test design engineering capability.

RF Test.    We provide testing for simple RF devices that are pervasive in today’s cell phones and wireless LAN products. We believe that our low cost RF test technology combines inexpensive test hardware with integration software, provides a competitive advantage for ASAT and when it is combined with our Systems-in-Package (SiP) packaging technology, offers our customers a competitively priced solution.

Strip Test.    Strip test involves the integration of the test process into the assembly process. This is different from the industry standard practice of treating assembly and test as separate operations. Using strip test technology, semiconductor devices are tested while they are still in the format they are naturally produced in during the assembly process. We believe this process is superior to traditional non-integrated test because it allows for large numbers of devices to be tested at the same time, increases the number of good devices, improves the quality of the finished device and improves throughput. We currently plan to start strip test for our TAAP, LPCC and fpBGA product lines in the second quarter of calendar year 2005.

Geographic Markets

We believe we operate in a single business segment comprising the assembly and test services of integrated circuits to customers in the semiconductor industry. Our net sales are generated from the following geographical locations:

	Fiscal Year Ended April 30,			Three Months Ended July 31,
	2002	2003	2004	2003	2004
	(In thousand of dollars)
				(unaudited)
Hong Kong	$93,178	$140,355	$205,840	42,087	53,231
United States	59,591	83,267	106,649	23,495	28,137
France	2,356	—	—	—	—
China (excluding Hong Kong)	—	—	24	—	342
Transfer between geographic areas	(52,717)	(73,532)	(97,839)	(21,546)	(26,161)

Total net sales	$102,408	$150,090	$214,674	$44,036	$55,549

Intercompany sales between geographic areas were recorded at cost plus a mark-up. Such transfers, including unrealized profits, are eliminated on consolidation.

The following table provides a breakdown of the percentage of net sales by geographic destination:

	Fiscal Year Ended April 30,			Three Months Ended July 31,
	2002	2003	2004	2003	2004
				(unaudited)
United States	63.2%	55.5%	49.6%	53.1%	50.0%
Asia (a)	30.3%	43.2%	49.2%	45.8%	48.0%
Hong Kong	1.8%	0.1%	0.1%	—	0.5%
Europe	4.7%	1.2%	1.1%	1.1%	1.5%

	100.0%	100.0%	100.0%	100.0%	100.0%

(a)	For Company’s net sales by geographic destination, Asia mainly represents Singapore, Taiwan, Japan, Malaysia, China (excluding Hong Kong), Philippines and Korea.

The geographical distribution of the Company’s identifiable assets are summarized as follows:

	As of April 30,			As of July 31,
	2002	2003	2004	2003	2004
	(In thousand of dollars)
				(unaudited)
Hong Kong	$243,754	$132,051	$200,476	138,176	192,202
Asia (b)	2,929	3,471	11,821	3,909	12,755
United States	30,715	29,608	14,617	30,304	15,145
Germany	—	40	105	81	112

	$277,398	$165,170	$227,019	$172,470	$220,214

(b)	For Company’s identifiable assets, Asia represents Singapore, China (excluding Hong Kong) and Korea.

Research and Development

We believe we are an industry leader in the development of new packages and new assembly manufacturing processes and focus our research and development efforts on developing new package designs and new assembly processes, as well as improving the performance of our existing packages and processes. We believe that providing timely and effective improvements in assembly technology is a key factor for success in the packaging market. This effort often involves close cooperation with our customers. This cooperation has enabled us to participate in the development of technology for next generation package designs. In this effort, we have built a talented research and development team that works closely with customers early in the new product development cycle. When the selection of a package is critical to the overall development of a semiconductor device, our design engineers work with our customers to select, design, model and develop the optimum package for that specific device.

We have a dedicated team of engineers in Hong Kong and the United States to provide package design services as well as thermal and electrical performance computer simulation and measurement services. We plan to expand our design and engineering services to more fully participate in the early stages of our customers’ design process. We strive to understand our customers’ new semiconductor design and packaging needs to design advanced packaging solutions for each new product generation. This relationship enables us to proactively anticipate our customers’ needs and to move quickly bring the resulting package technologies to market. We seek to differentiate our package design services by working more closely with customers to “co-develop” packages in parallel with the development of the integrated circuit itself. Given the growing co-dependencies between integrated circuit design on the one hand and package design on the other that are required to meet the demands of high-performance, fast signal, thermally demanding and reliable circuits, we believe that we will be able to remain competitive in the marketplace for advanced packaging designs by offering customers the required engineering talent and design expertise at the outset of the development effort.

In addition to our internal and co-development work with our customers, we also work closely with our equipment and material suppliers in developing advanced processing capabilities and materials for use in our assembly processes. During our last three fiscal years, our research and development expenditures ranged between $4.6 million and $6.4 million or approximately 2.1% to 6.3% of net sales. In the fiscal year 2004, our research and development expenditures were $4.6 million or approximately 2.1% of net sales. In the July 2004 quarter, our research and development expenditures were $1.2 million, or approximately 2.2% of net sales.

We have a proven track record of introducing innovative packages to the market. We target our research and development efforts toward leading edge packaging technologies and as a result of these efforts, we have made significant accomplishments in packaging, including the following:

•	We believe we are an acknowledged developer of the rapidly expanding and industry standard package type known as the quad flat no-lead (QFN) device and believe that we have strong intellectual property rights in that technology as represented by our LPCC product and its proprietary manufacturing processes. The QFN package technology is now generally recognized as the leading chipscale package format and has become a JEDEC standard.

•	We are a leading developer in what we believe may be the next generation QFN product type, our proprietary TAPP technology. The manufacturing processes for our TAPP product family have been fine tuned by such techniques as high-density strip configuration to reduce costs, improve quality and increase throughput. At the same time, we have been able to reduce the overall package dimensions to the point where the finished package is truly “chipscale” and is not much larger than the semiconductor die itself. Our TAPP product was recently adopted as a JEDEC standard for the packaging industry.

•	In response to customers’ demands to “extend” the life cycle of new products, we were the first assembly service provider to enable customers to package their products in the industry standard MSL-1 compliant packages. These packages allow our customers to ship products that essentially have an unlimited shelf life with respect to moisture contamination. The MSL-1 technology is a manufacturing process technology that can be applied to numerous packages, such as LPCC and TAPP.

•	For “flip chip” technology, which has become a more common packaging format in many of our existing customer’s product portfolios, we have continued to invest in research and development and have sought to differentiate our flip chip assembly capability by offering packages using proprietary “low-K” dielectric materials and processes.

Marketing, Sales, Distribution and Customer Support

We sell our assembly and test services to our customers and support them through a network of international offices. To better serve our customers, our offices are located near our largest customers or near a concentration of several of our customers. Our offices and representatives are located in California, Texas and Massachusetts in the United States, Hong Kong, Japan, Singapore, South Korea and Germany. In connection with our move to Dongguan, China, we plan to expand our sales, general and administrative presence in China. We offer global drop shipment services, whereby we deliver assembled and tested semiconductors to destinations in any part of the world as instructed by our customers, including to their end-customers.

We have dedicated account managers, application engineers and customer service representatives to work as teams in servicing customers and developing new business. Each of these teams focuses on specific customers and/or geographic regions. As part of this emphasis on developing business, these teams:

•	jointly work with customers on design and technology advancement;

•	develop and implement focused strategies for broadening our customer base; and

•	proactively address customer next generation silicon and end customer product applications.

Our marketing efforts focus on creating a brand awareness and familiarity with ASAT and our advanced assembly and test services as well as technologies such as LPCC and TAPP, which offer customer diversification opportunities for ASAT. We enhance our marketing efforts on publishing research articles in trade journals and periodicals, holding technical seminars for packaging engineers and making technical presentations to our customers’ end customers.

We have purchased and are installing the SAP enterprise resource planning software and the Camstar manufacturing tracking and execution system which will be the platforms to support our customer service and cost containment efforts. The SAP software system is designed to provide resource planning in areas such as customer services, sales and distribution, financial controls and human resources. The Camstar manufacturing system is designed to manage, monitor and synchronize manufacturing activities and integrate them with core business processes. We believe the coordination of operations between our Hong Kong, Dongguan and Pleasanton offices and our customers should be greatly enhanced by the implementation of the SAP and Camstar manufacturing information systems and their shared databases, which will first be brought on line in the new Dongguan facility.

Customers

We provide semiconductor assembly and test services to over 100 customers worldwide. We design, assemble and test semiconductor packages for end-applications in a variety of industries. During the July 2004 quarter and year ended April 30, 2004, approximately 58% and 61%, respectively, of our total net sales were from assembling and test semiconductors for communications semiconductors, approximately 7%, 8%, respectively, from semiconductors for personal computer applications and the remainder from semiconductors for consumer products and automotive and industrial applications. The table below sets forth information regarding a number of our customers that are important to our business in terms of sales volume, strategic relationships, advanced technology demand or potential growth:

Industry	Customers	Applications

Wireless Communication	Analog Devices, Inc., Atheros Communications, Inc., Broadcom Corporation, Infineon Technologies AG, ON Semiconductor Corporation, STMicroelectronics N.V., Texas Instruments Inc.	Bluetooth; global positioning system (GPS) products; Wi-fi; wireless handsets

Wired Communication	Agere Systems Inc., Altera Corporation, Applied Micro Circuits Corporation, Broadcom Corporation, Mindspeed Technologies, Inc., IBM Corporation, Vitesse Semiconductor Corporation	Cable modems; digital communication applications; ethernet; high speed networking applications; internet set-top boxes; network servers and routers; optical network systems

Consumer Multimedia	Actel Corporation, Analog Devices, Inc., Intersil Corporation, Philips Electronics N.V., SigmaTel, Inc.	CD and DVD players; camcorders; digital cameras; home audio and video entertainment; mobile communications interfaces; PDAs; professional audio applications; set-top boxes for direct satellite broadcast; video capture applications

Automotive/Industrial	Agilent Technologies, Inc., Atmel Corporation, Fairchild Semiconductor International, Inc., Honeywell International, Inc., ON Semiconductor Corporation, STMicroelectronics N.V., Atmel Corporation	Automotive applications: entertainment, instrumentation, power management, power systems, telematics, under the hood

Computer Systems and Peripherals	Agilent Technologies, Inc., Analog Devices, Inc., Intersil Corporation, Samsung Electronics Ltd.	CD-recordable products; central processing units (CPUs); co-processors; high speed interfaces; power management systems; printers; system controllers

Many of our customers are leading telecommunications and networking device manufacturers, whose products require sophisticated semiconductor capabilities. Our success in becoming a leading provider of chipscale packaging technologies is due in significant part to our strong relationships with these customers and our dedication to working closely with them to develop innovative solutions for their increasingly complex semiconductor performance requirements.

We are focused on expanding our business by generating more revenues from the high growth consumer and personal computer/data processing segments, shifting away from communications. We plan on accomplishing this diversification by seeking new customers in the wireless and personal computer data processing segments, particularly those with advanced packaging needs across multiple market sectors, and by leveraging existing customer relationships to sell to a broader array of market sectors. In addition, we believe that there is a discernible long-term trend towards semiconductor companies outsourcing their assembly and test services. We plan to continue to capitalize on this trend in implementing our diversification strategy.

Operations

We believe that total quality management is a key element of our semiconductor assembly operations. Our 286,000 square foot assembly facility in Hong Kong is ISO 9001, ISO/TS 16949, QS-9000 and SAC level 1 certified. We also have a 131,000 square foot building that serves as our test center in Hong Kong. This site is also fully ISO 9001, ISO/TS 16949, QS-9000 and SAC level 1 certified. ISO 9001 and ISO/TS 16949 are worldwide manufacturing quality certification programs regarding product design and industrial quality that are administered by an independent standards organization. QS 9000 is a manufacturing quality certification program administered by an independent standards organization that is used primarily by United States automotive manufacturers. SAC level 1 is a worldwide manufacturing quality certification program administered by the Subcontractor Assembly Council for which assemblers must be sponsored by a major customer.

As part of our corporate restructuring program, we made a strategic decision to move substantially all of our Hong Kong manufacturing operations to Dongguan, China in order to significantly reduce our costs and access the high-growth semiconductor market in China. To launch what we call Phase I of this transition of our operations to China, in August 2002, we entered into a lease agreement pursuant to which Changshi has constructed a 180,000 square foot factory facility according to design drawings provided by us and completed the interior finish and fixtures in and leased the facility to us starting from September 2003, for a term of 15 years. We are obligated to pay monthly rental payments of HK$1.4 million (approximately $179 thousand at an assumed exchange rate of HK$7.80 per $1.00) for the first six years of the rental term, HK$350,000 (approximately $45 thousand at an assumed exchange rate of HK$7.80 per $1.00) for the seventh to eleventh years and HK$385,000 (approximately $49 thousand at an assumed exchange rate of HK$7.80 per $1.00) for the twelfth to fifteenth years. From October 30, 2004 and during the term of the lease, we have an option and a right of first refusal to purchase the facility and the related land-use right at prices fixed in a predetermined schedule starting from October 2004 to October 2009 and thereafter at prices based on the then fair market value of the factory facilities and related land use right. Additionally, under a management services agreement, we are obligated to pay Changshi a monthly management service fee of HK$506,000 (approximately $65 thousand at an assumed exchange rate of HK$7.80 per $1.00) which amount includes a land use rights fee, foreign exchange remittance fees and certain administrative and management charges for the next six years, commencing September 2003. Over the six year term of this agreement, Changshi will support the operation of the facility by nominating employees for staffing of the facility, maintaining the facility and its systems in good repair and operating condition and assisting us with handling Chinese governmental and regulatory matters.

We have completed our internal qualification and customer qualification runs for the LPCC, TAPP and fpBGA product lines at this new facility. For the three months ended July 31, 2004, we continued to make progress in ramping our Phase I facility towards volume production, which has increased the number of customers that have qualified their semiconductor components for assembly in Phase I facility. We believe that unit volume production in our Phase I facility will continue to increase in the October 2004 quarter. We anticipate that we will have transferred approximately one-half of our current installed assembly and test capacity, measured as of the April 2004 quarter, to China by the end of our January 2005 quarter. In August 2004, this new facility obtained ISO 9001:2000 certification. We are seeking to obtain TS 16949 certification by January 2005, ISO 14001 certification by April 2005 and SAC L1 certification by May 2005 for this new facility in China. We currently do not anticipate any difficulties that will prevent us from eventually obtaining such certifications for our new facility in China.

In the July 2004 quarter, construction on a 300,000 square foot Phase II factory building immediately adjacent to our Phase I facility commenced. As with our Phase I facility, in May 2004, we entered into a long-term lease agreement and a 6-year management agreement with Changshi to have this facility built to our specifications. The Phase II facility lease also included the participation of the Changshi subsidiary that holds the subject land use rights, Dongguan Changan ASAT Semiconductor Assembly and Test Factory. Under the terms of the lease agreement, we will lease the completed Phase II factory building from Changshi for a period of 15 years starting from the commencement date as defined in the lease agreement. We are obligated to pay monthly payments of HK$1.4 million (approximately $179 thousand at an assumed exchange rate of HK$7.80 per $1.00) for the first six years of rental term and HK$700 thousand (approximately $90 thousand at an assumed exchange rate of HK$7.80 per $1.00) per month for the seventh to fifteenth years of the rental term. From October 31, 2008 and during the term of the lease, we have an option and a right of first refusal to purchase the factory building and the related land-use right at prices fixed in a predetermined schedule starting from October 2008 to July 2011 and thereafter at prices based on the then fair market value of the factory building and related land-use right. Additionally, under a management services agreement, we are obligated to pay Changshi a monthly management service fee of approximately HK$639 thousand (approximately $82 thousand at an assumed exchange rate of HK$7.80 per $1.00) for a period of six years, starting from the commencement date of the lease as defined in the agreement, and over the six year term of the agreement, Changshi will support the operation of the facility by nominating employees for staffing of the facility, maintaining the facility and its systems in good repair and operating condition and assisting us with handling Chinese governmental and regulatory matters.

On August 5, 2004, we entered into an agreement to engage a third party vendor, Dongguan Wellmean Decoration Engineering Company Limited, or Wellmean, to complete the interior finish and fixtures in the Phase II factory building, including the purchase and installation of electrical and mechanical systems such as HVAC systems and the utilities infrastructure such as water deionization and purification system, gas piping and electrical wiring. Under the terms of this agreement, the capital equipment to be acquired and the installation service charges to be incurred by us are valued at approximately $28.9 million, which is payable in three tranches followed by equal monthly payments as follows:

•	the first payment in the amount of $2.9 million is due within ten days of signing the agreement;

•	the second payment in the amount of $7.2 million is due within ten days of the achievement of 50% of the contracted work;

•	the third payment in the amount of $4.3 million is due within ten days of the completion of the contracted work; and

•	the remaining balance, as retention money, is payable in 24 monthly payments in the amount of $597 thousand per month, the first such monthly payment commencing on the thirtieth day after the completion of the contracted work.

On August 12, 2004, we made the first tranche payment of $2.9 million to Wellmean under the agreement.

The Phase II factory building is expected to house substantially all of the balance of our Hong Kong manufacturing operations plus provide space for the future expansion of our assembly and test operations. In connection with Phase II of our move to Dongguan, China, we expect to increase our capital expenditures in order to implement this move. Even though we cannot presently estimate the amount of this increase beyond fiscal 2005, it could be significant. During the fiscal 2005, we anticipate that there will be additional expenses associated with our operations in our Phase I China factory and preparing to commence production in our Phase II China factory. At July 31, 2004, we had incurred start-up costs related to commencing production in our Phase I China factory of approximately $6.0 million. The China facility is not earmarked to manufacture our “legacy” products but will be tasked from the outset with the assembly and test of leading edge package types, such as our LPCC, TAPP and fpBGA products. We anticipate benefiting from the reduced cost of manufacturing in China and from a stable, well educated and highly motivated workforce. We expect to benefit from the close proximity between the new facility in Dongguan and our customers, as well as to our administrative and engineering offices, which continue to be in Hong Kong. We believe that the facility in Dongguan will serve as a gateway into the rapidly growing China market.

Materials and Suppliers

The principal materials used in our assembly process are polymer substrates, leadframes, gold wire and plastic molding compounds. We work closely with our primary materials suppliers to ensure that materials are available and delivered on time. In the ordinary course of business, we purchase most of our leadframes from QPL and our substrates from several suppliers in Japan, Korea and Hong Kong. We purchase our wire bonders from major international manufacturers, including Kulicke & Soffa Industries, ESEC and ASM International and our test equipment from Teradyne Inc., Credence Systems Corporation and LTX Corporation. We purchase the bulk of our epoxy (a sophisticated thermal “glue” for binding the chip to the leadframe and/or substrate) from only a small number of sources. To maintain competitive packaging operations, we must obtain from these suppliers, in a timely manner, sufficient quantities of acceptable quality materials and equipment at competitive prices. We purchase all of our materials on a purchase order basis and, have no long-term contracts with any suppliers.

We periodically purchase equipment through several suppliers to meet our assembly and test requirements. We work closely with major suppliers to ensure that equipment is delivered on time and that the equipment meets our stringent performance specifications.

Competition

The semiconductor assembly and test industry is highly competitive, with currently more than 40 independent providers of semiconductor assembly services worldwide. We believe our principal competitors include Advanced Semiconductor Engineering, Inc., Amkor Technology, Inc., ChipPAC, Inc., Carsem Semiconductor Sdn. Bhd. (a division of the Hong Leong Group), Siliconware Precision Industries Co., Ltd. and ST Assembly Test Services Ltd. Many of our competitors have greater operating capacity and financial resources than we do and have proven research and development and marketing capabilities. Each of our primary competitors has significant assembly and test capacity, financial resources, research and development operations, marketing and other capabilities, and has been operating for some time. These companies have also established relationships with many large semiconductor companies which are our current or potential customers. Lengthy qualification periods and a familiarity between potential customers and their current assembly service providers may limit our ability to secure new customers.

We also compete indirectly with the in-house assembly and test service resources of many of our largest customers, the integrated device manufacturers or “IDMs.” These IDM customers may decide to shift some or all of the assembly and test services to internally sourced capacity. Additionally, we compete indirectly with other semiconductor assemblers, many of whom only focus on specific geographic regions or do not provide advanced packaging.

We believe the principal elements of competition in the overall independent semiconductor packaging market include technical competence, sophistication of design services, quality, time-to-market, array of assembly services, production yields, customer service and price. In the area of test services, we compete on the basis of quality, cycle time pricing, location, available capacity, engineering capability, technical competence, customer service and flexibility. We believe that competition in the chipscale packaging and test industries centers primarily on service, technology and expertise.

Our customers typically rely on at least two independent assembly and test providers. Semiconductor assembly and test providers must pass a lengthy and rigorous qualification process that typically can take from three to six months. In addition, customers incur substantial costs in qualifying each new semiconductor assembler. Due to these factors and the heightened time-to-market demands of semiconductor end-users, semiconductor manufacturers incur significant costs in switching assembly and test providers and thus are often reluctant to change or add their providers.

Our customer growth strategy focuses on a number of approaches to deal with these difficulties in establishing new customer accounts. First, we attempt to provide advanced technology with our leading package families using TAPP technology, thereby making our services more attractive to potential customers. For example, to utilize the TAPP package family, potential customers may be willing to work with us to design these new package types. A second prong of our approach to new customer development is to focus on smaller, newer companies with attractive products and sophisticated packaging needs. We provide incentives to our sales organization to identify and attract such companies. Finally, with respect to specific product lines, we seek to be a low cost provider. We believe that with the opening of the plant in Dongguan, China, competitive pricing will become an increasingly important characteristic of our ability to attract new business. We believe that for meaningful cost reductions, potential customers may be willing to incur the time, expense and effort associated with qualifying their products for assembly with us.

Backlog

Because of the fast-changing technology and functionality of semiconductor chip design, customers requiring semiconductor assembly and test services generally do not place purchase orders far in advance. However, we engage in discussion with customers starting as early as six months in advance of the placement of purchase orders regarding such customers’ expected assembly and test requirements. In addition, our customers generally agree to purchase from us any unused unique materials that we purchase to meet their forecasted demand. While we have long term sales arrangements with a number of customers, our customers generally may cancel or reschedule orders without significant penalty. Accordingly, our backlog as of any particular date may not be indicative of our future sales.

Intellectual Property

We have obtained or applied for patents in the United States and certain international jurisdictions relating to a number of our advanced semiconductor package designs and assembly manufacturing processes. As of July 31, 2004, we had approximately two dozen United States patents. Among those issued United States patents are several key patents for our LPCC and the TAPP product families. We were issued patents on May 8, 2001 and June 5, 2001 with regard to the LPCC product type. We were issued patents on December 24, 2002 and on October 21, 2003 with regard to the TAPP product type. Our primary trademark is “ASAT” and the ASAT logo and that trademark is registered in the United States and in several international locations where we principally do business. On November 14, 2003, Amkor Technology, Inc. and ASAT announced that they had entered into a comprehensive patent cross-license agreement for their QFN semiconductor design and manufacturing process technology patents. The cross-license agreement includes both Amkor’s and our currently issued QFN patents, as well as future QFN patents that may be granted to either party during the term of the license. Amkor’s QFN product family includes the proprietary MicroLeadFrame, or MLF products, and our QFN product family including our proprietary LPCC product family.

We believe that our ability to succeed depends in large part on the technological skills of our engineering and manufacturing employees and in their ability to continue to innovate and improve our technologies. While we will continue to file patent applications when appropriate to protect our proprietary technologies, we will also encourage our employees to continue to invent and innovate so as to maintain our competitiveness in the international marketplace.

The semiconductor industry is characterized by frequent claims regarding patent infringement. If a third party were to bring a valid legal claim against us for patent infringement, we could be required to:

•	discontinue the use of any of our processes considered infringing;

•	cease the manufacture, use, import and sale of infringing products;

•	pay substantial royalties and/or damages;

•	develop non-infringing technologies; or

•	acquire licenses to the technology that we had allegedly infringed.

We may also need to enforce our patents and other intellectual property rights against infringement by third parties. If we were called upon to defend against a claim of patent infringement, or were we compelled to litigate to assert our intellectual property rights, we could incur substantial legal and court costs and be required to consume substantial management time and engineering resources in the process.

Property, Plant and Equipment

Our headquarters, administrative offices and assembly operations are located in a leased 286,000 square foot facility in the Tsuen Wan district of Hong Kong. In this facility, as of July 31, 2004, we owned 575 wire bonders. We announced the November 11, 2003 purchase of 100 Eagle gold wire bonders and one flip chip bonder from ASM Pacific Technology, Ltd. The new wire bonders will be used to assemble a wide range of IC packages including the fpBGA and TBGA packages. This new equipment is designed to increase production capacity to meet our customers’ demands. As of July 31, 2004, the majority of this new equipment has been installed.

On December 20, 2003, ASAT HK entered into a sale and purchase agreement with a third party to dispose of its 131,000 square foot test facility in Hong Kong for approximately $4 million. The closing or sale and purchase agreement was completed on February 21, 2004. We now lease back a portion of the property under an operating lease for a monthly rental fee of approximately $31 thousand. The lease term is expected to be for three years commencing from February 21, 2004. In this test facility, as of July 31, 2004, we owned and operated 39 testers.

ASAT HK leases our current Hong Kong 286,000 square foot facility from QPL under a lease with a three year term expiring on March 31, 2007. In September 2003, we announced the relocation of our U.S. headquarters to an approximately 20,000 square foot space in Pleasanton, California.

We plan to move our manufacturing operations to Dongguan, China in two phases. In the Phase I of this transition of our operations Changshi completed the construction and finish of the interior and fixtures of a modern facility to our specifications in Dongguan, China in August 2003. The Dongguan Phase I factory facility covers approximately a total of 180,000 square feet of office, storage, utilities and manufacturing space and has an adjacent six story 63,000 square foot dormitory for housing factory workers. Both Phase I buildings are constructed on a gated 525,000 square foot lot, in a recently developed high-tech industrial park. In the July 2004 quarter, construction on a 300,000 square foot Phase II factory building immediately adjacent to the Phase I facility commenced. This facility is expected to house substantially all of the balance of our Hong Kong manufacturing operations plus provide space for the future expansion of our assembly and test operations. Construction of the Phase II factory building is expected to be completed in the January 2005 quarter and finish of the interior and fixtures of the Phase II factory building is expected to be completed in the October 2005 quarter and is expected to occupy approximately 300,000 square feet of usuable floor space. In August 2004, we entered into an agreement to engage a third party vendor, Dongguan Wellmean Decoration Engineering Company Limited, to complete the interior finish and fixtures in the Phase II factory building. See “Business—Operations.”

In connection with Phase II of our move to Dongguan, China, we expect to increase our capital expenditures in order to implement this move. Even though we cannot presently estimate the amount of this increase beyond fiscal 2005, it could be significant. During the fiscal 2005, we anticipate that there will be additional expenses associated with our operations in our Phase I China factory and preparing to commence production in our Phase II China factory. At July 31, 2004, we had incurred start-up costs related to commencing production in our Phase I China factory of approximately $6.0 million. Our capital expenditures incurred in connection with our move of manufacturing operations to Dongguan, China are generally funded out of our cash flow from operations and with the proceeds of financing activities. For more detail on the Dongguan facility and our plans with respect to this facility, see “Risk Factors,” “Business—Overview of ASAT,” and “—Operations.”

We believe that our current facilities are in good condition and adequate to meet the requirements of our present operations.

Environmental Matters

Semiconductor assembly and test services produce a small amount of chemical waste. Since we have an assembly facility in Hong Kong, disposal and storage of chemical waste from our assembly and test services are subject to Hong Kong laws and government regulations. These laws impose controls on our air and water discharges, on the storage, handling, discharge and disposal of chemicals, and on employee exposure to hazardous substances. For instance, a waste disposal facility is required under Hong Kong law to be installed before a license from the government may be granted for disposal of chemical waste. If these laws were to change, they could require us to incur costs to maintain compliance and could impose liability to remedy the effects of hazardous substance contamination. Although we have not incurred any significant liability under these laws in the past, stricter enforcement of existing laws, the adoption of new laws or regulations or our failure to comply with these laws or regulations could cause us to incur material liabilities and require us to incur additional expense, curtail our operations and restrict our ability to grow.

QPL has provided us with chemical waste disposal services in Hong Kong due to our respective manufacturing operations being located in the same building. QPL, as the landlord of our assembly facility in Tsuen Wan, Hong Kong has provided these services to us pursuant to a license issued to QPL by the Hong Kong government, which must be renewed by October 31 every other year. However, in June 2003 QPL relocated all of its manufacturing operations from our shared facility to its new facility in Dongguan, China. QPL has agreed to continue to renew this license for our benefit and we received a renewal license in November 2003. Any failure on the part of QPL to obtain or to maintain such a license could materially and adversely affect our operations.

Our operations in China will be required to comply with various Chinese environmental laws and regulations administered by the central and local government environmental protection bureaus. We will also be subject to the environmental rules introduced by the local Chinese governments in Dongguan, China. These laws impose controls on our air and water discharges, on the storage, handling, discharge and disposal of chemicals, and on employee exposure to hazardous substances. If these laws were to change, they could require us to incur costs to maintain compliance and could impose liability to remedy the effects of hazardous substance contamination. Stricter enforcement of existing laws, the adoption of new laws or regulations or our failure to comply with these laws or regulations could cause us to incur material liabilities and require us to incur additional expense, curtail our operations and restrict our ability to grow. The Chinese national and local environmental laws and regulations impose fees for the discharge of waste substances above prescribed levels, require the payment of fines for serious violations and provide that the Chinese national and local governments may at their own discretion close or suspend any facility which fails to comply with orders requiring it to cease or cure operations causing environmental damage. Under the terms of our lease agreement with Changshi, they have agreed to assist us in procuring the necessary environmental licenses and permits in Dongguan, China, including a Certificate of Waste Substance Discharge. According to the Administration Measures of the Certificate of Waste Substances Discharge of Guangdong Province, the term of such certificate is five years. However, the local authority of environmental protection usually issues a Certificate of Waste Substances Discharge with a term of three years. Therefore, the Certificate of Waste Substances Discharge obtained by our facility in Dongguan, China must be renewed every five or three years based upon the term of such certificate. Furthermore, in accordance with the Administration Measures of the Certificate of Waste Substances Discharge of Guangdong Province, the Certificate of Waste Substances Discharge must be subject to the annual review by the local authority of environmental protection. Our facility in Dongguan, China received an Interim Certificate of Waste Substance Discharge for its probationary production on November 10, 2003. After the Dongguan facility becomes fully operational, the local authority of environmental protection will conduct an assessment on the waste substances discharge facilities. If our Dongguan facility passes the assessment, a formal Certificate of Waste Substance Discharge will be issued. We do not anticipate incurring any significant costs in connection with procuring these licenses and permits. Any failure on the part of Changshi to obtain or to maintain such license could materially and adversely affect our operations.

We do not anticipate making material environmental capital expenditures in connection with our current operations or the construction of the new facility in Dongguan, China. However, we cannot predict whether future environmental, health and safety laws in either Hong Kong or China will require additional capital expenditures or impose other process requirements upon us, curtail our operations, or restrict our ability to expand our operations. We could be subject to material liabilities if the government adopts new environmental, health and safety laws, we fail to comply with new or existing laws, or other issues relating to hazardous substances arise.

Employees

As of July 31, 2004, we employed approximately 1,970 full-time employees, of whom 41 were employed in research and development, 1,214 in assembly, 128 in test services, 348 in material control, quality control, facility engineering and assurance, 109 in marketing, sales and customer services and 130 in administration. There were 1,901 employees located in Hong Kong and China, 55 in the U.S., 9 in Asia (excluding Hong Kong and China) and 5 in Europe. We expect to have 600 employees in Dongguan, China when the facility is fully operational, most of which are expected to be employed by Changshi, however, we will make all hiring, promotion and other human resource decisions. We believe our relationship with our employees is generally good. None of our employees belong to a union. However, we expect that our work force may unionize in China.

Legal Proceedings

QPL International Holdings Limited (“QPL”) entered into a patent cross license agreement with Motorola, Inc. on October 1, 1993 (the “Immunity Agreement”). Under the terms of the Immunity Agreement, QPL had been obligated to pay quarterly royalties to Motorola on a per solder ball pad basis for all “BGA Packages,” as defined therein. QPL paid royalties on certain products and not others based on its understanding of the obligations under the Immunity Agreement. When QPL assigned certain semiconductor assets to the Company in 1999, ASAT Limited continued to make payments to Motorola consistent with its understanding of the Immunity Agreement, even though it does not appear that the Immunity Agreement was actually assigned to the Company or any of its subsidiaries.

Motorola approached the Company in December 2002 claiming that the Company had assumed QPL’s obligations under the Immunity Agreement. It commissioned a third-party auditor to audit the royalty payments the Company had made for the three-year period ended October 31, 2002. According to the results of that audit, Motorola has asserted that QPL and the Company collectively owe additional royalties of $8,000,000 along with interest under either the Immunity Agreement or an implied contract that mirrors the terms of the Immunity Agreement. The bulk of the amount claimed stems from Motorola’s contention that the Company and QPL owe royalties for the manufacture of fpBGA products, a contention that both entities deny.

On April 9, 2003, the Company and its subsidiary, ASAT, Inc., as co-plaintiffs initiated a lawsuit against Motorola in the United States District Court for the Northern District of California (the “Court”) by filing a complaint for Declaratory Judgment seeking a declaration from the court that neither plaintiff owed Motorola any royalty payments under the Immunity Agreement or any other agreement. Motorola has counter-claimed against the Company, ASAT, Inc. and QPL in this action, seeking $8,000,000 plus interest accruing at the rate of 1% per month on the alleged unpaid royalties, largely from the Company, under breach of contract theories. At a hearing held on May 26, 2004, the District Court granted Motorola leave to amend its counter-claim to include ASAT Limited as a named cross-defendant. On June 16, 2004, Motorola filed its amended complaint adding ASAT Limited as a cross-defendant. On August 18, 2004, the Court granted the Company’s motion in asserting that ASAT Holdings Limited and ASAT, Inc. were not parties to nor were they governed by the Immunity Agreement. However, in so grating, the Court allowed Motorola to continue to allege that ASAT Holdings Limited and ASAT, Inc. were parties to an “implied in fact” agreement regarding the Motorola patents.

The parties are currently conducting discovery. The discovery period has been extended through mid-December 2004 and a trial date has been tentatively set for April 2005. The Company continues to deny the allegations that Motorola is owed additional royalties in any amount beyond those already paid to Motorola. The Company intends to continue to pursue this litigation with vigor and will continue to assert that it owes no further amounts in royalties to Motorola under any agreement. The Company believes it is too early to assess the range of possible liability at this stage, if any, and no amounts have been provided for such matters in the consolidated financial statements.

ORGANIZATIONAL STRUCTURE

On October 29, 1999, three groups of private equity funds separately managed by or affiliated with JPMP Master Fund Manager, L.P. (formerly Chase Capital Partners), Olympus Capital Holdings Asia and Orchid Hong Kong Investment Holdings purchased a 50.0% equity interest in ASAT Holdings from QPL. Following the completion of our offering of ADSs on July 14, 2000, this investor group held an approximately 43.1% equity interest in ASAT Holdings.

As of July 31, 2004, ASAT Holdings had the following direct or indirect wholly-owned subsidiaries:

Name	Place of Incorporation	Percentage of Beneficial Ownership	Principal Activities
ASAT Limited	Hong Kong	100%	Assembly and test services for packaged integrated circuits

Timerson Limited	Hong Kong	100%	Assembly and test services for packaged integrated circuits

ASAT, Inc.	California, United States	100%	Sales, marketing and customer services

ASAT (Finance) LLC	Delaware, United States	100%	Financial services

ASAT (Cayman) Limited	Cayman Islands	100%	Investment holding

ASAT (S) Pte. Ltd.	Singapore	100%	Customer services and sales and marketing

ASAT Korea Limited	Korea	100%	Customer services and sales and marketing

ASAT GmbH	Germany	100%	Customer services and sales and marketing

New ASAT (Finance) Limited	Cayman Islands	100%	Financial services

Newhaven Holdings Limited	British Virgin Islands	100%	Holding company

RBR Trading Holding (Curaçao) N.V.	Netherlands Antilles	100%	Holding company

R.B.R. Trading Holding B.V.	Netherlands	100%	Holding company

ASAT S.A.(1)	France	99.9%	None

ASAT Holdings is a Cayman Islands holding company and does not have any material operations or assets other than its beneficial ownership of the entire issued share capital of ASAT Limited and Newhaven Holdings Limited. None of the guarantors prepares separate financial statements that are publicly filed (other than the financial statements of ASAT Holdings and its consolidated subsidiaries). The consolidated financial statements of ASAT Holdings include all of the above listed subsidiaries except for ASAT S.A..

(1)	In connection with the exercise of our option to purchase ASAT S.A. from QPL in December 2000, which was effective in January 2001, we purchased Newhaven, RBR Antilles and R.B.R. Netherlands. R.B.R. Netherlands owns approximately 99.9% of ASAT S.A. Since ASAT S.A. has been under court administration since November 20, 2001, we no longer consolidate ASAT S.A.’s financial results with our financial statements.

The following chart illustrates our corporate structure as of July 31, 2004:

(1)	On July 14, 2000, we completed our offering of ADSs to the public. We sold 20,000,000 ADSs, representing 100,000,000 ordinary shares of ASAT Holdings in our offering of ADSs to the public.
(2)	QPL holds an approximate 43% ownership interest in ASAT Holdings Limited through its wholly owned subsidiaries, The Industrial Investment Company Limited and QPL (U.S.) Inc., which hold approximately 40% and 3% ownership interests in ASAT Holdings Limited, respectively.
(3)	JPMP Master Fund Manager L.P. (formerly Chase Capital Partners) and related funds hold approximately 29% and Olympus Capital Holdings Asia related funds hold approximately 11% of ownership interests in ASAT Holdings Limited, respectively.
(4)	Timerson is a nominee shareholder of ASAT Limited, holding one share in ASAT Limited in trust for ASAT Holdings Limited.
(5)	ASAT (Cayman) Limited is a nominee shareholder of Timerson Limited, holding one share in Timerson Limited in trust for ASAT Limited.
(6)	In connection with the exercise of our option to purchase ASAT S.A. from QPL in December 2000, which was effective in January 2001, we purchased Newhaven, RBR Antilles and RBR Netherlands. R.B.R. Netherlands owns approximately 99.9% of ASAT S.A. Since ASAT S.A. has been under court administration since November 20, 2001, we no longer consolidate ASAT S.A.’s financial results with our financial statements.

New ASAT (Finance)

General

The issuer of the notes is New ASAT (Finance) Limited, an exempted company with limited liability under the Companies Law (2003 Revision) of the Cayman Islands, which was formed on November 7, 2003. New ASAT (Finance) is a wholly owned subsidiary of ASAT HK. New ASAT (Finance) is a holding company and was formed to issue the notes. New ASAT (Finance) currently has no business activities, does not own any real estate, is not party to any litigation, has no employees and does not have any investments. New ASAT (Finance) is not expected to have any business activities other than those related to issuing the notes. The Memorandum and Articles of Association of New ASAT (Finance) provides in Section 1 that the objects for which New ASAT (Finance) is established are unrestricted. New ASAT (Finance) will loan the proceeds of the offering to ASAT HK and ASAT HK will:

•	pay the fees and expenses related to the offering,

•	pay interest to New ASAT (Finance) in an amount equal to the interest due under the notes, including required payment of additional amounts, if any, and liquidated damages, if any (as defined in “Description of Notes”), and

•	make principal and premium payments on such loan in amounts as are necessary in order to permit New ASAT (Finance) to meet its obligations under the notes and the indenture.

The registered office of New ASAT (Finance) is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Its telephone number is (1-345) 949-8066.

Capitalization

The authorized share capital of New ASAT (Finance) is US$50,000 divided into 50,000 shares of a par value of US$1.00 each, of which 1 share has been issued to ASAT Limited and is fully-paid. New ASAT (Finance) only has one class of shares outstanding.

New ASAT (Finance) does not have any debt outstanding other than the notes. The indebtedness of New ASAT (Finance) is $150,000,000.

Management

ASAT Limited, as the sole shareholder of New ASAT (Finance) has appointed the following individuals to serve as directors of New ASAT (Finance):

Directors	Address	Position
Harry R. Rozakis	14th Floor, QPL Industrial Building, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong	Director

Robert J. Gange	14th Floor, QPL Industrial Building, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong	Director

Guarantors

ASAT Holdings Limited

ASAT Holdings Limited, or ASAT Holdings, was incorporated in the Cayman Islands on October 20, 1999 as an exempted company with limited liability under the Companies Law (2003 Revision) of the Cayman Islands.

ASAT Holdings is a holding company and does not have any material operations. Its only material assets are $124 thousand in cash as of July 31, 2004, and its beneficial ownership of the entire issued share capital of ASAT Limited and Newhaven Holdings Limited. Section 3 of the Restated Memorandum of Association of ASAT Holdings provides that the objects for which it is established are unrestricted. For information on the directors and officers of ASAT Holdings see “Directors and Senior Management of ASAT Holdings.” The registered office of ASAT Holdings is P.O. Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

ASAT Limited

ASAT Limited, or ASAT HK, was incorporated in Hong Kong on March 25, 1988 as Vastearn Limited, a limited liability company under the laws of Hong Kong. On March 31, 1989, Vastearn Limited changed its name to ASAT Limited. ASAT HK is a wholly owned subsidiary of ASAT Holdings. ASAT HK is an operating company primarily engaged in the provision of assembly and test services for packaged integrated circuits. ASAT HK also engages in the research and development of new package designs and new assembly processes. The majority of our current operations are conducted through ASAT HK. ASAT HK is a party to the lease agreement with QPL for the facility in the Tsuen Wan district of Hong Kong where our headquarters, administrative offices and Hong Kong assembly operations are located. ASAT HK sold a 131,000 square foot test facility in Hong Kong on February 21, 2004 for approximately $4 million and, commencing February 21, 2004, leases back a portion of the property under an operating lease. Additionally, ASAT HK was a party to our supply agreement with QPL, which expired on April 30, 2004. Section 3 of the Memorandum of Association of ASAT HK provides that the objects for which it is established are generally unrestricted and broad enough to execute our business plan. As of July 31, 2004, the board of directors of ASAT HK was composed of Tung Lok Li, Andrew Liu, Harry Rozakis and George Shaw. The registered office of ASAT HK is QPL Industrial Building, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong.

The authorized share capital of ASAT HK is HK$10,000 (approximately $1.3 thousand at an assumed exchange rate of HK$7.80 per $1.00) divided into 10,000 ordinary shares of a par value of HK$1.00 each (approximately $0.13 at an assumed exchange rate of HK$7.80 per $1.00), of which 1,035 ordinary shares have been issued and are fully-paid, having a share premium of approximately $8.8 million. ASAT HK only has one class of shares outstanding.

ASAT, Inc.

ASAT, Inc., or ASAT US, was incorporated in the State of California on December 22, 1988 as a corporation organized under the General Corporation Law of California. ASAT US is a wholly owned subsidiary of ASAT HK. ASAT US is engaged in the sale and marketing of assembly and test services and provides support services to customers at its three offices located in California, Massachusetts and Texas in the United States. Article II of the Restated Articles of Association of ASAT US provide that the purpose for which it is established is to engage in any lawful activity for which a corporation may be organized. As of July 31, 2004, the board of directors of ASAT US was composed of Jeffrey Dumas, Robert Gange and Harry Rozakis. Mr. Dumas resigned his position as a director of ASAT, Inc. effective October 31, 2004. The principal place of business of ASAT US is 6701 Koll Center Parkway, Suite 200, Pleasanton, California 94566, United States.

Timerson Limited

Timerson Limited, or Timerson, was incorporated in Hong Kong on June 29, 1995 as a limited liability company under the laws of Hong Kong. In connection with our operations in China, Timerson is expected to be primarily engaged in the provision of assembly and test services for packaged integrated circuits in China. In August 2002, as part of our expansion into China, Timerson entered into a 15-year long-term lease agreement and a 6-year management agreement with Changshi related to the Phase I facility and in November 2003 entered into a letter of intent with Changshi to construct a Phase II facility. In the July 2004 quarter, construction on a 300,000 square foot Phase II manufacturing facility commenced and the facility is expected to house substantially all of the balance of our Hong Kong manufacturing operations plus provide space for the future expansion of our assembly and test operations. Section 3 of the Memorandum of Association of Timerson provides that the objects for which it is established are generally unrestricted and broad enough to execute our business plan. As of July 31, 2004, the board of directors of Timerson was composed of Tung Lok Li, Andrew Liu, Harry Rozakis and George Shaw. The registered office of Timerson is QPL Industrial Building, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong.

DIRECTORS AND SENIOR MANAGEMENT OF ASAT HOLDINGS

The following table sets forth information about the persons who serve as directors and executive officers of ASAT Holdings as of July 31, 2004. Executive officers are appointed by, and serve at the discretion of, the board of directors. Shareholders are entitled to re-elect the board of directors at each annual general meeting. The business address of each director is 14th Floor, QPL Industrial Building, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong.

Directors

Name	Age	Position	Position Held Since
Donald P. Beadle	68	Director	November 2003
Arnold L. Chavkin	52	Director and Chairman of the Board	November 2003
Bella Peck Lim Chhoa	33	Director	November 2003
Tung Lok Li	52	Director	October 1999
Andrew Liu	48	Director	October 1999
Joseph A. Martin	55	Director	March 2004
Henry C. Montgomery	68	Director	June 2004
Harry R. Rozakis	53	Director and Chief Executive Officer	May 2002
Stephen M. Shaw	43	Director	February 2003
Maura Wong	38	Director	June 2000

Officers

Name	Age	Position	Position Held Since
Jeffrey M. Dumas	58	Senior Vice President, General Counsel and Secretary	November 2002 to October 2004
Robert J. Gange	49	Senior Vice President, Chief Financial Officer	December 2002
George A. Shaw, Jr.	55	Senior Vice President, Operations / Managing Director of Manufacturing	February 2003 to October 2004

There are no family relationships between any director and senior executive.

Donald P. Beadle is a self-employed consultant. From 1960 to 1994, Mr. Beadle occupied various positions in engineering, sales and marketing at National Semiconductor Corporation, where from 1987 to 1994 he was Executive Vice President, Worldwide Marketing and Sales. Mr. Beadle currently serves as a director of Quick Logic Corporation where he serves on both the audit and compensation committees. Mr. Beadle attended the Bridgeport Institute of Technology and the University of Connecticut.

Arnold L. Chavkin is currently an Executive Partner and the Chief Investment Officer at JPMorgan Partners (JPMP) in which capacity he has responsibility for overseeing the international and industrial growth activities. Prior to joining JPMP, Mr. Chavkin was a member of Chemical Bank’s merchant banking group specializing in mergers and acquisitions and private placements for the energy industry. Mr. Chavkin’s experience prior to Chemical Bank included corporate development positions at Freeport McMoRan as well as positions with Gulf and Western Industries and Arthur Young & Company. Mr. Chavkin is a director of American Tower Corporation, Crown Media Holdings, Inc., Encore Acquisition Partners, and Triton PCS Holdings, Inc., where he serves on the compensation committee of each company. He also serves as director of several private companies. Mr. Chavkin is a Certified Public Accountant and received his BA and MBA degrees from Columbia University.

Bella Peck Lim Chhoa is the Vice President of Administration, Secretary and General Counsel of QPL International Holdings Limited, where her responsibilities are to oversee the legal affairs and company secretarial duties of QPL. Ms. Chhoa has been with QPL since 2000. Ms. Chhoa graduated from the University of Hong Kong and has practiced law in Hong Kong since 1993. Before joining QPL in 2000, Ms. Chhoa was with the international law firm, Deacons, in Hong Kong.

Tung Lok Li has over 25 years of experience in the semiconductor sector and was previously Chairman of ASAT’s Board and has served as the Chairman of the Board of QPL and QPL International Holdings Limited, which has been listed on the Stock Exchange of Hong Kong since 1989. Mr. Li was the Chairman of the Board of Peak Plastic until he resigned in October 2001. Mr. Li holds a BS degree in chemical engineering from the University of Wisconsin, Madison and an Honorary Doctorate from the University of Cardiff.

Andrew Liu has served as a director since October 1999 and served as Chairman from October 1999 through May 2002. Mr. Liu is the Chief Executive Officer of J.P. Morgan Partners Asia Pte Ltd. Mr. Liu heads a team of investment professionals responsible for advising the J.P. Morgan Asia Investment Fund, the Asia Opportunity Fund and other private investment funds. Mr. Liu is also a Director of Liu Chong Hing Bank Limited, a commercial bank based in Hong Kong. He was an Executive Director of the Bank from September 1997 to May 1999. Previously, Mr. Liu was with Morgan Stanley starting in 1981 and from 1990 through 1997 was President and Managing Director of Morgan Stanley Asia Limited. From 1993 to 1997, Mr. Liu was a member of the Stock Exchange Council of Hong Kong and also served on its Listing Committee. Mr. Liu is also a director of Mando Corporation, Morgan Stanley Asia Ltd. and Liu Chong Hing Investment.

Joseph A. Martin is currently the Chief Executive Officer of QPL International Holdings, a position he has occupied since February 2004. From 1993 until he joined QPL, Mr. Martin was with ASAT where he served in a number of senior level management positions, including, Senior Vice President of Strategic Planning, Chief Operating Officer and as a Director. From 1983 until he joined ASAT, Mr. Martin was with Amkor Electronics where he held various senior level positions, including Vice President of European Sales and Vice President of Marketing for Amkor’s advanced product lines. Prior to that, Mr. Martin held various sales, management and engineering positions with TRW, Thompson CSF, and Texas Instruments. Mr. Martin received his undergraduate degree in chemistry from Lamar University.

Henry C. Montgomery has more than 40 years of finance and management experience and is currently the chairman of Montgomery Professional Services Corporation, a management consulting and financial services firm. Previously, Mr. Montgomery held senior-level management positions at various technology companies including Spectrian Corporation, Indus International, Inc., Pinnacle Micro, Inc., SyQuest Technology, Inc., Trilogy Limited, WordStar International Corporation, Saga Corporation, Memorex Corporation, and Fairchild Camera and Instrument Corporation. He also held positions at McKinsey & Company and Arthur Andersen & Company. Mr. Montgomery currently serves on the board of directors of three publicly traded companies, including: chairman of the board and chairman of the audit committee for Catalyst Semiconductor, Inc.; director and chairman of the audit committee and a member of the compensation committee for Swift Energy Company; and director and chairman of the audit committee for Quick Logic Corporation. Mr. Montgomery holds a bachelor’s degree in economics from Miami University in Oxford, Ohio.

Harry R. Rozakis is Chief Executive Officer of ASAT Holdings and has served as a director since May 2002. Mr. Rozakis has 25 years experience in the semiconductor industry and has held senior management positions including Chief Executive Officer of EEMS Singapore and Executive Vice President of EEMS Italia, a leading provider of outsource manufacturing for semiconductor memories. Mr. Rozakis has held senior management positions at Tessera, a provider of intellectual property for chip scale packaging, Reel Services Group and at ChipPAC, Inc. Mr. Rozakis has also served in a leadership role in several semiconductor industry associations, including the Semiconductor Assembly Council. He holds a BA and an MA degree from Fairleigh Dickinson University.

Stephen M. Shaw is retired and was a senior partner with McKinsey and Company where he spent 16 years principally engaged in corporate strategy and organizational development projects for clients with a large presence in China. Prior to joining McKinsey, Mr. Shaw held several positions of increasing responsibility at

Procter and Gamble and Paine Webber Capital. Mr. Shaw holds a BS degree in electrical engineering from Brown University and an MBA from Harvard Business School.

Maura Wong formerly was a Partner of J.P. Morgan Partners Asia Pte. Ltd. with responsibilities for the private equity funds’ activities in Hong Kong, China and Taiwan. From 1996 to 1999, she was Vice President of Exor Asia Limited, the international investment holding company of the Agnelli Group. Prior to that, Ms. Wong was Head of Business Development of Pacific Century Group, a venture capital group engaged in technology, telecommunications and financial services in Asia. Before joining Pacific Century Group, Ms. Wong worked at Goldman Sachs in both New York and Asia. She also holds a BA degree from the Woodrow Wilson School for International Affairs at Princeton University. Ms. Wong received an MBA from Harvard Business School as a Baker Scholar.

Jeffrey M. Dumas joined ASAT in November 2002. From 1998 until 2002, Mr. Dumas was the Corporate Vice President, General Counsel and Secretary of Storage Technology Corporation. From 1995 until 1998, Mr. Dumas was Vice President, General Counsel and Secretary of Symbios Logic Inc. Mr. Dumas has held various corporate legal positions at Silicon Graphics, Inc.; MIPS Computer Systems, Inc.; Cypress Semiconductor Corporation; National Semiconductor Corporation and The Boeing Company. Mr. Dumas is member of the California, Colorado and Washington State Bar Associations and is registered to practice before the US Patent and Trademark Office. Mr. Dumas is also a Registered Professional Engineer in California. Mr. Dumas received a BS degree in electrical engineering from the US Naval Academy, an MS degree in electrical engineering from the US Naval Postgraduate School and a JD degree from Harvard Law School. Mr. Dumas resigned his position as Senior Vice President, General Counsel and Secretary of ASAT Holdings effective October 31, 2004.

Robert J. Gange joined ASAT in December 2002. From 1989 to 2002, Mr. Gange held positions of increasing responsibility within the finance department in both General Semiconductor, Inc. and its parent corporation, General Instrument, Inc. From 2000 to 2002, Mr. Gange held the position of Senior Vice President and Chief Financial Officer at General Semiconductor. During 1997, Mr. Gange held the position of Controller at General Semiconductor. Mr. Gange holds a BS from The State University of New York at Brockport and an MBA in Finance from Adelphi University.

George A. Shaw, Jr. joined ASAT in February 2003. From 2001 to 2003, Mr. Shaw was the Senior Vice President, Managing Director at Advanced Interconnect Technologies (Hong Kong) Limited. From 1998 to 2001, Mr. Shaw was the Senior Vice President, South Asia Operations at Amkor Technology, Inc. From 1995 to 1997, Mr. Shaw was President of Alphatec, USA, Inc. Prior to joining Alphatec, Mr. Shaw held various high level manufacturing operations positions at Applied Magnetics Corporation, Aptix Corporation and National Semiconductor Corporation. Mr. Shaw holds a BS degree in mechanical engineering from California Polytechnic State University. Mr. Shaw relinquished his position as Senior Vice President, Operations effective October 26, 2004 and is currently serving as a senior advisor for operations and manufacturing.

Compensation

For the July 2004 quarter, ASAT paid an aggregate compensation to its executive officers and directors as a group of approximately $400 thousand. For the year ended April 30, 2004, ASAT paid an aggregate compensation to its executive officers and directors as a group of approximately $2.3 million. For the July 2004 quarter, the aggregate amount accrued and unpaid by us to provide fees, pension retirement or similar benefits for our directors and executive officers as a group was approximately $15,000. For the year ended April 30, 2004, the aggregate amount accrued and unpaid by us to provide fees, pension retirement or similar benefits for our directors and executive officers as a group was approximately $nil.

Most of our officers have entered into employment agreements or arrangements with us that entitle these officers to certain separation benefits in the event that they are terminated either “without cause” or due to a “change in control” as those terms are generally understood. Upon termination without cause, officers may receive severance amounts equaling from 30 days base salary to six months base salary to, in one instance, one year’s base salary. A few senior managers are entitled to receive one year’s base salary if their termination results from a change in control. Additionally, several senior managers are entitled to receive severance payments in line with the amounts specified regarding a termination without cause, if they are “constructively terminated” resulting from a material change in duties and responsibilities, a significant reduction in salary, a change in reporting relationships, etc.

For information on stock options held by directors and officers as a group, see “—Stock Option Plan.”

Board Practices

Under the Restated Articles of Association of ASAT Holdings Limited, the board consists of no fewer than three and no greater than ten directors. Shareholders are entitled to re-elect the board of directors at each annual general meeting. Vacancies on the board can be filled by a majority of the directors present at a board meeting and vacancies of independent director seats also require approval by a majority of the independent directors. Vacancies can also be filled by a written resolution signed by all directors.

Pursuant to the shareholders agreement among JPMP Master Fund Manager L.P. (formerly Chase Capital Partners), Olympus Capital Holdings Asia, Orchid Hong Kong Investment Holdings and QPL, those parties have agreed to vote their shares so that:

•	three of the directors are individuals selected by QPL,

•	three of the directors are individuals selected by the investor group, and

•	three of the independent directors are individuals selected by Asia Opportunity Fund and nominated by QPL, subject to decrease as their respective shareholding decreases.

See “Major Shareholders and Related Party Transactions—Shareholders Agreement.” The investor group and QPL also agreed that as their respective shareholding decreases below specified thresholds, they will cause a related number of directors, which they previously appointed to resign and those seats shall be filled by nominee(s) approved by a majority of the continuing directors present at a board meeting and a majority of the independent directors.

Board of Directors’ Committees

Our audit committee consists of three members: Mr. Montgomery, Mr. Beadle and Mr. Shaw. Mr. Montgomery serves as chairman of the audit committee. The audit committee performs the following duties, among others: to appoint, determine funding for and oversee the activities of the independent auditor; to review the independence and performance of the independent auditors; to pre-approve all audit and permitted non-audit services to be provided by the independent auditors; to review audited annual financial statements and other related financial matters; to review our annual and interim quarterly financial results and the associated financial news releases; to discuss with the management and independent auditors the quality and adequacy of our internal financial controls, critical accounting policies and practices, and all material written communications between the independent auditor and management; to receive and review on a confidential basis all complaints received regarding our accounting controls or practices; and to review and approve any related party transactions involving us and any of our officers or directors. The charter of the audit committee is available on our website at http://www.asat.com/investor/governance/Audit.pdf

Our compensation committee consists of four members: Mr. Beadle, Mr. Chavkin, Ms. Chhoa and Mr. Shaw. Mr. Beadle serves as chairman of the compensation committee. The compensation committee performs the following duties, among others: to review matters relating to the compensation of directors, senior management and employees; to administer our stock option plan, including the granting of individual incentive stock option awards; to oversee the adoption, implementation and administration of any of our short-term incentive and bonus plans; and to oversee the adoption, revision, implementation and administration of all of our employee benefit plans. The charter of the compensation committee is available on our website at http://www.asat.com/investor/governance/Compensation.pdf.

Stock Option Plan

We adopted the 2000 Stock Option Plan on July 6, 2000, or the “plan”. We have authorized 110,000,000 ordinary shares for issuance under the plan. This is the equivalent to 22,000,000 ADSs. The plan is a non-qualified, discretionary option grant program under which eligible individuals may be granted options to purchase ordinary shares. Under the plan, the board and when so delegated, the Compensation Committee of the board, will determine which individuals will be granted options, the number of ordinary shares subject to the option, the exercise price for the shares, the vesting periods and any other terms that will apply as the board deems appropriate and consistent with the plan. The individuals eligible to participate in our stock option plan includes officers, employees, consultants and non-employee directors of the ASAT group companies. The plan is designed to attract employees and important individuals to the ASAT group companies and to provide recipients with a proprietary interest in the financial success of ASAT. We implemented the Stock Option plan on July 11, 2000, when we granted stock options for 76,655,065 ordinary shares at a per share exercise price equal to $12.00 per ADS. Our stock options generally expire 10 years from the grant date.

On January 24, 2003 we announced the Employee Stock Option Exchange Program, a voluntary stock option exchange program for our officers, employees and certain directors. We offered eligible stock option holders with exercise prices above the current bid price of our ADSs to voluntarily cancel their outstanding options. In exchange, participants will be granted new stock options at the fair market value of our ADSs no sooner than six months and one day after the cancellation of the options. The cancellation occurred on February 24, 2003 at the expiration of the offer to participate. Under the terms of the Stock Option Exchange Program, 12,164,447 ADS options (equivalent to options for 60,822,235 ordinary shares) were surrendered for cancellation at a weighted average exercise price of $9.71 per ADS and, on August 29, 2003, 6,589,710 ADS options (equivalent to options for 32,948,550 ordinary shares) at an exercise price of $1.44 per ADS were granted to these participants who were still employed by us at that date to replace the surrendered ADS options. All newly granted replacement options have the same vesting schedule as the cancelled options.

As of July 31, 2004, we had outstanding stock options for 56,007,665 ordinary shares, equivalent to 11,201,533 ADS, with a weighted average exercise price of $2.11 per ADS (including options granted pursuant to the Employee Stock Option Exchange Program as described in the previous paragraph). Of the total amount of outstanding stock options as of July 31, 2004, we have outstanding stock options granted to our directors and executive officers as a group for 28,807,500 ordinary shares, equivalent to 5,761,500 ADS, with a weighted average exercise price of $2.19 per ADS.

The following chart sets forth as of July 31, 2004 the total ordinary shares that may be received by option holders upon exercise of currently outstanding options, the weighted average exercise price of those outstanding options and the numbers of ordinary shares that are still available for future issuance under the Company’s equity compensation plan after considering the stock options currently outstanding. All of the options described below have been or can be issued pursuant to our 2000 Stock Option Plan. The plan have been approved by our stockholders.

Plan Category	Number of shares to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options per ADS	Number of shares remaining available for future issuance under equity compensation plan
Equity compensation plans approved by stockholders 2000 Stock Option Plan	56,007,665	$2.11	45,076,020
Equity compensation plan not approved by stockholders	None		None
Total	56,007,665	$2.11	45,076,020

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

The following table contains information concerning the ownership of our ordinary shares by each person who we know beneficially owns 5% or more of our ordinary shares. The share ownership information in the following table is based on information contained in the most recent amendments to statements on Schedule 13D or Schedule 13G filed by the shareholders with the SEC. The percentage ownership in the table below is based on 677,863,315 ordinary shares outstanding as of July 31, 2004.

Shareholder	Number of Ordinary Shares Owned	Percentage Beneficially Owned
JPMP Master Fund Manager, L.P. related funds:(1)(2)
Chase Asia Investment Partners II (Y), LLC	50,054,883	7.4%
CAIP Co-Investment Fund Parallel Fund (I) C.V.	12,134,114	1.8%
CAIP Co-Investment Fund Parallel Fund (II) C.V.	8,089,409	1.2%
Asia Opportunity Fund, L.P.	124,985,594	18.4%

	195,264,000	28.8%

Olympus Capital Holdings Asia related funds(2)(3)(4)	71,766,500	10.6%
QPL International Holdings Limited(2)(5)(6)	288,000,000	42.5%

(1)	See “—JPMP Master Fund Manager, L.P.” below.
(2)	QPL has pledged to the investor group a portion of its shares in ASAT Holdings to secure its indemnification of the investor group with respect to tax liabilities. See “—Other Arrangements” below.
(3)	Held by Olympus Capital Holdings Asia I, L.P., Reservoir-Olympus II, L.P., Olympus KB, L.P., Olympus Capital Asia, L.P., Olympus Capital Asia Offshore, L.P., Olympus Holdings, L.P., ZAM-Olympus Co-Invest, L.L.C., Olympus-ASAT I, L.L.C. and Olympus-ASAT II, L.L.C. and may be transferred among Olympus Capital Holdings Asia affiliates. See “—Olympus Capital Holdings Asia” below.
(4)	Daniel R. Mintz, Director, Founding Managing Director and President of Olympus Capital Holdings Asia (“Olympus Capital”), Lawrence S. Miao, Director, Founding Managing Director and Vice President of Olympus Capital, Frederick J. Long, Director, Founding Managing Director and Vice President of Olympus Capital, and Jeffrey E. Glat, Managing Director, Chief Financial Officer, Secretary and Treasurer of Olympus Capital, are the control persons and executive officers of Olympus Capital, the entity which has the sole power to vote, or direct the vote, and the sole power to dispose of, or direct the disposition of, all of the Ordinary Shares held of record by the entities listed in footnote 7 to this table.
(5)	Held by The Industrial Investment Company Limited and QPL (US) Inc. (formerly Worltek International Limited), wholly owned subsidiaries of QPL. A significant portion of the shares of ASAT Holdings owned by QPL are pledged to the investor group or QPL’s creditors.
(6)	In his most recently filed amendment to his statement on Schedule 13D, Mr. Tung Lok Li, one of our directors, stated that he may be deemed to have voting or investment power over these securities. See “—Directors and Executive Officers.”

JPMP Master Fund Manager, L.P.

Chase Asia Investment Partners II (Y), LLC, or CAIP, the Asia Opportunity Fund L.P., or AOF, and the parallel funds are private equity funds managed by J.P. Morgan Asia Equity Advisors, LDC. The funds have agreed to co-invest on a proportional basis in leading companies in Asia. JPMP Master Fund Manager, L.P. is a global private equity firm managing proprietary funds and is one of the world’s largest private equity organizations.

Olympus Capital Holdings Asia

Olympus Capital Holdings Asia I, L.P., Reservoir-Olympus II, L.P., Olympus KB, L.P., Olympus Capital Asia, L.P., Olympus Capital Asia Offshore, L.P., Olympus Holdings, L.P., Olympus-ASAT I, L.L.C. and Olympus-ASAT II, L.L.C. are direct investment funds managed by Olympus Capital Holdings Asia, the investment manager of these funds. Olympus Capital Holdings Asia is a direct investment firm that targets significant investments in public and private companies operating in Asia. ZAM-Olympus Co-Invest, L.L.C. is a co-investment vehicle for Olympus Capital Holdings Asia and Ziff Asset Management, L.P., an investment fund managed by Ziff Brothers Investments for the Ziff family.

QPL International Holdings Limited

QPL (Holdings) Ltd. was formed in 1981 under the name of Quality Platers Limited. In 1989, QPL (Holdings) Limited undertook a group reorganization scheme whereby its listing was replaced by QPL International Holdings Limited which was incorporated in Bermuda in 1989.

Directors and Executive Officers

Other than Mr. Tung Lok Li, none of our directors or executive officers individually beneficially owns more than 1% of our outstanding ordinary shares. Mr. Tung Lok Li, one of our directors, beneficially owns approximately 31% of QPL, which in turn indirectly owns approximately 288,000,000 ordinary shares or approximately 42.5% of ASAT Holdings’ outstanding ordinary shares. In his most recently filed amendment to his statement on Schedule 13D, Mr. Li stated that he may be deemed to be the beneficial owner of the 288,000,000 ordinary shares indirectly held by QPL pursuant to Rule 13d-3 of the Exchange Act. In addition, Mr. Li beneficially owns 500,000 shares of our ADS, which is equivalent to 2,500,000 ordinary shares, subject to options which are exercisable within 60 days of July 31, 2004 and 1,448,000 ordinary shares, which is equivalent to 289,600 shares of our ADS.

Shareholders Agreement

The shareholders listed in the table above and Orchid Hong Kong Investment Holdings, or “shareholders”, entered into a shareholders agreement relating to transfers of ASAT Holdings’ ordinary shares, voting rights and other matters. Under the shareholders agreement, the shareholders agreed to vote their ordinary shares and take all action so that three directors on the Board are appointed by AOF, three by QPL and three of the independent directors nominated by our independent directors, subject to decrease as their respective shareholding decreases.

The agreement also limits the ability of shareholders to transfer their ordinary shares in ASAT Holdings, except with respect to sales over an internationally recognized stock exchange or in a registered offering by the selling shareholder, in each case, subject to laws and regulations of the relevant jurisdiction. These share transfer restrictions include rights of first offer, tag along rights and the right of QPL, AOF and CAIP to require the other shareholders to participate in a sale of ordinary shares to a third party if the per share purchase price meets a minimum threshold and other conditions are met, as more fully described in the shareholders agreement. The investor group has signed an agreement generally to vote in unison.

Other Arrangements

As part of our recapitalization, QPL indemnified the investor group, consisting of the several private equity funds separately managed by or affiliated with JPMP Master Fund Manager L.P. or Olympus Capital Holdings Asia Holdings listed in the table above and Orchid Hong Kong Investment Holdings, for various tax liabilities of ASAT and pledged its shares in ASAT Holdings to the investor group to secure this indemnification. The pledge initially applied to 70% of QPL’s shareholding in ASAT Holdings and decreases in stages to 0% over six years (subject to any tax indemnification amounts arising prior to the expiration of the six year period and that remain outstanding upon expiration of this period). As of the date of this prospectus, 81,648,000 ordinary shares owned by QPL remain pledged under this arrangement, but we expect 8,164,800 of such shares to be released in the near future.

Our Dividend Distribution Policy

Our policy is not to pay dividends for the foreseeable future. Furthermore, our ability to pay dividends will be restricted by the covenants of the indenture for the 9.25% senior notes due 2011.

Related Party Transactions

In March 2001, we entered into a supply agreement with QPL Limited and Talent Focus Limited, an affiliate of QPL Limited, pursuant to which QPL Limited and Talent Focus Limited, as our preferred suppliers, agreed to supply leadframes based on our orders from time to time during the term of the contract. The contract expired on April 30, 2004. The prices for the leadframes provided to us under this expired contract were fair market value plus a premium of not less than 5% of fair market value. We believe that the 5% premium that paid to QPL for leadframe materials was fair and reasonable for a number of reasons, including: (i) we have been consistently granted priority for needed capacity for our orders even when QPL has been operating in an environment during which they must allocate product among their other customers, (ii) QPL engineers have consistently given us first priority to addressing quality or production related issues with us, (iii) QPL engineers have consistently worked closely with our engineers and production mangers to expeditiously design and manufacture leadframes to our customer specifications, (iv) the close proximity of the QPL manufacturing facilities to our assembly operations, first in Tsuen Wan and more recently in Dongguan, have resulted in the expeditious delivery of leadframes to us, and (v) QPL has been willing to hold inventory for us and/or our customers under our “just-in-time” inventory management system. Fair market value under this expired contract was determined by reference to the quotations obtained from two or more reputable vendors in the integrated circuit industry selected by us and approved by QPL Limited and Talent Focus Limited. Following the expiration of the supply agreement, we anticipate that we will continue to purchase a significant amount of our leadframe requirements from QPL from time to time on a purchase order basis. However, we expect that the pricing terms pursuant to which we purchase leadframes from QPL in the future will not include a premium over fair market value.

We have purchased a significant amount of our leadframe requirements from QPL, as well as, to a significantly lesser extent, other raw materials, tooling and spare parts. We purchased leadframe requirements, other raw materials, tooling and spare parts from QPL amounting to $8.6 million and $7.2 million for the three months ended July 31, 2004 and 2003, respectively, and $10.5 million, $22.0 million and $32.0 million for the years ended April 30, 2002, 2003 and 2004, respectively. We also lease office and assembly space from QPL under a three-year term lease agreement which expires on March 31, 2007 and obtain certain services from QPL, including chemical waste treatment and disposal services and repair and maintenance services. We paid rental expenses of $660 thousand and $774 thousand for the three months ended July 31, 2004 and 2003, respectively, and $3.1 million for each of the years ended April 30, 2002, 2003 and 2004, and paid administrative management and service fees of $241 thousand, $239 thousand, $148 thousand and $nil for the years ended April 30, 2002, 2003 and 2004 and the three months ended July 31, 2004, respectively. The expenses incurred by us in connection with these purchases, leased facilities and services from QPL totaled in the aggregate approximately $13.9 million, $25.3 million, $35.2 million and $9.26 million in the fiscal years ended April 30, 2002, 2003 and 2004 and the three months ended July 31, 2004, respectively.

In addition, we provide management information services and building facility services to QPL under a cost sharing agreement. We received services income from provision of such services of $319 thousand, $282 thousand, $128 thousand and $28 thousand for the fiscal years ended April 30, 2002, 2003 and 2004 and the three months ended July 31, 2004, respectively.

The amount due to QPL, which represented the net payable to QPL as a result of the above, was unsecured and interest free.

We purchased packing materials from Peak Plastic & Metal Products (International) Limited, or Peak Plastic, in the amount of $590 thousand for the year ended April 30, 2002. Mr. T. L. Li, one of our directors and shareholders, was a director of, and had an indirect equity interest in, Peak Plastic during the year ended April 30, 2001. Effective from October 2001, Mr. Li retired from the board of directors of Peak Plastic, and Peak Plastic ceased to be a related company to us.

For additional related party transactions, see Note 4 to our audited consolidated financial statements included in this prospectus.

DESCRIPTION OF ASAT HOLDINGS ORGANIZATIONAL DOCUMENTS

Memorandum and Restated Articles of Association

ASAT Holdings was incorporated on October 20, 1999 in the Cayman Islands as an exempted company with limited liability, and its affairs are governed by its Restated Memorandum and Restated Articles of Association and The Companies Law (2003 Revision) of the Cayman Islands and the common law of the Cayman Islands. The following is a summary of the Restated Memorandum and Restated Articles of Association, including rights and privileges pertaining to the shares of ASAT Holdings.

Objects and Purpose

The Restated Memorandum of Association of ASAT Holdings provides that the objects for which it is established are unrestricted.

Directors

The Restated Articles of Association provide that any contract or arrangement in which a director of ASAT Holdings is interested shall be approved by a majority of the disinterested directors or by the shareholders in a general meeting prior to entry into the contract or arrangement. No director (except for the independent directors) shall be entitled to any remuneration for serving as a director. The Board may exercise all the powers of ASAT Holdings to borrow money without restriction. There is no shareholding qualification for directors.

Ordinary Shares

There are no limitations in the Articles on the right to own securities, including the rights of non-resident or foreign shareholders to hold or exercise voting rights.

Voting Rights.    The holders of ordinary shares are entitled on a show of hands to one vote per holder and on a poll to one vote per share on all matters to be voted on by ASAT Holdings’ shareholders.

Dividend Rights.    Holders of the ordinary shares of ASAT Holdings are entitled to share equally, share for share, if dividends are declared on ASAT Holdings’ ordinary shares, whether such dividends are payable in cash, property or securities of ASAT Holdings. Any dividend unclaimed after a period of six years from the date when it was declared shall be forfeited and shall revert to ASAT Holdings.

Liquidation Rights, Other Rights.    In the event of a voluntary or an involuntary liquidation, dissolution or winding up of ASAT Holdings, the holders of ordinary shares of ASAT Holdings are entitled to share equally, share for share, in the assets available for distribution and shall be entitled to receive all assets and funds of ASAT Holdings remaining and available for distribution, divided on a pro rata basis according to the number of ordinary shares owned. Except as set forth above, holders of ordinary shares of ASAT Holdings have no conversion or redemption rights. The Articles contain provisions dealing with the manner in which capital calls can be made on shareholders but these only apply to situations in which the shares are issued partly paid and are subject to the specific terms of issue of such partly paid shares.

Changing Shareholder Rights

A special resolution of shareholders is required to change the rights attaching to the ordinary shares. A special resolution of shareholders is a resolution passed by a two thirds majority of ordinary shareholders present at a properly convened and constituted shareholder meeting or unanimously in writing by all shareholders.

Share Capital

ASAT Holdings has a total authorized share capital of $30,000,000, divided into 3,000,000,000 ordinary shares of par value $0.01, 677,863,315 of which were outstanding as of July 31, 2004 and have been fully paid.

Cayman law provides that the share capital of ASAT Holdings may be increased in such manner as is provided for in the articles of association of the relevant company. The Articles of Association of ASAT Holdings provide that the share capital may be increased by ordinary resolution of the shareholders. The Articles of Association are permissive of a repurchase or a reduction in share capital subject to approval by special resolution and such additional approvals as are required under the Companies Law of the Cayman Islands (in the case of a reduction of capital, this would require approval of the Grand Court of the Cayman Islands).

Transfer of Shares

Under the Articles of Association of ASAT Holdings, ordinary shares are freely transferable by way of an instrument of transfer as prescribed by the Board.

Ordinary shares held by QPL, the investor group or their permitted transferees are subject to a shareholders agreement between those parties. Under that agreement, the parties are not allowed to transfer any shares unless to permitted transferees, in registered public offerings, on Nasdaq or an internationally recognized stock exchange on which the ordinary shares are listed, or in accordance with the right of first offer, tag along and drag along requirements in the agreement, subject to applicable law, including United States securities law. Any ordinary share owned by QPL, the investor group or their permitted transferees will be released from these contractual transfer restrictions once the ordinary share is sold in a registered public offering or on Nasdaq or an internationally recognized stock exchange on which the ordinary shares are listed. The ADSs sold in the offering of our ADSs completed on July 14, 2000 by the selling shareholders, and the ordinary shares represented by the ADSs, have not been subject to these transfer restrictions since completion of the offering of our ADSs. See “Major Shareholders and Related Party Transactions—Shareholders Agreement.”

Differences in Corporate Law

The Companies Law is modeled after that of England but does not follow recent United Kingdom statutory enactments and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to ASAT Holdings and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    Cayman Islands law does not provide for mergers as that expression is understood under United States corporate law. Mergers in the United States generally require the approval of a majority of the outstanding common stock of both entities involved in the proposed merger. In the Cayman Islands, however, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority of the shareholders or of each class of shareholders, as the case may be, and creditors with whom the arrangement is to be made and who must represent a majority in number representing three-fourths in value of the shareholders or of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting or meetings convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it satisfies itself that:

•	the statutory provisions as to majority vote have been complied with;

•	the shareholders have been fairly represented at the meeting in question;

•	the arrangement is such as a businessman would reasonably approve; and

•	the arrangement is not one that would more properly be sanctioned under a different provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

In addition, Cayman Islands law does not specifically require shareholder approval for a disposition of all or substantially all of an entity’s assets, which in the United States would typically require approval by at least a majority of the holders of the outstanding common stock of the entity proposing to dispose of its assets.

Shareholders’ Suits.    Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Reported derivative actions have been brought but have not succeeded for technical reasons. In principle, a derivative action may not be brought by a minority shareholder. Instead, ASAT Holdings would be the proper plaintiff. However, based on English authorities, which are of persuasive authority in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could be effected only if authorized by more than a simple majority vote (which has not be obtained); or

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association permit us to indemnify officers and directors for losses, damages, cost and expenses incurred in their capacities as such if they acted in good faith and in a manner they reasonably believed to be in our best interests, and in any criminal action, if they had no reasonable cause to believe their conduct was unlawful. If the director or officer is found liable by the court, we may indemnify him only if the court determines that the director or officer is fairly and reasonably entitled to indemnity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Annual General Meeting

As a matter of Cayman Islands law, ASAT Holdings is not required to hold an annual general meeting of shareholders. If it does hold an annual general meeting then it is required to call such meeting on not less than 21 days’ notice. Directors may call a meeting of shareholders at any other time. Where a special resolution (as defined above) is to be proposed at the meeting, such meeting shall be called by not less than 21 days’ notice in writing to all shareholders. Any other general meeting is required to be called by not less than 14 days’ notice in writing to all shareholders.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

DESCRIPTION OF NOTES

General

We issued the original notes pursuant to an indenture (the “indenture”) dated as of January 26, 2004, by and among New ASAT (Finance) Limited (the “issuer”) and ASAT Holdings, the guarantors, and The Bank of New York, as trustee (the “trustee”). We will issue the exchange notes under the same indenture under which we issued the original notes, and the exchange notes will represent the same debt as the original notes for which they are exchanged.

The following summaries of certain provisions of the indenture and the registration rights agreement are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the indenture and the registration rights agreement. Copies of the indenture and the registration rights agreement can be obtained at the offices of the issuer and in Singapore at the offices of the Singapore Paying Agent (which will be DBS Bank Ltd).

You can find the definitions of certain capitalized terms in this section under the subheading “—Certain Definitions.” For purposes of this section, references to “ASAT” are to ASAT Limited only and not its Subsidiaries.

The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). The notes are subject to all such terms, and registered holders of notes (the “holders”) are referred to the indenture and the TIA for a statement of such terms.

The issuer is a wholly owned subsidiary of ASAT and was formed to serve as the issuer of the notes in order to facilitate the offering of the notes. The issuer does not currently have significant operations, assets or any revenues. As a result, you should not expect the issuer to participate in servicing the principal, interest, liquidated damages and additional amounts, if any, premium or any other payment obligations of the notes. See “—Certain Covenants—Restrictions on Activities of ASAT Holdings and the Issuer.”

Original notes that remain outstanding after the completion of the exchange offer, together with the exchange notes, will be treated as a single class of securities under the indenture. Otherwise unqualified references herein to “notes” shall, unless the context requires otherwise, include both the original notes and the exchange notes, and all references to specified percentages in aggregate principal amount of the notes shall be deemed to mean, at any time after the exchange offer is completed, such percentage in aggregate principal amount of the original notes and the exchange notes then outstanding.

The terms of the exchange notes will be substantially identical to the terms of the original notes, except that the exchange notes:

•	will have been registered under the Securities Act;

•	will not be subject to transfer restrictions applicable to the original notes; and

•	will not have the benefit of the registration rights agreement applicable to the original notes.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. You are urged to read the indenture because it, and not this description, defines your rights as a holder of the notes.

Brief Description of the Notes and the Guarantees

The Notes

The notes:

•	are senior unsecured debt of the issuer;

•	are subordinated to any senior secured debt to the extent of the assets securing such debt;

•	rank equally with all future senior unsubordinated unsecured debt of the issuer;

•	are effectively subordinated to all existing and future debt and other liabilities of non-guarantor subsidiaries; and

•	are senior in right of payment to all subordinated debt of the issuer.

Your rights under the notes are effectively subordinated to all borrowings under any Indebtedness that is secured in the future.

As of the date of this prospectus, all of ASAT Holdings’ Subsidiaries will be Restricted Subsidiaries. However, under the circumstances described below under the caption “—Certain Definitions,” the issuer is able to designate Restricted Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the indenture.

The Guarantees

The notes are fully, irrevocably and unconditionally guaranteed (the “guarantees”) on a senior unsecured basis by the guarantors, subject to release as discussed in this section “Description of Notes.” As of the date of this prospectus, ASAT Holdings and all of ASAT Holdings’ Subsidiaries (except for ASAT, S.A., ASAT Cayman, ASAT (Finance), ASAT Germany, ASAT Korea, ASAT Singapore, the issuer, Newhaven, RBR Antilles and RBR Netherlands) are guarantors. As of the date of this prospectus, ASAT Holdings, ASAT HK, Timerson and ASAT US are guarantors. Under the circumstances described below under the caption “—Guarantors,” certain Subsidiaries will not be required to guarantee the notes and the guarantors may be released in certain circumstances as described under the caption “Certain Covenants—Limitation on Merger, Sale or Consolidation” and “—Guarantors.”

The guarantees are:

•	are senior unsecured debt of each guarantor;

•	are subordinated to any senior secured debt to the extent of the assets securing such debt;

•	rank equally with all future senior unsecured debt of such guarantor; and

•	are senior in right of payment to all subordinated debt of such guarantor.

Each guarantor has:

•	agreed that its obligations under its guarantee will be as if it were principal obligor and not merely surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of the notes or the indenture, and

•	waived its right to require the trustee to pursue or exhaust its legal or equitable remedies against the issuer prior to exercising its rights under its guarantee.

The guarantees will not be discharged with respect to any note except by:

•	payment in full of the principal thereof, premium, interest, and liquidated damages and additional amounts, if any, thereon and all other amounts payable thereunder or otherwise in connection with the indenture, or

•	in the circumstances set forth under “Certain Covenants—Limitation on Merger, Sale or Consolidation” and “—Guarantors.”

Moreover, if at any time any amount paid under a note is rescinded or must otherwise be restored, the rights of the holders of the notes under each guarantee will be reinstated with respect to such payments as though such payments had not been made. The obligations of each guarantor under its guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent transfer under applicable law. See “—Certain Bankruptcy Limitations” below.

As of July 31, 2004, there was:

•	in addition to Indebtedness under the notes and the guarantees, the ability to incur additional Indebtedness in the amounts permitted under the covenant “—Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock,” including Indebtedness under one or more Credit Agreements, which may be secured on a first priority basis (subject to certain exceptions) and so effectively would rank senior to the notes and the guarantees to the extent of the assets securing Credit Agreement; and

•	no material outstanding Indebtedness ranking behind the notes or the guarantees, as the case may be.

The indenture permits ASAT Holdings and the Restricted Subsidiaries, in certain circumstances, to incur additional Indebtedness, including secured and unsecured Indebtedness. Any secured Indebtedness will effectively rank senior in right of payment to the notes to the extent of such collateral. Any unsecured senior Indebtedness will be effectively ranked on the same basis to the notes. Unrestricted Subsidiaries will not be subject to any of the indenture’s restrictive covenants, including limitations on incurring additional Indebtedness.

No provision in the indenture or the notes affects the obligation of the issuer or the guarantors, which is absolute and unconditional, to pay, when due, principal of, premium, if any, interest, or if applicable, liquidated damages and additional amounts on the notes.

The text of the guarantees is included in the notes, and can also be obtained at the offices of the issuer and at the offices of the paying agent in Singapore, which initially will be DBS Bank Ltd. References herein to the notes include the guarantees thereof unless the context otherwise requires.

Principal, Maturity and Interest

The issuer issued notes in the aggregate principal amount of $150 million, the maximum aggregate principal amount permitted under the indenture to be outstanding at any time. The issuer will issue notes in fully registered form only without coupons in denominations of $1,000 and integral multiples of $1,000.

The notes will mature on February 1, 2011 at 100% of the principal amount then outstanding, plus accrued unpaid interest and liquidated damages, if any, and additional amounts, if any, to, but excluding the maturity date. The notes will bear interest at 9.25% per year from the date of issuance or from the most recent interest payment date, payable semi-annually in arrears on February 1 and August 1 of each year, commencing January 26, 2004, to the Persons in whose names such notes are registered at the close of business on the

January 15 or July 15, immediately preceding such interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The first interest payment date was on August 1, 2004.

Methods of Receiving Payments on the Notes

Principal of, premium, if any, interest, liquidated damages, if any, and additional amounts, if any, on the notes will be payable, and the notes may be presented for registration of transfer or exchange, at the issuer’s office or agency maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York and, for so long as the notes are listed on the SGX-ST and the rules of such exchange so require, principal of, premium, if any, and interest, liquidated damages, if any, and additional amounts, if any, on the notes, will be payable at the offices of the paying agent in Singapore, which will be at the office of DBS Bank Ltd. Except as set forth below, at the issuer’s option, payment of interest may be made by check mailed to the holders of the notes at the addresses set forth upon the issuer’s registry books. No service charge will be made for any registration of transfer or exchange of notes, but the issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the issuer, the issuer’s office or agency will be the corporate trust office of the trustee presently located at the office of the trustee in the Borough of Manhattan, The City of New York. The trustee, registrar, principal paying agent and transfer agent will be The Bank of New York. The Singapore Paying Agent will be DBS Bank Ltd.

Certain Bankruptcy Limitations

Holders of the notes will be direct creditors of each guarantor by virtue of its guarantee. Nonetheless, if a guarantor becomes a debtor in a case under the bankruptcy laws of a number of countries or encounters other financial difficulty, its obligations may be subject to review under the fraudulent transfer laws of such country. Under the laws of a number of countries, among other things, a court could avoid the guarantor’s obligations under its guarantee if it concludes that the guarantor incurred its obligations for less than reasonably equivalent value or fair consideration at a time when the guarantor was insolvent, was rendered insolvent, or was left with inadequate capital to conduct its business. A court would likely conclude that a guarantor did not receive reasonably equivalent value or fair consideration, to the extent that the aggregate amount of its liability on its guarantee exceeds the economic benefits it receives in this offering. The obligations of each guarantor under its guarantee will be limited in a manner intended to cause it not to be a fraudulent transfer under applicable law, although no assurance can be given that a court would give the holder the benefit of such provision. See “Risk Factors—U.S. and foreign statutes allow courts, under specific circumstances, to void the guarantees and require holders of the notes to return payments received from us or the guarantors.”

If the obligations of a guarantor under its guarantee were avoided, holders of the notes would have to look to the assets of any remaining guarantors or the issuer for payment. There can be no assurance in that event that such assets would suffice to pay the outstanding principal and interest on the notes.

Regardless of whether a guarantor is in liquidation, under the laws of a number of countries, the guarantees could be challenged or set aside by the shareholders of such guarantor or any creditor or liquidator if there is no commercial benefit for such guarantor.

The notes are governed by the laws of the State of New York. However, in certain circumstances a Hong Kong court would have jurisdiction to wind up ASAT and apply Hong Kong liquidation laws to such winding up. Hong Kong liquidation laws would apply to any winding-up of ASAT in Hong Kong. Under Hong Kong law, if ASAT were to go into liquidation, payments under its guarantee could be set aside under certain circumstances and amounts previously paid by it to the holders may need to be repaid to ASAT for the benefit of its creditors. This result could occur if a liquidation commenced within 6 months from the time ASAT made a payment under its guarantee, and ASAT was found to have been insolvent at the time of making such payment and the recipients of such payments were found to have been preferred over other ASAT creditors. In certain circumstances, the 6-month period mentioned may be extended to 2 years.

Regardless of whether ASAT is in liquidation, under Hong Kong law, the guarantees by ASAT of the notes could be challenged or set aside by the shareholders of ASAT or any creditor or liquidator if

•	the notes or ASAT’s guarantee were found to have been issued with an intent to defraud other creditors of ASAT,

•	ASAT’s directors were found to be in breach of their fiduciary duties and the holders were found to have knowingly assisted in such breach or knowingly received property which has been disposed of as a result of such breach, or

•	there is no commercial benefit for ASAT.

These consequences could also apply to guarantors that are incorporated in Hong Kong and similar consequences could apply to a guarantor incorporated in other jurisdictions, many of which have similar laws. See “Risk Factors—U.S. and foreign statutes allow courts, under specific circumstances, to void the guarantees and require holders of the notes to return payments received from us or the guarantors.”

ASAT Holdings conducts its operations through its Subsidiaries. ASAT Holdings does not have any Unrestricted Subsidiaries, but ASAT Holdings may in the future conduct certain of its operations through Unrestricted Subsidiaries. Certain of ASAT Holdings’ Restricted Subsidiaries are not on the date of this prospectus and may not in the future be guarantors. Accordingly, the issuer’s and the guarantors’ ability to meet their cash obligations may in part depend upon the ability of ASAT Holdings’ Subsidiaries, other than the issuer or the guarantors, to make cash distributions to the issuer and the guarantors. Furthermore, any right the issuer or any guarantor may have to receive the assets of any such Subsidiary upon such Subsidiary’s liquidation or reorganization, and the consequent right of the holders of the notes to participate in the distribution of the proceeds of those assets, effectively will be subordinated by operation of law to the claims of such Subsidiary’s creditors (including trade creditors) and holders of its preferred stock, except to the extent that the issuer or guarantors are recognized as creditors or preferred stockholders of such Subsidiary, in which case the issuer’s claims or the claims of the guarantors would still be subordinate to other indebtedness or preferred stock of such Subsidiary.

Optional Redemption

The issuer may redeem the notes at its option at any time or from time to time before February 1, 2008, in whole or in part, at a price equal to the sum of

•	100% of the principal amount thereof plus accrued and unpaid interest and liquidated damages and additional amounts, if any, to, but excluding, the redemption date of the notes, plus

•	a Make-Whole Amount, if any.

At any time on or after February 1, 2008, the issuer may redeem on one or more occasions the notes for cash at its option, in whole or in part, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing February 1 of the years indicated below, in each case together with accrued and unpaid interest and liquidated damages, if any, and additional amounts, if any, to, but excluding, the redemption date:

Year	Percentage
2008	104.625%
2009	102.313%
2010 and thereafter	100.000%

Any redemption shall be on not less than 30 days nor more than 60 days notice to each holder of notes.

At any time prior to February 1, 2007, upon any Equity Offering of Qualified Capital Stock of ASAT Holdings for cash, up to 35% of the aggregate principal amount of the notes issued pursuant to the indenture may be redeemed at the issuer’s option within 90 days of such Equity Offering, on not less than 30 days, but not more than 60 days, notice to each holder of the notes to be redeemed, in an amount not to exceed the amount of cash received by ASAT Holdings from the Net Cash Proceeds of such Equity Offering, at a redemption price equal to 109.25% of principal, together with accrued and unpaid interest and liquidated damages, if any, and additional amounts, if any, to, but excluding, the redemption date. However, immediately following such redemption not less than 65% of the aggregate principal amount of the notes originally issued pursuant to the indenture on the Issue Date remain outstanding.

If the redemption date is on or after an record date for the payment of interest on which the holders of record have a right to receive the corresponding interest due and liquidated damages and additional amounts, if any, and on or before the associated interest payment date, any accrued and unpaid interest and liquidated damages and additional amounts, if any, due on such interest payment date will be paid to the Person in whose name a note is registered at the close of business on such record date, and such interest and liquidated damages and additional amounts, if any, will not be payable to holders whose notes are redeemed pursuant to such redemption and who were not holders on the record date.

In the case of an optional redemption, so long as the notes are listed on the SGX-ST and it is required by the rules of the SGX-ST, the SGX-ST will be notified of such optional redemption and notice will be published in accordance with the section “Notices” below.

Additional Amounts

All payments of principal, premium, interest and liquidated damages, if any, on each note and the guarantees shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Hong Kong, the People’s Republic of China, the Cayman Islands or the United States (and, in the case of a guarantor, the country of residence or incorporation of the guarantor or jurisdiction in which the guarantor has an office or is doing business) or any political subdivision or taxing authority thereof or therein, unless such withholding or deduction is required by law or by regulation or governmental authority having the force of law. In the event that any such withholding or deduction in respect of principal, premium, interest or liquidated damages is so required, the issuer or the guarantors, as the case may be, shall pay such additional amounts as will result in receipt by each holder of any note of such amounts as would have been received by such holder with respect to such note or guarantee, as applicable, had no such withholding or deduction been required, except that no additional amounts shall be payable:

(1)    for or on account of:

(a)    any tax, duty, assessment or other governmental charge that would not have been imposed but for:

•	the existence of any present connection between such holder or the beneficial owner of such note and Hong Kong, the People’s Republic of China, the Cayman Islands or the United States, as the case may be, (other than merely holding such note or guarantee or the receipt of, or enforcement of rights under, the guarantees or the notes, or the receipt of payments on such note or guarantee) including, without limitation, such holder or the beneficial owner of such note being a national, domiciliary or resident thereof or being present or engaged in a trade or business therein or having a permanent establishment therein; or

•	the presentation of such note more than thirty (30) days after the date on which the payment in respect of such note became due and payable or provided for, whichever is later, except to the extent that such holder would have been entitled to such additional amounts if it had presented such note for payment on any day within such period of thirty (30) days; or

(b)     any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; or

(c)    any combination of items (a) and (b); or

(d)    in the case of any withholding taxes imposed by the United States, the holder’s failure to provide appropriate tax certification as prescribed by applicable United States income tax laws; or

(2)    with respect to any payment of the principal of or any premium, interest, or liquidated damages, on such note or guarantee to such holder, including a fiduciary or partnership, to the extent that the beneficial owner of such note would not have been entitled to such additional amounts had it been the holder of the note.

The issuer and the guarantors will provide to the trustee and paying agent a certified receipt issued by the relevant government authority evidencing payment of withholding taxes within 30 days after payment thereof. Copies of such receipts shall be provided to holders requesting such copies.

Whenever there is mentioned in any context, the payment of principal, premium, interest or liquidated damages, if any, in respect of any note or the net proceeds received on the sale or exchange of any note, such mention shall be deemed to include the payment of additional amounts provided for in the indenture to the extent that, in such context, additional amounts are, were or would be payable in respect thereof pursuant to the indenture.

The issuer or the guarantors, as the case may be, will pay any present or future stamp, court or documentary taxes, or any other excise or property taxes, charges or similar levies which arise in any jurisdiction from the execution, delivery, enforcement or registration of the notes or the guarantees, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of Hong Kong, the People’s Republic of China, the Cayman Islands or the United States, except those resulting from, or required to be paid in connection with, the enforcement of the notes or the guarantees following the occurrence of any Event of Default with respect to the notes. See “Certain Tax Considerations” for a description of certain currently applicable withholding taxes.

Optional Tax Redemption

If, as a result of any change in or amendment to the laws, regulations or published tax rulings of general applicability of Hong Kong, the People’s Republic of China, the Cayman Islands or the United States, or of any taxing authority thereof or therein, which is proposed and becomes effective on or after the Issue Date, in making any payment due or to become due under the notes or the indenture,

•	the issuer is or would be required on the next succeeding interest payment date to pay additional amounts, and

•	each guarantor is, or on the next succeeding interest payment date would be, unable, for reasons outside its control, to cause the issuer to pay amounts due under the notes, and with respect to any amount due under its guarantee or the indenture, each guarantor is, or would be required on the next succeeding interest payment date, to pay additional amounts, and

•	the payment of such additional amounts cannot be avoided by the use of any reasonable measures available to the issuer or such guarantor, as the case may be,

the notes may be redeemed at the option of the issuer in whole but not in part, upon not less than 30 nor more than 60 days’ notice, in accordance with the procedures set forth in the indenture, at any time at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date. The issuer or such guarantor will also pay to holders on the redemption date any additional amounts which are payable.

Prior to the publication of any notice of redemption in accordance with the foregoing, the issuer shall deliver to the trustee:

•	an Officers’ Certificate stating that such amendment or change has occurred (irrespective of whether such amendment or change is then effective), describing the facts leading thereto and stating that the requirement to pay additional amounts cannot be avoided by the issuer or the guarantors, as the case may be, taking reasonable measures available to it, and

•	an opinion of counsel, which counsel shall be reasonably acceptable to the trustee, to the effect that the issuer has or will become obligated to pay additional amounts on the next succeeding interest payment date as a result of such change or amendment.

Such notice, once delivered by the issuer to the trustee, will be irrevocable.

Mandatory Redemption

The notes will not have the benefit of any sinking fund and the issuer will not be required to make any mandatory redemption payments with respect to the notes.

Selection and Notice

In the case of a partial redemption, the trustee shall select the notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The notes may be redeemed in part in multiples of $1,000 only.

Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the holder of each note to be redeemed to such holder’s last address as then shown upon the registry books of the registrar. Any notice which relates to a note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the redemption date, upon surrender of such note, a new note or notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption, unless there exists a default in the payment on the notes.

Notices to holders will be valid if published in a daily newspaper of general circulation in Singapore (or, if the holders of any notes can be identified, notices to such holders may also be valid if they are given to each of such holders). It is expected that such publication be made in the Business Times. Notices will, if published more than once or on different dates, be deemed to have been given on the date of the first publication in such newspaper. Notice shall also be given to the SGX-ST.

Notwithstanding anything in this prospectus, in any case where the identity and addresses of all the holders of the notes are known to the issuer, notices to such holders may be given individually by recorded delivery mail to such addresses and will be deemed to have been given when received at such addresses.

Certain Covenants

The indenture contains certain covenants that will, among other things, restrict ASAT Holdings’ and its Restricted Subsidiaries’ ability to borrow money, pay dividends on or repurchase capital stock of ASAT Holdings, make investments and sell assets or enter into mergers or consolidations. The following summary of certain covenants of the indenture are summaries only, they do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the indenture. You are urged to read the indenture because it, and not this description, details your rights as a holder of the notes.

Repurchase of Notes at the Option of the Holder Upon a Change of Control

The indenture provides that if, after the Issue Date, a change of control occurs, (A) the issuer must notify each holder of notes within 30 days following such change of control and (B) each holder of notes will have the right, at such holder’s option, pursuant to an offer (subject only to conditions required by applicable law, if any) by the issuer (the “change of control offer”), to require the issuer to repurchase all or any part of such holder’s notes in principal amount of $1,000 or an integral multiple of $1,000 on a date (the “change of control purchase date”) that is no later than 60 days after the occurrence of such change of control, at a cash price equal to 101% of the principal amount thereof (the “change of control purchase price”), together with accrued and unpaid interest and liquidated damages and additional amounts, if any, to the change of control purchase date.

The change of control offer shall be made within 30 days following a change of control and shall remain open for 20 business days following its commencement (the “change of control offer period”). Upon expiration of the change of control offer period, the issuer shall promptly purchase all notes properly tendered in response to the change of control offer.

As used herein, a “change of control” means:

(1)    either:

•	any “person” or “group”, other than one or more Excluded Persons, is or becomes the “beneficial owner,” directly or indirectly, whether by merger, consolidation, acquisition, subscription or in any other manner of more than 50% of the total voting power in the aggregate of all classes of ASAT’s or ASAT Holdings’ Voting Equity Interests then outstanding,

•	the Continuing Directors cease for any reason to constitute a majority of ASAT’s or ASAT Holdings’ Board of Directors then in office, or

•	the adoption of a plan relating to the liquidation or dissolution of ASAT or ASAT Holdings;

(2)    the first day on which 100% of the issued and outstanding shares of Capital Stock of the issuer (other than director’s qualifying shares or similar shares held by others as required by applicable law) are no longer owned by any of (a) ASAT, (b) ASAT Holdings or (c) an entity that becomes the successor to either ASAT or ASAT Holdings as a result of the consummation of a transaction that complies with the restrictions set forth in “—Limitation on Merger, Sale or Consolidation”;

(3)     The issuer is no longer classified as a “disregarded entity” for United States federal income tax purposes and, as a result, either:

•	the issuer becomes subject to or is required to withhold income tax on income necessary to make payments on the notes; or

•	any holder is required to file a United States federal income tax return and such holder would not otherwise have been required to file such a return; or

(4)    (a)    ASAT or the issuer receives a written assertion from the Internal Revenue Service to the effect that activities conducted by the issuer have resulted in ASAT becoming engaged in a trade or business in the United States; (b) the trustee has received the opinion of nationally recognized tax counsel, reasonably acceptable to the trustee, that it is more likely than not that the Internal Revenue Service would prevail; and (c) the amount of net income tax imposed or required to be withheld as assessed exceeds five percent (5%) of ASAT Holdings’ Consolidated EBITDA in respect of the fiscal year for which such tax is assessed.

On or before the change of control purchase date, the issuer will:

(1)    accept for payment notes or portions of notes properly and timely tendered pursuant to the change of control offer;

(2)    deposit with the paying agent for the issuer cash or U.S. Government Obligations sufficient to pay the change of control purchase price (together with accrued and unpaid interest and liquidated damages, if any, and additional amounts, if any) of all notes so tendered to, but excluding, the change of control purchase date; and

(3)    deliver to the trustee the notes so accepted together with an Officers’ Certificate listing the notes or portions thereof being purchased by the issuer.

The paying agent promptly will pay the holders of notes so accepted an amount equal to the change of control purchase price together with accrued and unpaid interest and liquidated damages and additional amounts, if any, to, but excluding, the change of control purchase date. Thereafter, the trustee promptly will authenticate and deliver to such holders a new note equal in principal amount to any unpurchased portion of the note surrendered. Any notes not so accepted will be delivered promptly by the issuer to the holder of the notes. The issuer publicly will announce the results of the change of control offer on or as soon as practicable after the change of control purchase date.

The indenture provides that, in the event a change of control occurs at a time when the issuer is prohibited from purchasing notes under a Credit Agreement, prior to the mailing of the notice to the holders, described in the first paragraph of this covenant, but in any event within 30 days following any change of control, the issuer shall:

(1)    repay in full all Indebtedness outstanding under such Credit Agreement or offer to repay in full the Indebtedness owed to each lender which has accepted such offer or;

(2)    obtain the requisite consents under the Credit Agreement to the making of the change of control offer and the purchase of the notes under this covenant.

The issuer must first comply with the preceding sentence before it shall be required to purchase notes in the event of a change of control. However, any failure by the issuer to comply with the preceding sentence or to make a change of control offer shall constitute a Default under this covenant and an Event of Default under clause (3) of the covenant entitled “Events of Default and Remedies.”

As a result of the foregoing a holder of the notes may not be able to compel the issuer to purchase the notes unless the issuer is able at the time to obtain requisite consent under such Credit Agreement.

Future indebtedness that ASAT Holdings or any of its Subsidiaries may incur may also contain prohibitions on the occurrence of certain events that would constitute a change of control or require such indebtedness to be repurchased upon a change of control. Moreover, the exercise by the holders of their right to require the issuer to repurchase the notes could cause a default under such indebtedness due to the financial effect of such repurchase on ASAT Holdings and its Subsidiaries, even if the change of control in and of itself does not cause a default. Finally, the issuer’s ability to pay cash to the holders of notes following the occurrence of a change of control may be limited by ASAT Holdings’ and its Subsidiaries’ then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the indenture relevant to the issuer’s obligation to make an offer to repurchase the notes as a result of a change of control may be waived or modified with the written consent of the holders of at least 50% in aggregate principal amount of the notes then outstanding, except that (1) provisions relating to the change of control purchase price shall require unanimous approval of all holders and (2) following any change of control and through the change of control purchase date related to that change of control, all provisions under the indenture relating the issuer’s obligations under the covenant “—Repurchase of Notes at the Option of the Holder Upon a Change of Control” require unanimous approval of all holders.

The change of control purchase feature of the notes may make more difficult or discourage a takeover of ASAT Holdings, and, therefore, the removal of incumbent management.

The phrase “all or substantially all” of the assets of ASAT Holdings or ASAT will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of the assets of ASAT Holdings or ASAT has occurred. In addition, no assurances can be given that the issuer will be able to acquire notes tendered upon the occurrence of a change of control.

Any change of control offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable United States Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, compliance by the issuer or any guarantor with such laws and regulations shall not in and of itself cause a breach of the issuer’s or the guarantor’s obligations under such covenant.

If the change of control purchase date is on or after an record date and on or before the associated interest payment date, any accrued and unpaid interest, liquidated damages, if any, and additional amounts, if any, due on such interest payment date will be paid to the Person in whose name a note is registered at the close of business on such record date, and such interest, and liquidated damages and additional amounts, if applicable, will not be payable to holders who tender the notes pursuant to the change of control offer who were not holders as of such record date.

The change of control purchase feature is a result of negotiations between the issuer and the initial purchaser in the initial private placement of the notes. The issuer has no present intention to engage in a transaction involving a change of control, although it is possible that it would decide to do so in the future. Subject to the limitations discussed below, the issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the issuer’s capital structure or credit rating. Restrictions on the ability of the issuer to incur additional Indebtedness are contained in the covenant described under “—Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock.” Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenant, however, the indenture does not contain any covenants or provisions that may afford holders protection in the event of a highly leveraged transaction.

In the event of a change of control, the issuer will publish a notice in a newspaper of general circulation in Singapore, which newspaper is expected to be the Business Times.

Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock

The indenture provides that, except as set forth in this covenant, ASAT Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur become liable with respect to, including as a result of any Acquisition, or otherwise become responsible for, contingently or otherwise (individually and collectively, to “incur” or, as appropriate an “incurrence”), any Indebtedness, including the issuance of Disqualified Capital Stock and the incurrence of Acquired Indebtedness, other than Permitted Indebtedness, and that ASAT Holdings will not permit any Restricted Subsidiary to issue any Preferred Stock.

Notwithstanding the foregoing if on the date of such incurrence, or incurrence date, the Consolidated Coverage Ratio of ASAT Holdings for the Reference Period immediately preceding the incurrence date, after giving effect on a pro forma basis to such incurrence of such Indebtedness, including Disqualified Capital Stock, and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 2.5 to 1.0 (the “debt incurrence ratio”), then the issuer or guarantors may incur such Indebtedness, including Disqualified Capital Stock.

In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit:

(1)    the incurrence by ASAT Holdings or any Restricted Subsidiary of Purchase Money Indebtedness and Capitalized Lease Obligations, in each case incurred for the purpose of financing all or any part of the acquisition, lease, construction, installation, additions or improvements of or to property, plant or equipment used or useful in a Related Business; provided, that the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to this paragraph (1) (plus any Refinancing Indebtedness issued to repay, redeem, retire, defease, refinance, replace, discharge, refund or otherwise retire for value such Indebtedness) shall not exceed the greater of (A) $20 million and (B) 5% of the Net Tangible Assets of ASAT Holdings and its Consolidated Restricted Subsidiaries at the time of incurrence, or the equivalent thereof in applicable foreign currency;

(2)    the incurrence by ASAT Holdings or any Restricted Subsidiary of Indebtedness (including Disqualified Capital Stock) (plus any Refinancing Indebtedness incurred to repay, redeem, retire, defease, refinance, replace, discharge, refund or otherwise retire for value such Indebtedness) in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (2) of up to $10.0 million (or the equivalent thereof, at the time of incurrence, in applicable foreign currency); provided however that at no time shall the aggregate amount of such Indebtedness (including Disqualified Capital Stock) (including all such Refinancing Indebtedness) of all Non-Guarantor Restricted Subsidiaries which is incurred and outstanding pursuant to this paragraph (2) exceed $5 million, or the equivalent thereof, at the time of incurrence, in applicable foreign currency;

(3)    the incurrence by the issuer or any guarantor, including the guarantee thereof by the issuer and any other guarantor, of Indebtedness, including Disqualified Capital Stock, pursuant to one or more Credit Agreements (plus any Refinancing Indebtedness incurred to repay, redeem, retire, defease, refinance, replace, discharge, refund or otherwise retire for value such Indebtedness) which in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (3) shall not exceed the greater of (A) $20 million and (B) the sum of 80% of the accounts receivable plus 50% of inventory of ASAT Holdings and its Consolidated Restricted Subsidiaries at the time of the incurrence, or the equivalent thereof in the applicable foreign currency;

(4)    the incurrence by ASAT Holdings or any Restricted Subsidiary of Interest Swap and Hedging Obligations; and

(5)    the incurrence by ASAT Holdings or any Restricted Subsidiary of Indebtedness pursuant to the lease of a portion of the Profit Industrial Building located at Nos.1-15, Kwai Fung Crescent, Nos. 65-69 Container Port Road, Kwai Chung, New Territories, Hong Kong.

Indebtedness, including Disqualified Capital Stock, of any Person which is outstanding at the time such Person becomes a Restricted Subsidiary, including upon designation of any Subsidiary or other Person as a

Restricted Subsidiary, or is merged with or into or consolidated with ASAT Holdings or one of its Restricted Subsidiaries shall be deemed to have been incurred at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with ASAT Holdings or one of its Restricted Subsidiaries, as applicable.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the accumulation of dividends on Disqualified Capital Stock of Restricted Subsidiaries, to the extent not paid, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness, including an issuance of Disqualified Capital Stock, for purposes of this covenant; provided that, in each case, the amount thereof shall be included in Consolidated Fixed Charges in accordance with the definition thereof.

A change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness or more than one of the categories in the third paragraph of this covenant or is entitled to be incurred pursuant to the second paragraph of this covenant, the issuer shall, in its sole discretion, classify or reclassify such item of Indebtedness, or any part thereof, in any manner that complies with this covenant. Such item of Indebtedness will then be treated as having been incurred pursuant to one or more of such categories of Permitted Indebtedness or one or more of such categories in the third paragraph of this covenant or pursuant to the second paragraph of this covenant.

Notwithstanding any other provision of this covenant, but only to avoid duplication:

•	a guarantee of Indebtedness of ASAT Holdings or of a Restricted Subsidiary incurred in accordance with the terms of the indenture issued Substantially Concurrently with such Indebtedness or if later at the time the guarantor thereof became a Restricted Subsidiary, and

•	guarantees, Liens or obligations, in each case, in support of Indebtedness incurred under this covenant will, in each case, not constitute a separate incurrence, or amount outstanding, of Indebtedness.

For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness. However, if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that:

•	such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and

•	the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is incurred.

The indenture provides that the issuer and the guarantors will not, and will not permit any Restricted Subsidiary to, incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of any of ASAT Holdings or any Restricted Subsidiary, unless such Indebtedness is also contractually subordinated in right of payment to the notes and the guarantees on substantially identical terms. However, no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of any Liens, guarantees, maturity of payments or structural subordination.

Notwithstanding anything to the contrary contained in this covenant, any increase in the amount of Indebtedness due to currency fluctuations shall not be considered an incurrence of Indebtedness for purposes of this covenant.

Limitation on Restricted Payments

The indenture provides that ASAT Holdings will not, and will not permit any Restricted Subsidiary to, make, directly or indirectly, any Restricted Payment, if after giving effect on a pro forma basis to such Restricted Payment:

(1)    a Default or an Event of Default shall have occurred and be continuing;

(2)    ASAT Holdings is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the debt incurrence ratio in the covenant “Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock”; or

(3)    the aggregate amount of all Restricted Payments made by ASAT Holdings and its Restricted Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after the Issue Date, would exceed, without duplication, the sum of:

(a)    50% of the aggregate Consolidated Net Income of ASAT Holdings for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which ASAT Holdings’ consolidated financial statements are required to be delivered to the trustee or, if sooner, filed with the SEC (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit),

(b)    100% of the aggregate Net Cash Proceeds received by ASAT Holdings from the sale of its Qualified Capital Stock other than (i) to one of its Subsidiaries, (ii) pursuant to an employee stock ownership plan or trust established by ASAT Holdings or any Subsidiary for the benefit of their respective employees, to the extent the sale under this clause (ii) is funded by ASAT Holdings or any Subsidiary) or (iii) proceeds referred to in clauses (c), (f) and (to the extent referred to therein) (e)(2) of the next succeeding paragraph,

(c)    except, in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income, an amount equal to (i) the net reduction in Investments (other than returns or proceeds of or from Permitted Investments) in any Person resulting from dividends, distributions, transfers on or repayments of any such Investments, including payments of interest on Indebtedness, dividends, repayments of loans, repayments of advances, or other distributions or other transfers of assets, in each case to ASAT Holdings or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment plus (ii) the portion (proportionate to ASAT Holdings’ Capital Stock in an Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary in accordance with the indenture, not to exceed, in each case, the amount of such Investments previously made by ASAT Holdings or any Restricted Subsidiary in such Person, including, if applicable, such Unrestricted Subsidiary, less the cost of disposition, and

(d)    100% of the Net Cash Proceeds received by ASAT Holdings or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Indebtedness that (i) was permitted to be incurred pursuant to the covenant “Limitation on Incurrence of Additional Indebtedness

and Issuance of Disqualified Capital Stock and Preferred Stock” and (ii) has (on or prior to the time of calculation) been irrevocably converted into or exchanged for Qualified Capital Stock of ASAT Holdings (but only such Net Cash Proceeds received with respect to Indebtedness so converted or exchanged), excluding:

(i)    any such Indebtedness issued or sold to ASAT Holdings or a Subsidiary of ASAT Holdings or an employee stock ownership plan or trust established by ASAT Holdings or any Subsidiary for the benefit of their respective employees, to the extent the sale under this clause (i) is funded by ASAT Holdings or any Subsidiary, and

(ii)    the aggregate amount of any cash or the Fair Market Value of property distributed or distributable by ASAT Holdings or any Restricted Subsidiary upon or in connection with any such conversion or exchange.

The foregoing clauses (1), (2) and (3) of the immediately preceding paragraph, however, will not prohibit:

(a)    any dividend, distribution or other payments by ASAT Holdings or any Restricted Subsidiary on its Capital Stock that is made in Qualified Capital Stock to the extent it constitutes a Restricted Payment;

(b)    the payment of any dividend on Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions;

(c)    the purchase, repurchase, redemption, defeasance, acquisition or retirement for value of Capital Stock or Subordinated Indebtedness of ASAT Holdings or any Restricted Subsidiary in exchange for, upon conversion of or out of the proceeds of the Substantially Concurrent sale of, Capital Stock of ASAT Holdings (other than Disqualified Capital Stock that is not Refinancing Indebtedness and other than Capital Stock issued or sold to a Subsidiary of ASAT Holdings or an employee stock ownership plan or trust established by ASAT Holdings or any Subsidiary for the benefit of their respective employees); provided, however, that

(1)    such purchase, repurchase, redemption, defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

(2)    the Capital Stock sale proceeds from such exchange or sale shall be excluded from the calculation of Net Cash Proceeds pursuant to clause (3)(b) of the first paragraph of this covenant;

(d)    the purchase, repurchase, redemption, defeasance, acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the proceeds of the Substantially Concurrent sale of, Refinancing Indebtedness;

(e)    so long as no Default or Event of Default has occurred and is continuing, the purchase, repurchase, redemption, defeasance, acquisition or retirement for value of Qualified Capital Stock of ASAT Holdings or any Restricted Subsidiary of ASAT Holdings from any officer, director, employee or consultant of ASAT Holdings or its Restricted Subsidiaries in accordance with applicable law, pursuant to:

(i)    a management equity subscription agreement, stock option agreement or similar agreement; or

(ii)    the terms of a restricted stock grant agreement for Qualified Capital Stock pursuant to which ASAT Holdings or its Restricted Subsidiaries have the option to repurchase such restricted stock,

provided, however, that

(1)    the aggregate amount of such purchases, repurchases, redemptions, defeasances, acquisitions or retirements (excluding (A) all non-cash repurchases under sub-clause (ii) in consideration for forgiveness or release by ASAT Holdings or any Restricted Subsidiary of a note, loan or other evidence of indebtedness owed by any officer, director, employee or consultant and (B) cash purchases to which subclause (2) applies) shall not exceed $1.0 million in any calendar year (or part thereof); and

(2)    to the extent that, following the Issue Date, cash is received by ASAT Holdings from an officer, director, employee or consultant as consideration for the purchase of unvested restricted stock (being Qualified Capital Stock) pursuant to agreements referred to in clause (ii) above, such cash may be used by ASAT Holdings or any Restricted Subsidiary for purchases, repurchases or acquisition of such unvested restricted stock pursuant to clause (e)(ii) and the terms of such agreements prior to the time such restricted stock has vested, provided further that all such cash received from such officer, director, employee or consultant under this subclause (2) shall be excluded from the calculation of Net Cash Proceeds pursuant to clause (3)(b) of the first paragraph of this covenant until such restricted stock has vested and, following such vesting, shall only be included in the calculation of Net Cash Proceeds pursuant to clause (3)(b) of the first paragraph of this covenant to the extent not used to repurchase, redeem or acquire unvested restricted stock under this subclause (2);

(f)    non-cash acquisition of Qualified Capital Stock of ASAT Holdings in payment for the exercise of stock options or stock appreciation rights by way of cashless exercise; provided, however, for the avoidance of doubt, that any deemed proceeds shall be excluded from the calculation of Net Cash Proceeds pursuant to clause (3)(b) of the first paragraph of this covenant;

(g)    in connection with an acquisition by ASAT Holdings or by any of its Restricted Subsidiaries permitted by the indenture, receive or accept the return to ASAT Holdings or any of its Restricted Subsidiaries of Capital Stock of ASAT Holdings or any of its Restricted Subsidiaries issued in accordance with the indenture and constituting a portion of the purchase price consideration in settlement of indemnification claims relating to such acquisition;

(h)    making cash payments in lieu of the issuance of fractional shares of the Qualified Capital Stock of ASAT Holdings (i) arising out of stock dividends, splits or combinations or business combinations or (ii) in connection with any conversion of convertible Indebtedness in accordance with the terms of any convertible Indebtedness; provided that such cash payments shall not exceed $50,000 in the aggregate in any calendar year (or part thereof);

(i)    honor any conversion request through the issuance of Qualified Capital Stock by a holder of any convertible Indebtedness of ASAT Holdings or its Restricted Subsidiaries; provided no payment of cash is involved (except as otherwise permitted under another provision of this covenant); and

(j)    other Restricted Payments up to an aggregate of $10 million on and after the Issue Date.

The actions described in the preceding clauses (b), (e), (h) and (j) shall be Restricted Payments that shall be permitted to be made in accordance with this covenant but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of the first paragraph of this covenant, and the actions described in the preceding clauses (a), (c), (d), (f), (g) and (i) shall be Restricted Payments that shall be permitted to be taken in accordance with this covenant and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of the first paragraph of this covenant.

For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the Fair Market Value thereof. Additionally, within five days after each Restricted Payment in excess of $2.0 million made pursuant to the first paragraph of this covenant, clause (j) of the second paragraph of this covenant and clause (e) of the definition of Permitted Investments, the issuer shall deliver an Officers’ Certificate to the trustee describing in reasonable detail the nature of such Restricted Payment, stating the amount of such Restricted Payment, stating in reasonable detail the provisions of the indenture pursuant to which such Restricted Payment was made and certifying that such Restricted Payment was made in compliance with the terms of the indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

The indenture provides that ASAT Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or assume or suffer to exist any consensual restriction on the ability of any Restricted Subsidiary to pay dividends or make other distributions on its Capital Stock to, or to pay any Indebtedness or other obligation owed to, or otherwise to transfer assets or property to, or make any loans or advances to ASAT Holdings or any of its Restricted Subsidiaries, except:

(1)    restrictions in effect on the Issue Date;

(2)    restrictions imposed by the notes or the indenture or by other Indebtedness (which may also be guaranteed by the guarantors) ranking on the same basis with the notes or the guarantees, as applicable; provided, that such restrictions are no more restrictive, taken as a whole, than those imposed by the indenture and the notes;

(3)    restrictions existing by virtue of, or arising under, applicable law, regulation, order, approval, license, permit or similar restriction, in each case issued or imposed by a governmental authority;

(4)    restrictions under any Acquired Indebtedness not incurred in violation of the indenture or restrictions under any agreement, including any Capital Stock, relating to any Capital Stock of a Restricted Subsidiary, property, asset, or business acquired by ASAT Holdings or any of its Restricted Subsidiaries in accordance with the indenture, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired;

(5)    any restrictions imposed by Indebtedness incurred under one or more Credit Agreements pursuant to clause (3) of the covenant “—Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock;”

(6)    restrictions solely with respect to any Restricted Subsidiary or its assets, including any Capital Stock, imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary in accordance with the indenture; provided, that such restriction apply solely to the Capital Stock or assets of such Restricted Subsidiary which are being sold;

(7)    restrictions on transfer contained in Purchase Money Indebtedness and Capitalized Lease Obligations incurred pursuant to clause (1) of the covenant “Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock”; provided, that such restrictions relate only to the transfer of the property acquired, leased, constructed, installed or improved (including any replacement parts, attachments and accessions with respect thereto and proceeds thereof) with the proceeds of such Purchase Money Indebtedness or pursuant to such Capital Lease Obligations;

(8)    in connection with and pursuant to Refinancing Indebtedness, replacements of restrictions imposed pursuant to clauses (1), (2), (4) or (7) or this clause (8) of this paragraph that are not more restrictive, taken as a whole, than those being replaced;

(9)    provisions relating to the disposition or distribution of assets or property in joint venture agreements, partnership agreements, stock sale and asset sale agreements and other similar agreements entered into in the ordinary course of business; and

(10)    any restriction on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Notwithstanding the foregoing, (a) customary provisions in licenses or other agreements entered into in the ordinary course of business to the extent the license or such other agreement restricts the transfer of property subject to such license or agreement, the license or agreement itself or the rights thereunder are allowed and (b) any asset subject to a Lien which is permitted under the indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

Limitation on Liens

ASAT Holdings will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, or assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the date of the indenture or upon any income or profits therefrom securing any of their Indebtedness, unless ASAT Holdings provides, and causes its Restricted Subsidiaries to provide, concurrently therewith or prior thereto, that the notes and the applicable guarantees are equally and ratably so secured; provided that if such Indebtedness is Subordinated Indebtedness, the Lien securing such Subordinated Indebtedness shall be contractually subordinate and junior to the Lien securing the notes (and any related applicable guarantees) with the same relative priority as such Subordinated Indebtedness shall have with respect to the notes (and any related applicable guarantees).

Limitation on Sale of Assets and Subsidiary Stock

The indenture provides that ASAT Holdings will not, and will not permit any of its Restricted Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of their property, business or assets, including by merger or consolidation, and including any sale or other transfer or issuance of any Capital Stock of any Subsidiary (other than directors’ qualifying or similar shares required by law to be held by third parties), whether by ASAT Holdings or a Restricted Subsidiary and including any Sale and Leaseback Transaction (any of the foregoing, an “asset sale”), unless:

(1)    ASAT Holdings or its Restricted Subsidiaries, as the case may be, receives consideration at the time of such asset sale that is at least equal to the Fair Market Value of the property, business or assets (including Capital Stock) subject to such asset sale; and

(2)    at least 75% of such consideration consists of cash, Cash Equivalents or Additional Assets; provided, however, that (A) the amount of Indebtedness under any senior secured Credit Agreement, Capitalized Lease Obligations and Purchase Money Indebtedness (in each case, as shown on ASAT Holdings or a Restricted Subsidiary’s most recent balance sheet) of ASAT Holdings or any such Restricted Subsidiary which are fully released and for which there is no recourse to any assets or property of ASAT Holdings or its Restricted Subsidiaries and (B) any securities, notes or other obligations received by ASAT Holdings or such Restricted Subsidiary from the purchaser that are promptly and within no more than 60 days converted into cash, Cash Equivalents or Additional Assets (to the extent of the cash, Cash Equivalents or Additional Assets received) shall, in each case, be deemed to be cash for the purposes of the 75% limitation in clause (2) of this paragraph.

Within 365 days of the asset sale or by any Event of Loss relating to a Material Facility, any Net Cash Proceeds from such asset sale or Event of Loss may at the option of ASAT Holdings or such Restricted Subsidiary, as the case may be, be:

•	invested in Additional Assets or

•	used to retire and repay Indebtedness under any senior secured Credit Agreement, Capitalized Lease Obligations or Purchase Money Indebtedness of the issuer or any guarantor, provided that in the case of a revolving credit facility or similar arrangement that makes credit available, such commitment is so permanently reduced by such amount.

Any Net Cash Proceeds from any asset sale or Event of Loss that are not used in the manner referred to in the above two bullet points of this paragraph shall constitute “Excess Proceeds” subject to disposition as provided below. Pending final application of any such Net Cash Proceeds within such 365-day period, ASAT Holdings and its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest such amounts in cash or Cash Equivalents.

If the aggregate amount of Excess Proceeds for all asset sales equals or exceeds $10.0 million, ASAT Holdings and its Restricted Subsidiaries will within 365 days of the asset sale, cause the Excess Proceeds to be applied by the issuer:

•	to make an optional redemption of the notes in accordance with the indenture and of all other Indebtedness ranking on a parity with the notes, on a pro rata basis in proportion to the respective principal amounts, or accreted values, if applicable, of the notes and such other Indebtedness then outstanding; or

•	to make an offer (each, an “asset sale offer”) to purchase notes and all such other Indebtedness on a parity with the notes which has similar provisions requiring ASAT Holdings or any of its Restricted Subsidiaries to make an offer to purchase such Indebtedness with the proceeds from such asset sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), on a pro rata basis in proportion to the respective principal amounts (or accreted values, if applicable) of the notes and such other Indebtedness then outstanding, at a purchase price of 100% of the principal amount, or accreted values, if applicable, thereof, together with accrued and unpaid interest, liquidated damages and additional amounts, if any, to, but excluding, the date of payment.

To the extent that the aggregate principal amount of notes tendered pursuant to an asset sale offer is less than the Excess Proceeds, ASAT Holdings and its Restricted Subsidiaries may use the balance of any such Excess Proceeds for any purpose not otherwise prohibited by the indenture.

In any asset sale offer involving a purchase of notes by the issuer, the notes shall be purchased by the issuer at the option of the holder thereof, in whole or in part in integral multiples of $1,000, on a date that is not later than 60 days from the date the notice is given to holders, or such later date as may be necessary for the issuer to comply with the requirements under the Exchange Act. Upon completion of an asset sale offer pursuant to this covenant, the amount of Excess Proceeds shall be reset to zero.

ASAT Holdings and the Restricted Subsidiaries will comply with Rule l4e-1 under the Exchange Act and any other securities laws and regulations thereunder and the rules of any securities exchange, to the extent such laws, regulations and rules are applicable, in the event that an asset sale occurs and the issuer is required to purchase or redeem notes as described above. To the extent that the provisions of any applicable securities laws or regulations or the rules of any securities exchange conflict with provisions of this covenant, the issuer will only to the extent of such conflict comply with the applicable securities laws and regulations or the rules of any securities exchange and will not be deemed to have breached its obligations under this covenant by virtue of such compliance to such extent.

Notwithstanding, and without complying with, the provisions of this covenant:

(a)    ASAT Holdings and the Restricted Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of assets;

(b)    the issuer and the guarantors may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with and only to the extent permitted by the covenant “Limitation on Merger, Sale or Consolidation”;

(c)    ASAT Holdings and the Restricted Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of ASAT Holdings and such Restricted Subsidiaries, as applicable;

(d)    ASAT Holdings and the Restricted Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to ASAT Holdings or any other Restricted Subsidiary, as applicable;

(e)    ASAT Holdings and the Restricted Subsidiaries may convey, sell, transfer, assign, or otherwise dispose of assets, or related assets in related transactions, with an aggregate Fair Market Value of less than $1.0 million;

(f)    any Subsidiary of ASAT Holdings may issue Capital Stock to ASAT Holdings or to a Restricted Subsidiary in accordance with the other provisions of the indenture (other than the issuance of Capital Stock by ASAT Holdings and any Restricted Subsidiary to an Unrestricted Subsidiary);

(g)    ASAT Holdings or any Restricted Subsidiary may license intellectual property or know-how and such license shall not be an asset sale; provided, however, that any cash received from any exclusive license arrangement of intellectual property or know-how shall be applied in the manner required by the first four paragraphs of this covenant as received by ASAT Holdings or any Restricted Subsidiary;

(h)    an asset sale shall not include the granting of a Permitted Lien incurred in accordance with the covenant described under “—Limitation on Liens”;

(i)    an asset sale shall not include the surrender or waiver of litigation rights or settlement, release or surrender of tort or other litigation claims of any kind;

(j)    ASAT Holdings and the Restricted Subsidiaries may convey, sell, transfer, assign or otherwise dispose of cash and Cash Equivalents provided that such conveyance, sale, transfer or assignment does not contravene any other provision of the indenture;

(k)    ASAT Holdings and any Restricted Subsidiary may make any disposition that constitutes a Permitted Investment or Restricted Payment to the extent permitted by the covenants “—Limitation on Dividends and other Payment Restrictions Affecting Subsidiaries,” “—Limitation on Restricted Payments” and the other provisions of the indenture;

(l)    ASAT Holdings and any Restricted Subsidiary may make a conveyance, sale, transfer, assignment or other disposition of Capital Stock in any Restricted Subsidiary in exchange for Capital Stock (constituting a minority interest) in an entity primarily engaged in a Related Business; provided that such conveyance, sale, transfer, assignment or other disposition complies with the other provisions of the indenture (including the covenant “—Limitations on Restricted Payments”); and

(m)    the sale or other conveyance of the real property named the Profit Industrial Building located at Nos. 1-15, Kwai Fung Crescent, Nos. 65-69 Container Port Road, Kwai Chung, New Territories, Hong Kong.

If the payment date in connection with an asset sale offer is on or after a record date and on or before the associated interest payment date, any accrued and unpaid interest, and liquidated damages, if any, and additional amounts, if any, due on such interest payment date, will be paid to the Person in whose name a note is registered at the close of business on such record date, and such interest, or liquidated damages or additional amounts, if any, will not be payable to holders who tender notes pursuant to such asset sale offer and who are not holders on the record date.

Limitation on Transactions with Affiliates

The indenture provides that ASAT Holdings will not, and will not permit any of the Restricted Subsidiaries on or after the Issue Date to, enter into, directly or indirectly, or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an “affiliate transaction”), or any series of related affiliate transactions (other than Exempted Affiliate Transactions),

(1)    unless it is determined that the terms of such affiliate transaction, when viewed together with all related affiliate transactions, are no less favorable to ASAT Holdings or such Restricted Subsidiary, as the case may be, than could have been obtained in an arm’s length transaction with a non-Affiliate of ASAT Holdings and the Restricted Subsidiaries;

(2)    if involving consideration to either party in excess of $2.0 million unless such affiliate transaction(s) has been approved by a majority of the members of the Board of Directors of ASAT Holdings that are disinterested in such transaction, if there are any directors who are so disinterested; and

(3)    if involving consideration to either party in excess of $10.0 million, unless ASAT Holdings, prior to the consummation thereof, obtains a written favorable opinion as to the fairness of such transaction to ASAT Holdings from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States.

Within 5 days of any affiliate transaction(s) involving consideration to either party of $2.0 million or more, ASAT Holdings shall deliver to the trustee an Officers’ Certificate addressed to the trustee certifying that such affiliate transaction (or Transactions) complied with clause (1), (2) or (3), as applicable.

Limitation on Merger, Sale or Consolidation

The indenture provides that none of the issuer, ASAT Holdings, ASAT or any of their respective successors (each, a “significant entity”) may consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of its assets, whether in a single transaction or a series of related transactions, to another Person unless:

(1)    either:

•	such significant entity is the continuing entity, or

•	the resulting, surviving or transferee entity is organized under the laws of the Cayman Islands, British Virgin Islands, Hong Kong or the United States any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of such significant entity’s obligations in connection with the indenture and the notes;

(2)    no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction, treating any Indebtedness which previously was not an obligation of such significant entity and becomes an obligation of the continuing entity as a result of the transaction as having been incurred by the continuing entity at the time of the transaction;

(3)    immediately after giving effect to such transaction on a pro forma basis, the consolidated resulting, surviving or transferee entity would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the debt incurrence ratio set forth in the covenant “Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock”;

(4)    in the case of such a transaction involving the issuer or its successor, each guarantor, unless such guarantor is the Person with which the issuer has entered into a transaction under this covenant “Limitation on Merger, Sale or Consolidation,” shall have by amendment to its guarantee confirmed that its guarantee shall apply to the obligations of such issuer or the resulting, surviving or transferee entity in accordance with the notes and the indenture;

(5)    the resulting, surviving or transferee entity shall have delivered, immediately prior to the consummation of the transaction, to the trustee an opinion of counsel, which counsel shall be reasonably acceptable to the trustee, to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such transaction, and will be subject to United States federal income tax on the same amounts and at the same time as would have been the case if the transaction had not occurred; and

(6)    the issuer shall have delivered to the trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and any supplemental indenture complies with the indenture;

provided, however, that clause (3) above shall not apply:

•	if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a resolution of the Board of Directors, the principal purpose and effect of the transaction is to change the jurisdiction of incorporation of the significant entity or

•	in the case of a merger or consolidation of or conveyance by sale, lease, or transfer of a significant entity with or into the issuer or a guarantor which is ASAT Holdings or a Wholly Owned Restricted Subsidiary of ASAT Holdings.

In addition, the indenture provides that a guarantor (other than a significant entity to which the prior paragraph shall apply) may not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of its assets, whether in a single transaction or a series of related transactions, to another Person unless:

(1)    either:

•	such guarantor is the continuing entity, or

•	the resulting, surviving or transferee entity is organized in a jurisdiction pursuant to which it is permitted to provide a guarantee as provided for in the section captioned “Guarantors” and such resulting, surviving or transferee entity expressly assumes by supplemental indenture all of such guarantor’s obligations in connection with the indenture and the notes;

(2)    no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction, treating any Indebtedness which previously was not an obligation of ASAT Holdings or any Restricted Subsidiaries and becomes an obligation of the continuing entity as a result of the transaction as having been incurred by the continuing entity at the time of the transaction; and

(3)    the issuer shall have delivered to the trustee an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and any supplemental indenture comply with the indenture;

provided, however, that this paragraph will not apply to any transaction which results in such guarantor no longer being a Restricted Subsidiary of ASAT Holdings and the other provisions of the indenture (including the covenant captioned “—Limitation on Sale of Assets and Subsidiary Stock”) are complied with.

Upon the issuer or a guarantor consolidating or merging with or into another Person or upon a sale, lease, conveyance or transfer of all or substantially all of the issuer’s or such guarantor’s assets, whether in a single transaction or a series of related transactions, to another Person in accordance with the foregoing (other than to an existing guarantor or the issuer, in which case this paragraph shall not apply), the successor entity formed by such consolidation, merger or to which such sale, lease, conveyance or transfer is made (unless it is already the issuer or a guarantor) shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the issuer or such guarantor, as the case may be, under the indenture with the same effect as if such successor entity had been named therein as the issuer or such guarantor, and (except in the case of a lease) the issuer or such guarantor shall be released from its obligations under the notes, the guarantees and the indenture except with respect to any obligations that arise from, or are related to, such transaction; provided, however, that any such release shall occur only to the extent that all obligations of such issuer or guarantor under all of the guarantees of any Credit Facility of ASAT Holdings or any Restricted Subsidiary shall also be released or terminate upon such sale or disposition and none of its Capital Stock is pledged for the benefit of any holder of any Indebtedness of ASAT Holdings or any Restricted Subsidiary. Upon the designation of a guarantor as an Unrestricted Subsidiary in accordance with the indenture, such guarantor shall be released from its obligations under the notes, the guarantees and the indenture.

Payments for Consent

ASAT Holdings will not, and will not permit any Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms of provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in and in accordance with the solicitation documents relating to such consent, waiver or agreement.

Limitation on Lines of Business

The indenture provides that neither ASAT Holdings nor any of its Restricted Subsidiaries will engage to any material extent in any line or lines of business activity other than that which is a Related Business.

Guarantors

The indenture provides that ASAT Holdings and all of ASAT Holdings’ present and future Restricted Subsidiaries that are not (1) Designated Non-Guarantors; (2) Restricted Subsidiaries to which the next succeeding paragraph then applies; and (3) the issuer ((1) through (3), collectively “exempt subsidiaries”), shall jointly and severally guaranty fully, irrevocably and unconditionally, subject to release as discussed in this section “Description of Notes,” all principal, premium, interest, liquidated damages, if any, and additional amounts, if any, on the notes and any other amounts payable in connection with the indenture on a senior basis. The Senior Notes due 2006 were redeemed with the proceeds of the offering of the original notes on February 25, 2004, following which ASAT Holdings has obligations under the indenture and as a guarantor thereunder.

In the event ASAT Holdings or a Restricted Subsidiary forms or otherwise acquires, directly or indirectly, a Restricted Subsidiary organized under the laws of a jurisdiction that prohibits by law, regulation or order such Restricted Subsidiary from providing a guarantee, the issuer and ASAT Holdings shall use all commercially reasonable efforts, including pursuing required waivers, over a period up to one year, to provide the guarantee by such Restricted Subsidiary. However, the issuer and ASAT Holdings shall not be required to use commercially reasonable efforts relating to such Restricted Subsidiary for more than a one-year period or such shorter period as ASAT Holdings shall determine in good faith that it has used all commercially reasonable efforts. If ASAT Holdings or the Restricted Subsidiary is unable during the period to procure an enforceable guarantee by such Restricted Subsidiary so formed or acquired in the jurisdiction in which such Restricted Subsidiary is organized, then such Restricted Subsidiary so formed or acquired shall not be required to provide a guarantee of the notes so long as such Restricted Subsidiary does not guarantee any other Indebtedness of ASAT Holdings or its Restricted Subsidiaries (other than Designated Non-Guarantor Subsidiaries). However, if there is a change in such law, regulation or order following which such Restricted Subsidiary so formed or acquired is not prohibited from providing a guarantee under the laws of the jurisdiction in which it was organized, the issuer and ASAT Holdings shall cause such Restricted Subsidiary to guarantee the notes promptly, but in any event not later than 30 days, following ASAT Holdings becoming aware of such change in law, regulation or order. The foregoing paragraph shall not apply to any Designated Non-Guarantor Subsidiary.

The issuer may designate one or more Restricted Subsidiaries as “Designated Non-Guarantor Subsidiaries” if at all times during the continuance of the indenture the book value of the total assets of each such Restricted Subsidiary, based on the balance sheet of such Restricted Subsidiary used in the preparation of the most recent consolidated financial statements of ASAT Holdings required to be delivered to the trustee or, if sooner, filed with the SEC, does not exceed the greater of $2.0 million and 5.0% of Net Tangible Assets. No designation of a Restricted Subsidiary as a Designated Non-Guarantor Subsidiary shall be effective against the trustee or the note holders until the issuer has delivered to the trustee an officer’s certificate stating that all requirements relating to such designation have been complied with and that such designation is authorized and permitted by the indenture. The issuer may at any time designate a Designated Non-Guarantor Subsidiary as a guarantor by delivery to the trustee of an Officers’ Certificate and a supplemental indenture making such Designated Non-Guarantor Subsidiary a guarantor, at which time such Designated Non-Guarantor Subsidiary shall become a guarantor.

Notwithstanding the other provisions of this covenant, at no time during the continuance of the indenture shall the aggregate book value of the total assets of all Non-Guarantors, based on the balance sheets of such Non-Guarantors used in the preparation of the most recent consolidated financial statements of ASAT Holdings required to be delivered to the trustee or, if sooner, filed with the SEC, exceed 10% of the Net Tangible Assets of ASAT Holdings and its Consolidated Restricted Subsidiaries, or the equivalent thereof in applicable foreign currency.

Upon a guarantor becoming an exempt subsidiary such guarantor shall, subject to the foregoing paragraphs, be released from its obligations under its guarantee, provided however that if at any time an exempt subsidiary ceases to be an exempt subsidiary, it shall be required to execute a guarantee in accordance with the first paragraph of this covenant.

As of the date of the indenture, ASAT S.A., ASAT Cayman, ASAT Germany, ASAT Korea, ASAT Singapore, Newhaven, RBR Netherlands, RBR Antilles and ASAT (Finance) will be Designated Non-Guarantor Subsidiaries.

Notwithstanding anything to the contrary in the indenture, on request in writing by the trustee, the issuer will cause any Wholly Owned Subsidiary, whether formed or acquired before or after the date of the indenture, of the issuer to become a guarantor. For the purposes of this section, the definition of “Non-Guarantor” and “Designated Non-Guarantor Subsidiary” shall exclude Wholly Owned Subsidiaries of the issuer.

Restrictions on ownership of ASAT and the Issuer

During the term of the indenture and the notes, ASAT Holdings or a successor entity following a transaction which complies with “—Limitation on Merger, Sale or Consolidation” must continue to directly or indirectly own, beneficially and of record, 100% of the membership interests (other than director’s qualifying shares or similar shares held by others as required by applicable law) of the issuer, and any successor to the issuer.

Reports

The indenture provides that whether or not ASAT Holdings is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act applicable to a U.S. issuer, ASAT Holdings will deliver to the trustee and to each holder, within five days after ASAT Holdings is or would have been (if ASAT Holdings were a U.S.

issuer subject to such reporting obligations) required to file such reports with the SEC, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the SEC, if ASAT Holdings were a U.S. issuer subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by ASAT Holdings certified independent public accountants as such would be required in such reports to the SEC, and, in each case, together with a management’s discussion and analysis of financial condition and results of operations which would be so required and, unless the SEC will not accept such reports, file with the SEC the annual, quarterly and other reports which ASAT Holdings is or would have been required to file with the SEC. ASAT Holdings and its Restricted Subsidiaries shall comply with the requirements of Rule 3-10 of Regulation S-X of the SEC’s Rules, and any successor provisions relating to the disclosure of financial statements of subsidiaries.

Additional Covenants

For so long as the notes remain outstanding and are listed on the SGX-ST, the issuer shall:

(1)	ensure that its directors prepare a report that relates to each quarter, commencing with the quarter ending January 31, 2004, which report shall set out in detail any matters adversely affecting the security or interests of the holders of the notes and, without affecting the generality of the foregoing, shall comply with the requirements set out below, and shall lodge such report, signed by two directors with the trustee and SGX-ST within one month of the end of the period. The report must state:

(a)	whether or not any limitation of liabilities or borrowings as prescribed by the indenture has been exceeded;

(b)	whether or not the issuer and the guarantors have observed and performed all the covenants and obligations binding upon them respectively pursuant to the indenture;

(c)	whether or not any event has happened which has caused or could cause a Default or Event of Default under the notes or any provision of the indenture;

(d)	whether or not any material trading or capital loss has been sustained by the issuer or any guarantor;

(e)	whether or not any circumstances materially affecting the issuer or any guarantor have occurred which adversely affect the notes and if so, the particulars of these circumstances;

(f)	whether any contingent liabilities have been incurred by the issuer or any guarantor and if so, the amount incurred, and whether or not any contingent liability has matured or is likely to mature within the next twelve months which will materially affect the ability of the issuer or any guarantor to repay the notes;

(g)	whether or not there has been any change in any accounting method or method of valuation of assets or liabilities of the issuer or any guarantors;

(h)	whether or not any circumstances have arisen which render adherence to the existing method of valuation of assets or liabilities misleading or inappropriate with respect to the issuer or any guarantors; and

(i)	whether or not there has been any substantial change in the nature of the issuer’s or any guarantor’s business since the issue of the notes;

(2) ensure	that its directors shall give notice in writing to the trustee promptly upon its directors becoming aware that any obligations imposed upon the issuer under the indenture cannot be fulfilled; and

(3) on	the application of holders of the notes holding not less than 10% of the nominal amount of the notes outstanding delivered to the issuer’s registered office, to requisition a meeting of holders of the notes in accordance with applicable laws.

Events of Default and Remedies

The indenture defines an “Event of Default” as:

(1)    the failure to pay any installment of interest, or additional amounts, if any, or liquidated damages, if any on the notes as and when the same becomes due and payable and the continuance of any such failure for 30 days;

(2)    the failure to pay all or any part of the principal, or premium, if any, on the notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the change of control purchase price or the asset sale offer price on notes validly tendered and not properly withdrawn pursuant to a change of control offer or asset sale offer, as applicable;

(3)    the failure by the issuer or any guarantor to observe or perform any other covenant or agreement contained in the notes or the indenture and, except for the provisions under “Repurchase of notes at the Option of the Holder Upon a Change of Control,” “Limitations on Sale of Assets and Subsidiary Stock” and “Limitation on Merger, Sale or Consolidation” for which no notice shall be required, the continuance of such failure for a period of 30 days after written notice is given to the issuer by the trustee or to the issuer and the trustee by the holders of at least 25% in aggregate principal amount of the notes outstanding;

(4)    certain events of bankruptcy, insolvency or reorganization in respect of any of the issuer, ASAT Holdings’ or any of its Significant Subsidiaries, including ASAT;

(5)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by ASAT Holdings or any of its Restricted Subsidiaries (or the payment of which is guaranteed by ASAT Holdings or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

•	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “payment default”); or

•	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6)    final unsatisfied judgments not covered by insurance aggregating in excess of $10.0 million, at any one time rendered against the issuer or any of ASAT Holdings’ or any of its Significant Subsidiaries that shall not be stayed, bonded or discharged within 60 days following such judgment; or

(7)    any guarantee of ASAT Holdings or a guarantor that is a Significant Subsidiary, ceases to be in full force and effect or becomes unenforceable or invalid or is declared null and void (other than in accordance with the terms of the guarantee) or ASAT Holdings or any guarantor that is a Significant Subsidiary denies or disaffirms its Obligations under its guarantee.

The indenture provides that if a Default occurs and is continuing and if the Default is notified in writing to the trustee, the trustee must, within 90 days after the occurrence of such Default, give to the holders notice of such Default.

If an Event of Default occurs and is continuing, other than an Event of Default specified in clause (4) above relating to the issuer, ASAT Holdings or any of its Significant Subsidiaries, then in every such case, unless the principal of all of the notes shall have already become due and payable, either the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by notice in writing to the issuer (and to the trustee if given by holders), may declare all principal, determined as set forth below, and accrued interest, liquidated damages, if any, and additional amounts, if any, on the notes to be due and payable immediately. If an Event of Default specified in clause (4) above, relating to the issuer or any of ASAT Holdings’ or any of its Significant Subsidiaries occurs, all principal and accrued interest, liquidated damages, if any, and additional amounts, if any, on the notes will be immediately due and payable on all outstanding notes without any declaration or other act on the part of the trustee or the holders. After such acceleration but before a judgment or decree based on acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of notes then outstanding generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the notes which have become due solely by such acceleration and except a Default with respect to any provision requiring more than a simple majority (“super majority”) approval to amend, which Default may only be waived by such a super majority, have been cured or waived.

The holders of a majority in aggregate principal amount of the notes at the time outstanding may waive on behalf of all the holders any Default or Event of Default, except a Default or Event of Default in the payment of principal of or interest on any note not yet cured or a Default or Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding note affected. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee security or indemnity reasonably satisfactory to it.

Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the issuer or any guarantor with the intention of avoiding payment of any premium that the issuer or any guarantor would have had to pay if the issuer then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law.

No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)    such holder has previously given to the trustee written notice of a continuing Event of Default;

(b)    the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and offered to the trustee indemnity reasonably satisfactory to it to institute such proceeding as trustee; and

(c)    such trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a holder of notes for enforcement of payment of the principal of, and premium, if any, or interest, including liquidated damages, if any, on, such note on or after the respective due dates expressed in such note.

Prescription

Any monies paid by the issuer or the guarantors to the trustee or any paying agent for the payment of principal of or interest on any note and remaining unclaimed at the end of two (2) years after such principal or interest shall have become due and payable shall be repaid to the issuer or such guarantor, as the case may be, upon its request and the holder of any note shall then look only to the issuer or such guarantor for such payment.

Legal Defeasance and Covenant Defeasance

The indenture provides that the issuer may, at its option, elect to have its obligations and the obligations of the guarantors discharged with respect to the outstanding notes (“legal defeasance”). Such legal defeasance means that the issuer shall be deemed to have paid and discharged the entire indebtedness represented by the notes, and the indenture shall cease to be of further effect as to all outstanding notes and guarantees, except as to:

(a)    rights of holders to receive payments in respect of the principal of, premium, if any, and interest, liquidated damages, if any, and additional amounts, if any, on such notes when such payments are due from the trust funds;

(b)    the issuer’s obligations with respect to such notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)    the rights, powers, trust, duties, and immunities of the trustee, and the issuer’s and guarantors’ obligations in connection therewith; and

(d)    the legal defeasance provisions of the indenture.

In addition, the issuer may, at its option and at any time, elect to have its obligations and the obligations of the guarantors released with respect to certain covenants under the indenture, except as described otherwise in the indenture (“covenant defeasance”), and thereafter any failure to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non payment, non payment of guarantees, and bankruptcy, receivership and insolvency events relating to the issuer) relating to the issuer and the Restricted Subsidiaries described under “Events of Default” will no longer constitute an Event of Default with respect to the notes. The issuer may exercise its legal defeasance option regardless of whether it previously exercised covenant defeasance.

In order to exercise either legal defeasance or covenant defeasance:

(1)    the issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars or U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent accountants, to pay the principal of, premium, if any, and interest on such notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest, liquidated damages, if any, and additional amounts, if any, on such notes and the trustee for the benefit of the holders of the notes must have a valid, perfected and exclusive security interest in such trust;

(2)    in the case of legal defeasance, the issuer shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

•	the issuer has received from, or there has been published by the Internal Revenue Service, a ruling, or

•	since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of such notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such legal defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

(3)    in the case of covenant defeasance, the issuer shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to such trustee confirming that the holders of such notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

(4)    no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)    such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under any other material agreement or instrument to which the issuer, ASAT Holdings or any of its Restricted Subsidiaries are a party or by which any of the foregoing are bound;

(6)    the issuer shall have delivered to the trustee an Officers’ Certificate stating that the deposit was not made by the issuer with the intent of preferring the holders of such notes over any other of its creditors or with the intent of defeating, hindering, delaying or defrauding any other creditors or others; and

(7)    the issuer shall have delivered to the trustee an Officers’ Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers’ Certificate, (1) through (6) and, in the case of the opinion of counsel, clauses (1) (with respect to the validity and perfection of the security interest), (2), (3) and (5) of this paragraph have been complied with and the issuer shall have delivered to the trustee an Officers’ Certificate, subject to such qualifications and exceptions as the trustee deems appropriate, to the effect that the trust funds will not be subject to the effect of any applicable Federal bankruptcy, insolvency, reorganization or similar laws affecting creditors’ right generally.

If the funds deposited with the trustee to effect covenant defeasance are insufficient to pay the principal of, premium, if any, and interest, liquidated damages, if any, and additional amounts, if any, on the notes when due, then the obligations of the issuer and the guarantors under the indenture will be revived and no such defeasance will be deemed to have occurred.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of notes) as to all outstanding notes when:

(1)    either:

(a)    all such notes previously authenticated and delivered have been delivered to the trustee for cancellation except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has previously been deposited in trust or segregated and held in trust by the issuer and thereafter repaid to the issuer or discharged from such trust; or

(b)    all such notes that have not been previously delivered to the trustee for cancellation have become due and payable or will become due and payable within one year or are to be called for redemption within one year upon arrangements reasonably satisfactory for the trustee for the giving of notice of redemption, and the issuer has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars or U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to such trustee for cancellation for principal, premium, if any, liquidated damages, if any, and additional amounts, if any, and accrued interest to the date of maturity or redemption and the trustee for itself and for the benefit of the holders of the notes have a valid, perfected, exclusive security interest in such trust,

(2)    the issuer has paid all sums payable by it under the indenture;

(3)    the issuer has delivered irrevocable instructions to the trustee to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be;

(4)    no Default or Event of Default with respect to the notes shall have occurred and be continuing at the time of such deposit; and

(5)    such deposit will not result in a breach or violation of, or constitute a default, under any other material agreement or instrument to which ASAT Holdings or any Restricted Subsidiary is a party or by which ASAT Holdings or any Subsidiary is bound.

In addition, the issuer must deliver to the trustee an Officers’ Certificate and an opinion of counsel stating that the issuer has complied with all conditions precedent to satisfaction and discharge of the indenture.

Amendments and Supplements

The indenture provides that without the consent of any holder of the notes, the issuer, the guarantors and the trustee may supplement or amend the indenture:

(1)    to cure any ambiguity, defect, omission or inconsistency, or make any other provisions with respect to matters or questions arising under the indenture which shall not be inconsistent with the provisions of the indenture, provided such action pursuant to this clause (1) shall not adversely affect the interests of any holder in any respect;

(2)    to add to the covenants of the issuer or the guarantors for the benefit of the holders, or to surrender any right or power herein conferred upon the issuer or the guarantors or make any other change that does not adversely affect the rights of any holder;

(3)    to secure the notes or to add guarantors of the notes;

(4)    to evidence the succession of another Person to the issuer or a guarantor, the assumption by any such successor of the obligations of the issuer or any guarantor and the release of the issuer or any guarantor, in accordance with the covenants “—Limitation on Merger, Sale or Consolidation” or “—Guarantors,” and in either such case, any other provisions of the indenture;

(5)    to comply with the TIA;

(6)    to evidence and provide for the acceptance of the appointment of a successor trustee under the indenture;

(7)    in any other case where a supplemental indenture is required or permitted to be entered into pursuant to the provisions of this indenture without the consent of any holder;

(8)    to provide for the issuance and authorization of the exchange notes;

(9)    to effect any changes to the indenture in a manner necessary to comply with the procedures of DTC, provided such action pursuant to this clause (9) shall not adversely affect the interests of any holder in any respect;

(10)    to provide for uncertificated notes in addition to or in place of certificated notes in a manner that does not adversely impact holders; and

(11)    to make any change that does not adversely affect the rights under the indenture of any such holder.

With the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding, the issuer, the guarantors and the trustee are permitted to amend or supplement the indenture or any supplemental indenture or modify the rights of the holders; provided, that no such modification may, without the consent of each holder affected thereby:

(1)    change the Stated Maturity on any note, or reduce the principal amount thereof or the rate, or extend the time for payment, of interest on any note or any premium payable upon the redemption on any note, including under Make-Whole redemption, at the issuer’s option as described under “—Optional Redemption” or the amount of liquidated damages or additional amounts payable thereunder, or change the city of payment where, or the coin or currency in which, any note or any premium, interest, liquidated damages, or additional amounts (if any) thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption at the issuers option, on or after the redemption date), or reduce the change of control purchase price, any provision relating to the issuer’s obligations under the covenant “—Repurchase of Notes at the Option of the Holder Upon a Change of Control” or the asset sale offer price after the corresponding asset sale or following a change of control through the change of control purchase date related to that change of control or change the time or price at which any note may be redeemed as described under “—Optional Redemption”;

(2)    reduce the percentage in principal amount of the outstanding notes, the consent of whose holders is required for any such amendment, supplemental indenture or waiver provided for in the indenture;

(3)    modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note affected thereby; or

(4)    cause the notes or any guarantor to become contractually subordinate in right of payment to any other Indebtedness.

For the purpose of determining a percentage of aggregate principal amount of notes outstanding at any time, notes held by the issuer, ASAT Holdings or any of their respective affiliates shall be deemed not to be outstanding.

The consent of the holders will not be necessary to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment and the form of the proposed amendment actually reflects such substance.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of laws to the extent that the application of the law of another jurisdiction would be required thereby.

Enforceability of Judgments

Since substantially all the operating assets of the issuer and the guarantors are outside of the United States, any judgment obtained in the United States against the issuer or a guarantor, including judgments with respect to the payment of principal, interest, liquidated damages, if any, additional amounts, redemption price and any purchase price with respect to the notes, may not be collectible within the United States. For a discussion of the enforceability in Hong Kong and the Cayman Islands of judgments obtained in the United States, see “Enforceability of Civil Liabilities.”

Notices

Notices to holders will be valid if published in a daily newspaper of general circulation in Singapore (or, if the holders of any notes can be identified, notices to such holders may also be valid if they are given to each of such holders). It is expected that such publication be made in the Business Times. Notices will, if published more than once or on different dates, be deemed to have been given on the date of the first publication in such newspaper. Notice shall also be given to the SGX-ST.

Notwithstanding anything in this prospectus, in any case where the identity and addresses of all the holders of the notes are known to the issuer, notices to such holders may be given individually by recorded delivery mail to such addresses and will be deemed to have been given when received at such addresses.

Consent to Jurisdiction and Service

The indenture provides that the issuer and each guarantor will appoint CT Corporation System as its agent for actions under Federal or state securities laws brought in any Federal or state court located in the Borough of Manhattan in The City of New York and will submit to such jurisdiction.

No Personal Liability of Partners, Stockholders, Officers, Directors

The indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the issuer or the guarantors, including ASAT Holdings or any successor entity, shall have any personal liability in respect of the obligations of the issuer or the guarantors under the indenture, the notes or the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation solely by reason of his or its status as such stockholder, employee, officer or director, except that this provision shall in no way limit the obligation of any guarantor pursuant to any guarantee of the notes. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the U.S. federal securities laws and it is the view of the SEC that such a waiver is against public policy.

The Trustee

The Bank of New York will be the trustee under the indenture.

Except during the continuance of an Event of Default under the indenture, the trustee will perform only such duties as are specifically set forth in the indenture. During the continuance of an Event of Default under the indenture, the trustee will exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

“Acquired Indebtedness” means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Restricted Subsidiary of ASAT Holdings, including by designation, or is merged or consolidated into or with ASAT Holdings or one of its Restricted Subsidiaries.

“Acquisition” includes purchase, acquisition, merger, consolidation or other business combination transaction.

“Additional Assets” means:

(1)    any property or assets (other than cash, Cash Equivalents, Indebtedness and Capital Stock) of ASAT Holdings or a Restricted Subsidiary which upon any acquisition will be used or useful in or to form part of a Related Business;

(2)    the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of the Capital Stock of such Person by ASAT Holdings or a Restricted Subsidiary; or

(3)    additional Capital Stock in any Person that immediately prior thereto is a Restricted Subsidiary;

provided, however, that: any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with ASAT Holdings. For purposes of this definition, the term “control” means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise; provided, that with respect to ownership interest in ASAT Holdings and its Subsidiaries, a Beneficial Owner of 10% or more of the total voting power on a fully-diluted basis normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control. Notwithstanding the foregoing, Affiliate shall not include Wholly Owned Subsidiaries.

“Attributable Debt” means all obligations of a Person with respect to personal property in respect of a Sale and Lease Back Transaction, which at any date as of which the amount thereof is to be determined (i) if such Sale and Lease Back Transaction is a Capitalized Lease Obligation, shall represent an amount of Indebtedness determined by the definition of “Capitalized Lease Obligation” and (ii) in all other instances, shall represent an amount of Indebtedness equal to the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for net rental or other scheduled payments during the remaining term of the lease, license or other agreement included in such Sale and Leaseback Transaction (including any period for which such lease, license or other agreement has been extended or may, at the option of the lessee, be extended).

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Disqualified Capital Stock, the quotient obtained by dividing (1) the sum of the products (a) of the number of years (rounded to the nearest one-twelfth of a year) from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such Indebtedness or Disqualified Capital Stock and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

“Beneficial Owner” or “beneficial owner” for purposes of the definition of change of control and Affiliate has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a “person” shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

“Board of Directors” means, with respect to any Person, the board of directors of such Person or any committee of the Board of Directors of such Person authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person.

“Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York or Singapore are authorized or obligated by law or executive order to close.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease or any other agreement that is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due thereunder prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty or termination payment.

“Capital Stock” means, with respect to any Person, any and all shares, partnership, membership or other interests, participations or other equivalents or interests in (however designated) equity of such Person, including any Preferred Stock and the ownership interests in any wholly-owned foreign enterprise and any rights to purchase, warrants, options or similar interests with respect to the foregoing (but excluding, in all cases, any Indebtedness convertible or exchangeable into such interests prior to such conversion or exchange).

“Cash Equivalent” means:

(1)    any evidence of indebtedness issued by the United States of America or any of its instrumentalities or agencies or by Hong Kong or any of its instrumentalities or agencies, or by the Asian Development Bank, the World Bank or any other supranational organization and fully guaranteed or otherwise backed as to principal, premium, if any, interest and all other amounts, by the Government Entity issuing the indebtedness;

(2)    investments in time deposit accounts, certificates of deposit and money market deposits issued by a bank or trust company which is organized under the laws of the United States of America, any state of the United States or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500.0 million, or the foreign currency equivalent thereof, and has outstanding long-term debt which is rated “A” or “A-3”, or a similar equivalent rating, or higher by at least one “nationally recognized statistical rating organization”, as defined in Rule 436 under the Securities Act;

(3)    investments in commercial paper issued by a corporation, other than an Affiliate of ASAT Holdings, organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made in one of the two highest ratings obtainable from either Moody’s Investors Service, Inc. or Standard and Poor’s Corporation;

(4)    repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(5)    investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by an state, commonwealth or territory of the United States of America, or by an political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Corporation or “A” by Moody’s Investors Service, Inc.; or

(6)    investment funds investing exclusively in investments of the types described in clauses (1) through (5) above;

and in the case of each of (1), (2), and (3) maturing within one year after the date of acquisition.

“Consolidation” means, with respect to a Person, the consolidation of the accounts of the Subsidiaries with those of such Person, all in accordance with GAAP; provided, that except where the context otherwise requires “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of such Person but the interest of a Person or any Restricted Subsidiary in an Unrestricted Subsidiary will be accounted for as an investment.

“Consolidated Coverage Ratio” of any Person on any date of determination (the “Transaction Date”) means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person during the Reference Period; provided, that for purposes of the calculation of such ratio:

(1)    If (a) ASAT Holdings, a Restricted Subsidiary or a Person that became a Restricted Subsidiary or was merged with or into ASAT Holdings or any Restricted Subsidiary since the beginning of such period, (i) acquires property which contribute all or substantially all of an operating unit or business or (ii) consummates asset sales or ceases to be Restricted Subsidiary or otherwise disposes of any property that contributes all or substantially all of an operating unit or business during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date, in each case, such cessation, acquisition, sale, asset sale or disposition, as the case may be, shall be assumed to have occurred on the first day of the Reference Period,

(2)    transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period,

(3)    the incurrence or repayment, prepayment, repurchase, redemption, defeasance or other retirement for value of any Indebtedness (including any Disqualified Capital Stock) by the issuer, ASAT Holdings or its Restricted Subsidiaries during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period on a pro forma basis, and

(4)    the Consolidated Fixed Charges attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Restricted Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the lesser of (i) 12 months or (ii) the remaining period until the Stated Maturity of such Indebtedness) that has the effect of fixing the interest rate on the date of computation, in which case such rate (whether higher or lower) shall be used.

“Consolidated EBITDA” means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from Consolidated Net Income), without duplication, the sum of

(a)    Consolidated income tax expense,

(b)    Consolidated depreciation and amortization expense,

(c)    Consolidated Fixed Charges,

(d)    any other Consolidated non-cash items (other than gains or losses due solely to fluctuations in currency values and the related tax effects in accordance with GAAP, any such non-cash items to the extent that it represents an accrual of or reserve for cash expenditures in any future period), and

(e)    any non-recurring cash restructuring charges realized by ASAT Holdings related to Hong Kong restructurings and the relocation of operations from Hong Kong to Dongguan City, China; provided the cash restructuring charges referred to in this clause (e) shall not exceed $25 million.

in each case, only of such Person and its Consolidated Restricted Subsidiaries; less the amount of all cash payments made by such Person or any of its Restricted Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period; provided, that Consolidated income tax expense, depreciation and amortization and non-cash charges of a Restricted Subsidiary that is a less than Wholly Owned Restricted Subsidiary shall only be added to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be paid as dividends to ASAT Holdings by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter, bylaws and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

“Consolidated Fixed Charges” of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of to the extent attributable to such period:

(a)    interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Restricted Subsidiaries, including

(i)    amortization of debt discount and debt issuance costs and non-cash interest expense on any Indebtedness,

(ii)    the imputed interest with respect to Attributable Debt,

(iii)    all commissions, discounts and other fees and charges owed with respect to bankers’ acceptances and letters of credit financings, and

(iv)    the net costs associated with Interest Swap and Hedging Obligations, and

(b)     the amount of dividends paid on, accrued or scheduled to be paid or accrued, other than in Qualified Capital Stock, by such Person or any of its Consolidated Restricted Subsidiaries (or which any of them have guaranteed) in respect of Preferred Stock (including Disqualified Capital Stock), to the extent such stock is held by Persons other than by Restricted Subsidiaries of such Person or such Person.

For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in good faith by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Restricted Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

To avoid duplication, Consolidated Fixed Charges shall not include, to the extent already included in such total Consolidated Fixed Charges, (i) the amortization during such period of capitalized financing costs associated with the issuance of the notes and the application of the proceeds therefrom to redeem the balance of the Senior Notes due 2006 and (ii) the amortization during such period of other capitalized financing costs.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

(a)    all gains or losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain or loss from the sale or other disposition of assets, including Sale and Leaseback Transactions, outside the ordinary course of business or from the issuance or sale of any Capital Stock),

(b)    the net income, if positive, of any other Person, other than a Consolidated Restricted Subsidiary, in which such Person or any of its Consolidated Restricted Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Consolidated Restricted Subsidiary of such Person during such period, but in any case not in excess of such Person’s pro rata share of such other Person’s net income for such period,

(c)    the net income, if positive, of any of such Person’s Consolidated Restricted Subsidiaries to the extent that the Restricted Subsidiary is unable to both declare and pay dividends and otherwise distribute cash to ASAT Holdings and any other Restricted Subsidiary as a result of the operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Restricted Subsidiary, except that:

(1)    ASAT Holdings’ equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to ASAT Holdings or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in the preamble to this clause (c)); and

(2)    ASAT Holdings’ equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(d)    the cumulative effect of a change in accounting principles,

(e)    gains or losses due solely to fluctuations in currency values and the related tax effects in accordance with GAAP, and

(f)    if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, an amount that is equal to (i) the amount of net income or loss attributable to such Restricted Subsidiary multiplied by (ii) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by ASAT Holdings or any of its Restricted Subsidiaries.

“Consolidated Restricted Subsidiary” means, for any Person, each Restricted Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

“Continuing Director” means during any period of 24 consecutive months after the Issue Date, individuals who at the beginning of any such 24-month period constituted the Board of Directors of ASAT Holdings or ASAT, as applicable, (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of ASAT Holdings or ASAT, as applicable, was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of ASAT Holdings or ASAT, as applicable, if such agreement was approved by a vote of such majority of directors).

“Credit Agreement” means, with respect to ASAT Holdings or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders that in each case are not Affiliates of ASAT Holdings (except for Affiliates which are banks lending in their ordinary course of their banking business) providing for one or more revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) swing-line or commercial paper facilities (including any letter of credit, sub-facilities or other facilities) or letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as such credit agreement and/or related documents may be amended, restated, supplemented, refinanced, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term “Credit Agreement” shall include agreements in respect of Interest Swap and Hedging Obligations with lenders party to the Credit Agreement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Credit Agreement and all refundings, refinancings, restructurings, renewals, extensions and replacements of any Credit Agreement (subject in all cases to clause (3) of the third paragraph of the covenant “Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock”), including any agreement:

(a)    extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

(b)    adding or deleting borrowers or guarantors thereunder, so long as borrowers, issuers and guarantors include one or more of ASAT Holdings and its Restricted Subsidiaries and their respective successors and assigns,

(c)    increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided, that on the date such Indebtedness is incurred it would be permitted by clause (3) of the third paragraph of the covenant “Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock”, or

(d)    otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the indenture.

“Currency Agreement” means in respect of any Person any foreign exchange contract, currency swap or exchange agreement or other similar agreement to which such Person is a party or beneficiary.

“Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of ASAT Holdings and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including estimated taxes accrued and current), after eliminating:

(a)    all intercompany items between ASAT Holdings and any Restricted Subsidiary or between Restricted Subsidiaries, and

(b)    all current maturities of long-term Indebtedness.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Disqualified Capital Stock” means with respect to any Person, Capital Stock of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (except for customary change of control and asset sale provisions, including at the option of the holder thereof) by such Person or any of its Restricted Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the notes.

“Equity Offering” means a primary offering of ASAT Holdings Capital Stock other than Disqualified Capital Stock.

“Event of Loss” means, with respect to any property or asset, any

(a)    loss, destruction or damage of such property or asset or

(b)    condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or, asset, or confiscation or requisition of the use of such property or asset.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Person” means JPMP Master Fund Manager, L.P., CAIP Co-Investment Fund Parallel Fund (I) C.V., CAIP Co-Investment Parallel Fund (II) C.V., Chase Asia Investment Partners II (Y), LLC, Asia Opportunity Fund, L.P., Olympus Capital Holdings Asia I, L.P., Reservoir-Olympus II, L.P., Olympus KB, L.P., Olympus Capital Asia, L.P., Olympus Capital Asia Offshore, L.P., Olympus Holdings, L.P., Olympus-ASAT I, L.L.C., Olympus-ASAT II, L.L.C., Olympus Capital Asia Holdings, ZAM-Olympus Co-Invest, L.L.C., Ziff Asset Management, L.P., QPL International Holdings Limited and all Related Persons of such Persons.

“Exempted Affiliate Transaction” means

(a)    any transaction or series of transactions solely between or among ASAT Holdings and one or more Restricted Subsidiaries or between or among two or more Restricted Subsidiaries;

(b)    reasonable and customary financial advisory securities underwriting or similar arrangements with investment banking firms of national reputation in the United States;

(c)    payment of amounts under the lease with QPL International Holdings Limited in the form of such lease as of the Issue Date; provided that such payments are made in the ordinary course of business on customary arm’s length terms;

(d)    Restricted Payments or Investments not prohibited under the terms of the covenant discussed under “—Limitation on Restricted Payments”;

(e)    customary grants of stock options or similar rights, customary issuances of securities pursuant to employment agreements or stock ownership plans or restricted stock grants, in each case, to directors or employees of ASAT Holdings or its Restricted Subsidiaries under plans or agreements approved in good faith by the Board of Directors;

(f)    customary loans or advances to employees, directors and officers of ASAT Holdings or any of its Restricted Subsidiaries for travel, entertainment, moving and other relocation expenses, in each case, made in the ordinary course of business, in compliance with applicable law;

(g)    employee compensation and employee benefit arrangements approved by a majority of independent (as to such transactions) members of the Board of Directors and reasonable and customary directors fee, indemnification and similar arrangements;

(h)    transactions pursuant with agreements in effect on the Issue Date and disclosed in the Prospectus or in filings made by ASAT Holdings with the SEC on or prior to the Issue Date;

(i)    the issuance or sale to an Affiliate of any of Capital Stock, other than Disqualified Capital Stock, of ASAT Holdings;

(j)    reasonable fees, compensation or employee benefit arrangements to, and indemnity provided for the benefit of, employees, directors, officers or consultants of ASAT Holdings or any Restricted Subsidiary in the ordinary course of business in compliance with applicable law; and

(k)    transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business, including, without limitation, under joint venture agreements, and otherwise in compliance with the terms of the indenture, which are fair to ASAT Holdings and its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management thereof, and are on terms at least as favorable as might reasonably have been obtained at the time from a non-Affiliate.

“Existing Indebtedness” means the Indebtedness of the issuer, ASAT Holdings and its Subsidiaries in existence on the Issue Date, excluding, except for the 45 days immediately following the Issue Date, the Senior Notes due 2006, in each case, reduced to the extent such amounts are repaid, refinanced or retired.

“Fair Market Value” means, with respect to any asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Fair Market Value shall be determined except as otherwise provided, (i) if such asset has a Fair Market Value equal to or less than $2 million, in good faith by any disinterested officer or director of ASAT Holdings or the applicable Restricted Subsidiary or (ii) if such asset has a Fair Market Value in excess of $2 million, in good faith by a majority of the Board of Directors of ASAT Holdings evidenced by a board resolution, dated within 30 days of the relevant transaction.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect from time to time.

“guarantor” means ASAT Holdings and each of ASAT Holdings’ present and future Restricted Subsidiaries, that at the time are guarantors of the notes in accordance with the indenture.

“Indebtedness” of any Person means, without duplication, as of any date of determination:

(a)    all liabilities and obligations, contingent or otherwise, of any such Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such Person in accordance with GAAP:

(1)    in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),

(2)    in respect of debt evidenced by bonds, notes, debentures or similar instruments for the payment of which such Person is liable, or

(3)    in respect of the balance deferred and unpaid of the purchase price of any property, other than trade accounts payable and accrued expenses related thereto incurred in the ordinary course of its business and any lease properly classified as an operating lease in accordance with GAAP;

(b)    all liabilities and obligations, contingent or otherwise, of such Person for the payment or reimbursement of any obligation evidenced by bankers acceptances, performance or surety bonds, completion guarantees, letters of credit, standby letters of credit or similar instruments issued or accepted by banks but excluding obligations with respect to letters of credit securing obligations (other than obligations described in clause (a) above and (c), (d), (e) and (f) below) entered into in the ordinary course of business of such Person to the extent such bankers acceptances, performance or surety bonds, completion guarantees, letters of credit, standby letters of credit, or similar instruments are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business day following receipt by such Person of a demand for reimbursement;

(c)    all Capitalized Lease Obligations, Purchase Money Indebtedness and all Attributable Debt of such Person;

(d)    all net obligations of such Person under Interest Swap and Hedging Obligations;

(e)    all obligations of others of the kind described in the preceding clauses (a) through (d) above and (f) below that such Person has guaranteed or for which such Person is liable as obligor or guarantor or which otherwise is such person’s legal liability;

(f)    the amount of all obligations of such Person with respect to the redemption, prepayment or other purchase or repurchase of Disqualified Capital Stock of such Person; and

(g)    all obligations of the type referred to in clauses (a) through (c) and (e) and (f) of other Persons secured by any Lien on any property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation (to the extent that such Person is not an obligor thereof) being deemed to be the lesser of the fair market value (as determined by ASAT Holdings in good faith) of such property subject to such Lien or the amount of the obligation so secured.

For purposes of this definition only, the redemption, purchase or repurchase price of Disqualified Capital Stock shall mean the price at which such Disqualified Capital Stock may be redeemed by the holder thereof or required to be purchased or repurchased by such Person at the option of the holder thereof on the date such Disqualified Capital Stock may first be redeemed, required to be purchased or repurchased by such Person at the option of the holder thereof.

The amount of any Indebtedness outstanding as of any date shall be:

(a)    the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(b)    the principal amount thereof.

“Interest Swap and Hedging Obligation” means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, foreign exchange contract, Currency Agreement, forward contract, commodity swap agreement, commodity option agreement or any other similar agreement or arrangement designed to protect against fluctuations in interest rates commodity prices or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount; provided that in any of the foregoing cases such obligation is entered into for bona fide hedging purposes and in the ordinary course of business and not for purposes of speculation.

“Investment” by any Person in any other Person means (without duplication):

(a)    the acquisition, directly or indirectly, (whether by purchase, subscription, merger, consolidation or otherwise) by such Person (whether for cash, property, securities or otherwise) of Capital Stock, bonds, notes, debentures or other securities, including any options or warrants, or evidence of Indebtedness of such other Person;

(b)    the making by such Person of any deposit with, or advance, loan or other extension of credit to such other Person;

(c)    other than guarantees of Indebtedness to the extent permitted by the covenant “Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock,” the entering into by such Person of any guarantee of or such Person becoming liable with respect to Indebtedness or other liability of such other Person; and

(d)    the making of any capital contribution by such Person to any other Person.

In no event shall the provision of services by such Person in the ordinary course of business be considered an Investment.

ASAT Holdings shall be deemed to make an Investment in an amount equal to the Fair Market Value of the net assets of any Subsidiary proportionate to ASAT Holdings’ equity interest in that Restricted Subsidiary (or, if neither ASAT Holdings nor any of its Restricted Subsidiaries has theretofore made an Investment in such Restricted Subsidiary, in an amount equal to the Investments being made), at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, ASAT Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) ASAT Holdings’ “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to ASAT Holdings’ Capital Stock in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation. In determining the amount of any Investment made by transfer of any property other than cash, such property shall be valued at its Fair Market Value at the time of such Investment. If ASAT Holdings or any Restricted Subsidiary (i) sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary or (ii) any Restricted Subsidiary issues Capital Stock to any third party, such that, in each case, after giving effect to any such transaction, such Person is no longer a Restricted Subsidiary, ASAT Holdings shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value (as determined in good faith by ASAT Holdings) of the Capital Stock of such Restricted Subsidiary not sold or otherwise disposed of (or in the case of an issuance by such Restricted Subsidiary retained). The Fair Market Value of each Investment shall be measure at the time made or returned, as applicable.

“Issue Date” means the date of first issuance of the notes under the indenture.

“Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege in the nature of security, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired.

“liquidated damages” means all liquidated damages then owing pursuant to the registration rights agreement.

“Make-Whole Amount” means, with respect to a note on any redemption date, the greater of: (a) 1% of the principal amount of such note; or (b) the excess of (1) the present value at such redemption date of (A) the redemption price of such note at February 1, 2008 (such redemption price being described under “—Optional Redemption”) plus (B) all remaining required interest payments (exclusive of interest accrued and unpaid to the redemption date) due on such note through February 1, 2008, computed using a discount rate equal to the Reinvestment Rate, over (2) the then outstanding principal amount of such note. Any reference to “premium” contained herein shall be deemed to include a reference to the Make-Whole-Amount.

“Material Facility” means the principal manufacturing and test facilities of ASAT Holdings and its Restricted Subsidiaries from time to time, including (without limitation) the facilities located at 138 Texaco Road, Tsuen Wan, N.T., Hong Kong and the facilities located at Zhenan Technology and industry Park, Changan County, Dongguan City, China.

“Net Cash Proceeds” means the aggregate amount of cash or Cash Equivalents actually received (i) by ASAT Holdings in the case of an issuance or sale of Qualified Capital Stock of ASAT Holdings (including upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of ASAT Holdings that were issued for cash on or after the Issue Date), (ii) by ASAT Holdings and its Restricted Subsidiaries in respect of an asset sale or any Event of Loss relating to a Material Facility (other than any business interruption insurance), and (iii) by ASAT Holdings without duplication of (i) in the case of an issuance or sale of convertible or exchangeable Indebtedness to which clause (3)(d) of the first paragraph of the covenant “—Limitation on Restricted Payments” applies upon such issuance or sale less, in each case, to the extent applicable,

(a)    all reasonable and customary payments, fees, commissions and expenses (including, without limitation, all legal, title and recording expenses the fees and expenses of legal counsel and investment banking fees and expenses, sales commissions and relocation fees and expenses) incurred in connection with such transaction and, in the case of an asset sale only, less the amount (estimated reasonably and in good faith by ASAT Holdings) of income, franchise, sales and other applicable taxes required to be paid by ASAT Holdings or any of its Restricted Subsidiaries in connection with such asset sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes; and

(b)    in the case of an asset sale only, any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a Consolidated balance sheet of ASAT Holdings and its Consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) after giving effect to purchase accounting and after deducting therefrom, Current Liabilities and, to the extent otherwise included in the determination of Net Tangible Assets, the amounts of (without duplication):

(a)    the excess of cost over fair market value of assets or businesses acquired;

(b)    unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization, research and developmental expenses and other intangible items;

(c)    minority interests in Consolidated Restricted Subsidiaries held by Persons other than ASAT Holdings or any Restricted Subsidiary;

(d)    treasury stock;

(e)    cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Current Liabilities; and

(f)    Investments in and assets of Unrestricted Subsidiaries.

For the purposes of calculating Net Tangible Assets in connection with the covenant “Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock” only:

(i)    any advances (which shall include trade balances in the ordinary course of business made by the issuer or any guarantor (if any) to any of their respective Subsidiaries or their respective holding companies or their respective holding companies’ Subsidiaries (if any)); or

(ii)    any investment by the issuer or any guarantor (if any) in the shares of their respective Subsidiaries or their respective holding companies’ Subsidiaries (if any),

shall not be included in the amount of Net Tangible Assets unless the company to or in which such advance or investment is made is a guarantor or the issuer and becomes or is a party to the indenture.

“Non-Guarantor” means each of ASAT Holdings and each of ASAT Holdings’ present and future Subsidiaries (other than issuer) if at the relevant time it is not a guarantor. Non-Guarantors shall from time to time include any Subsidiary then designated as a Designated Non-Guarantor Subsidiary and as of the date of the indenture, the Designated Non-Guarantor Subsidiaries shall be: ASAT S.A., ASAT Cayman, ASAT (Finance), ASAT Germany, ASAT Korea, ASAT Singapore, Newhaven, RBR Antilles and RBR Netherlands.

“Non-Recourse” means

(a)    that none of ASAT Holdings or any Restricted Subsidiary

(1)    provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

(2)    is directly or indirectly liable (as a guarantor or otherwise), or

(3)    constitutes the lender, and

(b)    that no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of ASAT Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Obligation” means any principal, premium or interest payment, or monetary penalty, or damages, due by the issuer or any guarantor under the terms of the notes, the guarantees or the indenture, including any liquidated damages due pursuant to the terms of the registration rights agreement.

“Offering” means the offering of the notes by the issuer and the guarantees by the guarantors.

“Officers’ Certificate” means the officers’ certificate to be delivered upon the occurrence of certain events as set forth in the indenture.

“Permitted Indebtedness” means that:

(a)    ASAT Holdings and the guarantors may incur Indebtedness evidenced by the notes and the guarantees issued pursuant to the indenture up to the amounts being issued on the original Issue Date and, in exchange therefore, may incur Indebtedness evidenced by the exchange notes and Exchange guarantees as described under “Exchange Offer; Registration Rights; Liquidated Damages”;

(b)    ASAT Holdings and the Restricted Subsidiaries may incur Refinancing Indebtedness with respect to any Indebtedness (including Disqualified Stock), described in clause (a), (f) (other than the Senior Notes due 2006 and the guarantees related thereto) or (g) of this definition or pursuant to clauses (1) or (2) of the third paragraph or the debt incurrence ratio test of the second paragraph under the covenant “Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock” or which was refinanced pursuant to this clause (b);

(c)    The issuer or any guarantor may incur Indebtedness owed to any other guarantor or the issuer, as the case may be; provided, that such Indebtedness shall be expressly subordinated to the prior payment in full in cash of all obligations, as the case may be, pursuant to the indenture, the notes and the guarantees and, that any event that causes such other guarantor no longer to be a guarantor (including by designation to be an Unrestricted Subsidiary) shall be deemed to be a new incurrence subject to the covenant “Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock”;

(d)    ASAT Holdings or a Restricted Subsidiary may incur Interest Swap and Hedging Obligations;

(e)    ASAT Holdings or a Restricted Subsidiary may incur Indebtedness in connection with one or more bankers acceptances, standby letters of credit or performance or surety bonds, completion guarantees, security deposits or pursuant to self-insurance obligations, provided that in each case, such Indebtedness is incurred on customary terms in the ordinary course of business and not in connection with the borrowing of money;

(f)    Existing Indebtedness (other than pursuant to clause (a) hereof), including without limitation, the Senior Notes due 2006 and the guarantees related thereto; provided, that such Senior Notes due 2006 shall be repaid within 45 days following the Issue Date;

(g)    Indebtedness of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary was acquired by ASAT Holdings or any Restricted Subsidiary or otherwise became a Restricted Subsidiary (other than Indebtedness incurred, in contemplation of, or as consideration for, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of ASAT Holdings or was otherwise acquired by ASAT Holdings or any Restricted Subsidiary), provided the aggregate principal amount (or accreted value, as applicable) of all such Indebtedness incurred pursuant to this clause (g) at any time outstanding shall not exceed $15 million;

(h)    Indebtedness of ASAT Holdings or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business days of incurrence;

(i)    Indebtedness of ASAT Holdings represented by deferred payment obligations of ASAT Holdings issued to any directors, employees or officers of ASAT Holdings or a Restricted Subsidiary in connection with the redemption or purchase of Capital Stock that, by its terms, is subordinated to the notes, is not secured by any of ASAT Holdings or its Restricted Subsidiaries’ assets and does not require cash payments prior to the Stated Maturity of the notes, and Refinancing Indebtedness in respect thereof, in an aggregate principal amount which, when added together with the amount of Indebtedness incurred pursuant to applicable law and this clause (i) (and all Refinancing Indebtedness in respect thereof) and then outstanding, does not exceed $1 million; and

(j)    Indebtedness arising from agreements of ASAT Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of ASAT Holdings or a Restricted Subsidiary, other than guarantees of or otherwise becoming liable for Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by ASAT Holdings and its Restricted Subsidiaries in connection with such disposition.

“Permitted Investment” means:

(a)    Investments in any of the notes and guarantees thereof and the exchange notes and Exchange guarantees as described under the section captioned “Exchange Offer—Registration Rights—Liquidated Damages”;

(b)    Investments in Cash Equivalents;

(c)    Investments in intercompany Indebtedness to the extent permitted under clause (c) of the definition of “Permitted Indebtedness”;

(d)    Investment of any guarantor or the issuer in any guarantor or the issuer or any Investment by any guarantor, or the issuer in a Person in a Related Business if as a result of such Investment such Person immediately becomes a guarantor or such Person is immediately merged with or consolidated into a guarantor or transfers or conveys all or substantially all of its assets to a guarantor in accordance with the terms of the indenture;

(e)    other Investments in any Person or Persons, provided, that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (e) that are outstanding (after deducting any such Investments that are returned to the issuer or a guarantor that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (e) in such Person) at any time does not in the aggregate exceed $10.0 million (measured by the value attributed to the Investment at the time made or returned, as applicable);

(f)    receivables, endorsements or deposits for collections owing to ASAT Holdings or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms (and Investments obtained in exchange for or settlement of such accounts receivable in the ordinary course of business for which ASAT Holdings or a Restricted Subsidiary has determined that collection is not likely); provided, however, that such trade terms may include such concessionary trade terms as ASAT Holdings or such Restricted Subsidiary deem reasonable under the circumstances;

(g)    (i) any acquisition of property solely in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock) of ASAT Holdings or (ii) the license or other transfer on a non-exclusive basis of intellectual property or know-how of ASAT Holdings or its Restricted Subsidiaries, in the ordinary course of business;

(h)    customary loans or advances to employees, directors and officers of such Person for commission, travel, entertainment, moving, payroll, relocation and other similar advances, in ease case, made in the ordinary course of business;

(i)    any Investment in settlement of obligations or pursuant to a plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(j)    Investments in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an asset sale consummated in compliance with the covenant described under “—Certain Covenants—Limitation on Sales of Asset and Subsidiary Stock”;

(k)    Interest Swap and Hedging Obligations permitted under the covenant described under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock, and Preferred Stock”;

(l)    Investments existing as of the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing as of the Issue Date (excluding any such extension, modification or renewal involving additional consideration unless it is a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms, as of the Issue Date, of the original Investment so extended, modified or renewed);

(m)    loans or advances made to customers in connection with the purchase price of goods or services in the ordinary course of business that are recorded as accounts receivable, prepaid expense or deposits on the balance sheet of such Person;

(n)    prepaid expenses and negotiable instruments held for collection in the ordinary course of business;

(o)    lease, utility and workers’ compensation, performance and other similar deposits arising in the ordinary course of business; and

(p)    Investments in any Non-Guarantor Restricted Subsidiary as long as ASAT Holdings is in compliance with the covenant “—Guarantors” immediately following such Investment.

“Permitted Lien” means:

(a)    Liens existing on the Issue Date;

(b)    (i) Liens on the property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or consolidated into a Restricted Subsidiary or Liens on property incurred in connection with an acquisition (including an acquisition of assets) merger or consolidation, provided, that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in contemplation of, or in connection with, such acquisition, merger or consolidation and do not extend to any other assets; and (ii) any extension, renewal, replacement or other modification of such Liens, provided that any such extension, renewal, replacement or other modification shall not be materially more restrictive than the Lien so extended, renewed, replaced or modified and shall not extend to any additional property or assets or secure any additional Indebtedness;

(c)    Liens arising from Purchase Money Indebtedness and Capitalized Lease Obligations permitted to be incurred pursuant to clause (1) of the covenant “Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock” provided such Liens relate solely to the property which is subject to such Purchase Money Indebtedness or Capitalized Lease Obligations;

(d)    Liens securing Refinancing Indebtedness incurred to Refinance any Indebtedness that was previously so secured in accordance with the indenture, provided that the Indebtedness secured constitutes Refinancing Indebtedness and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

(e)    Liens securing Indebtedness incurred under one or more Credit Agreements in accordance with the terms of clause (3) of the covenant “Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock”;

(f)    Liens securing the notes and the guarantees and the exchange notes and exchange guarantees;

(g)    Liens imposed by law for taxes, assessments, customs duties and other governmental charges or levies (including in connection with the importation of goods) on claims that are not yet due or are being diligently contested in good faith by appropriate proceedings;

(h)    Liens imposed by law or arising by operation of law, including, without limitation, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, mailmen’s, supplier’s, vendor’s or other like Liens or Liens for workers’ and crews’ wages and other similar Liens imposed by law, in each case, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being diligently contested in good faith by appropriate proceedings;

(i)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(j)    pledges and deposits to secure the performance of bids, trade contracts, leases, rent, statutory or regulatory obligations, surety, return-of-money and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in a manner consistent with industry practice and in the ordinary course of business;

(k)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that are of a nature generally existing with respect to properties of a similar character and do not secure any monetary obligations;

(l)    judgment Liens not giving rise to a Default or Event of Default so long as each such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order are being diligently contested in good faith and not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(m)    Liens securing obligations under Interest Swap and Hedging Obligations permitted to be incurred under the covenant “Limitation on Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock”;

(n)    Liens securing customary reimbursement obligations with respect to commercial bankers acceptances, performance or surety bonds, completion guarantees, security deposits, letters of credit, standby letters of credit or similar instruments entered into in the ordinary course of business, that encumber cash, documents and other property relating to such letters of credit and proceeds thereof;

(o)    Liens arising under consignment or similar arrangements for the sale of goods in the ordinary course of business;

(p)    Liens incurred in the ordinary course of business upon specific items of inventory or other goods (and proceeds therefrom) securing such Person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; and

(q)    Liens securing other Indebtedness permitted under the indenture not exceeding $2.0 million at any time outstanding.

“Person” or “person” means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, limited liability company, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

“Preferred Stock” means any Capital Stock of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Capital Stock of any other class of such Person.

“Pro Forma” or “pro forma” shall have the meaning set forth in Article 11 of Regulation S-X of the Securities Act, unless otherwise specifically stated herein.

“Purchase Money Indebtedness” of any Person means (a) any Indebtedness of such Person to any seller or other Person incurred to finance all or part of the acquisition, the lease, construction, installation, additions or improvement of or to any machinery or equipment which is used or useful in a Related Business of such Person, or (b) any Indebtedness consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement and other purchase money obligations, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the property being financed; provided however, in each case that such Indebtedness is incurred within 90 days with such acquisition, construction, installation, additions or improvement of such property by ASAT Holdings or such Restricted Subsidiary and is secured only by the assets so financed (and any replacement parts with respect thereto).

“Qualified Capital Stock” means any Capital Stock of ASAT Holdings that is not Disqualified Capital Stock.

“Reference Period” with regard to any Person means the four full fiscal quarters for which financial statements are available (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the notes or the indenture.

“Refinancing Indebtedness” means Indebtedness (including Disqualified Capital Stock) issued in exchange for, or the proceeds from the issuance and sale of which are used Substantially Concurrently to pay, prepay, replace, repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, any Indebtedness (including Disqualified Capital Stock but excluding the Senior Notes due 2006) or constituting an amendment, modification or supplement to, or a deferral or renewal of any Indebtedness (including Disqualified Capital Stock but excluding the Senior Notes due 2006) (any of the foregoing, a “Refinancing”) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing in accordance with the terms of the documents governing the Indebtedness refinanced without giving effect to any modification thereof made in connection with or in contemplation of such refinancing) the lesser of:

(1)    the aggregate principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced and

(2)    if such Indebtedness being Refinanced was issued with an original issue discount, the aggregate accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing;

provided, that

(A)    such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so Refinanced at the time of such Refinancing and (y) If the Indebtedness (including Disqualified Capital Stock) is subordinated in right of payment to the notes, such Refinancing Indebtedness is subordinate in right of payments to the notes at least to the same extent as the Indebtedness being Refinanced;

(B)    such Refinancing Indebtedness (including Disqualified Capital Stock) shall have Stated Maturity no earlier than the Stated Maturity of the Indebtedness to be so Refinanced;

provided, however, that Refinancing Indebtedness shall not include:

(x)    Indebtedness of a Restricted Subsidiary of ASAT Holdings that Refinances Indebtedness of ASAT Holdings or a Restricted Subsidiary which is a direct or indirect shareholder of such Restricted Subsidiary; or

(y)    Indebtedness of the issuer or a guarantor that refinances Indebtedness of a Non-Guarantor, an Unrestricted Subsidiary or any other Person.

“Registration Rights Agreement” means the registration rights agreement, dated as of the Issue Date, by and among the issuer and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.

“Reinvestment Rate” means 0.50% plus the arithmetic mean of the yields under the respective headings “This Week” and “Last Week” published in the Statistical Release under the caption “Treasury Constant Maturities” for the applicable maturity (rounded to the nearest month) corresponding to the date on which the notes are first redeemable at par. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Related Business” means the business conducted (or proposed to be conducted) by ASAT Holdings through ASAT and its Restricted Subsidiaries as of the Issue Date and any and all businesses that are related, ancillary or complementary to such business or any reasonable extension thereof.

“Related Person” means any Person who controls, is controlled by or is under common control with an Excluded Person; provided, that for purposes of this definition “control” means the beneficial ownership of more than 50% of the total voting power of a Person normally entitled to vote in the election of directors, managers, partners or trustees, as applicable of a Person.

“Restricted Investment” means, in one or a series of related transactions, any Investment, other than Permitted Investments.

“Restricted Payment” means:

(a)    the declaration or payment of any dividend or other distribution in respect of Capital Stock of ASAT Holdings or its Restricted Subsidiaries,

(b)    any payment on account of the purchase, repurchase, redemption, defeasance or other acquisition, payment, prepayment, replacement, discharge or retirement for value of Capital Stock of ASAT Holdings or a Restricted Subsidiary, other than such Capital Stock held by ASAT Holdings or a Restricted Subsidiary,

(c)    any purchase, repurchase, redemption or other acquisition, payment, prepayment, replacement, refund, discharge or retirement for value of, any payment in respect of any amendment, modification, supplement, deferral or renewal of the terms of or any defeasance of, any Subordinated Indebtedness of ASAT Holdings or a Restricted Subsidiary, by ASAT Holdings or a Restricted Subsidiary prior to the scheduled maturity or any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness (whether in cash or by transfer of any asset or securities or obligation (other than the purchase, repurchase, redemption or other acquisition of such Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case within one year of the date of purchase, repurchase, redemption or other acquisition provided that at the time thereof no Default or Event of Default has occurred and is continuing)), and

(d)    any Restricted Investment by ASAT Holdings or a Restricted Subsidiary.

provided, however, that the term “Restricted Payment” does not include any dividend, distribution or other payment that is made solely to ASAT Holdings or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by ASAT Holdings or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis).

“Restricted Subsidiary” means the issuer and any Subsidiary of ASAT Holdings that is not an Unrestricted Subsidiary. As of the Issue Date, all Subsidiaries of ASAT Holdings are Restricted Subsidiaries, which Subsidiaries are ASAT HK, Timerson, ASAT US, ASAT (Finance), ASAT Cayman, ASAT Singapore, ASAT Korea, ASAT Germany, the issuer, Newhaven, RBR Antilles, RBR Netherlands and ASAT S.A.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired whereby ASAT Holdings or a Restricted Subsidiary transfers such property to another Person and ASAT Holdings or a Restricted Subsidiary leases or otherwise takes possession of such property from such Person (excluding licenses of intellectual property and know-how). Neither a transaction solely between the issuer and any guarantor or between guarantors shall be considered a Sale and Leaseback Transaction.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Securities Act” means the Securities Act of 1933, as amended, of the United States of America.

“Senior Notes due 2006” means the 12 1/2% Senior Notes due 2006 issued by ASAT (Finance) LLC on October 26, 1999 and the exchange notes issued in exchange therefor, to the extent outstanding on the Issue Date.

“Significant Subsidiary” shall have the meaning provided under Regulation S-X of the Securities Act, as in effect on the Issue Date. In no event shall an Unrestricted Subsidiary be considered a Significant Subsidiary.

“Stated Maturity” when used with respect to any note, means February 1, 2011 and with respect to any other security (not being common stock) means the date specified in such security (not being common stock) as the fixed date on which the final installment of principal of such security (not being common stock) is due and payable, including pursuant to any mandatory redemption or repurchase provision (but excluding any change of control and asset sale provisions at the option of the holder thereof).

“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded U.S. government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the indenture, then such other reasonably comparable index which shall be designated by ASAT Holdings.

“Subordinated Indebtedness” means Indebtedness of the issuer or a guarantor (whether outstanding on the Issue Date or incurred thereafter) that is subordinated or junior in right of payment by its terms or the terms of any document or instrument relating thereto to the notes or the guarantees, as applicable, in any respect or pursuant to a written agreement to that effect. No Indebtedness of the issuer or a guarantor shall be deemed to be subordinated in right of payment to any other Indebtedness of the issuer or such guarantor solely by virtue of any Liens, guarantees, maturity of payments or structural subordination.

“Subsidiary” with respect to any Person, means any corporation, company (including any limited liability company), association, partnership, wholly-owned foreign enterprise, joint venture or other business entity of which a majority of the total voting power of the Voting Equity Interests is at the time owned or controlled, directly or indirectly, by:

(a)    such Person;

(b)    such Person and one or more Subsidiaries of such Person;

(c)    a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner or in which such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest; or

(d)    one or more Subsidiaries of such Person.

“Substantially Concurrent” means with respect to two events, the second event shall occur no later than 35 days after the first event; provided, however, that if the second event requires a call notice, redemption notice or other similar notification to be issued or delivered, such notice shall be issued or delivered no later than 5 days after the first event.

“Unrestricted Subsidiary” means any Subsidiary of ASAT Holdings that does not own any Capital Stock of, or own or hold any Lien on any property of, ASAT Holdings or any other Restricted Subsidiary and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of ASAT Holdings); provided, that such Subsidiary at the time of such designation:

(a)    has no Indebtedness other than Non-Recourse Indebtedness;

(b)    is not party to any agreement, contract, arrangement or understanding with ASAT Holdings or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to ASAT Holdings or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of ASAT Holdings or the Restricted Subsidiaries;

(c)    is a Person with respect to which neither ASAT Holdings nor any of its Restricted Subsidiaries has any direct or indirect obligation

(x)    to subscribe for additional Capital Stock or

(y)    to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of ASAT Holdings or any of its Restricted Subsidiaries;

provided, further, that none of the Subsidiaries on the Issue Date will be permitted to be designated an Unrestricted Subsidiary.

Subject to the foregoing, the Board of Directors of ASAT Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided, that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) such designation shall be deemed to be an incurrence by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness could be incurred pursuant to the covenant “Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock”, calculated on a pro forma basis as if such designation had occurred at the beginning of the Reference Period. Each such designation shall be evidenced by filing with the trustee a certified copy of the resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business days prior to such determination.

Except as described under the covenant “Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock and Preferred Stock” whenever it is necessary to determine whether ASAT Holdings or a Restricted Subsidiary has complied with any covenant in the indenture or a Default has occurred and an amount is expected in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“U.S. Government Obligations” means direct non-callable obligations of, or non-callable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged or certificates representing an ownership interest in such obligations.

“Voting Equity Interests” means Capital Stock or other interests which at the time are entitled (or at the election of the holder thereof can be converted into Capital Stock or other interests which are entitled) to vote in the election of, as applicable, directors, members or partners generally.

“Wholly Owned Subsidiary” means at any time a Subsidiary, all the Capital Stock of which at such time (other than directors’ qualifying shares or other similar shares required by applicable law to be owed by a third person) are owned, directly or indirectly, by ASAT Holdings or one or more Wholly Owned Subsidiaries.

Exchange Offer; Registration Rights; Liquidated Damages

In connection with the original private placement of the original notes, New ASAT (Finance) and the notes guarantors (collectively, the “obligors”) and the initial purchaser entered into a registration rights agreement dated as of January 26, 2004 (the “registration rights agreement”). Under the registration rights agreement, the obligors agreed to file within 90 days after the issue date of the original notes a registration statement regarding the exchange of the original notes for the exchange notes which are registered under the Securities Act. The obligors have also agreed to use their reasonable efforts to cause the registration statement to become effective with the SEC within 180 days after the issue of the original notes. Under the registration rights agreement, the obligors also agreed, jointly and severally, for the benefit of the holders of the original notes, that they will, at their cost and subject to certain exceptions, consummate the exchange offer described in this prospectus. For details regarding the exchange offer, see “The Exchange Offer.”

In the event that:

(1)    applicable interpretations of the staff of the SEC do not permit the obligors to effect the registered exchange offer described in this prospectus;

(2)    for any other reasons:

•	the exchange offer registration statement of which this prospectus forms a part is not declared effective within 180 days after the Issue Date, or

•	the registered exchange offer is not consummated within 215 days after the Issue Date;

(3)    the initial purchaser so requests with respect to original notes held by them that are not eligible to be exchanged for exchange notes in the registered exchange offer; or

(4)    any holder of original notes, other than an initial purchaser, notifies ASAT Holdings in writing that:

•	it is not eligible to participate in the registered exchange offer, or

•	it may not resell the exchange notes to be acquired by it in the registered exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement cannot be used for such resales by such holder, then the obligors will, at their cost:

(1)    within 45 days after such filing obligation arises, file a shelf registration statement covering resales of transfer restricted notes (as defined below) the holders of which have provided the selling stockholder information (as defined below) within a reasonable time period after being requested to so provide such information;

(2)    use reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to 60 days after filing of the shelf registration statement; and

(3)    use reasonable efforts to keep effective the shelf registration statement, subject to certain exceptions, until the earlier of:

•	two years following the Issue Date of the original notes, or such other period as may be established by any amendment to the two-year period set forth in Rule 144(k) under the Securities Act; or

•	the date immediately following the date that all transfer restricted notes covered by the shelf registration statement cease to be transfer restricted notes, referred to as the effectiveness period.

For purposes of the foregoing, a transfer restricted note means each original note and each exchange note, in each case upon the original issuance thereof and at all times subsequent thereto until the earliest to occur of

(1)    the date on which such original note has been exchanged by a person other than a participating broker-dealer for an exchange note pursuant to the registered exchange offer, other than with respect to an exchange note as to which clause (4) of the preceding paragraph applies;

(2)    with respect to exchange notes received by participating broker-dealers in the exchange offer the date on which such exchange note has been sold by such participating broker-dealer by means of the prospectus contained in the exchange offer registration statement;

(3)    a shelf registration statement covering such original note or exchange note, as the case may be, has been declared effective by the SEC and such original note or exchange note, as the case may be, has been disposed of in accordance with and pursuant to such effective shelf registration statement;

(4)    such original note or exchange note, as the case may be, is sold pursuant to Rule 144 under circumstances in which the legend borne by such original note or exchange note relating to restrictions on transferability thereof, under the Securities Act or otherwise, is and is permitted to be removed by the obligors pursuant to the indenture; or

(5)    the date on which such original note or exchange note, as the case may be, is eligible for distribution to the public without volume or manner of sale restrictions pursuant to Rule 144(k).

The obligors will, in the event a shelf registration statement is required to be filed, provide to each holder of the transfer restricted notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the transfer restricted notes has become effective and take other actions as are reasonably required to permit unrestricted resales within the United States of the transfer restricted notes. A holder of the transfer restricted notes who sells such transfer restricted notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement which are applicable to such a holder, including certain indemnification and contribution rights and obligations. The obligors may require each holder requesting to be named as a selling security holder in the shelf registration statement to furnish to the obligors such selling stockholder information regarding the holder and the intended manner of distribution of the transfer restricted notes by the holder as required for the inclusion of the holder in the shelf registration statement under applicable securities laws and regulations. The obligors may refuse to name as a selling security holder any holder that fails to provide the obligors with the selling stockholder information upon reasonable notice.

Although the obligors intend to file one of the registration statements described above, there can be no assurance that such registration statement will be filed or, if filed, that it will become effective.

If:

(1)    neither of the registration statements described above is filed on or before the date specified for such filing;

(2)    neither of such registration statements is declared effective by the SEC on or prior to the date specified for such effectiveness, referred to as the effectiveness target date;

(3)    on or prior to the 215th day following the date of original issuance of the original notes, neither the registered exchange offer has been consummated nor the shelf registration statement has been declared effective; or

(4)    the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of original notes during the period specified in the registration rights agreement,

(each such event referred to in clauses (1) through (4) above, a “registration default”), then the obligors will pay liquidated damages, to each holder of transfer restricted notes, from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured. Liquidated damages will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of such registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.0% per annum. The obligors will pay liquidated damages, if any, on regular interest payment dates in the same manner as other interest. The obligors will not pay liquidated damages with respect to more than one registration default at a time. Through July 31, 2004, the total amount of liquidated damages accrued for registration defaults was $96,875, which amount we paid to the holders of original notes on the first regularly scheduled interest payment date.

To the extent the obligors have reasonably requested selling stockholder information from holders of original notes or exchange notes, in connection with the shelf registration statement and such holders have not provided the obligors such information within a reasonable time, such holders shall not be entitled to liquidated damages.

The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be available upon request.

Book Entry, Delivery and Form

Book-Entry System

The exchange notes will be represented by permanent global notes in definitive, fully registered book-entry form (each, a “global security”) which will be registered in the name of a nominee of The Depository Trust Company, or DTC, and deposited on behalf of holders of the exchange notes represented thereby with the trustee as custodian for DTC for credit to the respective accounts of the holders, or to such other accounts as they may direct, at DTC.

You may hold your beneficial interests in a global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC (called “participants”).

We expect that pursuant to procedures established by DTC upon the deposit of a global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of exchange notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such global security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

Payment of principal of and interest on the exchange notes represented by a global security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the exchange notes represented thereby for all purposes under the indenture. We expect that upon receipt of any payment of principal of or interest on any global security, DTC will credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global security as shown on the records of DTC. We expect that payments by participants or indirect participants to owners of beneficial interests in a global security held through such participants or indirect participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants or indirect participants.

Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in a global security for any exchange note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in a global security owning through such participants.

A global security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A global security is exchangeable for certificated notes only if:

(1)    DTC notifies us that it is unwilling or unable to continue as a depositary for such global security or if at any time DTC ceases to be a “Clearing Agency” registered under the Exchange Act, and a successor depository is not appointed by us within 90 days,

(2)    there shall have occurred and be continuing a Default or Event of Default with respect to the notes represented by the global security or

(3)    ASAT in its discretion at any time determines not to have all of the notes represented by such global security.

Any global security that is exchangeable for certificated exchange notes pursuant to one of the reasons above will be exchanged for certificated notes in authorized denominations and registered in such names as DTC or any successor depositary holding such global security may direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a global security becomes exchangeable for certificated notes,

(1)    Certificated exchange notes will be issued only in fully registered form in denominations of $1,000 or integral multiples of $1,000,

(2)    payment of principal of, and premium, if any, and interest on, the certificated exchange notes will be payable, and the transfer of the certificated notes will be registerable, at our office or agency maintained for such purposes; provided, that any such payment and transfer may be made at the office of the Singapore Paying Agent as long as the exchange notes are listed on the SGX-ST and the rules thereof so require, and

(3)    no service charge will be made for any registration of transfer or exchange of the certificated exchange notes, although we may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection with the registration.

So long as DTC or any successor depositary for a global security, or any nominee, is the registered owner of such global security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global security for all purposes under the indenture and the exchange notes. Except as set forth above, owners of beneficial interests in a global security will not be entitled to have the exchange notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes in definitive form and will not be considered to be the owners or holders of any exchange notes under such global security. Accordingly, each Person owning a beneficial interest in a global security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is:

(1)    a limited-purpose trust company organized under the laws of the State of New York,

(2)    a member of the Federal Reserve System,

(3)    a “clearing corporation” within the meaning of the New York Uniform Commercial Code and

(4)    a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom, or their representatives, own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies, called indirect participants, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or the initial purchaser will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Notices

Notices to holders will be valid if published in a daily newspaper of general circulation in Singapore, or, if the holders of any notes can be identified, notices to such holders may also be valid if they are given to each of such holders. It is expected that such publication be made in the Business Times. Notices will, if published more than once or on different dates, be deemed to have been given on the date of the first publication in such newspaper. Notice shall also be given to the SGX-ST.

Notwithstanding anything in this prospectus, in any case where the identity and addresses of all the holders of the notes are known to the issuer, notices to such holders may be given individually by recorded delivery mail to such addresses and will be deemed to have been given when received at such addresses.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes certain material U.S. federal income tax considerations relating to the exchange offer. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service (the “IRS”) or a court might interpret the existing authorities differently, possibly on a retroactive basis. In either case, the tax consequences of purchasing, owning or disposing of notes could differ from those described below. The summary generally applies only to “U.S. Holders” that hold the notes as “capital assets” (generally, for investment). For this purpose, U.S. Holders include citizens or residents of the U.S. and corporations organized under the laws of the U.S. or any state. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons, and estates are U.S. Holders if their income is subject to U.S. income tax regardless of its source. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is attributed to its owners. Accordingly, if a partnership or other flow-through entity holds notes, the tax treatment of a holder will generally depend on the status of the partner or other owner and the activities of the partnership or other entity. The summary generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Finally, the summary does not describe the effect of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state, or local laws.

Investors should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of federal estate and gift tax laws, foreign, state and local laws, and tax treaties.

The exchange of original notes for exchange notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Accordingly, a holder will have the same adjusted basis and holding period in the exchange notes as the holder had in the original notes immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 270 days after consummation of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale. In addition, until             , 200    , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by brokers-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to this exchange offer other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

The broker-dealer further acknowledges and agrees that, upon receipt of notice from us of the happening of any event which makes any statement in the prospectus untrue in any material respect or which requires the making of any changes in the prospectus to make the statements in the prospectus not misleading, which notice we agree to deliver promptly to the broker-dealer, the broker-dealer will suspend use of the prospectus until we have notified the broker-dealer that delivery of the prospectus may resume and have furnished copies of any amendment or supplement to the prospectus to the broker-dealer.

LEGAL MATTERS

Certain legal matters relating to the notes and guarantees offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California as to as to U.S., New York and California law, by Maples and Calder Asia as to Cayman Islands law and by Heller Ehrman White & McAuliffe as to Hong Kong law.

EXPERTS

On August 1, 2000, we engaged the firm of Arthur Andersen & Co, or Andersen, as auditors to audit our financial statements for the years ended April 30, 2001 and 2002. Effective July 1, 2002, Arthur Andersen & Co resigned as our independent auditors.

Andersen’s report dated June 25, 2002 on our financial statements for the year ended April 30, 2002 did not contain an adverse opinion or a disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our year ended April 30, 2002 and through the subsequent interim period ended July 1, 2002, there were no disagreements with Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Andersen would have caused it to make reference thereto in its report.

We engaged PricewaterhouseCoopers as our independent registered public accounting firm as of July 5, 2002. During the fiscal years ended April 30, 2002 and 2001 and through July 4, 2002, we did not consult with PricewaterhouseCoopers on (i) any matter, including the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on our financial statements, which advice was an important factor considered by us in reaching a decision as to such accounting, auditing or financial reporting issue or (ii) any disagreement with Andersen, our former auditors, or any reportable event.

During the fiscal years ended April 30, 2004, 2003 and 2002 and through November 12, 2004, there were no reportable events.

The consolidated financial statements of ASAT Holdings Limited as of April 30, 2004 and 2003 and for each of the two years then ended included in this Registration Statement have been so included in reliance on the audit report of PricewaterhouseCoopers, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers is a registered public accounting firm of the Public Company Accounting Oversight Board (United States). Our consolidated financial statements for the fiscal year in the period ended April 30, 2002, included in this prospectus, have been audited by Arthur Andersen & Co, independent public accountants, as stated in the copy of their report appearing herein. Arthur Andersen & Co issued the report as of the dates indicated on the report and such report has not been reissued, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933, as amended. See “Risk Factors—You may be unable to pursue claims against Arthur Andersen & Co, our former independent accountants.”

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F and current reports on Form 6-K, with the U.S. Securities and Exchange Commission, or SEC. As a foreign private issuer, we are not subject to the proxy rules under Section 14 or the short-swing insider profit disclosure rules under Section 16 of the Exchange Act. You may read and copy any of our filings with the SEC at the following locations:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, you can review copies of some of our filings and the registration statement through the SEC’s “EDGAR” (Electronic Data Gathering, Analysis and Retrieval) System, available on the SEC’s website (http://www.sec.gov).

We are filing with the SEC, a registration statement on Form F-4 and Form S-4 relating to the exchange notes. This prospectus is a part of the registration statement, but the registration statement includes additional information and also attaches exhibits that are referenced in this prospectus.

You may request a free copy of any of our filings with the SEC by writing or telephoning us at ASAT, Inc., 6701 Koll Center Parkway, Suite 200, Pleasanton, California, 94566, Attention: Investor Relations, telephone (925) 398-0400. For so long as the notes are listed on the SGX-ST and the rules of such exchange so require, copies of all documents that we file with SEC will be available free of charge for inspection during the term of the notes in Singapore at the offices of DBS Bank Ltd, the paying agent for the notes in Singapore. In order to obtain timely delivery of such documents, holders of original notes must request this information no later than five business days prior to the expiration date of the exchange offer for the original notes.

ENFORCEABILITY OF CIVIL LIABILITIES

ASAT HK is incorporated in Hong Kong under the Companies Ordinance, Chapter 32 of the Laws of Hong Kong. All of ASAT HK’s directors and most of its executive officers reside in Hong Kong. All or a substantial portion of the assets of such persons and ASAT HK are located outside the United States. As a result, it may not be possible for persons purchasing the notes to effect service of process within the United States upon such persons or ASAT HK or to enforce against them in U.S. court judgments predicated upon the civil liability provisions of the federal securities laws of the United States. ASAT HK has been advised by its Hong Kong counsel, Heller Ehrman White & McAuliffe, that judgments of courts in the United States, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States, are not enforceable in Hong Kong as of right and enforceability is subject to the discretion of the Hong Kong courts. Moreover, China does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts within the United States, the United Kingdom, Japan or most western countries.

ASAT Holdings Limited is duly incorporated as a limited liability company under the laws of the Cayman Islands. A majority of the directors and officers of ASAT Holdings Limited will reside outside the United States. All or a substantial portion of the assets of ASAT Holdings Limited and of such directors and officers are located outside the United States. As a result, it may be difficult for persons purchasing the notes to effect service of process within the United States upon ASAT Holdings Limited or such persons or to enforce, in the United States courts, judgment against ASAT Holdings Limited or such persons or judgments obtained in such courts predicated upon the civil liability provisions of the federal securities laws of the United States.

ASAT Holdings Limited has been advised by its Cayman Islands counsel, Maples and Calder Asia, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in New York, the courts of the Cayman Islands will, based on the principle that a judgment by a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given, recognize and enforce a foreign judgment of a court of competent jurisdiction if such judgment is final, for a liquidated sum not in respect of taxes or a fine or penalty, is not inconsistent with a Cayman Islands judgment in respect of the same matters and was not obtained in a manner, and is not a kind of the enforcement of which is, contrary to the public policy of the Cayman Islands. There is doubt, however, as to whether the courts of the Cayman Islands will (1) recognize or enforce judgment of the United States courts predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) in original actions brought in the Cayman Islands, impose liabilities predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, on the grounds that such provisions are penal in nature.

A Cayman Islands’ court may stay proceedings if concurrent proceedings are being sought elsewhere.

GENERAL INFORMATION REQUIRED BY SGX-ST

The original notes are listed on the SGX-ST and the exchange notes will also be listed on the SGX-ST. The original notes were admitted to the Official List of the SGX-ST on February 25, 2004. Copies of the following will be available for inspection during the term of the notes in Singapore at the office of DBS Bank Ltd, the paying agent for the notes in Singapore: (1) the Articles of Association or other organizational documents of ASAT Holdings, New (ASAT) Finance and the other subsidiary guarantors which as of the date of this prospectus are ASAT HK, Timerson and ASAT US, and (2) the indenture governing the notes. In addition, copies of the most recent audited annual financial statements of ASAT Holdings, during the term of the notes, may be obtained at that office. ASAT Holdings does not prepare publicly filed non-consolidated financial information. The financial statements of ASAT Holdings include its consolidated subsidiaries.

For years ending on or after April 30, 2003 and for so long as any of the notes remain outstanding and are listed on the SGX-ST, copies of the annual report of ASAT Holdings, in English, containing the consolidated audited financial statements of ASAT Holdings and its consolidated subsidiaries (including the subsidiary guarantors) for the most recent year, and quarterly unaudited consolidated interim reports of ASAT Holdings and its consolidated subsidiaries (including the subsidiary guarantors) will be delivered to the specified offices of the paying agent, transfer agent and listing agent and are obtainable free of charge. In accordance with United States securities laws, New ASAT (Finance) will not publish separate financial statements because New ASAT (Finance)’s financial statements will be consolidated with those of ASAT Holdings and ASAT Holdings’ other consolidated subsidiaries, and New ASAT (Finance) will not have any operations independent from ASAT Holdings. The audited annual financial statements of ASAT Holdings and its consolidated subsidiaries for the years ended April 30, 2002, 2003 and 2004 are set forth hereinafter. See “Index to Consolidated Financial Statements.”

Notices to holders will be valid if published in a daily newspaper of general circulation in Singapore (or, if the holders of any notes can be identified, notices to such holders may also be valid if they are given to each of such holders). It is expected that such publication be made in the Business Times. Notices will, if published more than once or on different dates, be deemed to have been given on the date of the first publication in such newspaper. Notice shall also be given to the SGX-ST.

Notwithstanding anything in this prospectus, in any case where the identity and addresses of all the holders of the notes are known to the issuer, notices to such holders may be given individually by recorded delivery mail to such addresses and will be deemed to have been given when received at such addresses.

New ASAT (Finance) was incorporated on November 7, 2003 as an exempted company with limited liability under the Companies Law (2003 Revision) of the Cayman Islands. ASAT HK was incorporated as a limited liability company under the laws of Hong Kong on March 25, 1988 as Vastearn Limited. It subsequently changed its name to ASAT Limited on March 31, 1989. ASAT Holdings was incorporated as a company under the laws of the Cayman Islands on October 20, 1999.

The notes may be presented for registration of transfer or exchange at New ASAT (Finance)’s office or agency maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York and, as long as the notes are listed on the SGX-ST and rules of such Exchange so require, in Singapore (which will be the office of DBS Bank Ltd).

ASAT Holdings approved this offering of the notes in the initial private placement on December 16, 2003. The subsidiary guarantors each approved their guarantees of the notes on January 16, 2004 and, for so long as the notes are listed on the SGX-ST and the rules of such exchange so require, copies of the resolutions of the subsidiary guarantors approving their respective guarantees of the notes will be available for inspection during the term of the notes in Singapore at the office of DBS Bank Ltd, the paying agent for the notes in Singapore.

GLOSSARY OF SEMICONDUCTOR TERMS

This glossary contains definitions and other terms as they relate to our businesses and as they are used in this prospectus. As such, these definitions may not correspond to standard industry definitions.

Array	A group of items (elements, leads, bonding pads, circuits, etc.) arranged in rows and columns.

BGA	A standard type of commodity semiconductor packaging known as a “ball grid array” where solder balls have been applied to the external electrical contacts on the package for subsequent use in electrically affixing the package to the corresponding leads on a printed circuit board.

Chip	An individual integrated circuit that has not yet been packaged. Also used as a generic term for semiconductor devices. Often called a “die”.

Chipset	Two or more chips designed to perform as a unit for one or more functions.

Chipscale packages	Any semiconductor package in which the package is approximately 1.2 times the size of the semiconductor chip.

Deposition	A term applied to growing thin layers within in a vacuum condensation mode, or via electroplating techniques.

Die	A synonym for a semiconductor “chip”.

Encapsulation	Enclosing the die in an organic medium which protects the die and wire bonds from the environment.

fpBGA	Fine Pitch Ball Grid Array. A distinct technically evolved version of a BGA package, mounted on tape substrate, that has a solder ball pitch of less than 1.0 mm.

FxBGA	A new and flexible advanced BGA package that is thinner, has a higher circuit density and improved electrical and thermal performance.

Flip chip	Type of PBGA package which uses an array of solder bumps on the bottom of the semiconductor chip to connect the chip to the balls on the bottom of the package.

Imbedded heatsink	A metallic plug that is embedded in the device package during the assembly process such that at least one surface of the heatsink is exposed to ambient air and the other surface is in close proximity to or in contact with the semiconductor die. An imbedded heatsink greatly enhances the heat dissipating characteristics of a device package and as such is ideally suited for use in electronic components such as CPU’s that are noted for their high-energy consumption during electrical operation.

Input/Output	A connector which interconnects the chip to the package or one package level to the next level in the hierarchy. Also referred to as pin-out connections or terminals. Sometimes referred to as “I/O.”

Integrated circuit	A combination of two or more transistors on a base material, usually silicon. All semiconductor chips, including memory chips and logic chips, are very complicated integrated circuits with thousands of transistors.

Laminate substrate	An organic substrate used for the routing of PBGA products between the chip pads and the solder ball pads.

Leadframe	A metal frame designed to connect to the bonding pads of the chip by lead, that provides rigidity, heat dissipation and electrical connection to external points.

LPCC	Our trademarked acronym for our Leadless Plastic Chip Carrier, a leadframe based chipscale package. The LPCC is the trademark for ASAT’s QFN product family.

Mixed signal products	Products that can process both digital and analog data signals.

Molding	Encapsulating the chip, leadframe and wirebondings in molded plastic with leads protruding. The molded plastic is an epoxy based material called “molding compound.”
MSL-1 Capability	Process technology which allows our leadframe based packages to achieve moisture sensitive level one. This technology allows for an assembled product shelf life of essentially unlimited duration.

MSP Technology	Multi-System in a Package Technology is customer specific technology incorporating multi-functions of a circuit in a single package.

PBGA	The acronym for a standard type of commodity BGA packaging known as “plastic ball grid array”, where the chip is placed on top of a laminate plastic substrate that has a grid of solder balls underneath for use in connecting the packaged device to a printed circuit board.

Pitch	The center-to-center distance between adjacent leads on a package.

Power management system	A class of semiconductor packages that incorporate features to increase the thermal dissipation properties of the package.

Printed circuit board	A laminate sheet made of organic materials with metallic interconnects into which integrated circuits are soldered. Wires on the board connect the circuits with each other, forming a larger functional unit. Printed circuit boards generally are a subsystem within a larger electronic system.

QFN	The acronym for the industry standard leadless chipscale package known as the “quad flat pack no lead” package type.

QFP	The acronym for the Quad Flat Pack, which is a semiconductor package with leads on all four sides attached to a printed circuit board by surface mounting.

SiP	The acronym for “system-in-package” devices. SiP packages contain numerous electrically interconnected active and passive semiconductor components.

Solder ball	A tin and lead alloy sphere that is attached to a BGA substrate to allow for printed circuit board attachment.

Strip mold compatible array	A package assembly process technology wherein a geometric array of multiple devices packages are assembled together on a single large leadframe strip (often called a “gang” of devices) which packaged devices once fully processed and assembled as single unit can then be singulated into individual package devices for final marking, test and packaging for shipment. In more advanced strip mold technologies, the packaged devices can be electrically tested together before singulation.

Substrate	The underlying material upon which a device, circuit, or epitaxial layer is fabricated, normally a silicon wafer.

Surface mounting	A printed circuit board packaging technique in which the leads (pins) on the chips and components are soldered directly onto the top of the board.

TAPP	Our trademarked acronym for our Thin Array Plastic Packaging Technology which provides metallic contacts to the circuit board allowing high density circuitry in a small footprint package.

TBGA	Tape Ball Grid Array, which is a BGA package with a more flexible substrate and higher density than conventional plastic packages.

TQFP	Thin Quad Flat Package, which is a standard leaded package.

Wafer	Thin, round, flat piece of silicon that is the base of most integrated circuits. Many individual semiconductor die are fabricated at the same time on one wafer. These die are then saw-singulated into individual semiconductor die or chips.

Wire bonding	The method used to attach very fine wire to semiconductor components in order to provide electrical continuity between the semiconductor chip and a terminal in the lead frame or substitute.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report	Page

Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of April 30, 2003 and 2004	F-4

Consolidated Statements of Operations and Comprehensive Income (Loss) for the years ended April 30, 2002, 2003 and 2004	F-5

Consolidated Statements of Shareholders’ Equity for the years ended April 30, 2002, 2003 and 2004	F-6

Consolidated Statements of Cash Flows for the years ended April 30, 2002, 2003 and 2004	F-7

Notes to Consolidated Financial Statements	F-9

Unaudited Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of July 31, 2004 and April 30, 2004	F-40

Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended July 31, 2004 and 2003	F-41

Condensed Consolidated Statements of Cash Flows for the Three Months Ended July 31, 2004 and 2003	F-42

Notes to Condensed Consolidated Financial Statements	F-43

ASAT Holdings does not prepare publicly filed non-consolidated financial information. The financial statements of ASAT Holdings include its consolidated subsidiaries.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of ASAT Holdings Limited

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), consolidated statements of shareholders’ equity, and consolidated statements of cash flows present fairly, in all material respects, the financial positions of ASAT Holdings Limited (the “Company”) and its subsidiaries at April 30, 2003 and 2004, and the results of their operations and their cash flows for each of the two years in the period ended April 30, 2004 in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The consolidated financial statements of the Company for the year ended April 30, 2002, were audited by other independent accountants who have ceased operations. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated June 25, 2002.

/s/    PricewaterhouseCoopers

Hong Kong

May 25, 2004

THE FOLLOWING REPORT IS A COPY PREVIOUSLY ISSUED BY ARTHUR ANDERSEN & CO (“ANDERSEN”) AND HAS NOT BEEN REISSUED BY ANDERSEN. THE LOCATION OF THE FINANCIAL STATEMENTS AS DISCUSSED IN THE REPORT BELOW HAS BEEN CHANGED IN THE CURRENT YEAR FROM F-4 TO F-28 TO F-4 TO F-39. IN ADDITION, THE CONSOLIDATED BALANCE SHEETS AS OF APRIL 30, 2001 AND 2002 AS WELL AS THE CONSOLIDATED FINANCIAL STATEMENTS AS OF APRIL 30, 2000 AND 2001 AS MENTIONED IN THE REPORT BELOW HAVE NOT BEEN INCLUDED SINCE THEY ARE NOT REQUIRED TO BE PRESENTED FOR COMPARATIVE PURPOSES FOR THE CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEAR ENDED APRIL 30, 2004.

INDEPENDENT AUDITORS’ REPORT

To the Shareholders and Board of Directors

of ASAT Holdings Limited

We have audited the accompanying consolidated balance sheets of ASAT Holdings Limited (the “Company”) as of April 30, 2001 and 2002 and the related consolidated statements of operations and comprehensive income, consolidated statements of shareholders’ equity, and consolidated statements of cash flows for the years ended April 30, 2001 and 2002. These consolidated financial statements set out on pages F-4 to F-28 are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements for the year ended April 30, 2000 were audited by other auditors whose report dated June 9, 2000, except for the note of subsequent event, as of which the date was July 6, 2000, expressed an unqualified opinion.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2001 and 2002 and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles in the United States of America.

/s/    Arthur Andersen & Co

Hong Kong

June 25, 2002

ASAT HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

AS OF APRIL 30, 2003 AND 2004

(Expressed in United States dollars)

	Note	April 30, 2003	April 30, 2004
		$’000	$’000
ASSETS
Current assets:
Cash and cash equivalents		25,775	62,610
Accounts receivable, net	7	18,209	26,424
Restricted cash	6	1,504	—
Inventories	8	10,383	21,311
Prepaid expenses and other current assets		5,378	5,698

Total current assets		61,249	116,043

Property, plant and equipment, net	9	100,019	104,848
Assets held for disposal, net	5	659	—
Deferred charges, net	2	3,243	6,128

Total assets		165,170	227,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		9,757	25,938
Accrued liabilities	10	5,940	12,040
Amount due to QPL	4	2,669	5,259

Total current liabilities		18,366	43,237
Deferred income taxes	15	—	—
12.5% senior notes due 2006	12	98,705	—
9.25% senior notes due 2011	11	—	150,000

Total liabilities		117,071	193,237

Commitments and contingencies	21
Shareholders’ equity:
Common stock ($0.01 par value, 3,000,000,000 ordinary shares authorized; 676,000,000 and 684,025,865 ordinary shares issued, respectively; 668,947,000 and 676,972,865 ordinary shares outstanding, respectively)	16	6,760	6,840
Less : Repurchase of shares at par	16	(71)	(71)

		6,689	6,769
Additional paid-in capital		228,009	231,118
Deferred stock-based compensation		—	(754)
Accumulated deficit		(186,579)	(203,296)
Accumulated other comprehensive loss		(20)	(55)

Total shareholders’ equity		48,099	33,782

Total liabilities and shareholders’ equity		165,170	227,019

The accompanying footnotes are an integral part of these consolidated financial statements.

ASAT HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED APRIL 30, 2002, 2003 AND 2004

(Expressed in United States dollars, except share data)

	Note(s)	2002	2003	2004
		$’000	$’000	$’000
Net sales		102,408	150,090	214,674
Cost of sales	4, 8	132,533	140,366	174,275

Gross (loss) profit		(30,125)	9,724	40,399

Operating expenses
— Selling, general and administrative	4	30,368	24,215	24,775
— Research and development		6,437	5,299	4,562
— Reorganization expenses	19	2,327	713	—
— Impairment of property, plant and equipment	5	—	81,807	2,387
— Facilities charges		—	—	306
— Non-recoverable and unutilized architectural cost	13	4,500	—	—
— Write-off in relation to ASAT S.A.	20	24,285	—	—

Total operating expenses		67,917	112,034	32,030

(Loss) Income from operations		(98,042)	(102,310)	8,369
Other (expense) income, net	14	(1,499)	1,709	689
Charges on early redemption of 12.5% senior notes	11	—	—	(10,346)
Interest expense:
- Amortization of deferred charges		(905)	(924)	(1,002)
- Third parties		(13,341)	(12,728)	(14,423)

Loss before income taxes		(113,787)	(114,253)	(16,713)
Income tax benefit (expense)	15	10,960	15,174	(4)

Net loss		(102,827)	(99,079)	(16,717)
Other comprehensive income (loss):
Foreign currency translation		3	(23)	(35)

Comprehensive loss		(102,824)	(99,102)	(16,752)

Basic and diluted net loss per share (dollars per share)	2	$(0.15)	$(0.15)	$(0.02)

Basic and diluted weighted average number of shares outstanding	2	669,218,720	668,947,000	671,721,610

The accompanying footnotes are an integral part of these consolidated financial statements.

ASAT HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED APRIL 30, 2002, 2003 AND 2004

(Expressed in United States dollars, except share data)

	Common stock (Note 16)		Additional paid-in capital	Deferred stock-based compensation	Retained earnings (Accumulated deficit)	Accumulated other comprehensive income (loss)	Total
	Share	Amount
	’000	$’000	$’000	$’000	$’000	$’000	$’000
Balance as of May 1, 2001	669,727	6,697	228,542	—	15,327	—	250,566
Net loss for the year	—	—	—	—	(102,827)	—	(102,827)
Translation adjustment	—	—	—	—	—	3	3
Repurchase of shares	(780)	(8)	(533)	—	—	—	(541)

Balance as of April 30, 2002	668,947	6,689	228,009	—	(87,500)	3	147,201
Net loss for the year	—	—	—	—	(99,079)	—	(99,079)
Translation adjustment	—	—	—	—	—	(23)	(23)

Balance as of April 30, 2003	668,947	6,689	228,009	—	(186,579)	(20)	48,099
Net loss for the year	—	—	—	—	(16,717)	—	(16,717)
Translation adjustment	—	—	—	—	—	(35)	(35)
Exercise of stock options	8,026	80	2,071	—	—	—	2,151
Deferred stock-based compensation	—	—	1,038	(1,038)	—	—	—
Amortization of the deferred stock-based compensation	—	—	—	284	—	—	284

Balance as of April 30, 2004	676,973	6,769	231,118	(754)	(203,296)	(55)	33,782

The accompanying footnotes are an integral part of these consolidated financial statements.

ASAT HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED APRIL 30, 2002, 2003 AND 2004

(Expressed in United States dollars)

	2002	2003	2004
	$’000	$’000	$’000
Operating activities:
Net loss	(102,827)	(99,079)	(16,717)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization:
Property, plant and equipment	39,303	30,220	24,855
Deferred charges and debt discount	1,476	1,497	1,479
Deferred income taxes	(11,505)	(15,180)	—
Loss (Gain) on disposal of property, plant and equipment	160	15	(83)
Loss on disposal of other assets	4,166	—	—
Loss on write-off in relation to ASAT S.A.	24,285	—	—
Loss on write-off of non-recoverable and unutilized architectural cost	4,500	—	—
Provision for doubtful accounts	1	—	—
Non-cash impairment of property, plant and equipment	—	81,807	2,337
Non-cash write-off of deferred charges	—	—	2,482
Stock-based compensation	—	—	284
Non-cash write off of debt discount	—	—	1,567
Changes in operating assets and liabilities:
Accounts receivable, net	1,628	(3,569)	(8,215)
Restricted cash	—	(1,504)	1,504
Inventories	16,117	667	(10,928)
Prepaid expenses and other current assets	792	541	(320)
Accounts payable	(2,518)	2,171	9,096
Accrued liabilities	(3,875)	(1,653)	6,001
Amount due to QPL	(206)	1,725	2,590
Amount due to a related company	(361)	—	—

Net cash (used in) provided by operating activities	(28,864)	(2,342)	15,932

Investing activities:
Proceeds from sale of property, plant and equipment	3,926	581	4,435
Acquisition of property, plant and equipment	(19,625)	(6,940)	(28,530)

Net cash used in investing activities	(15,699)	(6,359)	(24,095)

Financing activities:
Proceeds from stock options exercised	—	—	2,151
Proceeds from issuance of long-term debt	—	—	150,000
Payment for the 12.5% senior notes redemption	—	—	(100,750)
Payment of debt issuance costs	—	—	(6,368)
Repayment of capital lease obligations	(109)	—	—
Repurchase of shares	(541)	—	—

Net cash (used in) provided by financing activities	(650)	—	45,033

Net (decrease) increase in cash and cash equivalents	(45,213)	(8,701)	36,870
Cash and cash equivalents at beginning of year	79,880	34,499	25,775
Effects of foreign exchange rates change	(168)	(23)	(35)

Cash and cash equivalents at end of year	34,499	25,775	62,610

The accompanying footnotes are an integral part of these consolidated financial statements.

ASAT HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

FOR THE YEARS ENDED APRIL 30, 2002, 2003 AND 2004

(Expressed in United States dollars)

	2002	2003	2004
	$’000	$’000	$’000
Supplemental disclosure of cash flow information:
Cash paid during the year for:
— Interest expense	12,594	12,594	10,285
— Income taxes	309	5	4
— Property disposal	—	—	50

(a) Deconsolidation of a subsidiary (Note 20):
Cash and cash equivalents	746	—	—
Accounts receivable, net	204	—	—
Amount due from a fellow subsidiary	291	—	—
Inventories	2,194	—	—
Prepaid expenses and other current assets	206	—	—
Property, plant and equipment	13,971	—	—
Current portion of other long-term debt	(169)	—	—
Accounts payable	(1,137)	—	—
Accrued liabilities	(1,703)	—	—
Amount due to QPL	(55)	—	—
Amounts due to fellow subsidiaries	(147)	—	—

	14,401	—	—

The accompanying footnotes are an integral part of these consolidated financial statements.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Amount expressed in United States dollars unless otherwise stated)

1.	Organization And Basis Of Presentation

ASAT Holdings Limited, a company incorporated under the laws of Cayman Islands (including its consolidated subsidiaries, collectively “ASAT” or the “Company”) was formed on October 20, 1999. ASAT is principally engaged in the provision of assembly and test services for packaged integrated circuits to customers in the semiconductor industry. The Company’s principal production facilities are located in Hong Kong and the People’s Republic of China (“China”). The Company’s sales offices are strategically located in the United States, Hong Kong, Singapore, Germany, Japan and South Korea.

On July 14, 2000, the Company offered 20,000,000 American Depositary Shares (“ADS”) representing 100,000,000 ordinary shares at $12.00 per ADS to the public and has the ADSs quoted on The Nasdaq National Market under the symbol “ASTT”.

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

2.	Summary Of Significant Accounting Policies

(a)    Basis of consolidation

The consolidated financial statements include the accounts of ASAT Holdings Limited and its subsidiaries (see Note 3 for details of the Company’s subsidiaries). All significant intercompany balances and transactions have been eliminated upon consolidation.

(b)     Revenue recognition and risk of loss

The Company does not take ownership of customer-supplied semiconductor wafers or die. Title and risk of loss remains with the customers for these materials at all times. Accordingly, the cost of the customer-supplied materials is not included in the consolidated financial statements. The Company recognizes revenue net of volume discounts from packaging semiconductors and performing test services directly to customers, when (1) persuasive evidence of arrangement exists and the price is fixed and determinable upon receipt of customers’ purchase orders, which provide the agreed price and specifications of the orders; (2) services complete and rendered, which generally coincide with the time when the packaged integrated circuits are delivered to the customers; and (3) collectibility is reasonably assured. Shipping and handling costs associated with product sales are included in cost of sales. Such policies are consistent with provisions in the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements”, as revised by SAB No. 104, “Revenue Recognition”.

(c)    Cash and cash equivalents

Cash and cash equivalents include cash on hand, cash accounts, interest bearing savings accounts placed with banks and financial institutions and all highly liquid debt instruments with original maturity of three months or less, less any amounts which are restricted as to use.

(d)    Allowance for doubtful accounts

Allowance for doubtful accounts is made against accounts receivable to the extent they are considered to be doubtful. Accounts receivable in the balance sheet are stated net of such provision. The collectibility of the Company’s accounts receivable is evaluated based on a combination of factors. In circumstances where the Company is aware of a specific customer’s inability to meet its financial obligation to the Company, a specific reserve for bad debts is recorded against amounts due. A provision is also made based on the aging of receivables and the history of uncollectible accounts receivable.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(e)    Treasury stock

The Company accounts for treasury stock using the par value method.

(f)    Inventories

Inventories consist of raw materials and work-in-progress and are stated at the lower of cost or market value. Cost of raw materials includes purchase and related costs incurred in bringing the products to their present location and condition. Cost is determined by the first-in, first-out method. Cost of work-in-progress includes costs of direct materials.

The Company reserves for excess and obsolete inventory based on forecasted demand that the Company receives from its customers. When it is determined that the inventory will not be either utilized in production based on customers’ forecast or recoverable from the customers, the material is written-off accordingly.

(g)    Property, plant and equipment

Property, plant and equipment are recorded at cost less accumulated depreciation and impairment losses. Gains or losses on disposals are reflected in current operations. Major expenditures for betterments and renewals are capitalized. All ordinary repairs and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets as follows:

Owned property	Over the unexpired lease term
Plant and machinery	5 - 12 years
Leasehold improvements	Over the shorter of the unexpired lease terms or 5 years
Furniture and fixtures	5 - 10 years
Loose toolings	5 - 10 years
Motor vehicles	5 years
Office equipment	3 - 5 years
Computer and software	1 - 3 years

(h)    Valuation of long-lived assets

The Company applies Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” for its long-lived asset valuation, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment, such as reductions in demand or significant economic slowdowns in the semiconductor industry, are present. Reviews are performed to determine whether the carrying value of asset group is impaired, based on comparison to undiscounted expected future cash flows. If this comparison indicates that there is an impairment, the impaired asset group is written down to fair value, which is determined by either using quoted market prices in active markets or other valuation techniques such as discounted future cash flows. Impairment is based on the excess of the carrying amount over the fair value of those assets.

Depreciation for the impaired assets is then provided using the straight-line method over the estimated remaining useful lives of the impaired assets.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(i)    Assets held for disposal

Assets held for disposal represent machineries that are separately identified for not being used in production and are intended to be disposed of by sale. Such machineries are stated at fair value less cost to sell as of April 30, 2003 in accordance with SFAS No. 144. The machineries which were re-commissioned into the operations were reclassified at the lower of their fair value at the date of the subsequent decision not to sell and their carrying amount before they were classified as held for disposal, adjusted for any depreciation expense that would have been recognized had they been continuously classified as held and used. There are no assets held for disposal as of April 30, 2004 and all machineries held for disposal as of April 30, 2003 were either sold or re-commissioned into operations during the year ended April 30, 2004.

(j)    Deferred charges

Deferred charges are fees and expenses directly related to the issue of senior notes and are capitalized and amortized as an yield adjustment over the life of the notes. Deferred charges attributable to the 12.5% senior notes early redeemed on February 25, 2004 which were charged to the statement of operations in the period of redemption. Deferred charges, net of accumulated amortization, at April 30, 2003, were $3.2 million as compared to $6.1 million at April 30, 2004. The increase is attributed to the $6.4 million direct expenses and fees associated with the issuance of the 9.25% senior notes. Accumulated amortization as of April 30, 2003 and 2004 was $3.1 million and $0.3 million, respectively. Amortization of deferred charges included in interest expense for the years ended April 30, 2002, 2003 and 2004 was $0.9 million, $0.9 million and $1.0 million, respectively.

(k)    Research and development expenditures

Research and development expenditures include costs directly attributable to the conduct of research and development programs primarily related to the development of new package designs and improving the efficiency and capabilities of the Company’s existing production process. Such costs include salaries, employee benefit costs, materials costs, and the allocable portions of facility costs such as rent, building management fee, utilities, repairs and maintenance, depreciation and general support services. All costs associated with research and development activity are expensed in the period as incurred.

(l)    Income taxes

The Company accounts for income tax using SFAS No. 109 “Accounting for Income Taxes”, which requires the asset and liability approach for financial accounting and reporting for income taxes. Under this approach, deferred taxes are provided for the estimated future tax effects attributable to temporary differences between financial statement carrying amounts of assets and liabilities and their respective tax bases, and for the expected future tax benefits from items including tax loss carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected in the years of recovery or reversal and the effect from a change in tax rates is recognized in income for the period of enactment. A valuation allowance is provided for the portion of deferred tax assets that will more likely than not be unrealized.

(m)    Foreign currency translation

The Company uses the United States dollar as its functional and reporting currency. Monetary assets and liabilities denominated in currencies other than the United States dollar are remeasured into the United States dollar at the rates of exchange at the balance sheet date. Transactions in currencies other than the United States dollar during the year are converted into the United States dollar at the rates of exchange at the transaction dates. Exchange differences are recognized in the statement of operations.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On consolidation, balance sheets of subsidiaries denominated in currencies other than the United States dollar are translated into the United States dollar at the rates of exchange at the balance sheet date. Statements of operations of subsidiaries denominated in currencies other than the United States dollar are translated into the United States dollar at average exchange rates during the year. Exchange differences resulting from the translation of financial statements denominated in currencies other than the United States dollar and the effect of exchange rate changes on intercompany transactions of a long-term investment nature are accumulated and credited or charged directly to a separate component of shareholders’ equity and are reported as other comprehensive income (loss).

(n)    Reorganization expenses

Prior to December 31, 2002, the Company recorded reorganization expenses under the guidance of Emerging Issues Task Force Issue No. 94-3 (“EITF 94-3”) “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring), in the statement of operations in the period in which management approves the plan of termination with all of the following conditions in place:

•	Prior to the balance sheet date, management having the appropriate level of authority to involuntarily terminate employees approves and commits the enterprise to the plan of termination and establishes the benefits that current employees will receive upon termination;

•	Prior to the balance sheet date, the benefit arrangement is communicated to employees. The communication of the benefit arrangement includes sufficient detail to enable employees to determine the type and amount of benefits they will receive if they are terminated;

•	The plan of termination specifically identifies the number of employees to be terminated, their job classifications or functions, and their locations; and

•	The period of time to complete the plan of termination indicates that significant changes to the plan of termination are not likely.

Starting from January 1, 2003, the Company adopted SFAS No.146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”) to record its reorganization expenses. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred rather than when a company commits to such an activity.

(o)    Net income (loss) per share

Net income (loss) per share is computed in accordance with SFAS No. 128 “Earnings per share” by dividing net income (loss) for each year by the weighted average number of ordinary shares outstanding during the year.

Diluted net income (loss) per share is computed by dividing net income (loss) by the weighted average number of ordinary shares and ordinary share equivalents outstanding during the year. The weighted average shares used to compute diluted net income (loss) per share include the incremental shares of ordinary shares relating to outstanding options and warrants to the extent such incremental shares are dilutive.

SFAS No. 128 requires dual presentation of basic and diluted net income (loss) per share on the face of the statement of operations.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The diluted net loss per share was the same as the basic net loss per share for the years ended April 30, 2002, 2003 and 2004. For the years ended April 30, 2002, 2003 and 2004, the stock options and warrants are anti-dilutive and are therefore ignored in the computation of diluted net loss per share.

(p)    Concentration of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

The Company places its cash investments with various financial institutions. The Company believes that no significant credit risk exists as these investments are made with high-credit, quality financial institutions.

The Company’s business activities and accounts receivable are with customers in the semiconductor industry, the majority of which are located throughout Asia, Europe and the United States. The Company performs ongoing credit evaluations of its customers and makes frequent contact with customers. The Company believes that no significant credit risk exists as credit losses, when realized, have been within the range of management’s expectations.

(q)    Risk and uncertainties

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect future operating results and cause actual results to vary materially from historical results include, but are not limited to, dependence on the highly cyclical nature of the semiconductor industry, the Company’s ability to rapidly develop and successfully bring to market advanced technologies and services, the incurrence of significant capital expenditures for manufacturing technology and equipment, the success of moving its assembly and test facilities from Hong Kong to Dongguan, operating new assembly and test facilities in China, the Company’s high leverage and the restrictive covenants contained in the agreements governing its indebtedness, fluctuating demand and continuous downward pressure on selling prices in the communications sector, inability to meet increased demands of customers, low capacity utilization rates, loss of a large customer, weaknesses in Asian economies, natural disasters, losses of power to the Company’s facilities in Dongguan, litigation with Motorola, volatility in the market prices of the Company’s ADSs, environmental regulation, fluctuations in foreign currency, uncertainty as to demand from its customers over both the long- and short-term, competitive pricing and declines in average selling prices the Company experiences, the timing and volume of orders relative to the production capacity, complexity in the Company’s assembly processes, the availability of financing, competition and the greater operating and financial resources of competitors, ability to successfully complete potential acquisitions and integrate other parties into the Company’s business, dependence on raw material and equipment suppliers and the enforcement of intellectual property rights by or against the Company.

(r)    Comprehensive income (loss)

The Company follows SFAS No. 130 “Reporting Comprehensive Income” for the reporting and display of its comprehensive income (loss) and related components in the financial statements and thereby reports a measure of all changes in equity of an enterprise that results from transactions and economic events other than transactions with the shareholders. Items of comprehensive income (loss) are reported in both the Consolidated Statement of Operations and Comprehensive Income (Loss) and the Consolidated Statement of Shareholders’ Equity.

(s)    Fair value of financial instruments

The carrying value of financial instruments, which consist of cash and cash equivalents, related company balances, restricted cash, accounts receivable, prepaid expenses and other current assets, accounts payable, and accrued liabilities, approximates fair value due to the short-term nature of these instruments.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(t)    Use of estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of net revenue and expenses during the reporting period. The Company regularly evaluates the estimates and assumptions related to allowances for doubtful accounts, inventory reserves, useful lives of property, plant and equipment, deferred income tax asset valuation allowances, litigation and other contingencies. The Company bases the estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. Actual results could differ from those estimates. Differences from those estimates are reported in the period they become known and are disclosed to the extent they are material to the financial statements taken as a whole.

(u)    Segment information

The Company has applied SFAS No. 131 “Disclosure about Segments of an Enterprise and Related Information”. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual consolidated financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about geographical areas, business segments and major customers. It is the management’s view that the services rendered by the Company are of one business segment.

(v)    Related parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

(w)    Stock-based compensation

SFAS No. 123 “Accounting for Stock-Based Compensation” encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation awarded to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, compensation cost for stock options awarded to employees, officers and directors is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of the grant over the amount an employee must pay to acquire the stock.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

If the Company had accounted for its stock option plans by recording compensation based on the fair value at grant date for such awards consistent with the method of SFAS No. 123, the Company’s net income (loss) and net income (loss) per share would have been increased/reduced to the pro forma amounts as follows:

	2002	2003	2004
	$’000	$’000	$’000
Net loss
Net loss, as reported	(102,827)	(99,079)	(16,717)
Add: stock-based employee compensation expense as included in the reported net loss	—	—	284
Deduct: stock-based employee compensation expense determined under fair value based method for all rewards, net of tax effect	(22,071)	(479)	(6,088)
Net loss, pro forma	(124,898)	(99,558)	(22,521)
Net loss per ordinary share (dollars per share):
— Basic	(0.15)	(0.15)	(0.02)
— Diluted	(0.15)	(0.15)	(0.02)
Pro forma net loss per ordinary share (dollars per share):
— Basic	(0.19)	(0.15)	(0.03)
— Diluted	(0.19)	(0.15)	(0.03)

(x)    Operating leases

Rental payments under operating leases are expensed on a straight-line basis over the periods of the respective leases.

(y)    New accounting standards

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities (“VIEs”)” (“FIN No. 46”). The primary objective of FIN No. 46 is to provide guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights; such entities are known as VIEs. FIN No. 46 requires VIEs to be consolidated by the primary beneficiary of the VIEs and expands disclosure requirements for both VIEs that are consolidated as well as those within which an enterprise holds a significant variable interest. FIN No. 46 also explains how to identify VIEs and how an enterprise should assess its interest in an entity when deciding whether or not it will consolidate that entity.

The provisions of FIN No. 46 were applicable to variable interests in VIEs created after January 31, 2003. Variable interests in VIEs created before February 1, 2003, were originally subject to the provisions of FIN No. 46 no later than July 1, 2003. In October 2003, the FASB issued guidance that provided for a deferral of the effective date of applying FIN No. 46 to entities created before February 1, 2003, to no later than December 31, 2003. In addition, the deferral permitted a company to apply FIN No. 46 as of July 1, 2003, to some or all of the VIEs in which it held an interest, and the rest on December 31, 2003.

In December 2003, the FASB issued a revision to FIN No. 46 (“FIN No. 46R”), which clarifies and interprets certain of the provisions of FIN No. 46 without changing the basic accounting model in FIN No. 46. As a Foreign Private Issuer, the Company must apply the provisions of FIN No. 46R to those entities considered special purpose entities on January 1, 2004, and to other entities no later than December 31, 2004. The Company does not expect the adoption of the standard to have a material impact on the Company’s financial position or results of operations.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In December 2003, the FASB issued Statement of Financial Accounting Standards No. 132 (revised 2003) (“SFAS No. 132 (revised 2003)”), Employers’ Disclosures about Pensions and Other Postretirement Benefits – an amendment of FASB Statement No. 87, 88, and 106 which revises employers’ disclosures about pension plans and other postretirement benefits. It does not change the measurement or recognition of those plans required by SFAS No. 87, Employers’ Accounting for Pensions, SFAS No. 88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. This Statement retains the disclosure requirements contained in SFAS No. 132, Employers’ Disclosures about Pensions and Other Postretirement Benefits, which it replaces. It requires additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows, investment strategy, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. The required information should be provided separately for pension plans and for other postretirement benefit plans. This Statement is effective for financial statements periods ending after December 15, 2003. The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

In December 2003, the Securities and Exchange Commission issued SAB No. 104, “Revenue Recognition”. SAB No. 104 supersedes SAB No. 101, “Revenue Recognition in Financial Statements”. SAB No. 104’s primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, superseded as a result of the issuance of Emerging Issues Task Force Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). Additionally, SAB No. 104 rescinds the Securities and Exchange Commission’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (“the FAQ”) issued with SAB No. 101 that had been codified in Securities and Exchange Commission Topic 13, Revenue Recognition. Selected portions of the FAQ have been incorporated into SAB No. 104. While the wording of SAB No. 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB No. 101 remain largely unchanged by the issuance of SAB No. 104. As a result, the adoption of this pronouncement did not have any impact on the Company’s consolidated financial statements.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3.	Subsidiaries

Details of the Company’s principal consolidated subsidiaries as of April 30, 2003 and 2004 were as follows:

Company name	Place of incorporation	Ownership interest attributable to the Company		Principal activities
		2003	2004
ASAT Limited	Hong Kong	100%	100%	Assembly and test services for packaged integrated circuits

Timerson Limited	Hong Kong	100%	100%	Assembly and test services for packaged integrated circuits

ASAT, Inc.	California, United States	100%	100%	Sales, marketing and customer services

ASAT (Finance) LLC	Delaware, United States	100%	100%	Financial services

ASAT (Cayman) Limited	Cayman Islands	100%	100%	Investment holding

ASAT (S) Pte Ltd.	Singapore	100%	100%	Customer services and sales and marketing

ASAT Korea Limited	Korea	100%	100%	Customer services and sales and marketing

ASAT GmbH	Germany	100%	100%	Customer services and sales and marketing

New ASAT (Finance) Limited	Cayman Islands	—	100%	Financial services

4.	Related Party Transactions

The total purchases of materials from QPL International Holdings Limited (“QPL”) and Peak Plastic & Metal Products (International) Limited (“Peak Plastic”) during the relevant years were as follows:

	2002	2003	2004
	$’000	$’000	$’000
QPL	10,585	21,979	32,003
Peak Plastic	590	—	—

	11,175	21,979	32,003

(i)    QPL

QPL owns approximately 43.1%, 43.1% and 42.5% of the Company’s ordinary shares as of April 30, 2002, 2003 and 2004 respectively.

Major arrangements are summarized as follows:

Purchase of materials — The Company purchased leadframes from QPL amounting to $10.0 million, $21.0 million and $30.9 million for the years ended April 30, 2002, 2003 and 2004 respectively.

The Company also purchased other raw materials from QPL amounting to $553 thousand, $1.0 million and $1.1 million for the years ended April 30, 2002, 2003 and 2004 respectively.

Purchase and sale of plant and equipment — The Company acquired certain plant and equipment from QPL amounting to $436 thousand, $nil and $nil for the years ended April 30, 2002, 2003 and 2004 respectively.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Rental expenses — The Company leases its Hong Kong office and manufacturing premises from QPL under lease agreement which expires on March 31, 2007. The Company paid rental expenses of $3.1 million for each of the years ended April 30, 2002, 2003 and 2004.

Administrative and management services — The Company uses the chemical wastage disposal services and repairs and maintenance services provided by QPL under a cost sharing agreement. The Company paid services fees of $241 thousand, $239 thousand and $148 thousand for the years ended April 30, 2002, 2003 and 2004 respectively.

Provision of management information services — The Company provides management information services to QPL under a cost sharing agreement and received service income of $55 thousand, $46 thousand and $44 thousand for the years ended April 30, 2002, 2003 and 2004 respectively.

Provision of facility services — The Company provides building facility services to QPL under a cost sharing agreement and received service charges of $264 thousand, $236 thousand and $84 thousand for the years ended April 30, 2002, 2003 and 2004 respectively.

The amount due to QPL was unsecured and interest free.

(ii)    Peak Plastic

Mr. T. L. Li, a director and shareholder of the Company, was a director of and had an indirect equity interest in Peak Plastic during the year ended April 30, 2001. With effect from October 2001, Mr. T. L. Li retired from the Board of Directors of Peak Plastic and Peak Plastic ceased to be a related company to ASAT. The Company purchased packing materials from Peak Plastic during the year ended April 30, 2002 and the amount due to Peak Plastic had been reclassified to accounts payable since October 2001.

5.	Impairment Of Property, Plant And Equipment

In each quarter the Company examines overall utilization of its assets and expected future cash flows in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” Several changes occurred during the July 2002 quarter, which triggered the Company to re-assess the recoverability of its property, plant and equipment by carefully examining the undiscounted cash flows expected to result from the use and eventual disposition of the asset groups. In the July 2002 quarter, the management re-examined the Company’s business strategy in the context of the changing industry and market conditions and revised the Company’s business strategy to reflect the growing market demand for finer pitch technologies and to focus on high-end and advanced packaging solutions. Therefore, the Company evaluated the future cash flows to be generated from various asset groups. Prior to such an assessment, the Company has also concluded that certain older wire bonders were technologically obsolete and would not be utilized in the Company’s operations. As a result, the Company determined that these equipment items should be either written off or held for disposal, resulting in a $20.1 million non-cash charge during the July 2002 quarter.

The Company also determined that certain bonders and a few specific testers associated with selected package types were not likely to generate sufficient future cash flows to justify their then current carrying values on the Company’s balance sheet as of July 31, 2002. The Company performed a discounted cash flow analysis to assess the potential impairment effect on its financial statements as well as contracting with an independent

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

appraiser to assess the fair value of these assets. As a result, the Company recorded a $39.1 million charge for the impairment of these assets in the July 2002 quarter based on a discounted cash flow analysis relating to the Advanced Leaded Package family of products, with advanced thermal and electrical characteristics, and both the Standard Laminate family of products and Advanced Laminate family of products, with advanced thermal and electrical characteristics, and Test product categories.

The total $59.2 million non-cash charge before taxes reduced the net book value of property, plant and equipment as of July 31, 2002 from $199.8 million before this impairment charge to $140.6 million after the impairment charge. Of the $140.6 million remaining net book value of property, plant and equipment, $932 thousand was classified as assets held for disposal on the July 31, 2002 balance sheet. These machines were separately identified for not being used in production and were intended to be disposed of by sale.

In the October 2002 quarter, equipment with a value of $273 thousand in the assets held for disposal account was reclassified to the Company’s property, plant and equipment held and used. The Company received specific orders subsequent to the July 2002 quarter for test business which required the use of this equipment. The Company therefore decided to upgrade this equipment and re-commission it into the test operation of the business. Hence, the value of assets held for disposal were reduced to $659 thousand as of April 30, 2003. All of the remaining machineries were either sold or re-commissioned into operations during the year ended April 30, 2004.

Due to continuous weakness in the semiconductor market and the economy, the long-lived assets remained at low utilization rates relative to our projections, and are no longer expected to reach previously anticipated utilization levels. These events triggered another impairment review in the April 2003 quarter. The Company determined that certain bonders and testers associated with selected package types were not likely to generate sufficient future cash flows to justify their current carrying values on the Company’s balance sheet as of April 30, 2003. The Company re-performed a discounted cash flow analysis as well as contracting with an independent appraisal firm to assist in the determination of the fair value of these property, plant and equipment. As a result, the Company recorded a $22.6 million non-cash charge for the impairment of its property, plant and equipment in the April 2003 quarter based on discounted cash flow model relating to the Advanced Leaded, Advanced Laminate family of products and certain Test product categories.

The $22.6 million non-cash charge before taxes reduced the net book value of property, plant and equipment as of April 30, 2003 from $122.6 million to $100.0 million after the impairment charge in the April 2003 quarter.

For the year ended April 30, 2003, the Company recognized a total of $81.8 million non-cash impairment charges to reduce the net book value of the property, plant and equipment to its fair value.

On December 20, 2003, the Company entered into a sale and purchase agreement with a third party to dispose of the Company’s excess owned property in Hong Kong for approximately $4 million. The sale and purchase agreement was completed on February 21, 2004 and the Company now leases back a portion of the property under an operating lease for a monthly rental fee of approximately $31 thousand (Note 21). As a result of the sale of the property in February 2004, an impairment charge of $2.4 million was recognized and recorded in January 2004 quarter. No other impairment charge was recorded for the year ended April 30, 2004.

6.	Restricted Cash

The restricted cash of $1.5 million as of April 30, 2003 represented bank deposit for securing a standby letter of credit with respect to a lease of a manufacturing plant in Dongguan, China. The letter of credit was utilized during the year ended April 30, 2004.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7.	Accounts Receivable, Net

	2003	2004
	$’000	$’000
Accounts receivable	18,327	26,551
Less: Allowance for doubtful debts	(118)	(127)

	18,209	26,424

8.	Inventories

The components of inventories, net of the related reductions to the lower of cost or net realizable value, were as follows:

	2003	2004
	$’000	$’000
Raw materials	9,416	18,898
Work-in-progress	967	2,413

	10,383	21,311

Management continuously reviews slow-moving and obsolete inventory and assesses any inventory obsolescence based on inventory levels, material composition and expected usage as of that date. During the years ended April 30, 2002, 2003 and 2004, there were non-cash write-offs of specific inventories of $4.0 million, $4.1 million and $1.4 million respectively.

9.	Property, Plant And Equipment, Net

Property, plant and equipment, net consisted of the following:

	2003	2004
	$’000	$’000
Plant and machinery	107,531	134,643
Owned property	6,442	—
Leasehold improvements	1,721	407
Furniture and fixtures, computer and software, office equipment and motor vehicles	46,298	51,219
Loose toolings	12,028	14,030

	174,020	200,299
Less: Accumulated depreciation	(74,001)	(95,451)

	100,019	104,848

During the years ended April 30, 2002, 2003 and 2004, depreciation expenses amounted to $39.3 million, $30.2 million and $24.9 million respectively.

As described in Note 5, the Company recorded a $2.4 million impairment charge associated with its disposal of excess owned property in the year ended April 30, 2004. The non-cash impairment charge of $81.8 million recorded during the year ended April 30, 2003 was principally related to plant and machinery, owned property, furniture and fixtures and loose toolings.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10.	Accrued Liabilities

Accrued liabilities consisted of the following:

	2003	2004
	$’000	$’000
Accrued employee costs	256	752
Accrued vacation pay	806	913
Accrued senior notes interest and deferred financing cost	—	4,277
Accrued legal and professional fees	748	747
Accrued for write-off of ASAT S.A. (Note 20)	2,323	2,323
Accrued expenses	1,807	3,028

	5,940	12,040

11.	9.25% Senior Notes Due 2011

On January 26, 2004, the Company’s wholly-owned finance subsidiary, New ASAT (Finance) Limited, issued $150.0 million aggregate principal amount of 9.25% senior notes due in February 2011 (“9.25% senior notes”), which notes were issued at par with semi-annual interest payable on February 1 and August 1 beginning on August 1, 2004. The Company sold $150.0 million aggregate principal amount of its 9.25% senior notes to the initial purchaser pursuant to the exemption from registration under Section 4(2) of the Securities Act for resale by the initial purchaser to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”), and to non-U.S. persons in transactions outside the United States in reliance on Regulation S of the Securities Act.

The 9.25% senior notes are unsecured and guaranteed on a senior unsecured basis by the Company and certain of the Company’s subsidiaries which are “restricted subsidiaries” as defined in the indenture for the 9.25% senior notes. The indenture for the 9.25% senior notes contains certain covenants that will, among other things, restrict the ability of the Company and its restricted subsidiaries to borrow money, pay dividends on or repurchase capital stock of the Company and make certain other restricted payments or investments, sell assets or enter into mergers or consolidations and create liens on assets. The 9.25% senior notes are redeemable, by the Company, prior to February 1, 2008, in whole or in part, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest and liquidated damages and additional amounts, if any, plus a make-whole amount and on or after February 1, 2008 at the various redemption prices set out in the indenture for the 9.25% senior notes.

In connection with the issuance of the 9.25% senior notes, the Company recorded $6.4 million in deferred financing fees and expenses, which are being amortized as a yield adjustment over the life of the notes.

Of the $150.0 million of 9.25% senior notes proceeds, the Company used $111.0 million to fully redeem the 12.5% senior notes with face value of $100.75 million on February 25, 2004 (See Note 12 below), in addition to accrued interest of $4.0 million and an early redemption premium of $6.3 million. In connection with the redemption of the 12.5% senior notes, the Company incurred a charge on early redemption of 12.5% senior notes of approximately $10.3 million, consisting of the early redemption premium of $6.3 million and $4.0 million for the non-cash write-off of deferred financing costs and debt discount associated with the redeemed notes. This charge on early redemption was classified as ordinary as required by SFAS No. 145 effective in fiscal year 2004.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12.	12.5% Senior Notes Due 2006 and Warrants

The 12.5% senior notes were fully redeemed on February 25, 2004.

	2003	2004
	$’000	$’000
100,750 units 12.5% senior notes due November 2006	100,750	—
Less: Unamortized discounts on the senior notes	(2,045)	—

	98,705	—

The 12.5% senior notes were unsecured.

In a private placement transaction in October 1999, the Company issued 155,000 units consisting of 155,000 warrants to purchase ordinary shares of ASAT Holdings Limited and $155,000,000 aggregate principal amount of 12.5% senior notes due 2006 of ASAT (Finance) LLC, all of which notes were redeemed on February 25, 2004 and are no longer outstanding. Each warrant entitles the holder, subject to specific conditions, to subscribe for 114.19 ordinary shares of ASAT Holdings Limited at an exercise price of $0.39 per share, with both the exercise price and the number of ordinary shares issuable upon exercise subject to adjustment under specified circumstances. As a result of a share dividend of 47 ordinary shares for each outstanding share undertaken contemporaneously with the completion of the Company’s offering of ADSs on July 14, 2000, the total number of ordinary shares of ASAT Holdings Limited issuable upon exercise of the warrants was adjusted from 371,132 shares to 17,699,450 shares, and the exercise price for the warrants was adjusted from $18.60 per ordinary share to $0.39 per ordinary share. The warrants are exercisable at any time on or after November 1, 2001 and will expire on November 1, 2006. The warrants do not provide the holders any voting rights but the shares to be issued upon exercise of the warrants will be voting shares.

The fair value of the warrants has been deducted from the gross proceeds from the issuance of the 12.5% senior notes and was allocated to additional paid-in capital upon the issuance of the 12.5% senior notes in October 1999. The fair value of the warrants was determined using the Black-Scholes pricing model, which takes into account a number of factors, including expected volatility of the underlying stock’s return, the level of interest rates, the relationship of the underlying stock’s price to the strike price of the warrants, and the time remaining until the warrants expire.

13.	Non-recoverable and Unutilized Architectural Cost

During the year ended April 30, 2002, the Company wrote off $4.5 million non-recoverable and unutilized architectural costs associated with a previously planned manufacturing site in Shenzhen, China.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14.	Other (expense) Income, Net

Other (expense) income, net consisted of the following:

	2002	2003	2004
	$’000	$’000	$’000
Interest income	1,524	468	371
Legal claim	—	200	—
Insurance claim	153	—	—
Write-back of long outstanding payable balances	440	481	—
Unapplied payment from customers	—	360	—
(Loss) Gain on disposal of property, plant and equipment	(160)	(15)	83
Loss on disposal of other assets	(4,166)	—	—
Bad debt recovered	—	12	—
Rental income	293	39	120
Others, net	417	164	115

	(1,499)	1,709	689

During the year ended April 30, 2002, the Company sold its land use right in Shenzhen back to the government-related company from which the land use right was originally purchased, for a consideration of $3.8 million resulting in a net pre-tax loss of $4.2 million upon disposal.

15.	Income Taxes

Income is subject to taxation in the various countries in which the Company and its subsidiaries operate. The loss before income taxes by geographical locations was as follows:

	2002	2003	2004
	$’000	$’000	$’000
Hong Kong	(86,758)	(112,539)	(15,296)
United States	(22,654)	(1,262)	(714)
France	(4,375)	—	—
Germany and other countries	—	(452)	(703)

	(113,787)	(114,253)	(16,713)

The current and deferred elements of income tax provision (reversal) by geographical location were as follows:

	2002	2003	2004
	$’000	$’000	$’000
Current:
Hong Kong	290	—	—
United States	255	5	2
Others	—	—	2
Deferred:
Hong Kong	(11,505)	(15,179)	—

	(10,960)	(15,174)	4

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of the net deferred income tax liabilities as of April 30, 2003 and 2004 were as follows:

	2003	2004
	$’000	$’000
Temporary differences arising from depreciation and amortization	(12,412)	(18,882)

Total deferred tax liabilities	(12,412)	(18,882)
Reserves and accruals not currently deductible	178	158
Net operating losses carried forward	20,998	26,478

Total deferred tax assets	21,176	26,636
Less: valuation allowance	(8,764)	(7,754)

Net deferred tax liabilities	—	—

The Company provided a full valuation allowance against the deferred tax assets of subsidiaries in both the United States and Hong Kong as of April 30, 2003 and 2004 due to uncertainties surrounding the realizability of these benefits in future tax returns.

The reconciliation of the effective tax rate of the Company to the Hong Kong tax rate (the principal tax jurisdiction of the Company) was as follows:

	2002	2003	2004
Hong Kong profits tax rate	16.0%	16.0%	17.5%
Tax effect of difference in Hong Kong and United States taxation rates	1.4	0.2	(0.1)
Non-taxable interest income	0.1	—	0.2
Non-deductible expenses
Loss on investment	(4.0)	—	—
Loss on disposal of other assets	(0.7)	—	—
Other	(0.5)	(0.2)	(4.2)
Change in valuation allowance	(1.9)	(3.3)	(12.0)
Others, net	(0.8)	0.6	(1.4)

Effective tax benefit (expense) rate	9.6%	13.3%	(0.0%)

As of April 30, 2004, the Company had available United States federal net operating loss carryforwards of approximately $12.0 million which expires from 2010 to 2023. The extent to which the loss carryforwards can be used to offset future taxable income to taxes may be limited, depending on the extent of ownership changes within any three-year period as provided by Section 382 of the Internal Revenue Code and applicable California state tax law. From its operation in Hong Kong, it had operating loss carryforwards of $124.6 million, which can be carried forward indefinitely to offset against operating income arising in the future.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Common Stock

	2003	2004
	$’000	$’000
Authorized:
3,000,000,000 (2003 - 3,000,000,000) ordinary shares of $0.01 each	30,000	30,000

Issued:
684,025,865 (2003 – 676,000,000) ordinary shares of $0.01 each	6,760	6,840

Outstanding:
676,972,865 (2003 - 668,947,000) ordinary shares of $0.01 each	6,689	6,769

In January 2001, the Company announced a $20.0 million ADS buyback program. During the year ended April 30, 2002, the Company repurchased 780,000 ordinary shares at $541 thousand. No repurchase of ADS occurred for the years ended April 30, 2003 and 2004.

17.	Stock Option Plan

On July 6, 2000, the Company adopted a Stock Option Plan (“2000 Stock Option Plan”) under which the Board of Directors may, at their discretion, invite any key officers, employees, consultants and non-employee directors of ASAT to subscribe for its shares up to a maximum of 110,000,000 ordinary shares of the Company. The Board of Directors will determine which individuals will be granted options, the number of ADS subject to the options, the exercise price for the options, the vesting periods and any other terms that will apply as the Board deems appropriate. Under Accounting Principles Board Opinion No. 25, the Company recognized compensation cost of $284 thousand for the year ended April 30, 2004 and $nil for the years ended April 30, 2002 and 2003, respectively.

On January 24, 2003, the Company announced the Employee Stock Option Exchange Program, a voluntary stock option exchange program for the Company’s employees, employee director and non-employee director. The Company offered eligible stock option holders with exercise prices above the current bid price of the Company’s ADSs to voluntarily cancel their outstanding options. In exchange, participants will be granted new stock options at the fair value of the Company’s ADS no sooner than six months and one day after the cancellation of the options, which cancellation occurred on February 24, 2003. Under the terms of the Stock Option Exchange Program, 12,164,447 ADS options were surrendered for cancellation.

On August 29, 2003, options for 6,589,710 ADSs were granted under the Employee Stock Option Exchange Program at an exercise price of $1.44 per ADS to those participants who were still employed by the Company on that date. All newly granted options have the same vesting schedules as the cancelled options.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Movements of the Company’s stock options during the years ended April 30, 2002, 2003 and 2004 were as follows:

	Outstanding Options
	Number of ADS options	Weighted-average exercise price per ADS
Outstanding at April 30, 2001	15,940,355	$11.39
Granted	2,372,713	$3.98
Cancelled	(4,829,257)	$11.25

Outstanding at April 30, 2002	13,483,811	$10.13
Granted	2,316,000	$0.99
Cancelled	(14,046,331)	$9.58

Outstanding at April 30, 2003	1,753,480	$2.44
Granted	11,873,710	$1.92
Cancelled	(586,405)	$1.83
Exercised	(1,605,173)	$1.34

Outstanding at April 30, 2004	11,435,612	$2.08

ADS options exercisable at:
April 30, 2002	3,548,822	$10.60
April 30, 2003	399,663	$4.95
April 30, 2004	4,725,632	$2.05

Certain unexercised options were cancelled for option holders who left the Company, either voluntarily or under the reorganization, during the years ended April 30, 2002, 2003 and 2004.

In no circumstances was there a grant of an option to the same individual for whom an option was cancelled within six months.

The options generally vest over four years and expire ten years from the date of grant.

The following table summarizes information about stock options issued under the plan described above that are outstanding and exercisable as at April 30, 2004:

Options outstanding				Options exercisable
Range of exercise price	Number of ADS options	Weighted- average exercise price	Weighted- average contractual life (years)	Number of ADS options	Weighted- average exercise price
$0.42 - $0.96	1,220,495	$0.47	8.90	277,415	$0.46
$1.26 - $1.63	5,583,157	$1.43	9.32	3,385,632	$1.44
$2.42 - $3.05	4,337,500	$2.80	9.68	832,250	$2.72
$4.25 - $5.59	45,060	$4.66	6.82	35,685	$4.64
$7.69 - $12.00	249,400	$11.60	6.21	194,650	$11.49

Total	11,435,612			4,725,632

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Pro-forma information regarding net income (loss) and net income (loss) per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The weighted average fair value of stock options at the date of grant of $2.66, $0.58 and $1.21 per ADS option for the years ended April 30, 2002, 2003 and 2004, respectively, were estimated using the Black-Scholes option pricing model with the following assumptions:

	2002	2003	2004
Risk-free interest rate	4.28%	2.06%	2.05%
Expected life	5	4	4
Expected stock volatility	80%	80%	80%
Dividend yield	0%	0%	0%

The weighted average fair value for those stock options with its exercise price equal to the market price of ADS on the date of grant was $1.10 per ADS; while the weighted average fair value for those stock options with its exercise price less than the market price of ADS on the date of grant was $1.70 per ADS for the year ended April 30, 2004.

The Black-Scholes option pricing model requires the input of subjective assumptions, including the expected volatility of stock price. Because changes in subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing model may not necessarily provide a reliable single measure of the fair value of the stock options.

18.	Employee Benefit Plans

The aggregate employers’ contributions which have been made were as follows:

	2002	2003	2004
	$’000	$’000	$’000
Employers’ contributions	1,816	1,665	1,815

The Company has established a provident fund scheme for its Hong Kong employees who did not join the defined contribution plan described below. The provident fund scheme is a mandatory requirement under the Mandatory Provident Fund Schemes Ordinance in Hong Kong for providing retirement benefits to full-time and part-time employees. The assets of the plan are held by independent trustees. An employee can elect to contribute a fixed amount of his monthly basis salary. The employer’s contributions are based on 5% of the individual employee’s monthly basis salary or at a maximum of approximately $128 per month. The accrued benefits are vested immediately upon contribution and can be withdrawn in a lump sum at the age of 65.

Also, the Company has a defined contribution plan for its Hong Kong employees. The assets of the plan are also held under provident funds managed by independent trustees. The employees can elect to contribute a fixed percentage from 1% to 5% (in 1% increments) of an individual employee’s monthly basic salary. The employer’s contributions are based on the percentage of contribution by the employee of the individual employee’s monthly basic salary. The employees are entitled to the whole of the employer’s contributions and accrued interest thereon after 10 years of complete service or at a reduced scale of 30% to 90%, after completion of 3 to 9 years of service, respectively.

In addition, ASAT, Inc. has a 401(k) plan which covers all employees with six months or more of service. Employees who participate in the plan may contribute a portion of their salaries up to a limit specified by law. The Company’s contribution to the plan is based on the percentage of contribution by the employee of the individual employee’s monthly basic salary, whereby the Company’s contributions to the plan for the years ended April 30, 2002, 2003 and 2004 were $503 thousand, $347 thousand and $411 thousand respectively.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

19.	Reorganization Expenses

In connection with the Company’s cost reduction program, the Company’s management had approved and terminated the services of approximately 1,046 and 116 employees who served in the manufacturing, sales & marketing and administrative functions for the years ended April 30, 2002 and 2003, respectively. The aggregate amount of the termination benefits charged to the statements of operations, based on offer and acceptance of termination benefits, amounted to $2.3 million and $713 thousand for the years ended April 30, 2002 and 2003 respectively. No reorganization activity was taken by the Company for the year ended April 30, 2004.

20.	Write-off in Relation to ASAT S.A.

In December 2000, the Company exercised the option to acquire ASAT S.A. in Nancy, France from QPL for $20.0 million and the acquisition became effective in January 2001. Accounted for under the purchase method, ASAT S.A. has become a wholly-owned subsidiary of the Company.

In October 2001, the Company determined not to fund its subsidiary ASAT S.A. as part of the global restructuring program. ASAT S.A. has filed for court protection under French law and is currently under the process of court administrated liquidation. As a result, the Company has written off its entire investment in ASAT S.A. during the year ended April 30, 2002, resulting in a loss of $24.3 million recorded in the statement of operations and the Company no longer consolidates the financial position and results of operations of ASAT S.A. from November 20, 2001.

Such write-off consisted of net assets of ASAT S.A. as of November 20, 2001 of $14.4 million, accrual of $2.4 million for ASAT S.A.’s payables, as well as $7.5 million of machinery, owned by ASAT Limited and earlier transferred to ASAT S.A. for its operations. As of April 30, 2003 and 2004, the Company’s carrying value of its investment in ASAT S.A. was $nil. The three-year statute of limitations applicable to claims arising out of winding up of ASAT S.A. will run its course in November 2005. The Company believes the accruals adequate but not excessive as of April 30, 2003 and 2004.

21.	Commitments and Contingencies

Capital expenditure

As of April 30, 2002, 2003 and 2004, the Company had contracted for capital expenditure on property, plant and equipment of $1.9 million, $1.8 million and $8.0 million respectively.

Operating leases

The Company leases certain land and buildings (see Note 4 for those leased from QPL) and equipment and machinery, under operating lease agreements expiring at various times through August 2018. The leased Hong Kong facility from QPL is under a three-year term which expires on March 31, 2007.

On February 21, 2004, the Company executed and completed the sale and purchase agreement with a third party to dispose of the Company’s excess owned property in Hong Kong for approximately $ 4.0 million (Note 5). The Company now leases back a portion of the property under an operating lease for a monthly rental fee of approximately $31 thousand. The lease term is for three years commencing from February 21, 2004.

The Company also entered into a lease of a manufacturing plant (“Phase I”) in Dongguan, China in August 2002 under which the lessor was responsible for the design and construction of the factory facilities. The

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company is obligated to pay a monthly rental payment and management service fee 30 days after the date on which the lessor handed over the newly constructed facilities to the Company. The handover took place in August 2003. The lease term commenced in September 2003, one month after the handover date, and will continue, for a term of 15 years.

From October 30, 2004 onward and during the term of the lease, the Company will have an option and a right of first refusal to purchase the factory facilities and the related land-use right at prices fixed in a predetermined schedule starting from October 2004 to October 2009 and thereafter at prices based on the then fair market value of the factory facilities and related land-use rights. The Company is also required to pay approximately $779 thousand annually as a management services fee for a total of six years starting from September 2003, 30 days after the lessor handed over the newly constructed facilities to the Company in August 2003. In accordance with SFAS No. 13, “Accounting for Leases”, rental expenses and management fees related to this lease agreement are recognized on a straight-line basis over the lease term.

Future minimum lease payments under operating leases as of April 30, 2004 are as follows:

$’000
Fiscal year ending April 30:
2005	6,381
2006	5,545
2007	4,280
2008	2,162
2009	2,154
Thereafter	5,776

26,298

Rental expenses under operating leases for the years ended April 30, 2002, 2003 and 2004 amounted to approximately $5.9 million, $5.0 million and $5.4 million, respectively.

Contingent liabilities

Hong Kong employees who have served the Company for not less than two / five years, are entitled to severance payment / long service payments, respectively, when their employment is terminated under certain conditions as stated in the Employment Ordinance of Hong Kong. The severance payments and long service payments are determined on the basis of the number of years of service and final pay, less benefits set aside in the mandatory pension fund. The severance component of such post-employment benefits are accrued when they are probable of occurrence. As of April 30, 2004, the contingent liabilities in relation to the severance payment is estimated to be approximately $2.0 million. No accrual is made as management considers the occurrence of this contingency is not likely as of April 30, 2004. The liability related to the long service payment component of such post-employment benefits is not material as of April 30, 2004.

Litigation

QPL International Holdings Limited (“QPL”) entered into a patent cross license agreement with Motorola, Inc. on October 1, 1993 (the “Immunity Agreement”). Under the terms of the Immunity Agreement, QPL had been obligated to pay quarterly royalties to Motorola on a per solder ball pad basis for all “BGA Packages,” as defined therein. When QPL assigned certain semiconductor assets to the Company in 1999, ASAT Limited continued to make payments to Motorola consistent with its understanding of the Immunity Agreement, even though it does not appear that the Immunity Agreement was actually assigned to the Company or any of its subsidiaries.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Motorola approached the Company in December 2002 claiming that the Company had assumed QPL’s obligations under the Immunity Agreement. It commissioned a third-party auditor to audit the royalty payments the Company had made for the three-year period ended October 31, 2002. According to the results of that audit, Motorola has asserted that QPL and the Company collectively owe additional royalties of $8,000,000 along with interest under either the Immunity Agreement or an implied contract that mirrors the terms of the Immunity Agreement. The bulk of the amount claimed stems from Motorola’s contention that the Company and QPL owe royalties for the manufacture of fpBGA products, a contention that both entities deny.

On April 9, 2003, the Company and its subsidiary, ASAT, Inc., as co-plaintiffs initiated a lawsuit against Motorola in the United States District Court for the Northern District of California by filing a complaint for Declaratory Judgment seeking a declaration from the court that neither plaintiff owed Motorola any royalty payments under the Immunity Agreement or any other agreement. Motorola has counter-claimed against the Company, ASAT, Inc. and QPL in this action, seeking $8,000,000 plus interest accruing at the rate of 1% per month on the alleged unpaid royalties, largely from the Company, under breach of contract theories. The parties are currently conducting discovery.

The Company continues to deny the allegations that Motorola is owed additional royalties in any amount beyond those already paid to Motorola. The Company intends to continue to pursue this litigation with vigor and will continue to assert that it owes no further amounts in royalties to Motorola under any agreement. The Company believes it is too early to assess the range of possible liability at this stage, if any, and no amounts have been provided for such matters in the consolidated financial statements.

22.	Segment Information

The Company operates in a single business segment comprising the assembly and test services of integrated circuits to customers in the semiconductor industry. It is the management’s view that assembly and test services are of one business segment. The Company’s net sales are generated from the following geographical locations:

	2002	2003	2004
	$’000	$’000	$’000
Hong Kong	93,178	140,355	205,840
United States	59,591	83,267	106,649
France	2,356	—	—
China (excluding Hong Kong)	—	—	24
Transfer between geographic areas	(52,717)	(73,532)	(97,839)

Total net sales	102,408	150,090	214,674

Intercompany sales between geographic areas were recorded at cost plus a mark-up. Such transfers, including unrealized profits, are eliminated on consolidation.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

An analysis of net sales by geographic destination is as follows:

	2002	2003	2004
United States	63.2%	55.5%	49.6%
Asia (a)	30.3%	43.2%	49.2%
Hong Kong	1.8%	0.1%	0.1%
Europe	4.7%	1.2%	1.1%

	100.0%	100.0%	100.0%

(a)	For Company’s net sales by geographic destination, Asia mainly represents Singapore, Taiwan, Japan, Malaysia, China (excluding Hong Kong), Philippines and Korea.

The geographical distribution of the Company’s identifiable assets is summarized as follows:

	2002	2003	2004
	$’000	$’000	$’000
Hong Kong	243,754	132,051	200,476
Asia (b)	2,929	3,471	11,821
United States	30,715	29,608	14,617
Germany	—	40	105

	277,398	165,170	227,019

(b)	For Company’s identifiable assets, Asia represents Singapore, China (excluding Hong Kong) and Korea.

23.	Major Customers

An analysis of percentage of sales to major customers is as follows:

	2002	2003	2004
Customer:
A	12.9%	14.5%	19.0%
B	22.7%	25.1%	17.5%
C	11.3%	11.4%	8.9%
D	2.8%	7.8%	6.4%
E	N/A	2.3%	5.0%
F	3.9%	4.4%	3.7%

24.	Subsequent Events

On May 7, 2004, the Company entered into a lease agreement of another manufacturing plant (“Phase II”) in Dongguan, China. Under the term of this lease agreement, the lessor is responsible for the design and construction of the factory building. The Company is going to lease the completed Phase II factory building from the lessor for a period of 15 years. The Company is obligated to pay monthly payments of approximately $179 thousand for the first six years of the rental term and approximately $90 thousand per month for the seventh to fifteenth years of the rental term.

On May 7, 2004, the Company also entered into a management services agreement with the lessor for a period of six years. The Company is obligated to pay monthly management fees of approximately $82 thousand.

From October 2008 onwards and during the term of the lease, the Company will have an option and a right of first refusal to purchase the factory building and the related land-use right at prices fixed in a predetermined

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

schedule starting from October 2008 to July 2011 and thereafter at prices based on the then fair market value of the factory building and related land-use right.

25.	Condensed Consolidated Financial Information

On January 26, 2004, the Company issued $150.0 million of its 9.25% senior notes as part of a refinancing transaction. See Note 11 for a more complete description of the 9.25% senior notes.

Under the indenture governing the 9.25% senior notes, the Company and certain of the Company’s wholly-owned subsidiaries that are “restricted subsidiaries” (as defined ASAT Limited, Timerson Limited and ASAT, Inc. and referred to below as guarantor subsidiaries) under the indenture for the 9.25% senior notes have fully and unconditionally guaranteed the 9.25% senior notes. In addition, New ASAT (Finance) Limited, the issuer of the 9.25% senior notes, is a wholly-owned finance subsidiary of the Company and all guarantees are on joint and several basis. There are no significant restrictions on the ability of the Company or any guarantor to obtain funds from its subsidiaries by dividend or loan.

The condensed consolidating financial statements are presented below and should be read in connection with the Consolidated Financial Statements of ASAT Holdings Limited. Separate financial statements and other disclosures concerning the guarantor subsidiaries are not included herein because (i) the guarantor subsidiaries are wholly-owned and have fully and unconditionally guaranteed the 9.25% senior notes on a joint and several basis, and (ii) the Company’s management has determined that such information is not material to investors.

The following condensed consolidating financial information presents the condensed consolidated balance sheets as of April 30, 2004 and 2003 and the related condensed consolidated statements of operations and cash flows for the years ended April 30, 2004, 2003 and 2002 of (a) ASAT Holdings Limited, the parent company; (b) New ASAT (Finance) Limited, the subsidiary issuer; (c) the guarantor subsidiaries of ASAT Holdings Limited on a combined basis; (d) the non-guarantor subsidiaries of ASAT Holdings Limited separately for each of ASAT (Finance) LLC and all non-guarantor subsidiaries of ASAT Holdings Limited other than ASAT (Finance) LLC; (e) eliminating entries; and (f) the total consolidated amounts.

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25.	Condensed Consolidated Financial Information (Continued)

Condensed Consolidated Balance Sheet as of April 30, 2004

				Non-Guarantor Subsidiaries
	ASAT Holdings Limited	New ASAT (Finance) Limited	Guarantor Subsidiaries	Others	ASAT (Finance) LLC	Eliminating Entries	Consolidated Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000
ASSETS
Current assets:
Cash and cash equivalents	554	—	61,961	95	—	—	62,610
Accounts receivable, net	—	—	26,424	—	—	—	26,424
Inventories	—	—	21,311	—	—	—	21,311
Prepaid expenses and other current assets	97	—	5,527	74	—	—	5,698

Total current assets	651	—	115,223	169	—	—	116,043

Property, plant and equipment, net	—	—	104,764	84	—	—	104,848
Investment in and advance to consolidated entities	222,245	148,149	67,737	—	78,728	(516,859)	—
Other non-current assets	—	6,128	—	—	—	—	6,128

Total assets	222,896	154,277	287,724	253	78,728	(516,859)	227,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	5	4,277	36,579	53	—	2,323	43,237

9.25% senior notes due 2011	—	150,000	—	—	—	—	150,000
Advance from consolidated entities	—	—	411,969	1,265	76,002	(489,236)	—

Total liabilities	5	154,277	448,548	1,318	76,002	(486,913)	193,237

Shareholders’ equity:
Common stock ($0.01 par value)	6,840	—	141	123	—	(264)	6,840
Less: Repurchase of stock at par	(71)	—	—	—	—	—	(71)
Additional paid-in capital	213,022	—	22,728	—	2,726	(7,358)	231,118
Deferred stock-based compensation	(754)	—	—	—	—	—	(754)
Accumulated other comprehensive loss	—	—	—	(55)	—	—	(55)
Retained earnings (Accumulated deficit)	3,854	—	(183,693)	(1,133)	—	(22,324)	(203,296)

Total shareholders’ equity	222,891	—	(160,824)	(1,065)	2,726	(29,946)	33,782

Total liabilities and shareholders’ equity	222,896	154,277	287,724	253	78,728	(516,859)	227,019

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25.	Condensed Consolidated Financial Information (Continued)

Condensed Consolidated Balance Sheet as of April 30, 2003

			Non-Guarantor Subsidiaries
	ASAT Holdings Limited	Guarantor Subsidiaries	Others	ASAT (Finance) LLC	Eliminating Entries	Consolidated Total
	$’000	$’000	$’000	$’000	$’000	$’000
ASSETS
Current assets:
Cash and cash equivalents	15,327	10,401	47	—	—	25,775
Accounts receivable, net	—	18,209	—	—	—	18,209
Restricted cash	—	1,504	—	—	—	1,504
Inventories	—	10,383	—	—	—	10,383
Prepaid expenses and other current assets	29	5,323	26	—	—	5,378

Total current assets	15,356	45,820	73	—	—	61,249

Property, plant and equipment, net	—	99,951	68	—	—	100,019
Investment in and advance to consolidated entities	206,042	51,665	—	174,190	(431,897)	—
Other non-current assets	—	659	—	3,243	—	3,902

Total assets	221,398	198,095	141	177,433	(431,897)	165,170

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	15	15,945	83	—	2,323	18,366

12.5% senior notes due 2006	—	—	—	98,705	—	98,705
Advance from consolidated entities	—	327,888	383	76,002	(404,273)	—

Total liabilities	15	343,833	466	174,707	(401,950)	117,071

Shareholders’ equity:
Common stock ($0.01 par value)	6,760	141	124	—	(265)	6,760
Less: Repurchase of stock at par	(71)	—	—	—	—	(71)
Additional paid-in capital	209,912	22,729	—	2,726	(7,358)	228,009
Accumulated other comprehensive loss	—	—	(20)	—	—	(20)
Retained earnings (Accumulated deficit)	4,782	(168,608)	(429)	—	(22,324)	(186,579)

Total shareholders’ equity	221,383	(145,738)	(325)	2,726	(29,947)	48,099

Total liabilities and shareholders’ equity	221,398	198,095	141	177,433	(431,897)	165,170

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25.	Condensed Consolidated Financial Information (Continued)

Condensed Consolidated Statement of Operations and Comprehensive Loss for the year ended April 30, 2004

				Non-Guarantor Subsidiaries
	ASAT Holdings Limited	New ASAT (finance) Limited	Guarantor Subsidiaries	Others	ASAT (Finance) LLC	Eliminating Entries	Consolidated Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Net sales	—	—	312,513	—	—	(97,839)	214,674
Cost of sales	—	—	272,146	—	—	(97,871)	174,275

Gross profit	—	—	40,367	—	—	32	40,399
Operating expenses
— Selling, general and administrative	1,013	—	24,359	1,781	—	(2,378)	24,775
— Research and development	—	—	4,562	—	—	—	4,562
— Impairment of property, plant and equipment	—	—	2,387	—	—	—	2,387
— Facilities charges	—	—	306	—	—	—	306

Total operating expenses	1,013	—	31,614	1,781	—	(2,378)	32,030

(Loss) Profit from operations	(1,013)	—	8,753	(1,781)	—	2,410	8,369
Other income (expenses), net	85	3,901	(8,411)	1,079	21,870	(17,835)	689
Charge on early redemption of 12.5% senior notes	—	—	—	—	(10,346)	—	(10,346)
Interest expense:
— Amortization of deferred charges	—	(240)	(1,002)	—	(762)	1,002	(1,002)
— Third parties	—	(3,661)	(14,423)	—	(10,762)	14,423	(14,423)

Loss before income taxes	(928)	—	(15,083)	(702)	—	—	(16,713)
Income tax expense	—	—	(2)	(2)	—	—	(4)

Net loss	(928)	—	(15,085)	(704)	—	—	(16,717)
Other comprehensive loss:
Foreign currency translation	—	—	—	(35)	—	—	(35)

Comprehensive loss	(928)	—	(15,085)	(739)	—	—	(16,752)

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25.	Condensed Consolidated Financial Information (Continued)

Condensed Consolidated Statement of Operations and Comprehensive Loss for the year ended April 30, 2003

			Non-Guarantor Subsidiaries
	ASAT Holdings Limited	Guarantor Subsidiaries	Others	ASAT (Finance) LLC	Eliminating Entries	Consolidated Total
	$’000	$’000	$’000	$’000	$’000	$’000
Net sales	—	223,622	—	—	(73,532)	150,090
Cost of sales	—	213,898	—	—	(73,532)	140,366

Gross profit	—	9,724	—	—	—	9,724
Operating expenses:
— Selling, general and administrative	402	25,516	943	—	(2,646)	24,215
— Research and development	—	5,299	—	—	—	5,299
— Reorganization expenses	—	713	—	—	—	713
— Impairment of property, plant and equipment	—	81,787	20	—	—	81,807

Total operating expenses	402	113,315	963	—	(2,646)	112,034

Loss from operations	(402)	(103,591)	(963)	—	2,646	(102,310)
Other income, net	214	3,569	512	13,652	(16,238)	1,709
Interest expense:
— Amortization of deferred charges	—	(924)	—	(924)	924	(924)
— Third parties	—	(12,728)	—	(12,728)	12,728	(12,728)

Loss before income taxes	(188)	(113,674)	(451)	—	60	(114,253)
Income tax benefit	—	15,174	—	—	—	15,174

Net loss	(188)	(98,500)	(451)	—	60	(99,079)
Other comprehensive loss:
Foreign currency translation	—	—	(23)	—	—	(23)

Comprehensive loss	(188)	(98,500)	(474)	—	60	(99,102)

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25.	Condensed Consolidated Financial Information (Continued)

Unaudited Condensed Consolidated Statement of Operations and Comprehensive Income (Loss) for the year ended April 30, 2002

			Non-Guarantor Subsidiaries
	ASAT Holdings Limited	Guarantor Subsidiaries	Others	ASAT (Finance) LLC	Eliminating Entries	Consolidated Total
	$’000	$’000	$’000	$’000	$’000	$’000
Net sales	—	152,769	2,356	—	(52,717)	102,408
Cost of sales	—	179,553	5,697	—	(52,717)	132,533

Gross loss	—	(26,784)	(3,341)	—	—	(30,125)
Operating expenses
— Selling, general and administrative	412	30,916	1,448	—	(2,408)	30,368
— Research and development	—	6,437	—	—	—	6,437
— Reorganization expenses	—	2,327	—	—	—	2,327
— Non-recoverable and unutilized architectural cost	—	4,500	—	—	—	4,500
— Write-off in relation to ASAT S.A	—	7,500	—	—	16,785	24,285

Total operating expenses	412	51,680	1,448	—	14,377	67,917

Loss from operations	(412)	(78,464)	(4,789)	—	(14,377)	(98,042)
Other income (loss), net	1,164	(19)	411	14,246	(17,301)	(1,499)
Interest expense:
— Amortization of deferred charges	—	(905)	—	(905)	905	(905)
— Third parties	—	(13,341)	—	(13,341)	13,341	(13,341)

Income (Loss) before income taxes	752	(92,729)	(4,378)	—	(17,432)	(113,787)
Income tax expense	—	10,960	—	—	—	10,960

Net income (loss)	752	(81,769)	(4,378)	—	(17,432)	(102,827)
Other comprehensive loss:
Foreign currency translation	—	—	3	—	—	3

Comprehensive income (loss)	752	(81,769)	(4,375)	—	(17,432)	(102,824)

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25.	Condensed Consolidated Financial Information (Continued)

Condensed Consolidated Statement of Cash Flows for the year ended April 30, 2004

				Non-Guarantor Subsidiaries
	ASAT Holdings Limited	New ASAT (Finance) Limited	Guarantor Subsidiaries	Others	ASAT (Finance) LLC	Eliminating Entries	Consolidated Total
	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Net cash (used in) provided by operating activities	(722)	4,516	7,621	(771)	5,288	—	15,932

Net cash used in investing activities	(16,202)	—	(24,070)	(25)	—	16,202	(24,095)

Net cash provided by (used in) financing activities	2,151	(4,516)	68,009	879	(5,288)	(16,202)	45,033

Net (decrease) increase in cash and cash equivalents	(14,773)	—	51,560	83	—	—	36,870
Cash and cash equivalents at beginning of year	15,327	—	10,401	47	—	—	25,775
Effects of foreign exchange rates change	—	—	—	(35)	—	—	(35)

Cash and cash equivalents at end of year	554	—	61,961	95	—	—	62,610

ASAT HOLDINGS LIMITED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

25.	Condensed Consolidated Financial Information (Continued)

Condensed Consolidated Statement of Cash Flows for the year ended April 30, 2003

			Non-Guarantor Subsidiaries
	ASAT Holdings Limited	Guarantor Subsidiaries	Others	ASAT (Finance) LLC	Eliminating Entries	Consolidated Total
	$’000	$’000	$’000	$’000	$’000	$’000
Net cash (used in) provided by operating activities	(202)	(2,761)	(329)	950	—	(2,342)

Net cash used in investing activities	(1,584)	(6,769)	(6)	—	2,000	(6,359)

Net cash provided by (used in) financing activities	—	2,611	339	(950)	(2,000)	—

Net (decrease) increase in cash and cash equivalents	(1,786)	(6,919)	4	—	—	(8,701)
Cash and cash equivalents at beginning of year	17,113	17,321	65	—	—	34,499
Effects of foreign exchange rates change	—	(1)	(22)	—	—	(23)

Cash and cash equivalents at end of year	15,327	10,401	47	—	—	25,775

Unaudited Condensed Consolidated Statement of Cash Flows for the year ended April 30, 2002

			Non-Guarantor Subsidiaries
	ASAT Holdings Limited	Guarantor Subsidiaries	Others	ASAT (Finance) LLC	Eliminating Entries	Consolidated Total
	$’000	$’000	$’000	$’000	$’000	$’000
Net cash provided by (used in) operating activities	787	(28,641)	(2,525)	1,333	182	(28,864)

Net cash used in investing activities	(48,219)	(15,382)	(451)	—	48,353	(15,699)

Net cash (used in) provided by financing activities	(541)	49,588	(11)	(1,333)	(48,353)	(650)

Net (decrease) increase in cash and cash equivalents	(47,973)	5,565	(2,987)	—	182	(45,213)
Cash and cash equivalents at beginning of year	65,086	11,756	3,038	—	—	79,880
Effects of foreign exchange rates change	—	—	14	—	(182)	(168)

Cash and cash equivalents at end of year	17,113	17,321	65	—	—	34,499

ASAT HOLDINGS LIMITED

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JULY 31, 2004 AND APRIL 30, 2004

	July 31, 2004	April 30, 2004
	$’000	$’000
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	55,123	62,610
Accounts receivable-trade (net of allowance for doubtful accounts of $142 and $127 at July 31, 2004 and April 30, 2004, respectively)	24,610	26,424
Inventories (Note 2)	20,056	21,311
Prepaid expenses and other current assets	6,953	5,698

Total current assets	106,742	116,043

Property, plant and equipment, net	107,484	104,848
Deferred charges, net	5,988	6,128

Total assets	220,214	227,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	28,527	25,938
Accrued liabilities	8,303	12,040
Amount due to QPL	4,206	5,259

Total current liabilities	41,036	43,237

9.25% senior notes due 2011	150,000	150,000

Total liabilities	191,036	193,237

Commitments and contingencies (Note 4)
Shareholders’ equity:
Common stock	6,849	6,840
Less: Repurchase of shares at par	(71)	(71)
Additional paid-in capital	231,275	231,118
Deferred stock-based compensation	(681)	(754)
Accumulated other comprehensive loss	(81)	(55)
Accumulated deficit	(208,113)	(203,296)

Total shareholders’ equity	29,178	33,782

Total liabilities and shareholders’ equity	220,214	227,019

The accompanying footnotes are an integral part of these condensed consolidated financial statements

ASAT HOLDINGS LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS FOR THE THREE MONTHS

ENDED JULY 31, 2004 AND 2003

(Unaudited)

	Three months ended
	July 31, 2004	July 31, 2003
	$’000	$’000
	(except share data)
Net sales	55,549	44,036

Cost of sales (Notes 2 and 3)	48,785	36,816

Gross profit	6,764	7,220

Operating expenses:
Selling, general and administrative	6,719	5,808
Research and development	1,204	1,152
Facilities charge	—	306

Total operating expenses	7,923	7,266

Loss from operations	(1,159)	(46)
Other income, net	51	248
Interest expense:
- amortization of deferred charges	(235)	(233)
- third parties	(3,469)	(3,294)

Loss before income taxes	(4,812)	(3,325)
Income tax expense	(5)	—

Net loss	(4,817)	(3,325)
Other comprehensive loss:
Foreign currency translation	(26)	(16)

Comprehensive loss	(4,843)	(3,341)

Net loss per ordinary share:
Basic and diluted
Net loss per ordinary share	$(0.01)	$(0.01)

Basic and diluted weighted average number of ordinary shares outstanding	677,520,040	668,947,000

Net loss per ADS:
Basic and diluted
Net loss per ADS	$(0.04)	$(0.03)

Basic and diluted weighted average number of ADSs outstanding	135,504,008	133,789,400

The accompanying footnotes are an integral part of these condensed consolidated financial statements

ASAT HOLDINGS LIMITED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED JULY 31, 2004 AND 2003

(Unaudited)

	Three months ended
	July 31, 2004	July 31, 2003
	$’000	$’000
Operating activities:
Net loss	(4,817)	(3,325)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization:
Property, plant and equipment	7,028	5,818
Deferred charges and debt discount	235	379
Loss (Gain) on disposal of property, plant and equipment	120	(39)
Stock-based compensation	62	—

Changes in operating assets and liabilities:
Accounts receivable, net	1,814	(6,640)
Restricted cash	—	1,223
Inventories	1,255	(1,720)
Prepaid expenses and other current assets	(1,255)	(745)
Accounts payable	(1,882)	5,234
Accrued liabilities	(3,737)	3,299
Amount due to QPL	(1,053)	1,080

Net cash (used in) provided by operating activities	(2,230)	4,564

Investing activities:
Acquisition of property, plant and equipment	(5,313)	(1,760)
Proceeds from sale of property, plant and equipment	—	39

Net cash used in investing activities	(5,313)	(1,721)

Financing activities:
Proceeds from stock options exercised	177	—
Payment of debt issuance costs	(95)	—

Net cash provided by financing activities	82	—

Net (decrease) increase in cash and cash equivalents	(7,461)	2,843
Cash and cash equivalents at beginning of period	62,610	25,775
Effects of foreign exchange rates change	(26)	(16)

Cash and cash equivalents at end of period	55,123	28,602

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest expense	7,130	—
Income taxes	5	—

The accompanying footnotes are an integral part of these condensed consolidated financial statements

ASAT HOLDINGS LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	PRESENTATION OF INTERIM FINANCIAL STATEMENTS

The condensed consolidated financial statements have been prepared by ASAT Holdings Limited (the “Company”) in accordance with generally accepted accounting principles in the United States of America. The April 30, 2004 balance sheet was derived from audited financial statements but does not include all disclosures required by generally accepted accounting principles in the United States of America. The interim financial statements and notes thereto should be read in conjunction with the financial statements and notes included in the annual report of the Company on Form 20-F for the fiscal year ended April 30, 2004. The interim financial statements for the three months ended July 31, 2004 and 2003 were not audited, but in the opinion of management reflect all adjustments (including normal recurring adjustments) necessary for a fair presentation of the results for the interim periods presented.

The unaudited condensed consolidated financial statements include the accounts of the Company and its principal subsidiaries. All significant intercompany balances and transactions have been eliminated upon consolidation.

Recent Accounting Pronouncements

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities (“VIEs”)” (“FIN No. 46”). The primary objective of FIN No. 46 is to provide guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights; such entities are known as VIEs. FIN No. 46 requires VIEs to be consolidated by the primary beneficiary of the VIEs and expands disclosure requirements for both VIEs that are consolidated as well as those within which an enterprise holds a significant variable interest. FIN No. 46 also explains how to identify VIEs entities and how an enterprise should assess its interest in an entity when deciding whether or not it will consolidate that entity.

The provisions of FIN No. 46 were applicable to variable interests in VIEs created after January 31, 2003. Variable interests in VIEs created before February 1, 2003, were originally subject to the provisions of FIN No. 46 no later than July 1, 2003. In October 2003, the FASB issued guidance that provided for a deferral of the effective date of applying FIN No. 46 to entities created before February 1, 2003, to no later than December 31, 2003. In addition, the deferral permitted a company to apply FIN No. 46 as of July 1, 2003, to some or all of the VIEs in which it held an interest, and the rest on December 31, 2003.

In December 2003, the FASB issued a revision to FIN No. 46 (“FIN No. 46R”), which clarifies and interprets certain of the provisions of FIN No. 46 without changing the basic accounting model in FIN No. 46. As a foreign private issuer, the Company must apply the provisions of FIN No. 46R to those entities considered special purpose entities on January 1, 2004, and to other entities no later than December 31, 2004. The Company does not expect the adoption of the standard to have a material impact on the Company’s financial position or results of operations.

Stock-Based Compensation

Statement of Financial Accounting Standard (“SFAS”) No. 123 “Accounting for Stock-Based Compensation” encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation awarded to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” and related interpretations. Accordingly, compensation cost for stock options awarded to employees, officers, and directors is measured as the excess, if any, of the quoted market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock.

ASAT HOLDINGS LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

The Company has applied the pro-forma fair value disclosure as required under SFAS No. 123. If the Company had accounted for its stock option plan by recording compensation based on the fair value at grant date for such awards consistent with the method of SFAS No. 123, the Company’s net loss and net loss per share would have been increased to the pro forma amounts as follows:

	(Unaudited)
	Three Months Ended
	July 31, 2004	July 31, 2003
	$’000	$’000
Net loss
Net loss, as reported	(4,817)	(3,325)
Add: stock-based employee compensation expense as included in the reported net loss	62	—
Deduct: stock-based employee compensation expense determined under fair value based method for all rewards, net of tax effect	(1,621)	(182)
Net loss, pro forma	(6,376)	(3,507)
Net loss per ordinary share (dollars per share):
- Basic	(0.01)	(0.01)
- Diluted	(0.01)	(0.01)

Pro forma net loss per ordinary share (dollars per share):
- Basic	(0.01)	(0.01)
- Diluted	(0.01)	(0.01)

2.	INVENTORIES

The components of inventories, net of the related reductions to the lower of cost or net realizable value, were as follows:

	July 31, 2004	April 30, 2004
	$’000	$’000
	(Unaudited)
Raw materials	17,554	18,898
Work-in-progress	2,502	2,413

	20,056	21,311

Management continuously reviews slow-moving and obsolete inventory and assesses any inventory obsolescence based on inventory levels, material composition and expected usage as of that date. During the three months ended July 31, 2004 and 2003, there were non-cash write-off of specific inventories of $678 thousand and $456 thousand respectively.

3.	RELATED PARTY TRANSACTIONS

The Company purchased raw materials from QPL International Holdings Limited (“QPL”) amounting to $8.6 million and $7.2 million for the three months ended July 31, 2004 and 2003, respectively.

The Company leases its Hong Kong office and manufacturing premises from QPL under a lease agreement which expires on March 31, 2007. The Company paid rental expenses of $660 thousand and $774 thousand for the three months ended July 31, 2004 and 2003, respectively.

ASAT HOLDINGS LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

QPL and its subsidiaries collectively own approximately 42.5% of the Company’s ordinary shares as of July 31, 2004.

The amount due to QPL was unsecured and interest free.

4.	COMMITMENTS AND CONTINGENCIES

Capital expenditures

As of July 31, 2004 and April 30, 2004, the Company had contracted for capital expenditures on property, plant and equipment of $7.4 million and $8.0 million, respectively.

Operating leases

The Company leases certain land and buildings and equipment and machinery, under operating lease agreements expiring at various times through August 2018. The leased Hong Kong facility from QPL is under a three-year term which expires on March 31, 2007.

The Company entered into a lease of a manufacturing plant (“Phase I”) in Dongguan, China in August 2002 under which the lessor was responsible for the design, construction and completion of the interior finish and fixtures of the factory facilities. Under the terms of the lease, the Company is obligated to pay a monthly rental payment and management service fee commencing 30 days after the date on which the lessor handed over the newly constructed facilities to the Company. The handover took place in August 2003. The lease term commenced in September 2003, and will continue for a term of 15 years.

From October 30, 2004 and during the remaining term of the lease, the Company will have an option and a right of first refusal to purchase the factory facilities and the related land-use right at prices fixed in a predetermined schedule starting from October 2004 to October 2009 and thereafter at prices based on the then fair market value of the factory facilities and related land-use rights. The Company is also required to pay approximately $779 thousand annually as a management services fee for a total of six years commencing September 2003. In accordance with SFAS No. 13, “Accounting for Leases”, rental expenses and management fees related to this lease agreement are recognized on a straight-line basis over the lease term.

Future minimum lease payments under operating leases as of July 31, 2004 are as follows:

$’000
(Unaudited)
Fiscal year ending April 30:
2005 (the remainder of fiscal year)	4,769
2006	5,551
2007	4,280
2008	2,162
2009	2,154
Thereafter	5,776

Total	24,692

On May 7, 2004, the Company entered into a lease agreement of another manufacturing plant (“Phase II”) in Dongguan, China. Under the term of this lease agreement, the lessor is responsible for the design and construction of a second factory building immediately adjacent to our Phase I facility. The Company is

ASAT HOLDINGS LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

going to lease the completed Phase II factory building from the lessor for a period of 15 years starting from the Commencement Date as defined in the lease agreement. The Company is obligated to pay monthly payments of approximately $179 thousand for the first six years of the rental term and approximately $90 thousand per month for the seventh to fifteenth years of the rental term.

From October 2008 onwards and during the term of the lease, the Company will have an option and a right of first refusal to purchase the factory building and the related land-use right at prices fixed in a predetermined schedule starting from October 2008 to July 2011 and thereafter at prices based on the then fair market value of the factory building and related land-use right.

The lease payments, contingent upon completion of the construction by lessor, under the lease in respect of the Phase II factory building is as follows:

$’000
(Unaudited)
First to Sixth rental years	12,888
Seventh to Fifteenth rental years	9,720

Total	22,608

On May 7, 2004, the Company also entered into a management services agreement with the lessor of Phase II for a period of six years. The Company is obligated to pay monthly management fees of approximately $82 thousand starting from the Commencement Date as defined in the agreement.

As of July 31, 2004, a total of $962 thousand deposit was paid to the lessor of Phase II manufacturing plant. The amount is to be utilized as future lease and management fee payments starting from the Commencement Date as defined in the agreement.

Litigation

QPL International Holdings Limited (“QPL”) entered into a patent cross license agreement with Motorola, Inc. on October 1, 1993 (the “Immunity Agreement”). Under the terms of the Immunity Agreement, QPL had been obligated to pay quarterly royalties to Motorola on a per solder ball pad basis for all “BGA Packages,” as defined therein. QPL paid royalties on certain products and not others based on its understanding of the obligations under the Immunity Agreement. When QPL assigned certain semiconductor assets to the Company in 1999, ASAT Limited continued to make payments to Motorola consistent with its understanding of the Immunity Agreement, even though it does not appear that the Immunity Agreement was actually assigned to the Company or any of its subsidiaries.

Motorola approached the Company in December 2002 claiming that the Company had assumed QPL’s obligations under the Immunity Agreement. It commissioned a third-party auditor to audit the royalty payments the Company had made for the three-year period ended October 31, 2002. According to the results of that audit, Motorola has asserted that QPL and the Company collectively owe additional royalties of $8,000,000 along with interest under either the Immunity Agreement or an implied contract that mirrors the terms of the Immunity Agreement. The bulk of the amount claimed stems from Motorola’s contention that the Company and QPL owe royalties for the manufacture of fpBGA products, a contention that both entities deny.

On April 9, 2003, the Company and its subsidiary, ASAT, Inc., as co-plaintiffs initiated a lawsuit against Motorola in the United States District Court for the Northern District of California (the “Court”) by filing a

ASAT HOLDINGS LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

complaint for Declaratory Judgment seeking a declaration from the court that neither plaintiff owed Motorola any royalty payments under the Immunity Agreement or any other agreement. Motorola has counter-claimed against the Company, ASAT, Inc. and QPL in this action, seeking $ 8,000,000 plus interest accruing at the rate of 1% per month on the alleged unpaid royalties, largely from the Company, under breach of contract theories. At a hearing held on May 26, 2004, the District Court granted Motorola leave to amend its counter-claim to include ASAT Limited as a named cross-defendant. On June 16, 2004, Motorola filed its amended complaint adding ASAT Limited as a cross-defendant. On August 18, 2004, the Court granted the Company’s motion in asserting that ASAT Holdings Limited and ASAT, Inc. were not parties to nor were they governed by the Immunity Agreement. However, in so grating, the Court allowed Motorola to continue to allege that ASAT Holdings Limited and ASAT, Inc. were parties to an “implied in fact” agreement regarding the Motorola patents.

The parties are currently conducting discovery. The discovery period has been extended through mid-December 2004 and a trial date has been tentatively set for April 2005. The Company continues to deny the allegations that Motorola is owed additional royalties in any amount beyond those already paid to Motorola. The Company intends to continue to pursue this litigation with vigor and will continue to assert that it owes no further amounts in royalties to Motorola under any agreement. The Company believes it is too early to assess the range of possible liability at this stage, if any, and no amounts have been provided for such matters in the consolidated financial statements.

5.	STOCK OPTION PLAN

On July 6, 2000, the Company adopted a Stock Option Plan (“2000 Stock Option Plan”) under which the Board of Directors may, at their discretion, invite any key officers, employees, consultants and non-employee directors of ASAT to subscribe for its shares up to a maximum of 110,000,000 ordinary shares of the Company. The Board of Directors will determine which individuals will be granted options, the number of ADS subject to the options, the exercise price for the options, the vesting periods and any other terms that will apply as the Board deems appropriate. Under Accounting Principles Board Opinion No.25, the Company recognized stock-based employee compensation expense of $62 thousand and $nil for the three months ended July 31, 2004 and 2003, respectively.

On January 24, 2003, the Company announced the Employee Stock Option Exchange Program, a voluntary stock option exchange program for the Company’s employees, employee directors and non-employee directors. The Company offered eligible stock option holders with exercise prices above the current bid price of the Company’s American Depository Shares (ADSs) to voluntarily cancel their outstanding options. In exchange, participants will be granted new stock options at the fair value of the Company’s ADS no sooner than six months and one day after the cancellation of the options which cancellation occurred on February 24, 2003. Under the terms of the Stock Option Exchange Program, 12,164,447 ADS options were surrendered for cancellation.

On August 29, 2003 options for 6,589,710 ADSs were granted under the Employee Stock Option Exchange Program at an exercise price of $1.44 per ADS to those participants who were still employed by the company on that date. All newly granted options will have the same vesting schedules as the cancelled options.

ASAT HOLDINGS LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Movements of the Company’s stock options during the three months ended July 31, 2003 and 2004 were as follows:

	(Unaudited)
	Outstanding Options
	Number of ADS options	Weighted-average exercise price per ADS
Outstanding at April 30, 2003	1,753,480	$2.44
Granted	420,000	$0.58
Cancelled	(24,520)	$7.11

Outstanding at July 31, 2003	2,148,960	$2.03

Outstanding at April 30, 2004	11,435,612	$2.08
Granted	125,000	$1.97
Cancelled	(180,989)	$1.40
Exercised	(178,090)	$0.99

Outstanding at July 31, 2004	11,201,533	$2.11

ADS options exercisable at:
July 31, 2003	533,192	$4.91
July 31, 2004	6,028,303	$2.04

Certain unexercised options were cancelled for option holders who left the company, either voluntarily or under the reorganization, during the three months ended July 31, 2004 and 2003.

In no circumstances was there a grant of an option to the same individual for whom an option was cancelled within six months.

6.	SUBSEQUENT EVENTS

On August 5, 2004, the Company entered into an agreement to engage a third party vendor to complete the interior finish and fixtures in the Phase II factory building, including the purchase and installation of electrical and mechanical systems such as HVAC systems and the utilities infrastructure such as water deionization and purification system, gas piping and electrical wiring. The acquisition of capital equipment and the installation service charges to be incurred by the Company under the terms of this agreement are valued approximately at $28.9 million. This amount is payable in three tranches followed by equal monthly payments as follows: (i) the first payment in the amount of $2.9 million is due within ten days of signing the agreement; (ii) the second payment in the amount of $7.2 million is due within ten days of the achievement of 50% of the contracted work; (iii) the third payment in the amount of $4.3 million is due within ten days of the completion of the contracted work; (iv) and the remaining balance, as retention money, is payable in 24 monthly payments in the amount of $597 thousand per month, the first such monthly payment commencing on the thirtieth day after the completion of the contracted work. On August 12, 2004, the Company made the first tranche payment of $2.9 million to the vendor.

7.	CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On January 26, 2004, the Company issued $150.0 million of its 9.25% senior notes as part of a refinancing transaction.

ASAT HOLDINGS LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Under the indenture governing the 9.25% senior notes, ASAT Holdings Limited and certain of its wholly-owned subsidiaries that are “restricted subsidiaries” (as defined ASAT Limited, Timerson Limited and ASAT, Inc. and referred to below as guarantor subsidiaries) under the indenture for the 9.25% senior notes have fully and unconditionally guaranteed the 9.25% senior notes. In addition, New ASAT (Finance) Limited, the issuer of the 9.25% senior notes, is a wholly-owned finance subsidiary of the Company and all guarantees are on joint and several basis. There are no significant restrictions on the ability of the Company or any guarantor to obtain funds from its subsidiaries by dividend or loan.

The interim condensed consolidating financial statements are presented below and should be read in connection with the Consolidated Financial Statements of ASAT Holdings Limited. Separate financial statements and other disclosures concerning the guarantors subsidiaries are not included herein because (i) the guarantors subsidiaries are wholly-owned and have fully and unconditionally guaranteed the 9.25% senior notes on a joint and several basis, and (ii) the Company’s management has determined that such information is not material to investors.

The following condensed consolidating financial information presents the condensed consolidated balance sheets as of July 31, 2004 and April 30, 2004 and the related condensed consolidated statements of operations and comprehensive loss and cash flows for the three months ended July 31, 2004 and 2003 of (a) ASAT Holdings Limited, the parent company; (b) New ASAT (Finance) Limited, the subsidiary issuer; (c) the guarantor subsidiaries of ASAT Holdings Limited on a combined basis; (d) the non-guarantor subsidiaries of ASAT Holdings Limited separately for each of ASAT (Finance) LLC and all non-guarantor subsidiaries of ASAT Holdings Limited other than ASAT (Finance) LLC; (e) eliminating entries; and (f) the total consolidated amounts.

ASAT HOLDINGS LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Unaudited Condensed Consolidated Balance Sheet as of July 31, 2004

	ASAT Holdings Limited	NEW ASAT (Finance) Limited	Guarantor Subsidiaries	Non-Guarantor Subsidiaries		Eliminating Entries	Consolidated Total
				Others	ASAT (Finance) LLC
	$’000	$’000	$’000	$’000	$’000	$’000	$’000
ASSETS
Current assets:
Cash and cash equivalents	124	—	54,863	136	—	—	55,123
Accounts receivable, net	—	—	24,610	—	—	—	24,610
Inventories	—	—	20,056	—	—	—	20,056
Prepaid expenses and other current assets	43	217	6,624	69	—	—	6,953

Total current assets	167	217	106,153	205	—	—	106,742

Property, plant and equipment, net	—	—	107,407	77	—	—	107,484
Investment in and advance to consolidated entities	222,853	143,795	72,002	—	78,728	(517,378)	—
Other non-current assets	—	5,988	—	—	—	—	5,988

Total assets	223,020	150,000	285,562	282	78,728	(517,378)	220,214

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Advance from consolidated entities	—	—	412,218	1,535	76,002	(489,755)	—
Other current liabilities	26	—	38,639	48	—	2,323	41,036

Total current liabilities	26	—	450,857	1,583	76,002	(487,432)	41,036
9.25% senior notes due 2011	—	150,000	—	—	—	—	150,000

Total liabilities	26	150,000	450,857	1,583	76,002	(487,432)	191,036

Shareholders’ equity:
Common stock ($0.01 par value)	6,849	—	141	123	—	(264)	6,849
Less: Repurchase of shares at par	(71)	—	—	—	—	—	(71)
Additional paid-in capital	213,179	—	22,728	—	2,726	(7,358)	231,275
Deferred stock-based compensation	(681)	—	—	—	—	—	(681)
Accumulated other comprehensive loss	—	—	—	(81)	—	—	(81)
Retained earnings (Accumulated deficit)	3,718	—	(188,164)	(1,343)	—	(22,324)	(208,113)

Total shareholders’ equity	222,994	—	(165,295)	(1,301)	2,726	(29,946)	29,178

Total liabilities and shareholders’ equity	223,020	150,000	285,562	282	78,728	(517,378)	220,214

ASAT HOLDINGS LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Condensed Consolidated Balance Sheet as of April 30, 2004

	ASAT Holdings Limited	New ASAT (Finance) Limited	Guarantor Subsidiaries	Non-Guarantor Subsidiaries		Eliminating Entries	Consolidated Total
				Others	ASAT (Finance) LLC
	$’000	$’000	$’000	$’000	$’000	$’000	$’000
ASSETS
Current assets:
Cash and cash equivalents	554	—	61,961	95	—	—	62,610
Accounts receivable, net	—	—	26,424	—	—	—	26,424
Inventories	—	—	21,311	—	—	—	21,311
Prepaid expenses and other current assets	97	—	5,527	74	—	—	5,698

Total current assets	651	—	115,223	169	—	—	116,043

Property, plant and equipment, net	—	—	104,764	84	—	—	104,848
Investment in and advance to consolidated entities	222,245	148,149	67,737	—	78,728	(516,859)	—
Other non-current assets	—	6,128	—	—	—	—	6,128

Total assets	222,896	154,277	287,724	253	78,728	(516,859)	227,019

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Advance from consolidated entities	—	—	411,969	1,265	76,002	(489,236)	—
Other current liabilities	5	4,277	36,579	53	—	2,323	43,237

Total current liabilities	5	4,277	448,548	1,318	76,002	(486,913)	43,237
9.25% senior notes due 2011	—	150,000	—	—	—	—	150,000

Total liabilities	5	154,277	448,548	1,318	76,002	(486,913)	193,237

Shareholders’ equity:
Common stock ($0.01 par value)	6,840	—	141	123	—	(264)	6,840
Less: Repurchase of shares at par	(71)	—	—	—	—	—	(71)
Additional paid-in capital	213,022	—	22,728	—	2,726	(7,358)	231,118
Deferred stock-based compensation	(754)	—	—	—	—	—	(754)
Accumulated other comprehensive loss	—	—	—	(55)	—	—	(55)
Retained earnings (Accumulated deficit)	3,854	—	(183,693)	(1,133)	—	(22,324)	(203,296)

Total shareholders’ equity	222,891	—	(160,824)	(1,065)	2,726	(29,946)	33,782

Total liabilities and shareholders’ equity	222,896	154,277	287,724	253	78,728	(516,859)	227,019

ASAT HOLDINGS LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the three months ended July 31, 2004

	ASAT Holdings Limited	New ASAT (Finance) Limited	Guarantor Subsidiaries	Non-guarantor Subsidiaries		Eliminating Entries	Consolidated Total
				Others	ASAT (finance) LLC
	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Net sales	—	—	81,710	—	—	(26,161)	55,549
Cost of sales	—	—	74,980	—	—	(26,195)	48,785

Gross profit	—	—	6,730	—	—	34	6,764
Operating expenses:
Selling, general and administrative	136	—	6,693	457	—	(567)	6,719
Research and development	—	—	1,204	—	—	—	1,204

Total operating expenses	136	—	7,897	457	—	(567)	7,923

(Loss) Profit from operations	(136)	—	(1,167)	(457)	—	601	(1,159)
Other income (expenses), net	—	3,704	405	247	—	(4,305)	51
Interest expense:
Amortization of deferred charges	—	(235)	(235)	—	—	235	(235)
Third parties	—	(3,469)	(3,469)	—	—	3,469	(3,469)

Loss before income taxes	(136)	—	(4,466)	(210)	—	—	(4,812)
Income tax expense	—	—	(5)	—	—	—	(5)

Net loss	(136)	—	(4,471)	(210)	—	—	(4,817)
Other comprehensive loss:
Foreign currency translation	—	—	—	(26)	—	—	(26)

Comprehensive loss	(136)	—	(4,471)	(236)	—	—	(4,843)

ASAT HOLDINGS LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the three months ended July 31, 2003

	ASAT Holdings Limited	Guarantor Subsidiaries	Non-Guarantor Subsidiaries		Eliminating Entries	Consolidated Total
			Others	ASAT (Finance) LLC
	$’000	$’000	$’000	$’000	$’000	$’000
Net sales	—	65,582	—	—	(21,546)	44,036
Cost of sales	—	58,378	—	—	(21,562)	36,816

Gross profit	—	7,204	—	—	16	7,220
Operating expenses:
Selling, general and administrative	127	5,935	478	—	(732)	5,808
Research and development	—	1,152	—	—	—	1,152
Facilities charges	—	306	—	—	—	306

Total operating expenses	127	7,393	478	—	(732)	7,266

(Loss) Profit from operations	(127)	(189)	(478)	—	748	(46)
Other income (expenses), net	36	591	369	3,527	(4,275)	248
Interest expense:
Amortization of deferred charges	—	(233)	—	(233)	233	(233)
Third parties	—	(3,294)	—	(3,294)	3,294	(3,294)

Loss before income taxes	(91)	(3,125)	(109)	—	—	(3,325)
Income tax expense	—	—	—	—	—	—

Net loss	(91)	(3,125)	(109)	—	—	(3,325)
Other comprehensive loss:
Foreign currency translation	—	—	(16)	—	—	(16)

Comprehensive loss	(91)	(3,125)	(125)	—	—	(3,341)

ASAT HOLDINGS LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended July 31, 2004

	ASAT Holdings Limited	New ASAT (Finance) Limited	Guarantor Subsidiaries	Non-Guarantor Subsidiaries		Eliminating Entries	Consolidated Total
				Others	ASAT (Finance) LLC
	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Net cash provided by (used in) operating activities	1	(4,259)	2,230	(202)	—	—	(2,230)

Net cash (used in) provided by investing activities	(608)	4,354	(5,582)	(1)	—	(3,476)	(5,313)

Net cash provided by (used in) financing activities	177	(95)	(3,746)	270	—	3,476	82

Net (decrease) increase in cash and cash equivalents	(430)	—	(7,098)	67	—	—	(7,461)
Cash and cash equivalents at beginning of period	554	—	61,961	95	—	—	62,610
Effects of foreign exchange rates change	—	—	—	(26)	—	—	(26)

Cash and cash equivalents at end of period	124	—	54,863	136	—	—	55,123

ASAT HOLDINGS LIMITED

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(Unaudited)

Unaudited Condensed Consolidated Statements of Cash Flows for the three months ended July 31, 2003

	ASAT HOLDINGS LIMITED	GUARANTOR SUBSIDIARIES	NON-GUARANTOR SUBSIDIARIES		ELIMINATING ENTRIES	CONSOLIDATED TOTAL
			OTHERS	ASAT (FINANCE) LLC
	$’000	$’000	$’000	$’000	$’000	$’000
Net cash (used in) provided by operating activities	(89)	1,317	(191)	3,527	—	4,564

Net cash provided by (used in) investing activities	122	(1,940)	(7)	(3,527)	3,631	(1,721)

Net cash provided by (used in) financing activities	—	3,405	226	—	(3,631)	—

Net increase in cash and equivalents	33	2,782	28	—	—	2,843
Cash and cash equivalents at beginning of period	15,327	10,401	47	—	—	25,775
Effects of foreign exchange rates change	—	—	(16)	—	—	(16)

Cash and cash equivalents at end of period	15,360	13,183	59	—	—	28,602

$150,000,000

Offer To Exchange

9.25% Senior Notes due 2011,

Registered under the Securities Act

for

All Outstanding 9.25% Senior Notes due 2011

of

New ASAT (Finance) Limited

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 270 days after consummation of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale. See “Plan of Distribution”. In addition, until         , 200  , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers

The Issuer

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Article 146 of the Articles of Association of New ASAT (Finance) Limited permits us to indemnify out of our assets officers and directors for liability incurred as a result of carrying out his functions except with respect to any liability incurred due to such officer’s and director’s willful neglect or default. If the director or officer is found liable by the court, we may indemnify him only if the court determines that the director or officer is fairly and reasonably entitled to indemnity.

The Guarantors

ASAT Holdings Limited

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Article 129 of the Articles of Association of ASAT Holdings Limited permits us to indemnify officers and directors for losses, damages, cost and expenses incurred in their capacities as such if they acted in good faith and in a manner they reasonably believed to be in our best interests, and in any criminal action, if they had no reasonable cause to believe their conduct was unlawful. If the director or officer is found liable by the court, we may indemnify him only if the court determines that the director or officer is fairly and reasonably entitled to indemnity.

ASAT Limited

ASAT Limited is a company incorporated under the laws of Hong Kong. Section 165 of the Companies Ordinance of Hong Kong contains a general prohibition against a company indemnifying its officers against any liability to the company or a related company (which includes the company’s subsidiary or holding company or a subsidiary of that company’s holding company) that by virtue of any rule of law would otherwise attach to them for negligence, default, breach of duty or breach of trust of which the officers may be guilty in relation to the company or a related company, except for any liability incurred in defending proceedings in which judgment is given in the officer’s favor or in which the officer is acquitted or incurred in connection with any application under Section 358 of the Companies Ordinance in which relief is granted to him by the court. Section 358 empowers the court to grant relief in certain circumstances to officers of a company in proceedings for negligence, default, breach of duty or breach of trust against such officer.

Article 137 of Table A in the First Schedule to the Companies Ordinance which was adopted in ASAT Limited’s Articles of Association provides that every director, managing director, agent, auditor, secretary and other officer shall be indemnified out of the assets of ASAT Limited against any liability incurred by him in relation to ASAT Limited in defending proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or in connection with an application under Section 358 of the Companies Ordinance in which relief is granted to him by the court.

Timerson Limited

Sections 165 and 358 of the Companies Ordinance of Hong Kong provide for the circumstances under which indemnification of directors and officers may be provided. See “—ASAT Limited” above.

Article 144 of the Articles of Association of Timerson Limited provides that, subject to the Companies Ordinance of Hong Kong, every director and other officer of Timerson Limited (including an auditor) shall be indemnified out of the assets of Timerson Limited against any costs, charges, expenses, loss or liability incurred by him in or about the execution of or otherwise in relation to his office.

ASAT, Inc.

Section 317 of the California Corporations Code provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expense incurred) arising under the Securities Act.

Section 204 of the California Corporations Code allows a corporation, subject to certain limitations, to include in its articles of incorporation provisions that eliminate or limit the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damages for a breach of fiduciary duty as a director. Corporations may not eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision becomes effective and they may not eliminate or limit the liability of an officer for any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

Under Section 204, corporations may not eliminate or limit the liability of directors:

(1) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

(2) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

(3) for any transaction from which a director derived an improper personal benefit;

(4) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders;

(5) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders;

(6) under Section 310 concerning contacts or transactions between the corporation and a director, or

(7) under Section 316 concerning directors’ liability for improper dividends, loans and guarantees.

Article 4 of ASAT, Inc.’s restated Articles of Incorporation provides that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under California law and authorizes the indemnification of its officers, directors and other agents through bylaw provisions or otherwise to the fullest extent permissible under California law. Section 5.1 of ASAT, Inc.’s restated Bylaws provides that ASAT, Inc. shall, to the maximum extent and in the manner permitted by the California Corporations Code, indemnify each of its directors and officers against costs and expenses incurred from any legal proceedings arising by reason that such person is or was an agent of the corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

ITEM 21.    Exhibits and Financial Statement Schedules

(a)    Exhibits

The following is a list of all exhibits filed as a part of this registration statement on Forms F-4 and S-4, including those incorporated by reference:

Exhibit Number	Description of Exhibit	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC
1.1	Purchase Agreement, dated January 16, 2004, among New ASAT (Finance) Limited, ASAT Holdings Limited and certain of its subsidiaries, and Citigroup Global Markets Limited	Previously Filed

3.1	Memorandum of Association of New ASAT (Finance) Limited	Previously Filed

3.1.1	Restated Memorandum of Association of ASAT Holdings Limited	Registrant’s Registration Statement on Form F-1 filed on June 15, 2000 (Registration No. 333-12124)

3.1.2	Memorandum of Association of VASTEARN Limited now incorporated under the name of ASAT Limited	Registrant’s Registration Statement on Forms S-4 and F-4 filed on December 29, 1999 (Registration No. 11292-01).

3.1.3	Restated Articles of Association of ASAT, Inc.	Registrant’s Registration Statement on Forms S-4 and F-4 filed on December 29, 1999 (Registration No. 11292-01).

3.1.4	Memorandum of Association of Timerson Limited	Registrant’s Registration Statement on Forms S-4 and F-4 filed on December 29, 1999 (Registration No. 11292-01).

3.2	Articles of Association of New ASAT (Finance) Limited	Previously Filed

3.2.1	Restated Articles of Association of ASAT Holdings Limited, as amended	Contained Herein

3.2.2	Articles of Association of VASTEARN Limited now incorporated under the name of ASAT Limited	Registrant’s Registration Statement on Forms S-4 and F-4 filed on December 29, 1999 (Registration No. 11292-01).

3.2.3	Restated Bylaws of ASAT, Inc.	Registrant’s Registration Statement on Forms S-4 and F-4 filed on December 29, 1999 (Registration No. 11292-01).

3.2.4	Articles of Association of Timerson Limited	Registrant’s Registration Statement on Forms S-4 and F-4 filed on December 29, 1999 (Registration No. 11292-01).

Exhibit Number	Description of Exhibit	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC
4.1	Form of Deposit Agreement between ASAT Holdings Limited and The Bank of New York	Registrant’s Registration Statement on Form F-1 filed on June 15, 2000 (Registration No. 333-12124)

4.2	Form of ADR	Included in Exhibit 4.1

4.3	Form of specimen certificate representing ordinary shares of ASAT Holdings Limited	Registrant’s Registration Statement on Form F-1 filed on June 15, 2000 (Registration No. 333-12124)

4.4	Registration Rights Agreement, dated January 26, 2004, among New ASAT (Finance) Limited, ASAT Holdings and certain of its subsidiaries, and Citigroup Global Markets Limited	Previously filed

4.5	Indenture dated January 26, 2004, between New ASAT (Finance) Limited, as Issuer, ASAT Holdings and certain of its subsidiaries, as Guarantors, and The Bank of New York, as Trustee	Registrant’s Annual Report on Form 20-F filed on July 9, 2004

4.6	Form of 9.25% Senior Notes due 2011	Included in Exhibit 4.5

4.7	Form of 9.25% Senior Exchange Notes due 2011	Included in Exhibit 4.5

4.8	Form of Guaranty of 9.25% Senior Notes due 2011	Included in Exhibit 4.5

4.9	Form of the Guaranty of 9.25% Senior Exchange Notes due 2011	Included in Exhibit 4.5

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) relating to certain legal matters with respect to the notes and guarantees registered hereby	Contained herein

5.2	Opinion of Maples and Calder Asia (“Maples”), Cayman legal advisors to New ASAT (Finance) Limited and ASAT Holdings Limited, relating to the validity of the securities registered hereby	Contained herein

5.3	Opinion of Heller Ehrman White & McAuliffe (“Heller Ehrman”), Hong Kong legal advisors to ASAT Limited and Timerson Limited, relating to the validity of the guarantees registered hereby	Contained herein

10.1	ASAT Holding Limited Stock Option Plan	Registrant’s Registration Statement on Form S-8 filed on February 13, 2001 (Registration No. 333-55464)

10.2	Form of ASAT Holdings Non-Qualified Stock Option Agreement	Registrant’s Registration Statement on Form S-8 filed on February 13, 2001 (Registration No. 333-55464)

10.3	Supply Agreement dated March 8, 2001 entered into among ASAT Limited, Talent Focus Limited and QPL Limited	Registrant’s Annual Report on Form 20-F filed on June 28, 2002

Exhibit Number	Description of Exhibit	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC
10.4	Lease Agreement dated as of August 8, 2002 between Dongguan Changan County Changshi Development Company and Timerson Limited	Registrant’s Annual Report on Form 20-F filed on July 28, 2003
10.5

Lease Agreement dated as of May 7, 2004 among Dongguan Changan County Changshi Development Company, Dongguan Changan Leyiwen Semi-Conductor Testing Factory (Dongguan Changan ASAT Semiconductor Assembly and Test Factory) and Timerson Limited

Registrant’s Annual Report on Form 20-F filed on July 9, 2004

10.6	Lease, dated August 6, 2004, between Sanwah Group Limited and ASAT Limited	Contained herein

10.7	Management Services Agreement, dated August 8, 2002, by and between Dongguan Changan County Changshi Development Company and Timerson Limited.	Contained herein

10.8	Management Services Agreement, dated May 7, 2004, by and between Dongguan Changan County Changshi Development Company and Timerson Limited.	Contained herein

10.9	Agreement to Complete Interior Finish and Fixtures of Factory Premises, dated as of August 5, 2004, between Timerson Limited and Dongguan Wellman Decoration Engineering Company Limited.	Registrant’s Report on Form 6-K, filed on September 17, 2004

10.10	Amended and Restated Shareholders Agreement, dated October 11, 2001, by and among ASAT Holdings Limited and the shareholders party thereto.	Exhibit 99.2 to Amendment No. 1 to Schedule 13G, filed on February 8, 2002 by Chase Asia Investment Partners II (Y), LLC and Asia Opportunity Fund, L.P. (File no. 005-60891)

12.1	Statement of Computation of Ratio of Earnings to Fixed Charges	Contained herein

21.1	Subsidiaries of ASAT Holdings Limited	Previously Filed

23.1	Consent of Arthur Andersen & Co	Omitted pursuant to Rule 437a

23.2	Consent of PricewaterhouseCoopers	Contained herein

23.3	Consent of WSGR	Included in Exhibit 5.1

23.4	Consent of Maples	Included in Exhibit 5.2

23.5	Consent of Heller Ehrman	Included in Exhibit 5.3

24.1	Power of Attorney (see signature pages)	Previously Filed

25.1	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of The Bank of New York to act as trustee under the indenture	Previously Filed

99.1	Form of Letter of Transmittal	Contained herein

99.2	Form of Notice of Guaranteed Delivery	Previously Filed

99.3	Form of Letter to Clients	Previously Filed

99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees	Previously Filed

Exhibit Number	Description of Exhibit	If Incorporated by Reference, Document with which Exhibit was Previously Filed with SEC

99.5	Guideline for Certification of Taxpayer Identification Number on Substitute IRS Form W-9	Previously Filed

99.6	Letter re Andersen Assurances	Registrant’s Annual Report on Form 20-F filed on June 28, 2002

(b) Financial Statement Schedules:    All schedules have been omitted because they are not applicable or not required.

ITEM 22.    Undertakings

Each of the undersigned Registrants hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of a Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each undersigned Registrant pursuant to the provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of each Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each of the undersigned Registrants hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

Each of the undersigned Registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, on the 12th day of November, 2004.

NEW ASAT (FINANCE) LIMITED

By:	/s/ Harry R. Rozakis
Name:	Harry R. Rozakis
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harry R. Rozakis Harry R. Rozakis	Director(1)	November 12, 2004

/s/ Robert J. Gange Robert J. Gange	Director(2)	November 12, 2004

(1)	In such capacity and, in the capacity as a managing director or otherwise, as principal executive officer of the Registrant.
(2)	In such capacity and, in the capacity as a managing director or otherwise, as principal financial and accounting officer of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, on the 12th day of November, 2004.

ASAT HOLDINGS LIMITED

By:	/s/ Harry R. Rozakis
Name:	Harry R. Rozakis
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harry R. Rozakis Harry R. Rozakis	Director and Chief Executive Officer (Principal Executive Officer)	November 12, 2004

/s/ Robert J. Gange Robert J. Gange	Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2004

* Donald P. Beadle	Director	November 12, 2004

Arnold L. Chavkin	Director and Chairman

Bella Peck Lim Chhoa	Director

Joseph A. Martin	Director

* Henry C. Montgomery	Director	November 12, 2004

Tung Lok Li	Director

* Andrew Liu	Director	November 12, 2004

* Stephen M. Shaw	Director	November 12, 2004

* Maura Wong	Director	November 12, 2004

/s/ Harry R. Rozakis *By:
Harry R. Rozakis Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, on the 12th day of November, 2004.

ASAT LIMITED

By:	/s/ Harry R. Rozakis
Name:	Harry R. Rozakis
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Tung Lok Li	Director	November 12, 2004

* Andrew Liu	Director	November 12, 2004

/s/ Harry R. Rozakis Harry R. Rozakis	Director, President and Chief Executive Officer (Principal Executive Officer)	November 12, 2004

* George Shaw	Director	November 12, 2004

* Arthur Tsui	Finance Director (Principal Financial and Accounting Officer)	November 12, 2004

/s/ Harry R. Rozakis *By:
Harry R. Rozakis Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, on the 12th day of November, 2004.

ASAT, INC.

By:	/s/ Harry R. Rozakis
Name:	Harry R. Rozakis
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Gange Robert J. Gange	Director	November 12, 2004

* Fe G. Maliwat	Vice President Finance and Secretary (Principal Financial and Accounting Officer)	November 12, 2004

/s/ Harry R. Rozakis Harry R. Rozakis	Director and Chairman of the Board (Principal Executive Officer)	November 12, 2004

/s/ Harry R. Rozakis *By:
Harry R. Rozakis Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hong Kong, on the 12th day of November, 2004.

TIMERSON LIMITED

By:	/s/ Harry R. Rozakis
Name:	Harry R. Rozakis
Title:	Director

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Tung Lok Li	Director	November 12, 2004

* Andrew Liu	Director	November 12, 2004

/s/ Harry R. Rozakis Harry R. Rozakis	Director, President and Chief Executive Officer (Principal Executive Officer)	November 12, 2004

* George Shaw	Director	November 12, 2004

* Arthur Tsui	Finance Director (Principal Financial and Accounting Officer)	November 12, 2004

/s/ Harry R. Rozakis *By:
Harry R. Rozakis Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed on its respective behalf by the undersigned, thereunto duly authorized, on the 12th day of November, 2004.

NEW ASAT (FINANCE) LIMITED
ASAT HOLDINGS LIMITED
ASAT LIMITED
TIMERSON LIMITED

By:	/s/ Fe G. Maliwat
Fe G. Maliwat
Authorized Representative